Form 10-K405, Exhibit 13
period 1997-12-31
CODDLE CREEK FINANCIAL CORP
filed 1998-03-26
CIK 1045944

                               Table of Contents
                                                                                                               Page
--------------------------------------------------------------------------------------------------------------------
Report to Stockholders                                                                                             1
Selected Consolidated Financial Data                                                                             2-3
Management's Discussion and Analysis                                                                            4-17
Independent Auditor's Report                                                                                      18
Consolidated Financial Statements:
     Statements of financial condition at December 31, 1997 and 1996                                              19
     Statements of income for the years ended December 31, 1997, 1996 and 1995                                    21
     Statements of stockholders' equity for the years ended December 31, 1997, 1996                            22-23
          and 1995
     Statements of cash flows for the years ended December 31, 1997, 1996 and 1995                             24-26
Notes to Consolidated Financial Statements                                                                     27-55
Corporate Information                                                                                             57



 This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Coddle Creek Financial Corp that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

          [LETTERHEAD OF COODLE CREEK FINANCIAL CORP. APPEARS HERE]

                             Report to Stockholders


Dear Stockholder:

Fiscal 1997 was a historic year for your bank. On December 30, 1997, Mooresville Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp. As part of the conversion, Coddle Creek issued 674,475 shares of common stock, generating additional capital of $33.7 million. The response to our initial public offering was tremendous, as noted by the large oversubscription.

The Company's consolidated total assets totaled $149.6 million at December 31, 1997 compared to $112.6 million a year earlier, representing a 33% increase as a result of the stock offering. Total stockholders' equity amounted to $47.0 million at December 31, 1997, resulting in a book value per share of $69.67. A detail of financial results and other information is contained in the accompanying 1997 Annual Report and Proxy Statement.

The Company is dedicated to providing high quality service for all of our customers. The Board of Directors continues to study various methods of increasing the value of your investment. In the future, the Board will consider such issues as regular cash dividends, special dividends and the Company's repurchase of outstanding common stock.

On behalf of the Board of Directors, management and staff, we would like to thank you for your loyalty and confidence as demonstrated by your investment in Coddle Creek Financial Corp.


                                             Sincerely,

                                             /s/ George W. Brawley, Jr.

                                             George W. Brawley, Jr.
                                             President and CEO

                  CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA


                                                               December 31,                            March 31,
                                         ---------------------------------------------------------   --------------
                                                1997           1996          1995          1994            1994
                                         ---------------------------------------------------------   --------------
                                                                  (Dollars In Thousands)
 Financial Condition Data:
    Total assets                         $      149,585 $     112,552 $     108,033 $      99,966    $      98,869
    Investments securities (1)                   43,441        10,889        13,903        14,220           16,585
    Loans receivable, net (5)                   101,982        97,951        90,555        82,453           79,031
    Deposits                                     99,382        93,785        92,103        85,105           84,863
    Stockholders' equity (2)                     46,993        14,412        13,726        12,883           12,208
     Book value per share (2)                     69.67             -             -             -                -

                                                               For the Years Ended
                                             -------------------------------------------------------
                                                                   December 31,                           March 31,
                                             -------------------------------------------------------   --------------
                                                   1997           1996          1995        1994\\(4)\\     1994
                                             -------------------------------------------------------   --------------
                                                                    (Dollars in Thousands)
 Operating Data:
    Interest and dividend income              $     8,997    $    8,679    $    7,946    $    5,544       $    7,386
    Interest expense                                4,820         4,658         4,416         2,607            3,804
                                             -------------------------------------------------------   --------------
    Net interest income                             4,177         4,021         3,530         2,937            3,582
    Provision for loan losses                         335             -            12            18              103
    Noninterest income                                192           200           190           149              233
    Noninterest expense                             2,993         3,146         2,624         2,032            2,578
                                             -------------------------------------------------------      -----------
    Income before income taxes                      1,041         1,075         1,084         1,036            1,134
    Income tax expense                                374           354           304           361              418
                                             -------------------------------------------------------   --------------
    Income before cumulative effect of
       a change in accounting principle               667           721           780           675              716
    Cumulative effect on prior years of
       changing to a different method
       of accounting for income taxes                   -             -             -             -               78
                                             -------------------------------------------------------   --------------
    Net income                                $       667    $      721    $      780    $      675       $      794
                                             =======================================================   ==============

                                  (Continued)

                                                            At or For the Years Ended
                                              -------------------------------------------------------
                                                                   December 31,                                March 31,
                                              -------------------------------------------------------         -----------
                                                     1997\\(6)\\   1996\\(6)\\   1995\\(6)\\ 1994\\(4)(6)\\     1994\\(7)\\
                                              -------------------------------------------------------         -----------
                                                                     (Dollars in Thousands)
 Selected Other Data:
    Number of outstanding loans                      2,482         2,476         2,432        2,281              2,259
    Number of deposit accounts                       7,957         7,752         7,730        7,248              7,599
    Number of full-service offices                       3             3             3            3                  3
    Return on average assets                          0.58%         0.66%         0.75%        0.68%              0.80%
    Return on average equity                          4.55%         5.37%         6.05%        5.55%              6.72%
    Average equity to average assets                 12.87%        12.27%        12.37%       12.21%             11.88%
    Interest rate spread                              2.87%         3.08%         2.85%        3.53%              3.25%
    Net yield on average
      interest-earning assets                         3.68%         3.74%         3.49%        4.05%              4.16%
    Average interest-earning assets to
      average interest-earning liabilities          119.06%       115.21%       114.59%      114.44%            111.90%
    Ratio of non-interest expense to
      average total assets                            2.62%         2.88%         2.52%        2.04%              2.59%
    Nonperforming assets to total assets (3)          1.02%         1.11%         1.11%        1.18%              2.33%
    Nonperforming loans to total loans (3)            1.36%         1.23%         1.25%        1.37%              2.80%
    Allowance for loan losses to
       nonperforming loans (3)                       47.83%        31.11%        32.95%       33.67%             16.75%
    Allowance for loan losses to total loans          0.68%         0.40%         0.44%        0.48%              0.49%
    Provision for loan losses to total
      loans receivable, net                           0.33%         0.00%         0.01%        0.03%              0.13%
    Net charge-offs to average loans
      outstanding                                     0.03%         0.01%         0.01%        0.01%              0.01%
    Stockholders' equity to total assets             31.42%        12.80%        12.71%       12.89%             12.35%

(1)Includes interest-earning deposits, certificates of deposit, FHLB stock and investment securities.
(2)On December 30, 1997, Mooresville Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp.
(3)Nonperforming loans include nonaccrual loans and accruing loans past due 90 days or more.
(4)The operating data for December 31, 1994 is for the nine-month period beginning April 1, 1994 and ending December 31, 1994 due to a change in year ends.
(5)Loans, net, represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.
(6)Ratios are derived from monthly balances except for ratios derived from period-end balances. Management does not believe the use of month-end balances has caused a material difference in the information provided.
(7)Ratios are derived from quarter-end balance except for ratios derived from period-end balances. Management does not believe the use of quarter-end balances has caused a material difference in the information provided.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

         The following discussion and analysis of financial condition and the results of operations is intended to assist in understanding the financial condition and changes therein and results of operations of the Company. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

Description of Business

         Coddle Creek Financial Corp. (the "Company") was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Mooresville Savings Bank, S.S.B. (the "Bank," or "Mooresville Savings") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"), pursuant to its Plan of Conversion. The Company was organized to acquire all of the common stock of Mooresville Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on December 30, 1997, at which time the Company acquired all of the shares of the Bank and commenced operations.

         In accordance with the Plan of Conversion, the Company issued 674,475 shares of common stock at the price of $50 per share which resulted in proceeds of $32,494,000, net of conversion costs. The Company transferred $14,134,000 of the net proceeds to Mooresville Savings for the purchase of all of the capital stock of the Bank.

         The Company has no operations and conducts no business of its own other than owning Mooresville Savings, investing its portion of the net proceeds received in the conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank's primary market area of northern Mecklenburg and southern Iredell counties of North Carolina.

         Mooresville Savings' results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, and other general and administrative expenses.

         The Company did not commence operations until December 30, 1997; therefore, the following discussion and analysis contains the financial results for Mooresville Savings for the years ended December 31, 1997, 1996 and 1995. Because the Company has no operations and conducts no business other than as described above, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank are collectively referred to herein as the "Company" unless otherwise noted.

Comparison of Financial Condition at December 31, 1997, 1996 and 1995

         Total assets of the Company amounted to $149.6 million, $112.6 million and $108.0 million at December 31, 1997, 1996 and 1995, respectively. The growth from December 31, 1995 to December 31, 1997 can primarily be attributed to the increase in loans receivable and cash and cash equivalents, funded by proceeds from the Conversion, savings deposit growth and a decrease in investment securities (excluding interest-bearing deposits).

         The principal category of earnings assets is loans receivable, which amounted to $102.0 million, $98.0 million and $90.6 million at December 31, 1997, 1996 and 1995, respectively. The Bank was able to increase the size of its loan portfolio during 1997 and 1996 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages, residential construction and home equity loans. All other categories of the Bank's loan portfolio have remained fairly constant from 1995 to 1997. Loan originations for the year ended December 31, 1997 totaled $27.4 million, other net changes totaled $0.3 million while loan principal repayments totaled $23.1 million as the loan portfolio increased by $4.0 million. Loan originations for the year ended December 31, 1996 totaled $25.9 million, other net changes totaled $0.2 million while principal repayments totaled $18.7 million for a net increase in the loan portfolio of $7.4 million over 1995. The growth was primarily in the residential 1-4 family and home equity categories. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 1997, 1996 and 1995 totaled $1,449,000, $1,247,000 and $1,202,000, respectively, and were 1.36%, 1.23% and 1.25% of total loans, respectively.

         In addition to loans, the Company invests in U. S. Treasury, Government and federal agency and municipal securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists of securities designated as available for sale or held to maturity. Investment securities, including interest-bearing deposits, at December 31, 1997, 1996 and 1995 totaled $43.4 million, $10.9 million and $13.9 million, respectively. The securities portfolio increased by $32.5 million for the year ended December 31, 1997 from December 31, 1996 as $2.0 million in securities matured and interest-bearing deposits increased $34.4 million due to cash received in the stock conversion. The securities portfolio decreased by $3.0 million for the year ended December 31, 1996 from December 31, 1995 as the Bank utilized maturing investments to fund loan originations.

         Savings deposits amounted to $99.4 million at December 31, 1997, an increase of $5.6 million from $93.8 million at December 31, 1996. At December 31, 1996, deposits increased by $1.7 million from $92.1 million at December 31, 1995. The Bank focused its marketing efforts on building depositor relationships and setting its deposit rates in the local market to compete favorably with rates offered by competitors.

         Stockholders' equity increased by $32.6 million during 1997, primarily due to the proceeds received in the Conversion, less $577,000 for the issuance of the note receivable to the ESOP. Stockholders' equity increased due to net income of $667,000, $721,000 and $780,000 for the years ending December 31, 1997, 1996 and 1995, respectively. The unrealized gain on securities available for sale, net of tax, amounted to $25,000, $28,000 and $63,000 at December 31, 1997, 1996 and 1995, respectively.

Market Risk

         The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net income. Similarly, when interest-earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could result in a decrease in net income.

         In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management meets on a regular basis to review the Company's interest risk rate position and profitability, and to recommend adjustments for consideration by the board of directors. Management also reviews the Bank's securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have adverse effect on net income.

         In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long and short term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increase in interest rates to fluctuations in the difference between long-and short-term interest rates.

         Consistent with the asset/liability management philosophy above, the Company has taken certain several steps to manage its market rate risk. In order to mitigate and manage interest rate risk, the Bank has adopted the following policies: (i) investing excess liquidity in shorter terms on adjustable rate instruments, with maturities or reprieving periods for three years or less; (ii) promoting mortgage loans with ten-year balloons, or 15 year amortizations; (iii) promoting adjustable rate equity line of credit loans; (iv) promoting longer term certificates of deposit; (v) increasing the level of interest-earning assets relative to interest-bearing liabilities; and (vi) maintaining a relatively low level of operating expenses and non-earning assets.

         The tables following provide information about the Company's financial instruments that are sensitive to changes in interest rates.

                                                                              Loans Receivable (A)
                                                                             Expected Maturity Date
                                                                            Years Ending December 31,
                               -----------------------------------------------------------------------------------------------------
                                                                                                                             Fair
                                  1998         1999          2000         2001           2002      Thereafter     Total      Value
                                                                       (Dollars In Thousands)
Fixed Rate                     $   2,119    $     717     $     763    $     392     $    196    $  58,883    $   63,070 $   64,966
        Average interest rate       9.01 %       9.32 %       10.36 %       9.21 %       9.08 %       8.01 %
Variable Rate                  $  39,605    $    -        $    -       $    -        $   -       $    -       $   39,605 $   39,605
      Average interest rate         8.09 %       -    %        -    %       -    %       -    %       -    %
                                                                             Investment Securities (B)
                                                                              Expected Maturity Date
                                                                             Year Ending December 31,
                               -----------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                     1998         1999          2000         2001           2002      Thereafter   Total     Value
                                                                        (Dollars In Thousands)
Interest-bearing cash             $  36,649    $   -         $   -        $   -         $   -       $    -       $ 36,649 $  36,649
     Average interest rate             5.56 %      -     %       -     %      -      %      -    %       -    %
Certificates of deposit           $     100    $   -         $   -        $   -         $   -       $    -       $    100 $     100
    Average interest rate              6.10 %      -     %       -     %      -      %      -    %       -    %
Securities available for sale     $   1,205    $     609     $     453    $      787    $   -       $    -       $  3,054 $   3,054
     Average interest rate             6.55 %       6.90 %        6.13 %        7.38 %      -    %       -    %
Securities held to maturity       $   1,100    $     201     $     225    $   -         $    154    $   1,028    $  2,708 $   2,734
     Average interest rate             6.52 %       5.99 %        6.48 %      -      %      4.80 %       5.91 %
Nonmarketable equity securities   $   -        $   -         $   -        $   -         $   -       $     930    $    930 $     930
     Average interest rate            -     %      -     %       -     %      -      %      -    %       7.25 %
                                                                         Debt Obligations (C)
                                                                        Expected Maturity Date
                                                                       Years Ending December 31,
                               ----------------------------------------------------------------------------------------------------
                                                                                                                               Fair
                                     1998         1999          2000           2001          2002   Thereafter     Total       Value
                                                                        (Dollars In Thousands)
Deposits                          $  68,557    $  11,496     $   1,677    $      758    $  11,915    $   -       $  94,403 $  94,712
     Average interest rate             4.20 %       5.54 %        5.41 %        5.44 %       6.85 %      -    %

(A) For loans receivable the table presents principle cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments adjusted for estimated prepayments. The table presents fair values at December 31, 1997 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented in the due in one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at December 31, 1997 and weighted average interest rates by maturity dates.
(C) For deposits the table presents principle cash flows and weighted average interest rates by expected maturity dates. The table utilizes anticipated decay rates on deposits and present fair values at December 31, 1997.

Comparison of Operating Results for the Years Ended December 31, 1997, 1996, and 1995

         Net Income. Net income for the years ended December 31, 1997, 1996, and 1995 amounted to $667,000, $721,000 and $780,000, respectively. Net income decreased in 1997 from 1996 primarily due to providing additional provisions for loans losses and recording additional compensation expense as a result of the termination of the Bank's defined benefit pension plan. Additionally, total non-interest expense decreased in 1997 due to a one-time special assessment of $520,000 that occurred in 1996 as a result of the legislation to recapitalize the Savings Association Insurance Fund ("SAIF"), which was also the primary cause for the decrease in net income in 1996 from 1995 offset by an increase of $491,000 in net interest income due to improved spreads and increase in net interest-earning assets.

         Net Interest Income. Net interest income amounted to $4.2 million, $4.0 million and $3.5 million during the years ended December 31, 1997, 1996, and 1995, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities amounted to $18.2 million, $14.2 million and $12.9 million during 1997, 1996 and 1995, respectively. The Bank's interest rate spread increased from 2.85% in 1995 to 3.08% in 1996, but decreased to 2.87% in 1997 as a result of a slight increase in the Bank's cost of funds coupled with a slight decrease in the yield on interest-earning assets. The higher balance of interest-earning assets in 1997 more than offset the decrease of 21 basis points in the Bank's interest rate spread, resulting in $156,000 in higher net interest income. The 23 basis point increase in interest rate spread in 1996, coupled with a $1.3 million increase in net average balances of interest-earning assets over interest-bearing liabilities, increased net interest income $491,000 during the year ended December 31, 1996. The decrease in net interest income for the year ended December 31, 1995 was primarily due to a decrease in interest rate spread.

         Interest Income. Interest income amounted to $9.0 million, $8.7 million and $7.9 million for the years ended December 31, 1997, 1996, and 1995, respectively. The Bank's average yield on interest-earning assets increased from 7.86% in 1995 to 8.07% in 1996 but decreased to 7.93% in 1997. The primary interest-earning asset is loans receivable, which experienced a slight decrease in average yield of 2 basis points during 1997 and a slight increase of 11 basis points during 1996. However, the average outstanding balance increased from $86.4 million in 1995 to $95.5 million in 1996 and to $100.5 million in 1997, which is the primary reason for the increase in interest income. The other significant interest-earning asset is investment securities, which experienced a decrease in the average outstanding balance of $4.0 million from $11.9 million in 1995 to $7.9 million in 1997. The decline in investment income is due to the Bank utilizing maturing investments to fund loan growth, which has a higher yield.

         Interest Expense. Interest expense amounted to $4.8 million, $4.7 million and $4.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The modest increase in interest expense is due to slight increases in the average outstanding balances of interest-bearing liabilities, including Federal Home Loan Bank advances, during 1996 and 1997. These average balances amounted to $95.2 million, $93.3 million and $88.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. The change in the overall cost of funds from 1995 to 1997 was not significant.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 1997, 1996, and 1995. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earnings balance).


                                                  At December 31,                   For the Year Ended December 31,
                                                       1997                      1997                            1996
                                                  ----------------------------------------------------------------------------------
                                                  Average Yield/    Average              Average       Average             Average
                                                      Rate          Balance    Interest  Yield/Rate    Balance  Interest  Yield/Rate
                                                  ----------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing deposits                               5.56%  $   5,003   $     148       2.96%  $   1,900   $    88      4.63%
   Investments (1)                                         6.57%      7,879         482       6.12%     10,141       628      6.19%
   Loans receivable, net (4)                               8.14%    100,505       8,367       8.32%     95,453     7,963      8.34%
                                                                   --------    --------               --------    ------
   Total interest-earning assets                           7.78%    113,387       8,997       7.93%    107,494     8,679      8.07%

Other assets                                                            658                              1,901
                                                                   --------                           --------
     Total assets                                                 $ 114,045                          $ 109,395
                                                                   ========                           ========

Interest-earning liabilities:
   NOW and Money market                                    3.04%  $  11,738   $     241       2.05%  $  11,113   $   220      1.98%
   Passbook accounts                                       3.00%     11,644         401       3.44%     11,480       322      2.80%
   Certificates of deposit                                 5.65%     70,669       4,081       5.77%     69,877     4,082      5.84%
   FHLB advances                                                      1,183          97       8.20%        833        34      4.08%
                                                                   --------    --------               --------    ------
     Total interest-bearing liabilities                    5.10%     95,234       4,820       5.06%     93,303     4,658      4.99%
Other liabilities                                                     4,139                              2,670
Stockholders' equity                                                 14,672                             13,422
                                                                   --------                           --------
       Total liabilities and stockholders' equity                 $ 114,045                          $ 109,395
                                                                  =========                          =========
Net interest income and interest rate spread (2)           2.68%              $   4,177       2.87%              $ 4,021      3.08%
Net yield on interest-earning assets (3)                                      =========       3.68%              ======       3.74%
Ratio of average interest-earning assets to average                                         119.06%                         115.21%
interest-earning liabilities



                                                       For the Year Ended December 31,
                                                                    1995
                                                    --------------------------------------
                                                      Average                  Average
                                                      Balance      Interest   Yield/Rate
                                                    --------------------------------------
                                                           (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing deposits                        $   2,773     $     158        5.70%
   Investments (1)                                     11,871           670        5.64%
   Loans receivable, net (4)                           86,446         7,118        8.23%
                                                     --------      --------
   Total interest-earning assets                      101,090         7,946        7.86%

Other assets                                            3,079
                                                     --------
     Total assets                                   $ 104,196
                                                     ========

Interest-earning liabilities:
   NOW and Money market                             $  11,611     $     278        2.39%
   Passbook accounts                                   11,006           365        3.32%
   Certificates of deposit                             65,602         3,773        5.75%
   FHLB advances                                          -             -            -
                                                     --------      --------
     Total interest-bearing liabilities                88,219         4,416        5.01%
Other liabilities                                       3,065
Stockholders' equity                                   12,885
                                                    ---------
       Total liabilities and stockholders' equity   $ 104,169
                                                    =========
Net interest income and interest rate spread (2)                  $   3,530        2.85%
                                                                  =========
Net yield on interest-earning assets (3)                                           3.49%
Ratio of average interest-earning assets to average                              114.59%
interest-earning liabilities

(1) Includes investment securities and FHLB of Atlanta common stock.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(4) Loans placed on nonaccruing status have been included in the computation of average balances.

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rates (changes in rate multiplied by the prior period's volume), and (iii) changes in rate/volume (change in rate times the change in volume).


                                            Year Ended December 31,                   Year Ended December 31,
                                                1997 vs. 1996                             1996 vs. 1995
                                          Increase (Decrease) Due to                 Increase (Decrease) Due to
                                   -----------------------------------------------------------------------------------
                                                           Rate/                                       Rate/
                                    Volume       Rate      Volume       Net      Volume    Rate       Volume     Net
                                   --------    -------    -------      -----    --------  -------     -------   ------
                                                                       (In Thousands)
Interest income:
    Interest-bearing deposits      $   144    $   (32)    $  (52)     $   60    $  (50)   $  (30)     $  10     $ (70)
    Investments                       (140)        (7)         1        (146)      (98)       65         (9)      (42)
     Loans receivable                  421        (19)         2         404       741        95          9       845
                                   -----------------------------------------------------------------------------------
      Total interest income        $   425    $   (58)    $  (49)     $  318    $  593    $  130      $  10     $ 733
                                   -----------------------------------------------------------------------------------

Interest expense:
    NOW and money market
        accounts                   $    12    $     8     $    1      $   21    $  (12)   $  (48)     $   2     $ (58)
    Passbook accounts                    5         73          1          79        16       (57)        (2)      (43)
    Certificates of deposit             46        (49)         2          (1)      246        59          4       309
    FHLB advances                       14         34         15          63         -         -         34        34
                                   -----------------------------------------------------------------------------------
      Total interest expense       $    77    $    66     $   19      $  162    $  250    $  (46)     $  38     $ 242
                                   -----------------------------------------------------------------------------------

Net Interest Income                $   348    $  (124)    $  (68)     $  156    $  343    $  176      $ (28)    $ 491
                                   ===================================================================================


                                                     Year Ended December 31, 1995
                                                   Nine Month ended December 31, 1994
                                                      Increase (Decrease) Due to
                                               --------------------------------------------
                                                                         Rate/
                                                Volume       Rate        Volume      Net
                                               --------    --------     --------   --------
                                                               (In Thousands)
Interest income:
    Interest-bearing deposits                   $  (8)     $     64     $  (5)     $     51
    Investments                                   (18)          220        (8)          194
     Loans receivable                             314         1,728       115         2,157
                                               --------------------------------------------
      Total interest income                     $ 288      $  2,012     $ 102      $  2,402
                                               --------------------------------------------

Interest expense:
    NOW and money market
        accounts                                $ (30)     $     96       (13)     $     53
    Passbook accounts                              (5)          106        (2)           99
    Certificates of deposit                       205         1,324       128         1,657
    FHLB advances                                   -             -         -             -
                                               --------------------------------------------
      Total interest expense                    $ 170      $  1,526     $ 113      $  1,809
                                               --------------------------------------------

Net Interest Income                             $ 118      $    486     $ (11)     $    593
                                               ============================================

         Provision for Loan Losses and Asset Quality. The Bank's provision for loan losses amounted to $335,000, $-0- and $12,000 in 1997, 1996 and 1995. The
provision, which is charged to operations, and the resulting loan loss allowances are amounts Mooresville Savings' management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the year ended December 31, 1997 management determined that its allowance for loan losses should be increased to more closely reflect the credit risk inherent in the loan portfolio resulting from the changing economic environment of the Bank's market area and manufacturing plant closings.

         The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $1.1 million at December 31, 1997 and 1996, respectively. Foreclosures or real estate transfers in lieu of foreclosures amounted to $81,000, $-0- and $-0- in 1997, 1996 and 1995, respectively. The Bank has adopted policies to monitor, and increase when necessary, levels of loan loss allowances. At December 31, 1997, the Bank's level of general valuation allowances for loan losses amounted to $693,000, which management believes is adequate to absorb potential losses in its loan portfolio.

         Noninterest Income. Noninterest income amounted to $192,000, $200,000 and $190,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

         Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expense. Noninterest expense amounted to $3.0 million, $3.1 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. Compensation increased $455,000 and $145,000 during the years ended December 31, 1997 and 1996, respectively primarily due to recording a $275,000 charge to compensation expense in 1997 as a result of the termination of the Bank's defined benefit pension plan and pension and supplemental income benefit expense. The Bank paid a special one-time SAIF assessment of $520,000 in 1996. Occupancy expenses and data processing increased nominally during the years ended December 31, 1997, 1996 and 1995. Federal insurance premium expense decreased $165,000 during 1997 as the SAIF assessment incurred in 1996 resulted in lower deposit premiums for the following year.

         Income Taxes. The Company's effective income tax rate was 35.9%, 32.9% and 28.0% for the years ended December 31, 1997, 1996 and 1995, respectively. The lower 1996 and 1995 effective income rates were due to permanent differences of nontaxable interest income. The effective rate for 1997 reflects normal expected rates on taxable income.

Capital Resources and Liquidity

         The objective of the Bank's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses the Bank's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

         Significant liquidity sources for the Bank are proceeds from the sale of stock, cash provided by new savings deposits, operating activities, sale or maturity of investments, principal and interest payments on loans receivable and advances from the FHLB of Atlanta. Advances from the FHLB of Atlanta have not historically been a primary source of liquidity for the Bank.

         Operating activities provided $819,000, $724,000 and $693,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. Financing activities provided $36.1 million, $3.6 million and $6.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. The large increase in 1997 was due to $32.5 million in net proceeds received from issuance of common stock.

         Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. During 1997, 1996 and 1995, loans outstanding increased $4.0 million, $7.4 million and $8.1 million, respectively.

         As a state chartered savings bank, Mooresville Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at December 31, 1997, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

Asset/Liability Management

         The Bank's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond the Bank's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

         In the absence of other factors, the Bank's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, the Bank's yields and cost of funds will decrease when market rates decline. The Bank is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.

         The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to affect the Bank's net interest income adversely. At December 31, 1997, the Bank had a positive gap position of 6.77% as a result of proceeds received from the sale of stock in December being invested in interest-bearing deposits.

         In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. The program emphasizes the investment of excess cash in short or intermediate term interest-earning assets, the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and to a lesser extent, the origination of adjustable rate mortgage loans.

         In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $39.5 million in certificates maturing in 1998 and management believes that substantially all of the maturing certificates will be renewed.

         The Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases. The Bank anticipates a resulting negative gap position as it reinvests its large interest-bearing cash balances into long-term investments and loans which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.


                                                                           Terms to Repricing at December 31, 1997
                                                            ----------------------------------------------------------------------
                                                                           More than      More than
                                                              1 Year         1 Year      3 Years to      More than
                                                              or Less       3 Years       5 Years         5 Years        Total
                                                            ----------     ----------    -----------    -----------    -----------
                                                                                  (Dollars in Thousands)
Interest-earning assets (1):
     Loans Receivable:
        Adjustable rate residential 1-4 family             $    24,477    $         -    $         -    $         -    $    24,477
        Fixed rate residential 1-4 family (2)                      214            749          2,330         58,404         61,697
        Other real estate loans - adjustable                     8,515              -              -              -          8,515
        Other real estate loans - fixed (2)                        803             21            242            307          1,373
        Construction                                             4,277              -              -              -          4,277
        Other loans                                              1,102            710            352            172          2,336
                                                             ---------      ---------      ---------      ---------      ---------
              Total loans                                       39,388          1,480          2,924         58,883        102,675
Interest-bearing deposits                                       36,649              -              -              -         36,649
investments                                                      2,405          1,487            942          1,028          5,862
FHLB Stock                                                           -              -              -            930            930
                                                             ---------      ---------      ---------      ---------      ---------
        Total interest-earning assets                      $    78,442    $     2,967    $     3,866    $    60,841    $   146,116
                                                             =========      =========      =========      =========      =========

Interest-bearing liabilities:
     Deposits:
        Certificates of deposit                            $    39,535    $    13,173    $       758    $    11,915    $    65,381
        Money market deposit accounts                            4,823              -              -              -          4,823
        NOW accounts                                             6,428              -              -              -          6,428
        Passbook savings                                        17,771              -              -              -         17,771
                                                             ---------      ---------      ---------      ---------      ---------
              Total interest-bearing liabilities           $    68,557    $    13,173    $       758    $    11,915    $    94,403
                                                             =========      =========      =========      =========      =========

Interest sensitivity gap per report                        $     9,885    $   (10,206)   $     3,108    $    48,926    $    51,713
Cumulative interest sensitivity gap                              9,885           (321)         2,787         51,713         51,713
Cumulative gap as a percentage of
     total interest-earning assets                                6.77%         -0.22%          1.91%         35.39%         35.39%
Cumulative interest-earning assets
     as a percentage of interest-bearing liabilities            114.42%         99.61%        103.38%        154.78%        154.78%



(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)  Based upon historical repayment experience.

Impact of Inflation and Changing Prices

         The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on it's performance than do the effects of inflation.

Impact of New Accounting Standards

         The FASB has issued SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees." The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans- the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Statement is not expected to have a significant effect on the Company's financial statements because should the Company approve certain stock option plans in the future management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as pro forma effects in the notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

         The FASB has issued SFAS No. 128, "Earnings Per Share," which is effective for the Company's interim period's ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share. The computation for earnings per share is based on net income earned from the date of conversion, December 30, 1997, to the end of the 1997 fiscal year and net income is insufficient to compute per share number.

         The FASB has issued SFAS No. 130, "Reporting Comprehensive Income," which the Company has not been required to adopt as of December 31, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Deposit Insurance/SAIF Recapitalization

         For 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits. In response to the SAIF/BIF assessment disparity, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996.

         The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits paid a special assessment, subject to adjustment, of
65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Bank charged $520,000 against pretax earnings for the year ended September 30, 1996. This assessment is deductible in the taxable year paid.

         Due to the recapitalization of the SAIF, the FDIC reduced the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. The assessment rates range from 18 to 27 basis points per $100 of deposits for the last calendar quarter of 1996 and range from -0- to 27 basis points per $100 of deposits for subsequent assessment periods. However, the Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or achieve the designated reserve ratio of 1.25% per $100 of deposits, except for institutions that are not classified as "well capitalized" or that have moderately severe or unsatisfactory financial, operational, or compliance weaknesses as determined by the FDIC. The Bank has not been so classified.

         Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Bank will pay substantially lower regular SAIF assessments compared to those paid by the Bank in recent years, as long as it maintains its current regulatory status.

         In addition, the Funds Act expanded the assessment base for the payment of interest on FICO bonds, which were issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation, to include the deposits of both BIF and SAIF insured institutions beginning January 1, 1997. Until December 31, 1999, or until such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF insured deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The current estimate of the assessment rate for the payment of the FICO interest is approximately 1.3 basis points for BIF-assessable deposits and 6.4 basis points for SAIF-assessable deposits.

         The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, assuming the prior elimination of the thrift charter. The Secretary of the Treasury was required to conduct a study of the relevant factors for the development of a common charter for banks and thrifts and report conclusions and findings to Congress.

Recapture of Tax Bad Debt Reserves

         Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests, were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method") before such bad debt deduction, subject to certain limitations. Under the 1996 Act, the PTI Method was repealed and the Bank is required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after October 1, 1996.

         The Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserves is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but could be delayed up to two years if the Bank originated a certain level of residential mortgage loans during 1996 and 1997. The loan origination test was met during 1996 and 1997, therefore, there was no recapture of the reserve in 1996 or 1997. Recapture will begin in 1998. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings.

Year 2000

         At the turn of the century, computer-based information systems will be faced with the problems potentially affecting hardware, software, networks, processing platforms, as well as customer and vendor interdependencies. The Company has established a committee and is in the process of assessing the effect of Year 2000 on the Bank's operating plans and systems. The Company is developing a plan for identifying, renovating, testing and implementing its systems for Year 2000 processing and internal control requirements. The cost for becoming Year 2000 compliant has not been determined, however, management feels it will not be material to the Company's financial statements.

             [LETTERHEAD OF MCGLADREY & PULLEN, LLP APPEARS HERE]

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Coddle Creek Financial Corp.
Mooresville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coddle Creek Financial Corp. and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                               /s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
January 16, 1998

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1997 and 1996

ASSETS                                                   1997            1996
--------------------------------------------------------------------------------
Cash
   Interest-bearing deposits (Note 2)               $  36,649,000   $  2,253,000
   Noninterest-bearing deposits                           422,000        422,000
Certificates of deposit (Note 2)                          100,000        100,000
Securities available for sale (Note 2)                  3,054,000      3,959,000
Securities held to maturity (Fair value 1997
   $2,734,000; 1996 $3,705,000) (Notes 2 and 5)         2,708,000      3,708,000
Federal Home Loan Bank stock (Note 2)                     930,000        869,000
Loans receivable, net (Note 3)                        101,982,000     97,951,000
Office properties and equipment, net (Note 4)             891,000        922,000
Accrued interest receivable:
   Investment securities                                   95,000         96,000
   Loans receivable                                       660,000        618,000
Cash value of life insurance (Note 6)                     971,000        838,000
Real estate owned                                          81,000             -
Deferred income taxes (Note 8)                          1,008,000        713,000
Income tax refund claim receivable                          1,000         42,000
Prepaid expenses and other assets                          33,000         61,000
                                                    ----------------------------
              Total assets                          $ 149,585,000   $112,552,000
                                                    ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Liabilities:
   Deposits (Note 5)                                $  99,382,000   $ 93,785,000
   Advances from Federal Home Loan Bank                        -       2,000,000
   Advances from borrowers for taxes and insurance        105,000        105,000
   Accounts payable and other liabilities (Note 6)        835,000        245,000
   Deferred compensation (Note 6)                       2,270,000      2,005,000
                                                    ----------------------------
         Total liabilities                            102,592,000     98,140,000
                                                    ----------------------------
Commitments (Notes 6 and 10)
Stockholders' Equity: (Note 7)
   Preferred stock, authorized 5,000,000 shares;
     none issued                                              -              -
   Common stock, no par value, authorized
     20,000,000 shares; issued 674,475 shares
     in 1997; issued -0- shares in 1996                       -              -
   Additional paid-in capital                          32,494,000
   Unrealized gain on securities available for
     sale, net (Note 2)                                    25,000         28,000
   Unearned ESOP shares                                  (577,000)            -
   Retained earnings, substantially restricted
     (Notes 7 and 8)                                   15,051,000     14,384,000
                                                    ----------------------------
         Total stockholders' equity                    46,993,000     14,412,000
                                                    ----------------------------
         Total liabilities and stockholders'
           equity                                   $ 149,585,000   $112,552,000
                                                    ============================


See Notes to Consolidated Financial Statements.

                      (This page intentionally left blank)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995


                                                                                 1997                  1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                                   $   8,367,000         $   7,963,000         $   7,118,000
   Investment securities                                                         482,000               628,000               670,000
   Other                                                                         148,000                88,000               158,000
                                                                           ---------------------------------------------------------
                                                                               8,997,000             8,679,000             7,946,000
                                                                           ---------------------------------------------------------

Interest expense:
   Deposits (Note 5)                                                           4,723,000             4,624,000             4,416,000
   Federal Home Loan Bank advances                                                97,000                34,000
                                                                           ---------------------------------------------------------
                                                                               4,820,000             4,658,000             4,416,000
                                                                           ---------------------------------------------------------
              Net interest income                                              4,177,000             4,021,000             3,530,000
Provision for loan losses (Note 3)                                               335,000                   -                  12,000
                                                                           ---------------------------------------------------------

              Net interest income after
                 provision for loan losses                                     3,842,000             4,021,000             3,518,000
                                                                           ---------------------------------------------------------
Noninterest income                                                               192,000               200,000               190,000
                                                                           ---------------------------------------------------------

Other expenses:
   Compensation and employee benefits (Note 6)                                 2,131,000             1,676,000             1,531,000
   Net occupancy                                                                 191,000               162,000               259,000
   Deposit insurance premiums                                                     45,000               210,000               195,000
   Special SAIF assessment (Note 12)                                                 -                 520,000                   -
   Data processing                                                               168,000               169,000               168,000
   Other                                                                         458,000               409,000               471,000
                                                                           ---------------------------------------------------------
                                                                               2,993,000             3,146,000             2,624,000
                                                                           ---------------------------------------------------------
              Income before income taxes                                       1,041,000             1,075,000             1,084,000
Income taxes (Note 8)                                                            374,000               354,000               304,000
                                                                           ---------------------------------------------------------
              Net income                                                   $     667,000         $     721,000         $     780,000
                                                                           =========================================================


See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995

                                                                                Unrealized Gain
                                                            Additional           On Securities          Unearned
                                                             Paid-in             Available For            ESOP
                                                             Capital               Sale, Net             Shares
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                              $              -        $          -         $             -
    Net income                                                         -                   -                       -
    Net change in unrealized gain on
       securities available for sale, net                              -                63,000                     -
                                                        ----------------------------------------------------------------
 Balance, December 31, 1995                                            -                63,000                     -
    Net income                                                         -                   -                       -
    Net change in unrealized gain on
       securities available for sale, net                              -               (35,000)                    -
                                                        ----------------------------------------------------------------
 Balance, December 31, 1996                                            -                28,000                     -
    Net proceeds from issuance of
       common stock                                             32,494,000                 -                       -
    Purchase of common stock by the ESOP                               -                   -                  (577,000)
    Net income                                                         -                   -                       -
    Net change in unrealized gain on
       securities available for sale, net                              -                (3,000)                    -
                                                        ----------------------------------------------------------------
 Balance, December 31, 1997                             $       32,494,000      $       25,000       $        (577,000)
                                                        ================================================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995


                                                Retained
                                                Earnings,             Total
                                              Substantially       Stockholders'
                                               Restricted            Equity
                                           -------------------------------------
 Balance, December 31, 1994                $      12,883,000   $     12,883,000
    Net income                                       780,000            780,000
    Net change in unrealized gain on
       securities available for sale, net                --              63,000
                                           -------------------------------------
 Balance, December 31, 1995                       13,663,000         13,726,000
    Net income                                       721,000            721,000
    Net change in unrealized gain on
       securities available for sale, net                --             (35,000)
                                           -------------------------------------
 Balance, December 31, 1996                       14,384,000         14,412,000
    Net proceeds from issuance of
       common stock                                      --          32,494,000
    Purchase of common stock by the ESOP                 --            (577,000)
    Net income                                       667,000            667,000
    Net change in unrealized gain on
       securities available for sale, net                --              (3,000)
                                           -------------------------------------
 Balance, December 31, 1997                $      15,051,000   $     46,993,000
                                           =====================================


See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995

                                           1997          1996         1995
 ------------------------------------------------------------------------------
 Cash Flows From Operating Activities
   Net income                          $    667,000   $   721,000   $  780,000
   Adjustments to reconcile net
   income to net
     cash provided by operating
     activities:
     Provision for loan losses              335,000            -        12,000
     Provision for depreciation              72,000        77,000       92,000
     Provision for deferred income taxes   (293,000)      (72,000)    (113,000)
     Amortization of deferred loan fees    (162,000)     (142,000)    (139,000)
     Changes in assets and liabilities:
       (Increase) decrease in:
         Interest receivable                (41,000)      (16,000)     (84,000)
         Cash value of life insurance      (133,000)     (106,000)    (155,000)
         Income tax refund claim
         receivable                          41,000        80,000      (51,000)
         Prepaid expenses and other
         assets                              28,000      (15,000)        4,000
       Increase (decrease) in:
         Interest payable                    27,000        28,000       82,000
         Accounts payable and other
         liabilities                         13,000       (97,000)     (32,000)
         Deferred compensation              265,000       266,000      297,000
                                       ----------------------------------------
          Net cash provided by
               operating activities         819,000       724,000      693,000
                                       ----------------------------------------

                                   (Continued)

 CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

 Years Ended December 31, 1997, 1996 and 1995

                                                               1997         1996           1995
----------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Proceeds from maturities of
      certificates of deposit                                   100,000      100,000        100,000
   Purchases of certificates of deposit                        (100,000)         --        (100,000)
   Purchases of securities available for sale                       --      (951,000)      (500,000)
   Proceeds from maturities of securities
      available for sale                                        900,000      446,000            --
   Purchases of securities held to maturity                         --      (498,000)    (2,425,000)
   Proceeds from maturities of securities
      held to maturity                                        1,000,000    3,500,000      3,894,000
   Purchase of Federal Home Loan Bank stock                     (61,000)     (45,000)           --
   Originations and principal payments on
      loans receivable, net                                  (4,303,000)  (7,254,000)    (7,975,000)
   Purchases of office properties and equipment                 (41,000)     (39,000)       (52,000)
   Proceeds from the sale of real estate owned                   18,000          --             --
                                                            ----------------------------------------
              Net cash used in
                   investing activities                      (2,487,000)  (4,741,000)    (7,058,000)
                                                            ----------------------------------------
Cash Flows From Financing Activities
   Net increase in deposits                                   5,570,000    1,654,000      6,916,000
   Proceeds from Federal Home
      Loan Bank advances                                      4,000,000    3,000,000            --
   Payments on Federal Home
      Loan Bank advances                                     (6,000,000)  (1,000,000)           --
   Decrease in advances from borrowers
      for taxes and insurance                                       --       (18,000)       (41,000)
   Net proceeds from issuance of common stock                32,494,000          --             --
                                                            ----------------------------------------
              Net cash provided by
                   financing activities                      36,064,000    3,636,000      6,875,000
                                                            ----------------------------------------

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


                                                                    1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
              Increase (decrease) in cash equivalents
                   and cash equivalents                           34,396,000          (381,000)           510,000
Cash and cash equivalents:
   Beginning                                                       2,675,000         3,056,000          2,546,000
                                                                -------------------------------------------------
   Ending                                                       $ 37,071,000      $  2,675,000       $  3,056,000
                                                                =================================================
Supplemental Schedule of Cash and
   and Cash Equivalents
      Interest-bearing                                          $ 36,649,000      $  2,253,000       $  2,657,000
      Noninterest-bearing                                            422,000           422,000            399,000
                                                                -------------------------------------------------
                                                                $ 37,071,000      $  2,675,000       $  3,056,000
                                                                =================================================
Supplemental Schedule of
   Cash Flow Information
     Cash payments for:
      Interest                                                  $  4,793,000      $  4,630,000       $  4,334,000
      Income taxes                                                   624,000           346,000            242,000
Supplemental Disclosures of Noncash
   Transactions
     Transfers from securities held to
      maturity to securities available for sale                         --                --            3,408,000
     Change in unrealized gain on securities
      available for sale, net of deferred income taxes                (3,000)          (35,000)            63,000
     Real estate acquired in the settlement of loans                  99,000              --                 --
     Loan to ESOP for purchase of stock                              577,000              --                 --
     Account payable to ESOP                                         577,000              --                 --

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1.   Nature of Business and Summary of Significant Accounting Policies

Conversion and organization of holding company: On December 30, 1997, pursuant
-----------------------------------------------
to a Plan of Conversion which was approved by its members and regulators, Mooresville Savings Bank, S.S.B. ("Mooresville Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), and became a wholly-owned subsidiary of Coddle Creek Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning the Bank, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business: The Bank is primarily engaged in the business of obtaining
-------------------
savings deposits and originating single-family residential loans within its primary lending area of northern Mecklenburg and southern Iredell Counties. The Bank's underwriting policies require such loans to be made at 80% loan to value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements.

Principles of consolidation: The consolidated financial statements include the
----------------------------
accounts of Coddle Creek Financial Corp. and its wholly-owned subsidiary, Mooresville Savings Bank, S.S.B., for the year ended December 31, 1997. The Company capitalized on December 30, 1997, therefore, the consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 include the operations of the Bank only. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies
------------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
--------------------------
flows, the Company includes all interest and noninterest-bearing cash accounts, which are not subject to withdrawal restrictions or penalties. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. The Company maintains deposits with financial institutions which are in excess of the federally-insured amounts.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment in debt securities: The Bank has investments in debt securities. Debt
------------------------------
securities consist of obligations of the U. S. Government and federal agencies and municipal obligations.

SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities,
              ----------------------------------------------------------------
requires that management classify all securities as trading, available for sale, or held to maturity as individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each statement of financial condition date.

Since the Bank does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement No. 115. All investment securities have been classified as either held to maturity or available for sale.

Securities available for sale: Securities classified as available for sale are
------------------------------
those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale could be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at their fair (market) value. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those
----------------------------
securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Bank's financial position and liquidity, management believes the Bank has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
-------------------------------------------
Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value.

Loans receivable: Loans receivable are stated at unpaid principal balances, less
-----------------
undisbursed loan funds, the allowance for loan losses, and net deferred loan-origination fees and discounts. The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property, nonresidential property and land. Interest income is accrued and credited to interest income as it is earned, using the interest method.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Allowance for loan losses: The allowance for loan losses is increased by charges
--------------------------
to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Impaired loans: SFAS No. 114 Accounting by Creditors for Impairment of a Loan
---------------
requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. Since the Bank had no loans outstanding during the years ended December 31, 1997 and 1996 which it considered to be impaired, there is no SFAS No. 114 allowance for unpaid loans at December 31, 1997 and 1996.

Real estate owned: Real estate owned is initially recorded at estimated fair
------------------
value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Interest Income: SFAS No. 118 Accounting by Creditors for Impairment of a
----------------          -----------------------------------------------
Loan-Income Recognition and Disclosures requires the disclosure of the Bank's
---------------------------------------
method of accounting for interest income on impaired loans. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more, when collectibility of interest is not in doubt. At the time a loan becomes nonperforming and collectibility of principle is in doubt, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. When a loan is on non-accrual status interest income is recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan-origination fees and related costs: Loan fees and certain direct loan
----------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Office properties and equipment: Office properties and equipment are stated at
--------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Benefit plans: The Bank had a noncontributory defined benefit pension plan
--------------
covering all employees who meet the eligibility requirements, which was terminated during 1997. To have been eligible, an employee must have been 21 years of age and have completed one year of continuous service. The plan provided benefits based on the career earnings of each participant which were subject to certain reductions if the employee retires before reaching age 62. The Bank's funding policy was to make the maximum annual contribution that was deductible for income tax purposes.

The Bank has a 401(k) plan covering substantially all of its employees. The Bank matches 50% of the qualified employees contributions, limited to 6% of the employee's salary.

The Bank has deferred compensation and retirement agreements for the benefit of the Board of Directors and several key employees. The plans are unfunded and the liabilities are being accrued over the term of active service of the directors.

The Bank has a ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirement of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans.

Income taxes: Deferred taxes are provided on a liability method whereby deferred
-------------
tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: The computation for earnings per share is based on net
-------------------
income earned from the date of conversion, December 30, 1997, to the end of the 1997 fiscal year and is insufficient to compute a per share number. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding.

Fair value of financial instruments: The estimated fair values required under
------------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been
              -----------------------------------------------------
determined by the Bank using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The fair value estimates presented are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Off-statement of financial condition risk: The Company is a party to financial
------------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.     Securities

The amortized cost and fair values of securities as of December 31 are summarized as follows:

                                                                          1997
                                       ----------------------------------------------------------------------------
                                                                Gross             Gross
                                            Amortized         Unrealized        Unrealized            Fair
                                              Cost              Gains             Losses              Value
                                       ----------------------------------------------------------------------------
 Securities available for sale:
 U.S. Government and federal
    agencies obligations               $      3,013,000    $      43,000    $      (2,000)     $      3,054,000
                                       ============================================================================

 Securities held to maturity:
 U.S. Government and federal
    agencies obligations               $      1,435,000    $       4,000    $                  $      1,439,000
 Municipal obligations                        1,273,000           22,000                              1,295,000
                                       ----------------------------------------------------------------------------
                                       $      2,708,000    $      26,000    $                  $      2,734,000
                                       ============================================================================
 Other investments:
 Interest-earning deposits             $     36,649,000    $                $                  $     36,649,000
 Certificates of deposit                        100,000                                                 100,000
 Federal Home Loan Bank stock                   930,000                                                 930,000
                                       ----------------------------------------------------------------------------
                                       $     37,679,000                                              37,679,000
                                       ============================================================================
                                                                          1996
                                       ---------------------------------------------------------------------------
                                                                Gross             Gross
                                           Amortized         Unrealized        Unrealized            Fair
                                              Cost              Gains            Losses              Value
                                       ---------------------------------------------------------------------------
 Securities available for sale:
 U.S. Government and federal
    agencies obligations               $      3,913,000    $      56,000    $     (10,000)     $      3,959,000
                                       ===========================================================================

 Securities held to maturity:
 U.S. Government and federal
    agencies obligations               $      2,235,000    $      10,000    $                  $      2,245,000
 Municipal obligations                        1,473,000            9,000          (22,000)            1,460,000
                                       ---------------------------------------------------------------------------
                                       $      3,708,000    $      19,000    $     (22,000)     $      3,705,000
                                       ===========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 Note 2.    Securities (Continued)

 Other investments:
 Interest-earning deposits             $  2,253,000    $     -       $      -       $    2,253,000
 Certificates of deposit                    100,000          -              -              100,000
 Federal Home Loan Bank stock               869,000          -              -              869,000
                                       ----------------------------------------------------------------
                                       $  3,222,000    $     -       $      -       $    3,222,000
                                       ================================================================

The amortized cost and fair value of debt securities at December 31, 1997 by contractual maturity are shown below.

                                                                                 Amortized            Fair
                                                                                    Cost             Value
                                                                             ---------------------------------
 Securities available for sale:
 Due in one year or less                                                     $   1,200,000      $   1,205,000
 Due after one year through five years                                           1,813,000          1,849,000
                                                                             ---------------------------------
                                                                             $   3,013,000      $   3,054,000
                                                                             =================================

 Securities held to maturity:
 Due in one year or less                                                     $   1,100,000      $   1,103,000
 Due after one year through five years                                             580,000            582,000
 Due after five years through ten years                                          1,018,000          1,039,000
 Due after ten years                                                                10,000             10,000
                                                                             ---------------------------------
                                                                             $   2,708,000      $   2,734,000
                                                                             =================================

There were no sales of investment securities for the years ended December 31, 1997, 1996 and 1995.

The change in net unrealized gains and losses shown as a separate component of equity for the year ended December 31, 1997 and 1996 is as shown below:

                                                                                  1997             1996
                                                                             -----------------------------
 Balance in equity component, beginning                                      $    28,000     $     63,000
    Change in unrealized gains (losses)                                           (5,000)         (58,000)
    Change in deferred income taxes                                                2,000           23,000
                                                                             -----------------------------
 Balance in equity component, ending                                         $    25,000     $     28,000
                                                                             =============================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.    Securities (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 1997:

                                                                     Carrying Value
                                       ----------------------------------------------------------------------------
                                                        After One         After Five
                                                       Year Through     Years Through       After
                                        One Year        Five Years        Ten Years       Ten Years       Total
                                      ----------------------------------------------------------------------------
 Securities available for sale:
    U.S. government and agency        $  1,205,000    $   1,591,000     $          --    $      --      2,796,000
    Federal Home Loan Bank bonds               --           258,000                --           --        258,000
 Securities held to maturity:
    U.S. government and agency             700,000          100,000                --           --        800,000
    Municipal bonds                            --           255,000          1,018,000          --      1,273,000
    Federal Home Loan Bank bonds           400,000          225,000                --        10,000       635,000
 Other investments:
    Interest-earning deposits           36,649,000              --                 --           --     36,649,000
    Certificates of Deposit                100,000              --                 --           --        100,000
    Federal Home Loan Bank stock               --               --                 --       930,000       930,000
                                      ----------------------------------------------------------------------------
                                      $ 39,054,000    $   2,429,000     $    1,018,000   $  940,000  $ 43,441,000
                                      ============================================================================

 The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at December 31, 1997:

                                                        After One         After Five
                                                       Year Through     Years Through       After
                                        One Year        Five Years        Ten Years       Ten Years       Total
                                       ----------------------------------------------------------------------------
 Securities available for sale:
    U.S. government and agency            6.55%           6.95%               --              --          6.78%
    Federal Home Loan Bank bonds            --            6.64%               --              --          6.64%
 Securities held to maturity:
    U.S. government and agency            6.61%           6.38%               --              --          6.57%
    Municipal bonds                         --            5.12%             5.91%             --          5.75%
    Federal Home Loan Bank bonds          6.36%           6.48%               --            4.80%         6.38%
 Other investments:
    Interest-earning deposits             5.56%             --                --              --          5.56%
    Certificates of Deposit               6.10%             --                --              --          6.10%
    Federal Home Loan Bank stock            --              --                --            7.25%         7.25%
                                       ----------------------------------------------------------------------------
                                          6.46%           6.66%             5.91%           7.22%         6.47%
                                       ============================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.     Loans Receivable

Loans receivable at December 31 consist of the following:

                                                       1997                                1996
                                          ----------------------------------------------------------------------
                                                              Percentage                        Percentage
                                                 Amount        of Total            Amount        of Total
                                          -------------------------------------------------------------------
    Real estate loans:
         One-to-four family residential   $    84,647,000       83.00%        $  85,341,000         87.13 %
         Multi-family residential                 856,000        0.84%              761,000          0.78 %
         Nonresidential                         3,156,000        3.09%            2,711,000          2.76 %
         Construction                           7,529,000        7.38%            4,086,000          4.17 %
         Equity line                            6,909,000        6.79%            4,947,000          5.05 %
                                          -------------------------------------------------------------------
               Total real estate loans        103,097,000      101.10%           97,846,000         99.89 %
                                          -------------------------------------------------------------------
    Consumer Loans:
       Installment loans                        2,446,000        2.40%            2,397,000          2.45 %
       Other                                      995,000        0.97%              941,000          0.96 %
                                          -------------------------------------------------------------------
               Total consumer loans             3,441,000        3.37%            3,338,000          3.41 %
                                          -------------------------------------------------------------------
               Total gross loans              106,538,000      104.47%          101,184,000       1103.30 %
                                          -------------------------------------------------------------------
    Less:
       Construction loans in process           (3,252,000)      (3.19)%          (2,321,000)         2.37 %
       Net deferred loan fees                    (611,000)      (0.60)%            (524,000)         0.53 %
       Allowance for loan losses                 (693,000)      (0.68)%            (388,000)         0.40 %
                                          -------------------------------------------------------------------
                                               (4,556,000)      (4.47)%          (3,233,000)         3.30 %
                                          -------------------------------------------------------------------
                                          $   101,982,000      100.00%        $  97,951,000        100.00 %
                                          ===================================================================

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at December 31, 1997. Loans which have adjustable rates are shown as being due in the period during which rate are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.    Loans Receivable (Continued)

                                                                    At December 31, 1997
                                           ------------------------------------------------------------------------
                                                                   More than         Greater
                                                  One Year         1 Year to           than
                                                  or Less           5 Years          5 Years             Total
                                           ------------------------------------------------------------------------
 Adjustable rate residential 1-4 family    $     24,477,000      $          -     $          -     $    24,477,000
 Fixed rate residential 1-4 family                  214,000         3,079,000       58,404,000          61,697,000
 Other real estate loans - adjustable             8,515,000                 -                -           8,515,000
 Other real estate loans - fixed                    803,000           263,000          307,000           1,373,000
 Construction                                     4,277,000                 -                -           4,277,000
 Other loans                                      1,102,000         1,062,000          172,000           2,336,000
 Allowance for loan losses                         (693,000)                -                -            (693,000)
                                           ------------------------------------------------------------------------
               Totals                      $     38,695,000      $  4,404,000     $ 58,883,000     $   101,982,000
                                           ========================================================================

The following table sets forth the dollar amount at December 31, 1997 of all loans maturing or repricing on or after December 31, 1998 which have fixed or adjustable interest rates.
                                                  Fixed           Adjustable
                                                  Rates             Rates
                                           -------------------------------------
 Residential 1 - 4 family                  $   61,483,000      $       -
 Other                                            570,000         1,234,000
                                           -------------------------------------
                                           $   62,053,000      $  1,234,000
                                           =====================================

The following is an analysis of the allowance for loan losses for the year ended December 31:

                                                                    1997             1996               1995
                                                           --------------------------------------------------------
 Balance at  beginning of year                              $     388,000      $    396,000       $    396,000
                                                           --------------------------------------------------------
    Loans charged off:
         Real Estate                                              (32,000)          (13,000)                 -
         Consumer                                                       -                 -            (13,000)
                                                           --------------------------------------------------------
                 Total loans charged off                          (32,000)          (13,000)           (13,000)
                                                           --------------------------------------------------------
     Recoveries:
         Real Estate                                                2,000                 -              1,000
         Consumer                                                       -             5,000                  -
                                                           --------------------------------------------------------
                 Total recoveries                                   2,000             5,000              1,000
                                                           --------------------------------------------------------
      Provision for loan losses                                   335,000                 -             12,000
                                                           --------------------------------------------------------
 Balance at end of year                                     $     693,000      $    388,000       $    396,000
                                                           ========================================================
 Ratio of net charge-offs to average loans outstanding               0.03%             0.01%              0.01%
                                                           ========================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.      Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31 is as follows:

                                                   1997                                      1996
                                 ----------------------------------------------------------------------------------
                                               Percent of                                Percent of
                                              Allowance to    Percent of                Allowance to   Percent of
                                  Amount of       Total        Loans to     Amount of      Total        Loans to
                                  Allowance     Allowance     Total Loans   Allowance    Allowance    Total Loans
                                 ----------------------------------------------------------------------------------
 Real estate loans:
    One-to-four family           $   315,000          45.45%        79.45%  $  258,000         66.49%       84.34%
    residential
    Multi-family residential              -              -           0.80%                        -          0.75%
    Nonresidential                        -              -           2.96%                        -          2.68%
    Construction                          -              -           7.07%                        -          4.04%
    Equity line                       18,000           2.60%         6.49%      19,000          4.90%        4.89%
                                 ----------------------------------------------------------------------------------
      Total real estate loans        333,000          48.05%        96.77%     277,000         71.39%       96.70%
                                 ----------------------------------------------------------------------------------
 Consumer loans:
    Installment loans                 40,000           5.77%         2.30%      27,000          6.96%        2.37%
    Other                              3,000           0.43          0.93%       4,000          1.03%        0.93%
                                 ----------------------------------------------------------------------------------
      Total consumer loans            43,000           6.20%         3.23%      31,000          7.99%        3.30%
                                 ----------------------------------------------------------------------------------

 Unallocated                         317,000          45.75%           -        80,000         20.62%          -
                                 ----------------------------------------------------------------------------------
                                 $   693,000         100.00%       100.00%  $  388,000        100.00%      100.00%
                                 ==================================================================================

                                                                                        1995
                                                                   ------------------------------------------------
                                                                                     Percent of       Percent of
                                                                     Amount of      Allowance to       Loans to
                                                                     Allowance    Total Allowance    Total Loans
                                                                   ------------------------------------------------
 Real estate loans:
    One-to-four family residential                                 $   356,000          89.90%          81.67%
    Multi-family residential                                                -              -             0.78%
    Nonresidential                                                          -              -             2.12%
    Construction                                                            -              -             9.00%
    Equity line                                                         13,000           3.28%           3.00%
                                                                   ------------------------------------------------
      Total real estate loans                                          369,000          93.18%          96.57%
                                                                   ------------------------------------------------
 Consumer loans:
    Installment loans                                              $    15,000           3.79%           2.49%
    Other                                                                4,000           1.01%           0.94%
                                                                   ------------------------------------------------
      Total consumer loans                                              19,000           4.80%           3.43%
                                                                   ------------------------------------------------

 Unallocated                                                             8,000           2.02%             -
                                                                   ------------------------------------------------
                                                                   $   396,000         100.00%         100.00%
                                                                   ================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 3.   Loans Receivable (Continued)

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by
              ------------------------------------------------
SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income
              -------------------------------------------------------
Recognition and Disclosures, requires that the Bank establish a specific
---------------------------
allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $1,449,000 and $1,247,000 at December 31, 1997 and 1996, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required.

Nonperforming loans for which interest has been reduced totaled approximately $1,076,000, and $1,104,000 at December 31, 1997, and 1996, respectively and are the credits identified by management as those borrowers with loan repayment concerns. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $58,000, $54,000, and $32,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated.

                                                                         At December 31,
                                                     --------------------------------------------------------
                                                           1997               1996               1995
                                                     --------------------------------------------------------
 Nonaccrual loans                                    $       1,076,000 $        1,104,000 $          518,000
 Accruing loans past due 90 days or more                       373,000            143,000            684,000
 Troubled debt restructuring                                         -                  -                  -
 Foreclosed real estate                                         81,000                  -                  -
                                                     --------------------------------------------------------
 Total non-performing assets                         $       1,530,000 $        1,247,000 $        1,202,000
                                                     ========================================================

 Non-performing loans to total gross loans                       1.36%              1.23%              1.25%
                                                       ======================================================

 Non-performing assets to total assets                           1.02%              1.11%              1.11%
                                                       ======================================================

 Total assets                                        $     149,585,000 $      112,552,000 $      108,033,000

 Total gross loans                                   $     106,538,000 $      101,184,000 $       96,359,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 4.   Office Properties and Equipment

Office properties and equipment at December 31 consist of the following:

                                             1997               1996
                                      --------------------------------------
 Cost:
    Land                              $          364,000 $          364,000
    Buildings                                    879,000            879,000
    Building improvements                        175,000            175,000
    Furniture and fixtures                       578,000            544,000
    Automobiles                                   47,000             47,000
                                      --------------------------------------
                                               2,043,000          2,009,000
 Less accumulated depreciation                 1,152,000          1,087,000
                                      --------------------------------------
                                      $          891,000 $          922,000
                                      ======================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 5.   Deposits

Deposits at December 31 consist of the following:

                                               1997                                     1996
                            ----------------------------------------------------------------------------------
                                              Weighted                                 Weighted
                                               Average                                  Average
                                Amount          Rate         Percent         Amount      Rate       Percent
                            ----------------------------------------------------------------------------------
 Noninterest-bearing
 deposits                   $     4,539,000            - %      4.5 %  $    1,319,000         -       1.4 %
 NOW accounts                     6,428,000         3.00        6.5         5,644,000       1.08%     6.0
 Money market                     4,823,000         3.67        4.9         4,180,000       2.91%     4.5
 Passbook savings                17,771,000         3.00       18.0        11,487,000       3.00%    12.3
                            ----------------------------------------------------------------------------------
                                 33,561,000                    33.9        22,630,000                24.2
                            ----------------------------------------------------------------------------------
 Certificates of deposit:
    2.00% to 3.99%                  310,000                     0.3           477,000                 0.5
    4.00% to 5.99%               46,477,000                    47.0        48,151,000                51.6
    6.00% to 7.99%               18,538,000                    18.7        21,971,000                23.5
    8.00% to 9.99%                   56,000                     0.0            92,000                 0.1
    10.00% to 11.99%                     -                      -              51,000                 0.1
                            ----------------------------------------------------------------------------------
                                 65,381,000         5.65%      66.1        70,742,000       5.78%    75.8
                            ----------------------------------------------------------------------------------
                                 98,942,000                   100.0 %      93,372,000               100.0 %
                                                            ===========                           ============
 Accrued interest payable           440,000                                   413,000
                            --------------------------------           ---------------------------
                            $    99,382,000         5.10%              $   93,785,000       4.92%
                            ================================           ===========================

                                                                                             1995
                                                                            ---------------------------------------
                                                                                            Weighted
                                                                                             Average
                                                                                Amount        Rate       Percent
                                                                            ---------------------------------------
 Noninterest-bearing deposits                                               $      943,000          -      1.0 %
 NOW accounts                                                                    7,359,000       2.40%     8.0
 Money market                                                                    4,826,000       3.00%     5.3
 Passbook savings                                                               11,225,000       3.50%    12.3
                                                                            ---------------------------------------
                                                                                24,353,000                26.6
                                                                            ---------------------------------------
 Certificates of deposit:
    2.00% to 3.99%                                                                 470,000                 0.5
    4.00% to 5.99%                                                              34,199,000                37.3
    6.00% to 7.99%                                                              32,534,000                35.4
    8.00% to 9.99%                                                                 162,000                 0.2
    10.00% to 11.99%                                                                    -                   -
                                                                            ---------------------------------------
                                                                                67,365,000       5.80%    73.4
                                                                            ---------------------------------------
                                                                                91,718,000               100.0 %
                                                                                                       ============
 Accrued interest payable                                                          385,000
                                                                            ---------------------------
                                                                            $   92,103,000       5.03%
                                                                            ===========================


CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Note 5.   Deposits (Continued)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $10,982,000 and $11,876,000 at December 31, 1997 and
December 31, 1996, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at December 31, 1997 is as follows:

 Maturity Period:

       Within 3 months or less                               $       2,434,000
       Over 3 months through 6 months                                  761,000
       Over 6 months through 12 months                               2,058,000
       Over 12 months                                                5,729,000
                                                            -------------------
                                                             $      10,982,000
                                                            ===================

At December 31, 1997, the scheduled maturities of certificates of deposits are as follows:

 Year Ending December 31,                                         Amount
 ------------------------                                   -------------------
 1998                                                       $       39,535,000
 1999                                                               11,496,000
 2000                                                                1,677,000
 2001                                                                  758,000
 2002 and thereafter                                                11,915,000
                                                            -------------------
                                                            $       65,381,000
                                                            ===================

Interest expense on deposits for the year ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                     1997               1996               1995
                                              ---------------------------------------------------------
 NOW and money market                         $          241,000 $          220,000 $          278,000
 Passbook savings                                        401,000            322,000            365,000
 Certificates of deposit                               4,081,000          4,082,000          3,773,000
                                              ---------------------------------------------------------
                                              $        4,723,000 $        4,624,000 $        4,416,000
                                              =========================================================

Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).

The Bank has $100,000 of U. S. Government and federal agency obligations pledged as security for public deposits at December 31, 1997.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------


Note 6.  Employee Benefit Plans

The Bank had a defined benefit pension plan covering substantially all of its employees, which was terminated during 1997. Upon termination, the Bank made contributions to the plan so that it was fully funded, and the participants were then paid out of the plan assets. All participants were paid by December 31, 1997, therefore there is no prepaid or accrued pension cost at December 31, 1997. Pension expense was $378,000, $109,000 and $120,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The expense for 1997 is net of a curtailment gain of $297,000.

The components of pension cost charged to expense for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                                     1997               1996               1995
                                                            -------------------------------------------------------
 Service cost                                                $        61,000    $        66,000    $        70,000
 Interest cost on projected benefit obligation                       139,000            131,000            129,000
 Actual return on plan assets                                       (109,000)           (95,000)           (89,000)
 Amortization of unrecognized net asset from initial
    application of SFAS No. 87                                        12,000              7,000             10,000
 Additional cost to fully fund the plan
    upon termination                                                 275,000                 -                  -
                                                            -------------------------------------------------------
                                                             $       378,000    $       109,000     $      120,000
                                                            =======================================================

The following table sets forth the funded status of the pension plan as of December 31, 1996, and the amount recognized in the accompanying statement of financial condition:

                                                                                            1996
                                                                                     -------------------
Actuarial present value of benefit obligations:
    Vested portion                                                                   $      (1,554,000)
    Nonvested portion                                                                           (6,000)
                                                                                     -------------------
                                                                                            (1,560,000)
 Effect of projected future compensation levels                                               (461,000)
                                                                                     -------------------
 Projected benefits                                                                         (2,021,000)
 Plan assets at fair value, primarily certificates of deposit, on
    deposit at the Bank                                                                      1,464,000
                                                                                     -------------------
 Projected benefit obligations in excess of plan assets                                       (557,000)
 Unrecognized prior service cost                                                                88,000
 Unrecognized net loss                                                                         126,000
 Unrecognized net transition obligation (recognized over 28 years)                             207,000
                                                                                     -------------------
 Accrued pension cost on statement of financial condition                            $        (136,000)
                                                                                     ===================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6.      Employee Benefit Plans (Continued)

A weighted-average discount rate of 7.0% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the benefit obligations at December 31, 1996. The expected long-term rate of return on assets was 7.0% at December 31, 1996.

The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $79,000, $70,000 and $68,000 for the year ended December 31, 1997, 1996 and
1995, respectively.

The Bank has also entered into unfunded deferred compensation agreements and a salary continuation agreement providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligation under such agreements in the event of death. The cash surrender value of these policies is $971,000 and $838,000 at December 31, 1997 and 1996, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued is $2,270,000 and $2,005,000 at December 31, 1997 and 1996, respectively. The expense related to the agreements for the years ended December 31, 1997, 1996 and 1995 amounted to $350,000, $333,000 and $339,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at December 31, 1997 and 1996, respectively.

Note 7.     Stockholders' Equity

On December 30, 1997, Coddle Creek Financial Corp. completed and closed its stock offering. Gross proceeds from the sale of 674,475 shares amounted to $33,724,000 and were reduced by conversion costs of $1,230,000. Up to $4,225,000 of these net proceeds will be loaned to the ESOP to purchase up to 53,958 shares in the open market. The Company transferred $14,134,000 of the net proceeds to Mooresville Savings Bank for the purchase of all of the common stock of the Bank, and retained the remaining net proceeds.

Concurrent with the Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition contained in the definitive prospectus used in connection with the Company's initial public offering. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders. Dividends paid by the Bank subsequent to the Conversion cannot be paid from this liquidation account.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.     Stockholders' Equity (Continued)

Subject to applicable law, the Board of Directors of Coddle Creek Financial Corp. or Mooresville Savings Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholder's equity would be reduced below the amount required for the liquidation account or its capital requirement. The Company converted stock form on December 30, 1997 and has paid no dividends for the year ended December 31, 1997.

For a period of five years after its conversion from mutual to stock form, Mooresville Savings Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to Coddle Creek Financial Corp. on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends.

In connection with the Conversion, the Bank has agreed with the FDIC that, within the first three years after completion of the Conversion, neither the Company or the Bank will pay any taxable dividend or make any taxable distribution in excess of their current and retained earnings. The Company and the Bank have agreed to notify the FDIC before making a return of capital during the first three years following the Conversion.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at December 31, 1997.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.     Stockholders' Equity (Continued)

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at December 31, 1997 and 1996:


                                           ---------------------------------------------------------------------
                                                                           1997
                                           ---------------------------------------------------------------------
                                              Leverage           Tier I                               N.C.
                                              Ratio of       Risk-Adjusted      Risk-Based        Savings Bank
                                           Tier I Capital       Capital           Capital           Capital
                                           ---------------------------------------------------------------------
                                                                  (Dollars in Thousands)
 Equity (GAAP)                              $     29,210     $     29,210     $      29,210     $       29,210
 Unrealized gain on securities
    available for sale                               (25)             (25)              (25)               (25)
 Supplemental capital items:
    General valuation allowance                       -                -                693                693
                                            --------------------------------------------------------------------
 Regulatory capital                               29,185           29,185            29,878             29,878
 Minimum capital requirement                       5,983            2,783             5,565              7,479
                                            --------------------------------------------------------------------
 Excess regulatory capital                  $     23,202     $     26,402     $      24,313     $       22,399
                                            ====================================================================
 Total assets at December 31, 1997          $    149,585                                        $      149,585
                                            ==============                                      ================
 Risk-weighted assets at
    December 31,  1997                                       $     69,566     $      69,566
                                                             ================================
 Capital as a percentage of assets:
    Actual                                         19.51%           41.95%            42.95%             19.97%
    Required                                        4.00             4.00              8.00               5.00
                                            --------------------------------------------------------------------
 Excess                                            15.51%           37.95%            34.95%             14.97%
                                            ====================================================================


CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.      Stockholders' Equity (Continued)


                                            --------------------------------------------------------------------
                                                                           1996
                                            --------------------------------------------------------------------
                                               Leverage         Tier I                               N.C.
                                               Ratio of      Risk-Adjusted      Risk-Based        Savings Bank
                                            Tier I Capital      Capital           Capital           Capital
                                            --------------------------------------------------------------------
                                                                (Dollars in Thousands)
 Equity (GAAP)                              $     14,412     $     14,412      $     14,412      $      14,412
 Unrealized gain on securities
    available for sale                               (28)             (28)              (28)               (28)
 Supplemental capital items:
    General valuation allowance                       -                -                388                388
                                            --------------------------------------------------------------------
 Regulatory capital                               14,384           14,384            14,772             14,772
 Minimum capital requirement                       4,502            2,358             4,716              5,628
                                            --------------------------------------------------------------------
 Excess regulatory capital                  $      9,882     $     12,026      $     10,056      $       9,144
                                            ====================================================================
 Total assets at December 31, 1996          $    112,552                                         $     112,552
                                            ==============                                       ===============
 Risk-weighted assets at
    December 31,  1996                                       $     58,956      $     58,956
                                                             ================================
 Capital as a percentage of assets:
    Actual                                         12.78%           24.40%            25.06%             13.12%
    Required                                        4.00             4.00              8.00               5.00
                                            -----------------------------------------------------------------------
 Excess                                             8.78%           20.40%            17.06%              8.12%
                                            =======================================================================


A ratio of 4% of total assets was used for purposes of computing the minimum required leverage ratio of Tier I Capital.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $6,957,000, $4,174,000, and $7,479,000, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.     Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. Through 1995, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation was passed in 1996 that eliminated the percentage of taxable income method as an option for computing bad debt deductions for 1996 and all future years. The Bank is still permitted to take deductions for bad debts, but is required to compute such deductions using an experience method. The Bank's bad debt deduction was $30,000 and $8,000 in 1997 and 1996, respectively.

In conjunction with the change in computing the tax bad debt deduction, the Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but could be delayed up to two years if the Bank originated a certain level of residential mortgage loans during 1996 and 1997. The loan origination test was met during 1996 and 1997, therefore, there was no recapture of the reserve in 1996 or 1997. Recapture will begin in 1998. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 1997 and 1996, retained earnings contain certain historical additions to the bad debt reserve for income tax purposes of approximately $3,816,000, the balance prior to 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If this pre-1998 reserve is used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of December 31, 1997 and 1996.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.   Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets in the statement of financial condition were as follows at December 31:

                                                      1997            1996
                                                 -------------------------------
 Deferred tax assets:
    Interest income on non performing assets     $     18,000     $     21,000
    Deferred compensation                             884,000          784,000
    Allowance for loan losses                         270,000          152,000
    Pension plan                                      149,000           53,000
                                                 -------------------------------
                                                    1,321,000        1,010,000
                                                 -------------------------------
 Deferred tax liabilities:
    Property and equipment                            105,000          102,000
    FHLB stock dividends                              136,000          136,000
    Section 401(k) contribution                         6,000            1,000
    Deferred loan fees                                 17,000            8,000
    Tax bad debt reserves                              26,000           26,000
    Unrealized gains on securities                     16,000           18,000
    FHLB accrued dividend                               7,000            6,000
                                                 -------------------------------
                                                      313,000          297,000
                                                 -------------------------------
         Net deferred tax asset                  $  1,008,000     $    713,000
                                                 ===============================

At December 31, 1997 and 1996, no valuation allowance was recorded for deferred tax assets.

Income tax expense (credits) for the year ended December 31, 1997, 1996 and 1995 consists of the following:

                               1997               1996               1995
                         -----------------------------------------------------
 Current                 $     667,000      $     426,000      $     417,000
 Deferred                     (293,000)           (72,000)          (113,000)
                         -----------------------------------------------------
                         $     374,000      $     354,000      $     304,000
                         =====================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.   Income Tax Matters (Continued)

A reconciliation of the federal income tax rate to the effective tax rate for the year ended December 31, 1997, 1996 and 1995 is as follows:


                                                                    1997               1996              1995
                                                               ------------------------------------------------
 Statutory federal income tax rate                                  34.0%              34.0%             34.0%
 Increases (decreases) in taxes resulting from:
    Nontaxable income                                               (2.1)              (2.5)             (5.8)
    Nondeductible expense                                            1.2                  -                 -
    State income tax, net of federal benefit                         1.6                1.2               1.2
    Underaccrual                                                     1.1                  -              (0.4)
    Other                                                            0.1                0.2              (1.0)
                                                               ------------------------------------------------
 Effective tax rate                                                 35.9%              32.9%             28.0%
                                                               ================================================


Note 9.   Employee Stock Ownership Plan

The Bank has established an employee stock ownership plan (ESOP) to benefit all qualified employees. At December 31, 1997, the ESOP has purchased 7,500 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP intends to purchase additional shares of common stock in the open market with additional loan proceeds from the Company, up to a total of $4,225,000.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on December 31 of each year through December 31, 2012. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 1997 the outstanding balance of the note receivable is $577,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements.

At December 31, 1997, no shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $577,000 at December 31, 1997.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.    Employee Stock Ownership Plan (Continued)

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. There is no potential commitment for the put option at December 31, 1997, as no ESOP shares have been released. However, there will be a future commitment based on the fair value of the shares released.


Note 4.    Commitments, Contingencies and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at December 31, 1997. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds is as follows:


                                                            Fixed Rate        Variable Rate           Total
                                                        --------------------------------------------------------
Commitments to extend credit, mortgage loans            $   2,237,000         $          -        $   2,237,000
Unused home equity loans and lines of credit                                      3,503,000           3,503,000


The Bank has made loans to its officers and directors in the normal course of business. The following is an analysis of the loans to officers and directors for the year ended December 31, 1997:


    Balance, beginning                                          $      779,000
    Originations                                                        85,000
    Payments                                                          (200,000)
                                                                ---------------
    Balance, ending                                             $      664,000
                                                                ===============

Additionally, officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $1,577,000 at December 31, 1997.

The Company's stockholders will be asked to consider at a future stockholders' meeting, approval of a management recognition plan. Such a plan is designed to provide the directors, officers and certain employees of the Bank with an ownership interest in the Company to encourage their continued service to the Bank. Up to 26,979 shares of the Company's stock or 4% of the shares issued in the conversion to stock form would be awarded under the plan. The stockholders will also be asked to approve a stock option plan for directors, officers and employees of the Bank. The plan may provide for the issuance of incentive or non-incentive options. As many as 67,448 shares or 10% of the shares issued in the conversion to stock form are expected to be reserved for future issuance under the stock option plan. The Company may elect to fund any approved plan through the issuance of authorized but unissued shares, or may elect to purchase the shares to fund the plan in the open market. Before any plan is implemented, regulatory approval must be obtained.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.  Commitments, Contingencies and Related Party Transactions (Continued)

The Bank has entered into employment agreements with certain key employees in order to establish their duties and compensation and to provide for their continued employment with the Bank. The agreements will provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, each agreement may be extended for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors.


Note 5.   Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of December 31, 1997 and 1996:


                                                          1997                                 1996
                                         --------------------------------------------------------------------------
                                              Carrying            Fair             Carrying            Fair
                                               Value              Value             Value              Value
                                         --------------------------------------------------------------------------
 Financial assets:
    Cash
      Interest-bearing deposits          $     36,649,000   $     36,649,000   $      2,253,000   $      2,253,000
      Noninterest-bearing deposits                422,000            422,000            422,000            422,000
    Certificates of deposit                       100,000            100,000            100,000            100,000
    Investments                                 5,762,000          5,788,000          7,667,000          7,664,000
    Loans receivable                          101,982,000        104,571,000         97,951,000         99,451,000
    Accrued interest receivable                   755,000            755,000            714,000            714,000
    FHLB stock                                    930,000            930,000            869,000            869,000

 Financial liabilities:
    Deposits                                   99,382,000         99,251,000         93,785,000         92,483,000
    Advances from FHLB                                  -                  -          2,000,000          2,000,000
    Advances from borrowers for
       taxes and insurance                        105,000            105,000            105,000            105,000


The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent the market or liquidation value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CUDDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11.   Fair Value of Financial Instruments (Continued)

Cash and Certificates of Deposits: The carrying amounts for cash and short-term
---------------------------------
instruments approximate their fair values.

Investment securities: Fair values for securities are based on quoted market
---------------------
prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar securities.

Loans receivable: The fair value of fixed rate loans is estimated by discounting
----------------
the future cash flows, adjusted for prepayments, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are equal to carrying amounts. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and has been deducted from the estimated fair value of loans.

Accrued interest receivable: The fair value of accrued interest receivable is
---------------------------
the amount receivable on demand at the statement of financial condition date.

Deposits: The fair value of demand deposits, savings accounts, and certain money
--------
market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Advances from Federal Home Loan Bank: The carrying value of the advances
------------------------------------
approximates their fair value due to their short-term nature and market rate of interest.

Off-statement of financial condition instruments: Fair values for the Bank's
------------------------------------------------
off-statement of financial condition instruments (loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The fair value for such commitments is nominal.


Note 12.  Special SAIF Assessment

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment was equal to approximately 65 basis points of the SAIF assessable deposit base as of March 31, 1995. The expense recorded for the special assessment for the year ended December 31, 1996 amounted to $520,000.

CUDDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13.   Parent Company Financial Data

The following are condensed financial statements for Coddle Creek Financial Corp. as of and for the period ended December 31, 1997. The Company had no operations during the period December 30, 1997 through December 31, 1997.

                  Condensed Statement of Financial Condition
                               December 31, 1997


Assets:
  Cash                                                                           $     9,371,000
  Investment in Mooresville Savings Bank, S.S.B.                                      29,210,000
  Due From Mooresville Savings Bank, S.S.B.                                            8,989,000
                                                                                 ---------------
          Total assets                                                           $    47,570,000
                                                                                 ===============

Liabilities, accounts payable                                                    $       577,000
                                                                                 ---------------

Stockholders' Equity:
    Additional paid-in capital                                                        32,494,000
    Unrealized gain on securities available for sale, net of tax                          25,000
    Note receivable, ESOP                                                               (577,000)
    Retained earnings                                                                 15,051,000
                                                                                 ---------------
          Total stockholders' equity                                                  46,993,000
                                                                                 ---------------
          Total liabilities and stockholders' equity                             $    47,570,000
                                                                                 ===============

CUDDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13.   Parent Company Financial Data (Continued)


                      Condensed Statement of Cash Flows
        For the Period from December 30, 1997 through December 31, 1997


Cash Flows from Investing Activities:
  Initial investment in Mooresville Savings Bank                                 $   (14,134,000)
  Due from Mooresville Savings Bank                                                   (8,989,000)
                                                                                 ---------------
          Net cash used in investing activities                                      (23,123,000)
                                                                                 ---------------

Cash Flows from Financing Activities:
  Net proceeds from issuance of common stock                                          32,494,000
                                                                                 ---------------
Net increase in cash                                                                   9,371,000
  Cash - beginning                                                                             -
                                                                                 ---------------
  Cash - ending                                                                  $     9,371,000
                                                                                 ===============

Supplemental Disclosures of Noncash Transactions
  Loan to ESOP for purchase of stock                                             $       577,000
  Account payable to ESOP                                                                577,000

Note 14.     Future Reporting Requirements

The FASB has issued SFAS No. 123, Accounting for Awards of Stock-Based Compensation to Employees. The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans- the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements

CUDDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 14.  Future Reporting Requirements (Continued)

regardless of the method used to account for them. The Statement is not expected to have a significant effect on the Company's financial statements because should the Company approve certain stock option plans in the future management is expected to elect to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as proforma effects in the notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

The FASB has issued SFAS No. 128, Earnings Per Share, which the Company has not been required to adopt as of December 31, 1997. The Statement, which will be effective for the Company's interim period ending March 31, 1998, specifies the computation, presentation and disclosure requirements for earnings per share.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of December 31, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.


Note 15.  Year 2000

At the turn of the century, computer-based information systems will be faced with the problems potentially affecting hardware, software, networks, processing platforms, as well as customer and vendor interdependencies. The Company has established a committee and is in the process of assessing the effect of Year 2000 on the Bank's operating plans and systems. The Company is developing a plan for identifying, renovating, testing and implementing its systems for Year 2000 processing and internal control requirements. The cost for becoming Year 2000 compliant has not been determined, however, management feels it will not be material to the Company's financial statements.

                     (This page intentionally left blank)

                             CORPORATE INFORMATION

                                             EXECUTIVE OFFICERS:
        George W. Brawley, Jr.                 Dale W. Brawley                         Billy R. Williams
          President and CEO                Executive Vice President                  Secretary/Controller
                                                 DIRECTORS:
                                            Dr. Calvin E. Tyner
                                          Chairman, Retired Veteran
        George W. Brawley, Jr.                 Dale W. Brawley                        Claude U. Voils, Jr.
  President and CEO of Moorseville       Executive Vice President of                     Retired Chemist
            Savings Bank                  Moorseville Savings Bank                     of National Starch
           Jack G. Lawler                     Willis Barnette                            Donald R. Belk
        Retired President of          President of Custom Products, Inc.          President of E.F. Belk & Son
            Taltronics                                                               Electrical Contractors


       Stock Transfer Agent                                    Annual Meeting
  Registrar and Transfer Company                 The 1998 annual meeting of stockholders of
        10 Commerce Drive                        Coddle Creek Financial Corp. will be held at
        Cranford, NJ 07016                       5:00 P.M.on April 17, 1998 at the Company's
                                                  corporate office at 347 North Main Street,
      Special Legal Counsel                                    Mooresville, NC.
    Brooks, Pierce, McLendon,                                      Form 10-K
     Humphrey & Leonard, LLP               A copy of Form 10-K, including the financial statements,
      2000 Renaissance Plaza               as filed with the Securities and Exchange Commission will
      230 North Elm Street                 be furnished without charge to the Company's stockholders
       Greensboro, NC 27420                upon written request to Coddle Creek Financial Corp.,
                                           Attn: George Brawley, President
                                           347 Main Street, P.O. Box 117, Moorseville, NC 28115
       Independent Auditors
     McGladrey & Pullen, LLP                                       Corporate Office
      One Morrocroft Centre                                      347 North Main Street
6805 Morrison Boulevard, Suite 200                                   P.O. Box 117
       Charlotte, NC 28211                                       Mooresville, NC 28115

                           Common Stock Information

On December 30, 1997, the Company issued 674,475 shares of common stock. The Company's common stock is traded on the over the counter market with quotations available through the OTC Electronic Bulletin Board under the symbol "CDLC" and began trading on December 31, 1997. At December 31, 1997, there were approximately 500 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The Company paid no dividend for the year ended December 31, 1997. For the quarter ended December 31, 1997 the high and low sales price for the common stock was $77.00 and $74.25, respectively.

                                       57