Form 10-K, Exhibit 13
period 1998-12-31
CODDLE CREEK FINANCIAL CORP
filed 1999-03-30
CIK 1045944

                                 Coddle Creek

                                FINANCIAL CORP.

                      1998 ANNUAL REPORT TO SHAREHOLDERS

                               Table of Contents

                                                                                             Page
-----------------------------------------------------------------------------------------------------

Report to Stockholders                                                                              1
Selected Consolidated Financial Data                                                            2 - 3
Management's Discussion and Analysis                                                           4 - 18
Independent Auditor's Report                                                                       19
Consolidated Financial Statements:
 Statements of financial condition at December 31, 1998 and 1997                                   20
 Statements of income and comprehensive income for the years ended                                 21
   December 31, 1998, 1997 and 1996
 Statements of stockholders' equity for the years ended December 31, 1998, 1997               22 - 23
   and 1996
 Statements of cash flows for the years ended December 31, 1998, 1997 and 1996                24 - 26
Notes to Consolidated Financial Statements                                                    27 - 57
Corporate Information                                                                         58 - 59



This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Coddle Creek Financial Corp. that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                       Letter Head of Coddle Creek Corp.



                             Report to Stockholders



Dear Stockholder:

Fiscal 1998 was a historic year for your Company. On December 30, 1997, Mooresville Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp. As part of the Conversion, Coddle Creek issued 674,475 shares of common stock, generating additional capital of $33.7 million. The response to our initial public offering was tremendous, as noted by the large oversubscription of the shares of common stock offered.

The Company's consolidated total assets totaled $135.8 million at December 31, 1998 compared to $149.6 million a year earlier, representing a 9.2% decrease as a result of the refund for the oversubscription of stock in the amount of $16.0 million. Total stockholders' equity amounted to $45.1 million at December 31, 1998, resulting in a book value per share of $66.89. A detail of financial results and other information is contained in the accompanying 1998 Annual Report and Proxy Statement.

The Company is dedicated to providing high quality service for all of our customers. The Board of Directors continues to study various methods of increasing the value of your investment. In the future, the Board intends to consider such issues as regular cash dividends, special dividends and the Company's repurchase of outstanding common stock.

On behalf of the Board of Directors, management and staff, we would like to thank you for your loyalty and confidence a s demonstrated by your investment in Coddle Creek Financial Corp.


                                           Sincerely,



                                           /s/ George W. Brawley, Jr.
                                           ----------------------------------
                                           George W. Brawley, Jr.
                                           President and CEO

                  CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                December 31,
                                              ---------------------------------------------------------------------------------
                                                 1998             1997               1996              1995              1994
                                              ---------------------------------------------------------------------------------
                                                               (Dollars In Thousands, Except Per Share Data)
Financial Condition Data:
Total assets                                   $135,811          $149,585          $112,552          $108,033           $99,966
Investments securities (1)                       20,495            43,441            10,889            13,903            14,220
Loans receivable, net (5)                       110,578           101,982            97,951            90,555            82,453
Deposits                                         87,569            99,382            93,785            92,103            85,105
Stockholders' equity (2)                         45,119            46,993            14,412            13,726            12,883
Book value per share (2)                          66.89             69.67                -                 -                 -

                                                                            For the Years Ended
                                                                                December 31,
                                              ---------------------------------------------------------------------------------
                                                   1998             1997             1996             1995         1994\(4)\
                                              ---------------------------------------------------------------------------------
                                                               (Dollars in Thousands, Except Per Share Data)
Operating Data:
Interest and dividend income                    $10,316            $8,997            $8,679            $7,946          $5,544
Interest expense                                  4,096             4,820             4,658             4,416           2,607
                                              ---------------------------------------------------------------------------------
Net interest income                               6,220             4,177             4,021             3,530           2,937
Provision for loan losses                           205               335                -                 12              18
Noninterest income                                  185               192               200               190             149
Noninterest expense                               2,957             2,993             3,146             2,624           2,032
                                              ---------------------------------------------------------------------------------
Income before income taxes                        3,243             1,041             1,075             1,084           1,036
Income tax expense                                1,039               374               354               304             361
                                              ---------------------------------------------------------------------------------
Net income                                        2,204               667               721               780             675
Other comprehensive income, net of tax:
Unrealized gains on securities, net of tax           21                (3)              (35)               63              -
                                              ---------------------------------------------------------------------------------
Comprehensive income                            $ 2,225            $  664            $  686            $  843          $  675
                                              =================================================================================

Basic earnings per share(2)                     $  3.54            $   -             $   -             $   -           $   -
Diluted earnings per share(2)                      3.54                -                 -                 -               -
Dividends per share(2)                             1.00                -                 -                 -               -
Dividend payout ratio(7)                          28.25%               -                 -                 -               -


                                  (Continued)

                                                                          At or For the Years Ended
                                                                                 December 31,
                                           -------------------------------------------------------------------------------------
                                                  1998 \(6)\     1997\(6)\      1996\(6)\          1995\(6)\       1994\(4)(6)\
                                           -------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Selected Other Data:
    Number of outstanding loans                      2,397         2,482            2,476            2,432            2,281
    Number of deposit accounts                       7,109         7,957            7,752            7,730            7,248
    Number of full-service offices                       3             3                3                3                3
Return on average assets                              1.62%         0.58%            0.66%            0.75%            0.68%
Return on average equity                              4.98%         4.55%            5.37%            6.05%            5.55%
Average equity to average assets                     32.59%        12.87%           12.27%           12.37%           12.21%
Interest rate spread                                  3.11%         2.87%            3.08%            2.85%            3.53%
Net yield on average interest-earning
   assets                                             4.70%         3.68%            3.74%            3.49%            4.05%
Average interest-earning assets to
   average interest-earning liabilities             151.32%       119.06%          115.21%          114.59%          114.44%
Ratio of noninterest expense to
   average total assets                               2.18%         2.62%            2.88%            2.52%            2.04%
Nonperforming assets to total assets (3)              1.02%         1.02%            1.11%            1.11%            1.18%
Nonperforming loans to total loans (3)                1.20%         1.36%            1.23%            1.25%            1.37%
Allowance for loan losses to
   nonperforming loans (3)                           64.57%        47.83%           31.11%           32.95%           33.67%
Allowance for loan losses to total loans
   receivable, net                                    0.81%         0.68%            0.40%            0.44%            0.48%
Provision for loan losses to total
   loans receivable, net                              0.19%         0.33%            0.00%            0.01%            0.03%
Net charge-offs to average loans
   outstanding                                        0.00%         0.03%            0.01%            0.01%            0.01%
Stockholders' equity to total assets                 33.22%        31.42%           12.80%           12.71%           12.89%


(1)Includes interest-earning deposits, federal funds sold, certificates of deposit, FHLB stock and investment securities.

(2)On December 30, 1997, Mooresville Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.

(3)Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in settlement of loans. Non performing loans include nonaccrual loans and accruing loans past due 90 days or more.

(4)The operating data for December 31, 1994 is for the nine-month period beginning April 1, 1994 and ending December 31, 1994 due to a change in year ends.

(5)"Loans receivable, net," represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.

(6)Ratios other than period-end ratios are based on monthly balances. Management does not believe the use of month-end balances has caused a material difference in the information provided.

(7)The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

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

Description of Business

  Coddle Creek Financial Corp. (the "Company") was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Mooresville Savings Bank, Inc. S.S.B. (the "Bank," or "Mooresville Savings") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"), pursuant to the Plan of Holding Company Conversion of Moorseville Savings Bank, Inc. S.S.B. (the "Plan of Conversion"). The Company was organized to acquire all of the common stock of Mooresville Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on December 30, 1997, at which time the Company acquired all of the shares of the Bank and commenced operations.

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

  The Company did not commence operations until December 30, 1997; therefore, the consolidated entity did not have any operations for the year ended December 31, 1997. The following discussion and analysis contains consolidated financial results for the year ended December 31, 1998 and the financial results for Mooresville Savings for the years ended December 31, 1997 and 1996. Because the Company had no operations and conducted no business other than as described above prior to December 31, 1997, the "Management's Discussion and Analysis" concerns primarily the business of the Bank for 1997 and 1996. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank are collectively referred to herein as the "Company" unless otherwise noted.

Comparison of Financial Condition at December 31, 1998, 1997 and 1996

  Total assets of the Company amounted to $135.8 million, $149.6 million, and $112.6 million December 31, 1998, 1997 and 1996, respectively. The growth from December 31, 1996 to December 31, 1997 can primarily be attributed to the increase in loans receivable and cash and cash equivalents, funded by proceeds from the Conversion, savings deposit growth and an increase in investment securities. The decrease from December 31, 1997 to December 31, 1998 was primarily due to the Company returning cash deposits to potential investors who did not receive stock in the Conversion due to an oversubscription of the shares offered.

  The principal category of earnings assets is loans receivable, which amounted to $110.6 million $102.0 million, and $98.0 million at December 31, 1998, 1997 and 1996, respectively. The Bank was able to increase the size of its loan portfolio during 1998 and 1997 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages, residential construction and home equity loans. All other categories of the Bank's loan portfolio have remained fairly constant from 1996 to 1998. Loan originations for the year ended December 31, 1998 totaled $51.3 million, other net changes totaled $0.1 million while loan principal repayments totaled $42.8 million as the loan portfolio increased by $8.6 million. Loan originations for the year ended December 31, 1997 totaled $27.4 million, other net changes totaled $0.3 million while principal repayments totaled $23.1 million for a net increase in the loan portfolio of $4.0 million over 1996. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 1998, 1997 and 1996 totaled $1,386,000, $1,449,000, and $1,247,00, respectively, and were 1.20%, 1.36%, and 1.23% of total loans, respectively.

  In addition to loans, the Company invests in U.S. Treasury, Government and federal agency and municipal securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists of securities designated as available for sale or held to maturity. Investment securities, including interest-bearing deposits, at December 31, 1998, 1997 and 1996 totaled $20.5 million, $43.4 million, and $10.9 million, respectively. The securities portfolio decreased by $22.9 million for the year ended December 31, 1998 from December 31, 1997 as cash held in interest-bearing deposits was returned to investors due to the oversubscription in connection with the Conversion. The securities portfolio increased $32.5 million for the year ended December 31, 1997 from December 31, 1996 as $2.0 million in securities matured and interest-bearing deposits increased $34.4 million due to cash received in connection with the Conversion.

  Savings deposits amounted to $87.6 million at December 31, 1998, a decrease of $11.8 million from $99.4 million at December 31, 1997, which was attributed to the return of deposits by the Bank in 1998 due to the oversubscription of the stock offering. At December 31, 1997, deposits increased by $5.6 million from $93.8 million at December 31, 1996. The Bank has focused its marketing efforts on building depositor relationships and setting its deposit rates in the local market to compete favorably with rates offered by competitors.

  Stockholders' equity decreased by $1.9 million during 1998 due to the full funding of the $4.2 million note receivable to the ESOP, offset by net income of $2.2 million. Stockholders' equity increased by $32.6 million during 1997, primarily due to the proceeds received in the Conversion, less $577,0 00 for for the issuance of the note receivable to the ESOP. Stockholders' equity increased for the years ending December 31, 1997 and 1996 due to net incomes of $667,000 and $721,000, respectively. The unrealized gain on securities available for sale, net of tax, amounted to $46,000, $25,000 and $28,000 at December 31, 1998, 1997 and 1996, respectively.

Market Risk

  The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

  In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management meets on a regular basis to review the Company's interest rate risk position and profitability and to recommend adjustments for consideration by the Board of Directors. Management also reviews the Company's securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have adverse effect on net income.

  When adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long and short term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increase in interest rates to fluctuations in the difference between long-and short-term interest rates.

  Consistent with the asset/liability management philosophy set forth above, the Company has taken several steps to manage its market rate risk. In order to mitigate and manage interest rate risk, the Company has adopted the following policies: (i) investing its excess liquidity in shorter term or adjustable rate instruments with maturities or repricing periods of three years or less; (ii) promoting mortgage loans with ten-year balloons, or 15 year amortizations; (iii) promoting adjustable rate equity line of credit loans; (iv) promoting longer term certificates of deposit; (v) increasing the level of interest-earning assets relative to interest-bearing liabilities; and (vi) maintaining a relatively low level of operating expenses and non-earning assets.

  The following tables provide further information about the Company's financial instruments that are sensitive to changes in interest rates.

                                                                       Loans Receivable (A)
                                                                      Expected Maturity Date
                                                                     Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                           Fair
                                   1999          2000        2001        2002       2003      Thereafter       Total      Value
                                                                       (Dollars In Thousands)
Fixed Rate                       $  2,129     $  3,768     $ 3,770     $ 3,893     $ 3,791     $ 66,416      $ 83,767    $ 88,540
  Average interest rate              9.28 %       9.84 %     10.51 %      8.87 %     8.30 %       7.60 %
Variable Rate                    $ 27,706     $   -        $  -        $  -        $  -        $   -         $ 27,706    $ 27,706
  Average interest rate              8.17 %       -    %      -    %      -    %      -    %       -    %

                                                                      Investment Securities (B)
                                                                       Expected Maturity Date
                                                                      Year Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                          Fair
                                   1999          2000        2001        2002       2003      Thereafter       Total      Value
                                                                       (Dollars In Thousands)
Interest-bearing cash            $  7,806     $   -        $  -        $  -        $  -        $   -         $  7,806    $  7,806
  Average interest rate              4.90 %       -    %      -    %      -    %      -    %       -    %
Certificates of deposit          $    100     $   -        $  -        $  -        $  -        $   -         $    100    $    100
  Average interest rate              5.85 %       -    %      -    %      -    %      -    %       -    %
Securities available for sale    $  5,689     $    750     $ 1,390     $ 1,056     $ 1,036     $    323      $ 10,244    $ 10,244
  Average interest rate              5.55 %       5.73 %      6.79 %      5.71 %      5.80 %       6.25 %
Securities held to maturity      $    202     $   -        $  -         $  150     $           $  1,029      $ 1,381     $  1,430
  Average interest rate              5.99 %       -    %      -    %      4.80 %      -    %       4.62 %
Nonmarketable equity securities  $   -        $   -        $  -        $  -        $  -        $    964      $   964     $    964
  Average interest rate              -    %       -    %      -    %      -    %      -    %       7.50 %


                                                                        Expected Maturity Date (C)
                                                                         Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                          Fair
                                   1999          2000        2001        2002       2003      Thereafter       Total      Value
                                                                       (Dollars In Thousands)
Deposits                         $ 62,336     $ 18,211     $ 2,206     $   773     $ 1,236     $     18      $ 84,780    $ 82,499
  Average interest rate              4.23 %       6.00 %      5.37 %      5.48 %      5.31 %       6.66 %


(A) For loans receivable the table presents expected principal cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments but excluding estimated prepayments for fixed rate loans. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change. The table presents fair values at December 31, 1998 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented as due in the one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values for securities available for sale and amortized costs for all other investment securities at December 31, 1998 and weighted average interest rates by maturity dates.
(C) For deposits the table presents principal cash flows and weighted average interest rates by contractual maturity dates.

Comparison of Operating Results for the Years Ended December 31, 1998, 1997, and 1996

     Net Income. Net income for the years ended December 31, 1998, 1997, and 1996 amounted to $2.2 million, $667,000, and $721,000, respectively. Net income increased in 1998 primarily due to an increase in interest income as proceeds received in the Conversion were invested in securities and funded loan growth. Net income decreased in 1997 from 1996 primarily due to providing additional provisions for loan losses and recording additional compensation expense as a result of the termination of the Bank's defined benefit pension plan. Additionally, total noninterest expense decreased in 1997 due to a one-time special assessment of $520,000 that occurred in 1996 as a result of the legislation to recapitalize the Savings Association Insurance Fund ("SAIF").

     Net Interest Income. Net interest income amounted to $6.2 million, $4.2 million, and $4.0 million during the years ended December 31, 1998, 1997, and 1996, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities amounted to $44.8 million, $18.2 million, and $14.2 million during 1998, 1997 and 1996, respectively. The Bank's interest rate spread decreased from 3.08% in 1996 to 2.87% in 1997, but increased to 3.11% in 1998. The increase in the interest rate spread 1998 was due to the decrease in the Bank's cost of funds. The average yield on interest-bearing liabilities dropped from 5.06% in 1997 to 4.69% in 1998. The 24 basis point increase in interest rate spread in 1998, coupled with a $26.6 million increase in net average balances of interest-earning assets over interest-bearing liabilities, increased net interest income by $2.0 million. In 1997, the increase in the Bank's cost of funds coupled with a slight decrease in the yield on interest-earning assets caused the decrease in the interest rate spread. The higher balance of interest-earning assets in 1997 more than offset the decrease of 21 basis points in spread, resulting in a $156,000 increase over 1996 in net interest income.

     Interest Income. Interest income amounted to $10.3 million, $9.0 million, and $8.7 million for the years ended December 31, 1998, 1997, and 1996, respectively. The Company's average yield on interest-earning assets decreased from 8.07% in 1996 to 7.93% in 1997 and 7.80% in 1998. The primary interest-earning asset is loans receivable, which experienced a slight decrease in average yield of 6 and 2 basis points during 1998 and 1997, respectively. However, the average outstanding loan balance increased from $95.5 million in 1996 to $100.5 million in 1997 and to $108.3 million in 1998, which is the primary reason for the increase in interest income. The other significant interest-earning asset is investment securities, which experienced a significant increase in its average outstanding balance of $6.4 million from $7.9 million in 1997 to $14.3 million in 1998. The increase in investment income is due to the Company utilizing the proceeds from the Conversion to maximize interest income.

     Interest Expense. Interest expense amounted to $4.1 million, $4.8 million, and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. The modest increase in interest expense in 1997 is due to slight increases in the average outstanding balances of interest-bearing liabilities, including Federal Home Loan Bank ("FHLB") advances, during 1996 and 1997. There were no outstanding FHLB advances during 1998. The $7.9 million decrease in the average outstanding balance of interest-bearing liabilities, coupled with the 37 basis point decrease in the Bank's cost of funds from 5.06% in 1997 to 4.69% in 1998, is the primary reason for the $724,000 decrease in interest expense in 1998.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 1998, 1997 and 1996. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earnings balance).



                                                           At December 31,
                                                               1998                         1998
                                                        -------------------------------------------------------------
                                                          Average Yield/     Average                     Average
                                                              Rate           Balance        Interest     Yield/Rate

Interest-earning assets:
   Interest-bearing deposits                                  4.90%        $  9,646        $    476       4.93%
   Investments (1)                                            5.41%          14,310             896       6.26%
   Loans receivable, net (4)                                  7.76%         108,255           8,944       8.26%
                                                                            -------        --------
   Total interest-earning assets                              7.33%         132,211          10,316       7.80%
                                                                                           --------
Other assets                                                                  3,487
                                                                           --------
   Total assets                                                            $135,698
                                                                           ========
Interest-bearing liabilities:
   NOW and Money market                                       1.50%        $ 13,858        $    329       2.37%
   Passbook accounts                                          2.47%          11,192             298       2.66%
   Certificates of deposit                                    5.47%          62,322           3,469       5.56%
   FHLB advances                                                -                -               -          -
                                                                           --------       ---------
Total interest-bearing liabilities                            4.55%          87,372           4,096       4.69%
                                                                                          ---------
Other liabilities                                                             4,097
Stockholders' equity                                                         44,229
                                                                           --------
        Total liabilities and stockholders' equity                         $135,698
Net interest income and interest rate spread (2)              2.78%        ========        $  6,220       3.11%
                                                                                          =========
Net yield on interest-earning assets (3)                                                                  4.70%
Ratio of average interest-earning assets to average
 interest-bearing liabilities
                                                                                                        151.32%

                                                            For the Year Ended December 31,
                                                                         1997                                 1996
                                                       ---------------------------------------------------------------------------
                                                          Average                    Average      Average                Average
                                                          Balance      Interest     Yield/Rate    Balance    Interest   Yield/Rate
                                                       ---------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing deposits                                5,003     $   148            2.96%    $   1,900   $    88       4.63%
   Investments (1)                                          7,879         482            6.12%       10,141       628       6.19%
   Loans receivable, net (4)                              100,505       8,367            8.32%       95,453     7,963       8.34%
                                                        -----------   --------                    ----------  ---------
   Total interest-earning assets                          113,387       8,997            7.93%      107,494     8,679       8.07%
                                                                      --------                    ----------  ---------
   Other assets                                               658                                     1,901
                                                        -----------                               ----------
   Total assets                                         $ 114,045                                 $ 109,395
                                                        ===========                               ==========

Interest-bearing liabilities:
   NOW and Money market                                 $  11,738     $   241            2.03%    $  11,113   $   220       1.98%
   Passbook accounts                                       11,644         401            3.44%       11,480       322       2.80%
   Certificates of deposit                                 70,669       4,081            5.77%       69,877     4,082       5.84%
   FHLB advances                                            1,183          97            8.20%          833        34       4.08%
                                                        -----------   --------                    ----------  ---------
Total interest-bearing liabilities                         95,234       4,820            5.06%       93,303     4,638       4.99%
                                                                      --------                                ---------
Other liabilities                                           4,139                                     2,670
Stockholders' equity                                       14,672                                    13,422
                                                        -----------                               ----------
        Total liabilities and stockholders' equity      $ 114,045                                 $ 109,395
                                                        ===========                               ==========
Net interest income and interest rate spread (2)                      $ 4,177            2.87%                $ 4,021       3.08%
                                                                      ========                                =========
Net yield on interest-earning assets (3)                                                 3.68%                              3.74%
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                                          119.06%                            115.21%


(1)  Includes investment securities and FHLB stock.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(4) Loans placed on nonaccruing status have been included in the computation of average balances.

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





                                Year Ended December 31,           Year Ended December 31,           Year Ended December 31,
                                     1998 vs. 1997                    1997 vs. 1996                      1996 vs. 1995
                               Increase (Decrease) Due to       Increase (Decrease) Due to        Increase (Decrease) Due to
                               -----------------------------    ----------------------------     -------------------------------
                                                Rate/                             Rate/                             Rate/
                                Volume   Rate  Volume    Net     Volume   Rate   Volume   Net     Volume   Rate    Volume    Net
                               -------  -----  ------   -----    ------   ----   ------   ---     ------   ----    ------   -----
                                                                         (In  Thousands)
Interest income:
   Interest-bearing deposits   $  137   $  99    $92   $  328   $  144   $ (32)   $(52)   $  60   $(50)    $(30)   $ 10     $(70)
   Investments                    394      11      9      414     (140)     (7)      1     (146)   (98)      65      (9)     (42)
    Loans receivable              645     (60)    (8)     577      421     (19)      2      404    741       95       9      845
                               ------   -----    ---   ------   ------   -----    ----    -----   ----     ----    ----     ----
     Total interest income     $1,176   $  50    $93   $1,319   $  425    $ 58    $(49)   $ 318   $593     $130    $ 10     $733
                               ------   -----    ---   ------   ------   -----    ----    -----   ----     ----    ----     ----

Interest expense:
   NOW and money market
    accounts                   $   44   $  38    $ 6   $   88   $   12    $  8    $  1    $  21   $(12)    $(48)   $  2     $(58)
   Passbook accounts              (16)    (91)     4     (103)       5      73       1       79     16      (57)     (2)     (43)
   Certificates of deposit       (482)   (148)    18     (612)      46     (49)      2       (1)   246       59       4      309
   FHLB advances                  (97)     -      -       (97)      14      34      15       63     -        -       34       34
                               ------   -----    ---   ------   ------   -----    ----    -----   ----     ----    ----     ----
     Total interest expense    $ (551)  $(201)   $28   $ (724)  $   77   $  66    $ 19    $ 162   $250     $(46)   $ 38     $242
                               ------   -----    ---   ------   ------   -----    ----    -----   ----     ----    ----     ----

Net Interest Income            $1,727   $ 251    $65   $2,043   $  348   $(124)   $(68)   $ 156   $343     $176    $(28)    $491
                               ======   ====-    ===   ======   ======   =====    ====    =====   ====     ====    ====     ====

  Provision for Loan Losses and Asset Quality. The Bank's provision for loan losses amounted to $205,000, $335,000, and $-0- in 1998, 1997 and 1996. The
provision, which is charged to operations, and the resulting loan loss allowances are amounts Mooresville Savings' management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the years ended December 31, 1998 and 1997, management determined that its allowance for loan losses should be increased to more closely reflect the credit risk inherent in the loan portfolio resulting from the increase in the number of mortgage loans collateralized by lakefront properties. These loans are inherently riskier, because they are often the borrower's second residence. The Bank has adopted polices to monitor, and increase when necessary, levels of loan loss allowances. At December 31, 1998, the Bank's level of general valuation allowances for loan losses amounted to $895,000, which management believes is adequate to absorb potential losses in its loan portfolio.

  The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $1.0 million and $1.1 million at December 31, 1998 and December 31, 1997, respectively. Real estate acquired in settlement of loans amounted to $-0- and $81,000 in 1998 and 1997, respectively.

  Noninterest Income. Noninterest income amounted to $185,000, $192,000, and $200,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

  Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expense. Noninterest expense amounted to $3.0 million for each of the years ended December 31, 1998 and 1997, and $3.1 million for the year ended December 31, 1996. Compensation and employee benefits decreased by $158,000 in 1998 and increased $455,000 during 1997, primarily due to recording a $275,000 charge to compensation expense in 1997 as a result of the termination of the Bank's defined benefit pension plan. The Bank paid a special one-time SAIF assessment of $520,000 in 1996. Occupancy expenses and data processing increased nominally during the years ended December 31, 1998, 1997 and 1996. Federal insurance premium expense decreased $165,000 during 1997 as the SAIF assessment incurred in 1996 resulted in lower deposit premiums for the following year.

  Income Taxes. The Company's effective income tax rate was 32.0%, 35.9%, and 32.9% for the years ended December 31, 1998, 1997 and 1996, respectively. The lower effective income rates for 1998 and 1996 were due to permanent differences of nontaxable interest income. The effective rate for 1997 reflects normal expected rates on taxable income.

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

  Significant liquidity sources for the Bank are proceeds from the sale of stock, cash provided by new savings deposits, operating activities, sale or maturity of investments, principal and interest payments on loans receivable and advances from the FHLB. Advances from the FHLB have not historically been a primary source of liquidity for the Bank.

  Operating activities provided $1,901,000, $819,000, and $724,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. Financing activities provided $36.1 million and $3.6 million for the years ended December 31, 1997 and 1996, respectively. The large increase in 1997 was due to $32.5 million in net proceeds received from the issuance of common stock in connection with the Conversion. For the year ended December 31, 1998, $12.2 million was used in financing activities, primarily due to the return of excess deposits from the Conversion and cash dividends paid.

  Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. During 1998, 1997 and 1996, loans outstanding increased $8.6 million, $4.0 million and $7.4 million, respectively.

  As a state chartered savings bank, Mooresville Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at December 31, 1998, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

  The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to affect the Bank's net interest income adversely. At December 31, 1998, the Bank had a negative gap position of 14.26% as it reinvested its large interest-bearing cash balances into long-term investments and loans which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases

  In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. The program emphasizes the investment of excess cash in short or intermediate term interest-earning assets, the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and to a lesser extent, the origination of adjustable rate mortgage loans.

  In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $38.4 million in certificates maturing in 1999 and management believes that substantially all of the maturing certificates will be renewed.

  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB stock must be maintained at certain regulatory levels and is classified in the more than ten years category. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                    Terms to Repricing at December 31, 1998
                                                      ------------------------------------------------------------------
                                                                     More than     More than
                                                        1 Year       1 Year to     3 Years to     More than
                                                        or Less       3 Years       5 Years        5 Years       Total
                                                      -------------------------------------------------------------------
                                                                              (Dollars in Thousands)
Interest-earning assets (1):
 Loans Receivable (2):
   Adjustable rate residential 1-4 family             $  14,032     $     --      $     --        $    --       $  14,032
   Fixed rate residential 1-4 family                      2,009         7,112         7,250         62,667         79,038
   Other real estate loans - adjustable                   7,847           --            --             --           7,847
   Other real estate loans fixed                             63           224           228          1,972          2,487
   Construction                                           4,396           --            --             --           4,396
   Other loans                                            1,488           202           206          1,777          3,673
                                                      -------------------------------------------------------------------
       Total loans                                       29,835         7,538         7,684         66,416        111,473
Interest-bearing deposits                                 7,806           --            --             --           7,806
Investments                                               5,991         3,346         1,036          1,352         11,725
FHLB Stock                                                  --            --            --             964            964
                                                      -------------------------------------------------------------------
       Total interest-earning assets                  $  43,632     $  10,884     $   8,720       $ 68,732      $ 131,968
                                                      ===================================================================

Interest-bearing liabilities:
 Deposits:
   Certificates of deposit                            $  38,399     $  21,190     $   1,254       $    --       $  60,843
   Money market deposit accounts                          7,715           --            --             --           7,715
   NOW accounts                                           6,000           --            --             --           6,000
   Passbook savings                                      10,222           --            --             --          10,222
                                                      -------------------------------------------------------------------
       Total interest-bearing liabilities             $  62,336     $  21,190     $   1,254       $    --       $  84,780
                                                      ===================================================================

Interest sensitivity gap per report                   $ (18,704)    $ (10,306)    $   7,466       $ 68,732      $  47,188
Cumulative gap as a percentage of                       (18,704)      (29,010)      (21,544)        47,188         47,188
  total interest-earning assets                          (14.17)%       21.98%       (16.33)%        35.76%         35.76%
Cumulative interest-earning assets
  as a percentage of interest-bearing liabilities         69.99%        65.27%        74.59%        155.66%        155.66%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2) Based upon amortization schedules of loan maturities using a weighted average interest rate for the entire loan portfolio.

Impact of Inflation and Changing Prices

     The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on its performance than the effects of inflation, which has not had a significant impact on the Company during the years ended December 31, 1998, 1997 and 1996.

Impact of New Accounting Standards

     The FASB has issued SFAS No. 123, Accounting for Awards of Stock-Based Compensation to Employees. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.

     Although under current accounting standards the Company may employ the intrinsic value method when accounting for stock option grants, recent deliberations conducted by the FASB concerning Opinion No. 25 indicate that the fair value of stock options granted after December 15, 1998, to outside directors, who do not qualify as an employee under the common law definition, will be required to be expensed as compensation on the vesting date under the fair value method. On December 4, 1998, the FASB announced that it will issue an Exposure Draft during the first quarter of 1999 which will include an interpretation of Opinion No. 25. This interpretation is anticipated to be final in September, 1999, and if adopted, it will be effective for events that occur after December 15, 1998. It is expected that the FASB in its new interpretation will take positions concerning Opinion No. 25 which would have a material adverse affect on the Company's accounting treatment of stock options under the stock option plan as approved by the stockholders subsequent to year end. Specifically, it is anticipated that the FASB will no longer allow members of the Board of Directors who are not otherwise employees of the Company to be treated as employees when accounting for their stock based compensation. As a result, any stock options granted to outside directors after December 15, 1998, which are not fully vested prior to the effect ive date of the interpretation, must have a fair value of the option at the measurement date (vesting date) expensed by the Company under the fair value method. In order to avoid having to expense the fair value of the options granted to outside directors, the Board of Directors have elected to amend the stock option plan to provide for the immediate vesting of options granted to directors. As a result, the Company may initially account for all grants to directors under the intrinsic value method, as long as such grants are vested to outside directors prior to the effective date of the FASB interpretation (currently anticipated to be September, 1999). After the effective date, any fair value increases in the common stock underlying an option grant to a director would result in compensation expense charged to the Company. If any grants are made to outside directors which are not vested prior to such effective date, or if any options granted to employees are repriced at any time thereafter, the Company will incur compensation expense, which may have a material adverse effect on the net income and earnings per share of the Company. It is currently anticipated that 25% of the aggregate number of options granted to executive officers and senior employees of the Company and the Bank will be vested and exercisable on the date of grant and 25% of the aggregate number of such options granted will vest and become exercisable on each of the next three annual anniversary dates thereafter. It is also currently anticipated that all options granted to outside directors shall vest immediately on the date of grant.

     The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 1998. This Statement, which is effective for fiscal years beginning after June 15, 1998, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

     The FASB has issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of December 31, 1998. Statement No. 65, as amended by FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

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

     The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits paid a special assessment, subject to adjustment, of 65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Bank charged $520,000 against pretax earnings for the year ended September 30, 1996. This assessment was deductible in the taxable year paid.

     Due to the recapitalization of the SAIF, the FDIC reduced the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. The assessment rates range from 18 to 27 basis points per $100 of deposits for t he last calendar quarter of 1996 and range from -0- to 27 basis points per $100 of deposits for subsequent assessment periods. However, the Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or achieve the designated reserve ratio of 1.25% per $100 of deposits, except for institutions that are not classified as "well capitalized" or that have moderately severe or unsatisfactory financial, operational, or compliance weaknesses as determined by the FDIC. The Bank has not been so classified.

     Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Bank will pay lower regular SAIF assessments compared to those paid by the Bank in recent years, as long as it maintains its current regulatory status.

     In addition, the Funds Act expanded the assessment base for the payment of interest on Financing Corporation ("FICO") bonds, which were issued in the late 1980's to recapitalize the now defunct Federal Savings and Loan Insurance Corporation, to include the deposits of both BIF and SAIF insured institutions beginning January 1, 1997. Until December 31, 1999, or until such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF insured deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The current estimate of the assessment rate for the payment of the FICO interest is approximately 1.3 basis points for BIF-assessable deposits and 6.4 basis points for SAIF-assessable deposits.

     The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, assuming the prior elimination of the thrift charter. The Secretary of the Treasury was required to conduct a study of the relevant factors for the development of a common charter for banks and thrifts and report conclusions and findings to Congress.

Recapture of Tax Bad Debt Reserves

     Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income before such bad debt deduction (the "PTI Method"), subject to certain limitations. Under the 1996 Act, the PTI Method was repealed and the Bank is required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after December 31, 1995.

     The Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserves is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve recaptured and associated tax were $11,000 and $4,000, respectively, for the year ended December 31, 1998.

Impact of the Year 2000

A lot of attention has been given to the impact that the year 2000 date change will have on businesses, utilities and other organizations that rely on computerized systems to help run their operations. The year 2000 date change can affect any system that uses computer software or computer chips including automated equipment and machinery. For example, many computer programs and computer chips store the calendar year portion of the date as two digits rather than four digits. These software programs and chips record the year 1999 as "99". This approach works until the year 2000 when the "00" may be interpreted as the year 1900 instead of the year 2000. Banks use computer systems to perform financial calculations, transfer funds, record deposits and loan payments, run security systems and vaults and a myriad of other functions. Because banks rely heavily on their computer systems, the Federal Financial Institutions Examination Council ("FFIEC") has placed significant emphasis on the problems surrounding the year 2000 issues and has required financial institutions to document the assessment, testing and corrections made to ready their computer systems and programs for the year 2000 date change. The FFIEC has strict regulations, guidelines, and milestones in place that each FDIC insured financial institution must follow in order to remain operational. The Company's board of directors has remained informed of the Company's position and progress in its year 2000 project.

The Company's year 2000 project remains on schedule according to the guidelines set forth by the FFIEC. The Company's most critical external exposure to year 2000 system problems is with its data processing provider, Fiserv. Fiserv renovated its systems in June 1998 and is currently testing its remediation efforts. Fiserv planned to have all of its systems year 2000 compliant by December 1998. Fiserv has responded to the Company that renovation of its program is virtually complete. In the event that Fiserv is unable to make the necessary corrections to its programs to accommodate the year 2000, the Company will convert its data to one of the other Fiserv programs that is able to operate in the 2000 environment. In addition, the Company has contacted its major customers and vendors to inquire about their progress in addressing the year 2000 problem and does not believe that the problems of such customers and vendors will have a material adverse effect on the Company or its operations. The Company will continue to monitor the progress of these parties in addressing the year 2000 problem as the new millennium approaches. Management estimated the cost to replace the computer hardware and software with year 2000 compliment equipment to be approximately $150,000.

The year 2000 problems can affect the Company's operation in a number of ways but the mission critical issue is maintaining customers' account information including tracking deposits, interest accruals and loan payments. The Company is dependent upon electricity, telephone lines, computer hardware and Fiserv's data processing capability.

The Company is not aware of any major year 2000 problems that exist with its electric utility and phone company. The Company is encouraged that both companies will have all material year 2000 problems addressed well before December 31, 1999. However, the Company believes that a temporary unavailability of electrical power will not hinder safe and secure operations. The Company will rely on manual operations and all of the necessary supplies will be stored on hand by September 1, 1999 at each location. To prevent difficulties in the event there is an unforeseen interruption in either telephone or electrical service when the year changes, the Company will print hard copies of all account information. In addition, the Company will download all account information into programs on the Company's hardware that will allow bank personnel to extract customer information without regard to outside sources.

[LETTERHEAD OF MCGLADREY & PULLEN, LLP]


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Coddle Creek Financial Corp.
Mooresville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coddle Creek Financial Corp. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                /s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
January 20, 1999

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1998 and 1997


ASSETS                                                                     1998                1997
----------------------------------------------------------------------------------------------------------
Cash
 Interest-bearing deposits (Note 2)                                   $    7,806,000      $     36,649,000
 Noninterest-bearing deposits                                                439,000               422,000
Certificates of deposit (Note 2)                                             100,000               100,000
Securities available for sale (Note 2)                                    10,244,000             3,054,000
Securities held to maturity (Fair value 1998 $1,430,000;
 1997 $2,734,000) (Note 2)                                                 1,381,000             2,708,000
Federal Home Loan Bank stock (Note 2)                                        964,000               930,000
Loans receivable, net (Note 3)                                           110,578,000           101,982,000
Office properties and equipment, net (Note 4)                                999,000               891,000
Accrued interest receivable:
 Investment securities                                                       216,000                95,000
 Loans receivable                                                            692,000               660,000
Cash value of life insurance (Note 6)                                      1,075,000               971,000
Real estate owned                                                                 -                 81,000
Deferred income taxes (Note 8)                                             1,193,000             1,008,000
Income tax refund claim receivable                                            36,000                 1,000
Prepaid expenses and other assets                                             88,000                33,000
                                                                  ----------------------------------------
       Total assets                                                   $  135,811,000       $   149,585,000
                                                                  ========================================

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------
Liabilities:
 Deposits (Note 5)                                                    $   87,569,000       $    99,382,000
 Advances from borrowers for taxes and insurance                             110,000               105,000
 Accounts payable and other liabilities                                      522,000               835,000
 Deferred compensation (Note 6)                                            2,491,000             2,270,000
                                                                  ----------------------------------------
       Total liabilities                                                  90,692,000           102,592,000
                                                                  ----------------------------------------
Commitments (Notes 6 and 10)
Stockholders' Equity: (Note 7)
 Preferred stock, authorized 5,000,000 shares; none issued                        -                     -
 Common stock, no par value, authorized 20,000,000 shares;
   issued 674,475 shares                                                          -                     -
 Additional paid-in capital                                               32,461,000            32,494,000
 Accumulated other comprehensive income, unrealized
   gain on securities available for sale (Note 2)                             46,000                25,000
 Unearned ESOP shares (Note 9)                                            (4,021,000)             (577,000)
 Retained earnings, substantially restricted (Notes 7 and 8)              16,633,000            15,051,000
                                                                  ----------------------------------------
       Total stockholders' equity                                         45,119,000            46,993,000
                                                                  ----------------------------------------
       Total liabilities and stockholders' equity                     $  135,811,000          $149,585,000
                                                                  ========================================


See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years Ended December 31, 1998, 1997 and 1996


                                                        1998             1997              1996
------------------------------------------------------------------------------------------------------
Interest income:
 Loans                                              $    8,944,000     $   8,367,000     $   7,963,000
 Investment securities                                     896,000           482,000           628,000
 Other                                                     476,000           148,000            88,000
                                                    --------------------------------------------------
                                                        10,316,000         8,997,000         8,679,000
                                                    --------------------------------------------------
Interest expense:
    Deposits (Note 5)                                    4,096,000         4,723,000         4,624,000
    Federal Home Loan Bank advances                             -             97,000            34,000
                                                    --------------------------------------------------
                                                         4,096,000         4,820,000         4,658,000
                                                    --------------------------------------------------
       Net interest income                               6,220,000         4,177,000         4,021,000
Provision for loan losses (Note 3)                         205,000           335,000                -
                                                    --------------------------------------------------
       Net interest income after
          provision for loan losses                      6,015,000         3,842,000         4,021,000
                                                    --------------------------------------------------
Noninterest income                                         185,000           192,000           200,000
                                                    --------------------------------------------------
Other expenses:
 Compensation and employee benefits (Note 6)             1,973,000         2,131,000         1,676,000
 Net occupancy                                             318,000           191,000           162,000
 Deposit insurance premiums                                 59,000            45,000           210,000
 Special SAIF assessment (Note 12)                              -                 -            520,000
 Data processing                                           186,000           168,000           169,000
 Other                                                     421,000           458,000           409,000
                                                    --------------------------------------------------
                                                         2,957,000         2,993,000         3,146,000
                                                    --------------------------------------------------
       Income before income taxes                        3,243,000         1,041,000         1,075,000
Income taxes (Note 8)                                    1,039,000           374,000           354,000
                                                    --------------------------------------------------
       Net income                                        2,204,000           667,000           721,000
Other comprehensive income, net of tax:
 Unrealized gains on securities, net of tax 1998
   $10,000; 1997 ($2,000); 1996 ($23,000)                   21,000            (3,000)          (35,000)
                                                    --------------------------------------------------
       Comprehensive income                         $    2,225,000     $     664,000      $    686,000
                                                    ==================================================
Basic earnings per share (Note 14)                  $         3.54     $         -       $         -
                                                    ==================================================
Diluted earnings per share (Note 14)                $         3.54     $         -       $         -
                                                    ==================================================
Cash dividends per share                            $         1.00     $         -       $         -
                                                    ==================================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1998, 1997 and 1996

                                                                             Other
                                                                         Comprehensive
                                                                            Income,
                                                                        Unrealized Gain
                                                      Additional         on Securities          Unearned
                                                        Paid-in            Available              ESOP
                                                        Capital             for Sale             Shares
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                         $           -       $       63,000      $         -
 Net income                                                    -                   -                 -
 Net change in unrealized gain on
   securities available for sale, net                          -              (35,000)               -
                                                  ---------------------------------------------------------
Balance, December 31, 1996                                     -               28,000                -
 Net proceeds from issuance of
   common stock                                        32,494,000                  -                 -
 Purchase of common stock by the ESOP                          -                   -           (577,000)
 Net income                                                    -                   -                 -
 Net change in unrealized gain on
   securities available for sale, net                          -               (3,000)               -
                                                  ---------------------------------------------------------
Balance, December 31, 1997                             32,494,000              25,000          (577,000)
 Purchase of common stock by the ESOP                          -                   -         (3,639,000)
 Principal payment received on note
   receivable from ESOP                                        -                   -            195,000
 Cash dividends                                                -                   -                 -
 Net income                                                    -                   -                 -
 ESOP contribution                                        (33,000)                 -                 -
 Net change in unrealized gain on
   securities available for sale, net                          -               21,000                -
                                                  ---------------------------------------------------------
Balance, December 31, 1998                         $   32,461,000      $       46,000      $ (4,021,000)
                                                  =========================================================

See Notes to Consolidated Financial Statements.



    Retained
    Earnings,             Total
  Substantially       Stockholders'
   Restricted            Equity
-------------------------------------

$     13,663,000      $ 13,726,000
         721,000           721,000

              -            (35,000)
-------------------------------------
      14,384,000        14,412,000

              -         32,494,000
              -           (577,000)
         667,000           667,000

              -             (3,000)
-------------------------------------
      15,051,000        46,993,000
              -         (3,639,000)

              -            195,000
        (622,000)         (622,000)
       2,204,000         2,204,000
              -            (33,000)

              -             21,000
-------------------------------------
$     16,633,000      $ 45,119,000
=====================================


CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1998, 1997 and 1996

                                                       1998             1997             1996
---------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income                                        $   2,204,000      $   667,000       $  721,000
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Provision for loan losses                             205,000          335,000               -
   Provision for depreciation                             64,000           72,000           77,000
   Provision for deferred income taxes                  (195,000)        (293,000)         (72,000)
   ESOP contribution                                     (33,000)              -
   Amortization of deferred loan fees                   (232,000)        (162,000)        (142,000)
   Loss on sale of real estate owned                      10,000               -                -
   Changes in assets and liabilities:
    (Increase) decrease in:
      Interest receivable                                (153000)         (41,000)         (16,000)
      Cash value of life insurance                      (104,000)        (133,000)        (106,000)
      Income tax refund claim receivable                 (35,000)          41,000           80,000
      Prepaid expenses and other assets                  (55,000)          28,000          (15,000)
    Increase (decrease) in:
      Interest payable                                   (91,000)          27,000           28,000
      Accounts payable and other liabilities              95,000           13,000          (97,000)
      Deferred compensation                              221,000          265,000          266,000
                                                ---------------------------------------------------
       Net cash provided by
            operating activities                   $   1,901,000      $   819,000       $  724,000
                                                ---------------------------------------------------

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996



                                                         1998                 1997                1996
----------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
 Proceeds from maturities of
   certificates of deposit                         $      100,000      $       100,000      $      100,000
 Purchases of certificates of deposit                    (100,000)            (100,000)                  -
 Purchases of securities available for sale           (16,013,000)                   -            (951,000)
 Proceeds from maturities of securities
   available for sale                                   8,854,000              900,000             446,000
 Purchases of securities held to maturity                       -                    -            (498,000)
 Proceeds from maturities of securities
   held to maturity                                     1,327,000            1,000,000           3,500,000
 Purchase of Federal Home Loan Bank stock                 (34,000)             (61,000)            (45,000)
 Originations and principal payments on
   loans receivable, net                               (8,501,000)          (4,303,000)         (7,254,000)
 Loan to ESOP for purchase of common stock             (4,216,000)                   -                   -
 Principal payment received on note receivable
   from ESOP                                              195,000                    -                   -
 Purchases of office properties and equipment            (172,000)             (41,000)            (39,000)
 Proceeds from the sale of real estate owned                3,000               18,000                   -
                                                -------------------------------------------------------------
       Net cash used in
            investing activities                      (18,557,000)          (2,487,000)         (4,741,000)
                                                -------------------------------------------------------------
Cash Flows From Financing Activities
 Net increase (decrease) in deposits                  (17,722,000)           5,570,000           1,654,000)
 Proceeds from Federal Home
   Loan Bank advances                                           -            4,000,000           3,000,000
 Payments on Federal Home
   Loan Bank advances                                           -           (6,000,000)         (1,000,000)
 Increase (decrease) in advances from
   borrowers for taxes and insurance                        5,000                    -             (18,000)
 Cash dividends paid                                     (453,000)                   -                   -
 Net proceeds from issuance of common stock                     -           32,494,000                   -
                                                -------------------------------------------------------------
       Net cash provided by (used in)
            financing activities                      (12,170,000)          36,064,000           3,636,000
                                                -------------------------------------------------------------
       Increase (decrease) in cash equivalents
            and cash equivalents                      (28,826,000)          34,396,000            (381,000)
Cash and cash equivalents:
 Beginning                                             37,071,000            2,675,000           3,056,000
                                                -------------------------------------------------------------
 Ending                                            $    8,245,000      $    37,071,000      $    2,675,000
                                                =============================================================

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

                                                           1998                1997                1996
-------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Cash and
 and Cash Equivalents
   Interest-bearing                                   $  7,806,000          $36,649,000            $2,253,000
   Noninterest-bearing                                     439,000              422,000               422,000
                                                      -------------------------------------------------------
                                                      $  8,245,000          $37,071,000            $2,675,000
                                                      -------------------------------------------------------
Supplemental Schedule of
 Cash Flow Information
   Cash payments for:
   Interest                                           $  4,187,000           $4,793,000            $4,630,000
   Income taxes                                          1,269,000              624,000               346,000
Supplemental Disclosures of Noncash
 Transactions
   Change in unrealized gain on available for sale
    securities, net of deferred income taxes                21,000               (3,000)              (35,000)
 Real estate acquired in the settlement of loans            12,000               99,000                     -
 Loan to ESOP for purchase of stock                              -              577,000                     -
 Account payable to ESOP                                         -             (577,000)                    -
 Loans originated to finance the sale of real
   estate acquired in the settlement of loans               80,000                    -                     -
 Dividends accrued                                         169,000                    -                     -

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 1.  Nature of Business and Summary of Significant Accounting Policies


Conversion and organization of holding company:  On December 30, 1997, pursuant
----------------------------------------------
to a Plan of Conversion which was approved by its members and regulators, Mooresville Savings Bank, S.S.B. ("Mooresville Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), and became a wholly-owned subsidiary of Coddle Creek Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning the Bank, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business:  The Bank is primarily engaged in the business of obtaining
------------------
savings deposits and originating single-family residential loans within its primary lending area of Northern Mecklenburg and Southern Iredell Counties. The Bank's underwriting policies require such loans to be made at 80% loan to value based upon appraised values unless private mortgage insurance is obtained.
These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements.

Principles of consolidation:  The consolidated financial statements include the
---------------------------
accounts of Coddle Creek Financial Corp. and its wholly-owned subsidiary, Mooresville Savings Bank, S.S.B., for the year ended December 31, 1998. The Company was capitalized on December 30, 1997, therefore, the consolidated financial statements for the years ended December 31, 1997 and 1996 include the operations of the Bank only. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation:  The accounting and reporting
-----------------------------------------
policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents:  For purposes of reporting the statements of cash
-------------------------
flows, the Company includes all interest and noninterest-bearing cash accounts, which are not subject to withdrawal restrictions or penalties, as cash equivalent and considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. The Company also maintains deposits with financial institutions which are in excess of the federally-insured amounts.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment in debt securities:  The Company and the Bank have investments in
-----------------------------
debt securities, which consist of obligations of the U. S. Government and federal agencies and municipal obligations.

SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that management classify all securities as trading, available for sale, or held to maturity as individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each statement of financial condition date.

Since the Company and the Bank do not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement No. 115. All investment securities have been classified as either held to maturity or available for sale.

Securities available for sale:  Securities classified as available for sale are
-----------------------------
those securities that the Company and the Bank intend to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale could be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company and the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at their fair (market) value. Premium and discounts are amortized using a method that approximates the interest method over the contractual lives. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity:  Securities classified as held to maturity are
---------------------------
those securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Company and the Bank's financial position and liquidity, management believes the Company and the Bank have the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock:  The Bank, as a member of the
------------------------------------------
Federal Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value.

Loans receivable:  Loans receivable are stated at unpaid principal balances,
----------------
less undisbursed loan funds, the allowance for loan losses, and net deferred loan-origination fees and discounts. The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property, nonresidential property and land. Interest income is accrued and credited to interest income as it is earned, using the interest method.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Allowance for loan losses:  The allowance for loan losses is increased by
-------------------------
charges to income and decreased by charge-offs (net of recoveries).
Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

Impaired loans:  SFAS No. 114, Accounting by Creditors for Impairment of a Loan,
--------------
requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. Since the Bank had no loans outstanding during the years ended December 31, 1998 and 1997 which it considered to be impaired, there is no SFAS No. 114 allowance for unpaid loans at December 31, 1998 and 1997.

Real estate owned:  Real estate owned is initially recorded at the estimated
-----------------
fair value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Interest Income:  SFAS No. 118, Accounting by Creditors for Impairment of a
---------------
Loan-Income Recognition and Disclosures, requires the disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more, when collectibility of interest is not in doubt. At the time a loan becomes nonperforming and collectibility of principal is in doubt, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. When a loan is on nonaccrual status interest income is recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan-origination fees and related costs:  Loan fees and certain direct loan
---------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Office properties and equipment:  Office properties and equipment are stated at
-------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Benefit plans:  The Bank had a noncontributory defined benefit pension plan
-------------
covering all employees who met the eligibility requirements, which was terminated during 1997. To have been eligible, an employee must have been 21 years of age and have completed one year of continuous service. The plan provided benefits based on the career earnings of each participant which were subject to certain reductions if the employee retires before reaching age 62. The Bank's funding policy was to make the maximum annual contribution that was deductible for income tax purposes.

The Bank has a 401(k) plan covering substantially all of its employees. The Bank matches 50% of the qualified employees contributions, limited to 6% of the employee's salary.

The Bank has deferred compensation and retirement agreements for the benefit of the Board of Directors and several key employees. The plans are unfunded and the liabilities are being accrued over the term of active service of the participants. The Bank has also purchased life insurance policies in amounts sufficient to discharge its obligation under the agreements in the event of death.

The Bank has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirement of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans.

Income taxes:  Deferred taxes are provided on a liability method whereby
------------
deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share:  The FASB has issued Statement No. 128, Earnings Per Share,
------------------
which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. Basic per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The activity from the date of Conversion, December 30, 1997, to the end of the 1997 fiscal year is insufficient to compute a per share amount for the that fiscal year. See Note 14 for further information.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Fair value of financial instruments:  The estimated fair values required under
-----------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Off-statement of financial condition risk:  The Company is a party to financial
-----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.  Securities


The amortized cost and fair values of securities as of December 31 are summarized as follows:


                                                                          1998
                                        -------------------------------------------------------------------------
                                                               Gross                Gross
                                         Amortized           Unrealized          Unrealized             Fair
                                           Cost                Gains               Losses               Value
                                        -------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
 agencies obligations                   $ 9,130,000            $56,000            $     -             $ 9,186,000
Municipal Obligations                       1042000             16,000                  -               1,058,000
                                        -------------------------------------------------------------------------
                                        $10,172,000            $72,000            $     -             $10,244,000
                                        =========================================================================

Securities held to maturity:
U.S. Government and federal
 agencies obligations                   $   100,000            $ 1,000            $     -             $   101,000
Municipal obligations                     1,281,000             48,000                  -               1,329,000
                                        -------------------------------------------------------------------------
                                        $ 1,381,000            $49,000            $     -             $ 1,430,000
                                        =========================================================================
Other investments:
Interest-earning deposits               $ 7,806,000            $     -            $     -             $ 7,806,000
Certificates of deposit                     100,000                  -                  -                 100,000
Federal Home Loan Bank stock                964,000                  -                  -                 964,000
                                        -------------------------------------------------------------------------
                                        $ 8,870,000            $     -            $     -             $ 8,870,000
                                        =========================================================================




                                                                         1997
                                        -------------------------------------------------------------------------
                                                               Gross                Gross
                                         Amortized           Unrealized          Unrealized             Fair
                                           Cost                Gains               Losses               Value
                                        -------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
 agencies obligations                   $ 3,013,000            $43,000            $(2,000)            $ 3,054,000
                                        =========================================================================
Securities held to maturity:
U.S. Government and federal
 agencies obligations                   $ 1,435,000            $ 4,000        $          -            $ 1,439,000
Municipal obligations                     1,273,000             22,000                                  1,295,000
                                        -------------------------------------------------------------------------
                                        $ 2,708,000      $      26,000        $          -            $ 2,734,000
                                        =========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.    Securities (Continued)

Other investments:
Interest-earning deposits                    $36,649,000.00      $        -       $          -     $36,649,000.00
Certificates of deposit                          100,000.00               -                  -         100,000.00
Federal Home Loan Bank stock                     930,000.00               -                  -         930,000.00
                                             --------------      --------------     -------------- --------------
                                             $37,679,000.00      $        -       $          -     $37,679,000.00
                                             ==============      ==============     ============== ==============

The amortized cost and fair value of securities at December 31, 1998 by contractual maturity are shown below:

                                                                                       Amortized         Fair
                                                                                         Cost            Value
                                                                                     ------------  --------------
Securities available for sale:
Due in one year or less                                                            $ 5,305,000.00  $ 5,689,000.00
Due after one year through five years                                                4,547,000.00    4,232,000.00
Due after ten years                                                                    320,000.00      323,000.00
                                                                                   --------------  --------------
                                                                                   $10,172,000.00  $10,244,000.00
                                                                                   ==============  ==============

Securities held to maturity:
Due in one year or less                                                            $   202,000.00  $   204,000.00
Due after one year through five years                                                  150,000.00      155,000.00
Due after five years through ten years                                               1,019,000.00    1,061,000.00
Due after ten years                                                                     10,000.00       10,000.00
                                                                                   --------------  --------------
                                                                                   $ 1,381,000.00  $ 1,430,000.00
                                                                                   ==============  ==============


There were no sales of investment securities for the years ended December 31, 1998, 1997 and 1996.

The change in accumulated comprehensive income, which consists of unrealized gains on securities available for sale, for the years ended December 31, 1998 and 1997 is as shown below:


                                                                                         1998            1997
                                                                                   --------------   -------------
Balance, beginning                                                                 $    25,000.00   $   28,000.00
 Change in unrealized holding gains (losses)                                            31,000.00       (5,000.00)
 Change in deferred income taxes                                                       (10,000.00)       2,000.00
                                                                                   ---------------- -------------
Balance, ending                                                                    $    46,000.00   $   25,000.00
                                                                                   ================ =============

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.    Securities (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 1998:


                                                                     Carrying Value
                              ---------------------------------------------------------------------------------------------
                                                    After One          After Five
                                                       Year              Years
                                                      Through           Through              After
                                   One Year         Five Years         Ten Years           Ten Years           Total
                              ---------------------------------------------------------------------------------------------
Securities available for
 sale:
   U.S. government and
    agency                    $    3,112,000     $   1,281,000     $           -      $           -      $    4,393,000
   Federal Home Loan Bank
    bonds                          2,203,000         2,590,000                 -                  -           4,793,000
   Municipal bonds                   374,000           361,000                 -            323,000           1,058,000
Securities held to
 maturity:
   U.S. government and
    agency                           100,000                  -                -                  -             100,000
   Municipal bonds                   102,000           150,000         1,019,000             10,000           1,281,000
Other investments:
   Interest-earning
    deposits                       7,806,000                  -                -                  -           7,806,000
   Certificates of Deposit           100,000                  -                -                  -             100,000
   Federal Home Loan Bank
    stock                                  -                  -                -            964,000             964,000
                              --------------------------------------------------------------------------------------------
                              $   13,797,000     $   4,382,000     $   1,019,000      $    1,297,000     $   20,495,000
                              ============================================================================================

The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at December 31, 1998:

                                                        After One         After Five
                                                           Year              Years
                                                         Through            Through             After
                                       One Year         Five Years         Ten Years          Ten Years           Total
                              --------------------------------------------------------------------------------------------
Securities available for
 sale:
   U.S. government and
    agency                               5.67%              6.57%               -                  -                5.93%
   Federal Home Loan Bank bonds          5.60%              5.62%               -                  -                5.61%
   Municipal bonds                       4.29%              4.50%               -                6.25%              4.96%
Securities held to maturity:
   U.S. government and agency            6.38%                -                 -                  -                6.38%
   Municipal bonds                       5.60%              4.80%             4.62%              4.80%              4.72%
Other investments:
   Interest-earning deposits             4.90%                -                 -                  -                4.90%
   Certificates of Deposit               5.85%                -                 -                  -                5.85%
   Federal Home Loan Bank stock              -                -                 -                7.50%              7.50%
                                  --------------------------------------------------------------------------------------------
                                         5.19%              5.78%             4.62%              7.17               5.41%
                                  ============================================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.   Loans Receivable

Loans receivable at December 31 consist of the following:

                                                         1998                             1997
                                            -----------------------------------------------------------
                                                            Percentage                      Percentage
                                               Amount        of Total          Amount        of Total
                                            -----------------------------------------------------------
 Real estate loans:
      One-to-four family residential        $ 93,063,000         84.16%      $ 84,647,000      83.00 %
      Multi-family residential                   894,000          0.81%           856,000       0.84 %
         Nonresidential                        3,980,000          3.60%         3,156,000       3.09 %
         Construction                          7,356,000          6.65%         7,529,000       7.38 %
         Equity line                           7,567,000          6.84%         6,909,000       6.79 %
                                            -----------------------------------------------------------
       Total real estate loans               112,860,000        102.06%       103,097,000     101.10 %
                                            -----------------------------------------------------------
 Consumer Loans:
   Installment loans                           1,618,000          1.46%         2,446,000       2.40 %
   Other                                         735,000          0.67%           995,000       0.97 %
                                            -----------------------------------------------------------
       Total consumer loans                    2,353,000          2.13%         3,441,000       3.37 %
                                            -----------------------------------------------------------
       Total gross loans                     115,213,000        104.19%       106,538,000     104.47 %
                                            -----------------------------------------------------------
 Less:
   Construction loans in process              (2,960,000)        (2.68)%       (3,252,000)     (3.19)%
   Net deferred loan fees                       (780,000)        (0.70)%         (611,000)     (0.60)%
   Allowance for loan losses                    (895,000)        (0.81)%         (693,000)     (0.68)%
                                            -----------------------------------------------------------
                                              (4,635,000)        (4.19)%       (4,556,000)     (4.47)%
                                            -----------------------------------------------------------
                                            $110,578,000        100.00%      $101,982,000      100.00%
                                            ===========================================================

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at December 31, 1998. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans include scheduled principal repayments over the terms of the loans but exclude estimated prepayments. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. Amounts in the table are net of loans in process and are net of unamortized loan fees.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 3.  Loans Receivable (Continued)


                                                                 At December 31, 1998
                                          ------------------------------------------------------------
                                                            More than        Greater
                                              One Year      1 Year to         than
                                              or Less        5 Years         5 Years         Total
                                          ------------------------------------------------------------
Adjustable rate residential 1-4 family    $ 14,032,000    $        --     $        --     $ 14,032,000
Fixed rate residential 1-4 family            2,009,000      14,362,000      63,987,000      80,358,000
Other real estate loans - adjustable         7,847,000             --              --        7,847,000
Other real estate loans - fixed                 63,000         452,000       1,972,000       2,487,000
Construction                                 4,396,000             --              --        4,396,000
Other loans                                  1,488,000         408,000         457,000       2,353,000
Allowance for loan losses                     (895,000)            --              --         (895,000)
                                          ------------------------------------------------------------
       Totals                             $ 28,940,000    $ 15,222,000    $ 66,416,000    $110,578,000
                                          ============================================================

The following table sets forth the dollar amount at December 31, 1998 of all loans maturing or repricing on or after December 31, 1999 which have fixed or adjustable interest rates.

                                                        Fixed        Adjustable
                                                        Rates          Rates
                                                     ---------------------------
Residential 1 - 4 family                             $ 77,029,000     $      --
Other                                                   4,609,000            --
                                                     ---------------------------
                                                     $ 81,638,000     $      --
                                                     ===========================

The following is an analysis of the allowance for loan losses for the year ended December 31:


                                                            1998           1997           1996
                                                         ----------------------------------------
Balance at  beginning of year                            $  693,000     $  388,000     $  396,000
                                                         ----------------------------------------
   Loans charged off:
      Real Estate                                            (5,000)       (32,000)       (13,000)
      Consumer                                                  --             --             --
                                                         ----------------------------------------
                Total loans charged off                      (5,000)       (32,000)       (13,000)
                                                         ----------------------------------------
    Recoveries:
      Real Estate                                             2,000          2,000            --
      Consumer                                                  --             --           5,000
                                                         ----------------------------------------
                Total recoveries                              2,000          2,000          5,000
                                                         ----------------------------------------
     Provision for loan losses                              205,000        335,000            --
                                                         ----------------------------------------
Balance at end of year                                   $  895,000     $  693,000     $  388,000
                                                         ========================================
Ratio of net charge-offs to average loans outstanding          0.00%          0.03%          0.01%
                                                         ========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 3.      Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31 is as follows:

                                                         1998                                         1997
                                      ---------------------------------------------   ---------------------------------------------
                                                      Percent of       Percent of                     Percent of       Percent of
                                      Amount of      Allowance to    Loans to Gross   Amount of      Allowance to    Loans to Gross
                                      Allowance    Total Allowance       Loans         Allowance    Total Allowance      Loans
                                     -----------   ---------------   -------------    -----------   ---------------  --------------
Real estate loans:
  One-to-four family residential     $297,000.00            33.18%          80.78%    $315,000.00           45.45%          79.45%
   Multi-family residential                    -                -            0.78%              -              -            0.80%
   Nonresidential                              -                -            3.45%              -              -            2.96%
   Construction                                -                -            6.38%              _              -            7.07%
   Equity line                         21,000.00             2.35%           6.57%      18,000.00            2.60%          6.49%
                                     ----------------------------------------------------------------------------------------------
    Total real estate loans           318,000.00            35.53%          97.96%     333,000.00           48.05%         96.77%
                                     ----------------------------------------------------------------------------------------------
Consumer loans:
   Installment loans                    9,000.00             1.01%           1.40%      40,000.00            5.77%          2.30%
   Other                                3,000.00             0.33%           0.64%       3,000.00            0.43%          0.93%
                                     ----------------------------------------------------------------------------------------------
    Total consumer loans               12,000.00             1.34%           2.04%      43,000.00            6.20%          3.23%
                                     ----------------------------------------------------------------------------------------------
 Unallocated                          565,000.00            63.13%               -     317,000.00           45.75%              -
                                     $895,000.00           100.00%         100.00%    $693,000.00          100.00%        100.00%
                                     ==============================================================================================


                                                                                                1996
                                                                        --------------------------------------------------------
                                                                                               Percent of           Percent of
                                                                          Amount of           Allowance to        Loans to Gross
                                                                         Allowance          Total Allowance           Loans
                                                                        -----------         ---------------       --------------
Real estate loans:
   One-to-four family residential                                       $258,000.00                66.49%              84.34%
   Multi-family residential                                                       -                    -                0.75%
   Nonresidential                                                                 -                    -                2.68%
   Construction                                                                   -                    -                4.04%
   Equity line                                                            19,000.00                 4.90%               4.89%
                                                                        -------------------------------------------------------
    Total real estate loans                                              277,000.00                71.39%              96.70%
                                                                        -------------------------------------------------------
Consumer loans:
   Installment loans                                                      27,000.00                 6.96%               2.37%
   Other                                                                   4,000.00                 1.03%               0.93%
                                                                        -------------------------------------------------------
    Total consumer loans                                                  31,000.00                 7.99%               3.30%
                                                                        -------------------------------------------------------
Unallocated                                                               80,000.00                20.62%                  -
                                                                        -------------------------------------------------------
                                                                        $388,000.00               100.00%             100.00%
                                                                        ========================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.      Loans Receivable (Continued)

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $1,386,000 and $1,449,000 at December 31, 1998 and 1997, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required.

Nonperforming loans for which interest has been reduced totaled approximately $996,000 and $1,076,000 at December 31, 1998 and 1997, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $30,000, $58,000 and $54,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated:


                                                                          At December 31,
                                                     ---------------------------------------------------------
                                                           1998                1997                1996
                                                     ---------------------------------------------------------
Nonaccrual loans                                     $       996,000     $   1,076,000     $   1,104,000
Accruing loans past due 90 days or more                      390,000           373,000           143,000
Troubled debt restructuring                                       -                 -                 -
Foreclosed real estate                                            -             81,000                -
                                                     ---------------------------------------------------------
Total nonperforming assets                           $     1,386,000     $   1,530,000     $   1,247,000
                                                     =========================================================

Nonperforming loans to total gross loans                        1.20%             1.36%             1.23%
                                                     =========================================================

Nonperforming assets to total assets                            1.02%             1.02%             1.11%
                                                     =========================================================

Total assets                                         $   135,811,000     $ 149,585,000     $ 112,552,000

Total gross loans                                    $   115,213,000     $ 106,538,000     $ 101,184,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.    Office Properties and Equipment


Office properties and equipment at December 31 consist of the following:


                                                                             1998                 1997
                                                                        ------------------------------------
Cost:
 Land                                                                   $       364,000      $       364,000
 Buildings                                                                      879,000              879,000
 Building improvements                                                          175,000              175,000
 Furniture and fixtures                                                         743,000              578,000
 Automobiles                                                                     47,000               47,000
                                                                        -------------------------------------
                                                                              2,208,000            2,043,000
Less accumulated depreciation                                                 1,209,000            1,152,000
                                                                        -------------------------------------
                                                                        $       999,000      $       891,000
                                                                        =====================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5.   Deposits


Deposits at December 31 consist of the following:


                                                     1998                                         1997
                                ----------------------------------------------------------------------------------------
                                                     Weighted                                    Weighted
                                                     Average                                     Average
                                       Amount          Rate         Percent        Amount          Rate        Percent
                                ----------------------------------------------------------------------------------------
Noninterest-bearing deposits       $    2,440,000.00          -     2.8   %   $     4,539,000          -       4.5  %

NOW accounts                            6,000,000.00       0.89%    6.9             6,428,000       3.00%      6.5

Money market                            7,715,000.00       4.40%    8.90            4,823,000       3.67%      4.9

Passbook savings                       10,222,000.00       2.47%    11.7           17,771,000       3.00%     18.0
                                ----------------------------------------------------------------------------------------
                                       26,377,000.00                30.3           33,561,000                 33.9
                                ----------------------------------------------------------------------------------------
Certificates of deposit:

     2.00% to 3.99%                       634,000                    0.7              310,000                  0.3

     4.00% to 5.99%                    45,959,000                   52.7           46,477,000                 47.0

     6.00% to 7.99%                    14,250,000                   16.3           18,538,000                 18.7

     8.00% to 9.99%                            -                     -                 56,000                  0.1

     10.00% to 11.99%                          -                     -                    -                     -
                                ----------------------------------------------------------------------------------------
                                       60,843,000          5.46%    69.7           65,381,000       5.65%     66.1
                                ----------------------------------------------------------------------------------------
                                       87,220,000                  100.0  %        98,942,000                100.0  %
                                                             ==============                               ==============
Accrued interest payable                  349,000                                     440,000
                                --------------------------------        ---------------------------------
                                   $   87,569,000          4.55%              $    99,382,000       5.10%
                                ================================        =================================



                                                                                                      1996
                                                                           -------------------------------------------------------
                                                                                                   Weighted
                                                                                                   Average
                                                                                Amount              Rate             Percent
                                                                           -------------------------------------------------------
Noninterest-bearing deposits                                            $       1,319,000                -           1.4   %

NOW accounts                                                                    5,644,000             1.08%          6.0

Money market                                                                    4,180,000             2.91%          4.5

Passbook savings                                                               11,487,000             3.00%          12.3

                                                                           -------------------------------------------------------
                                                                               22,630,000                            24.2
                                                                           -------------------------------------------------------
Certificates of deposit:

 2.00% to 3.99%                                                                   477,000                             0.5

 4.00% to 5.99%                                                                48,151,000                            51.6

 6.00% to 7.99%                                                                21,971,000                            23.5

 8.00% to 9.99%                                                                    92,000                             0.1

 10.00% to 11.99%                                                                  51,000                             0.1
                                                                           -------------------------------------------------------
                                                                               70,742,000             5.78%          75.8
                                                                           -------------------------------------------------------
                                                                               93,372,000                           100.0  %
Accrued interest payable                                                          413,000                   =====================
                                                                        -----------------------------------
                                                                        $      93,785,000             4.92%
                                                                        ===================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5.   Deposits (Continued)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $11,500,000 and $10,982,000 at December 31, 1998 and
December 31, 1997, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at December 31, 1998 is as follows:


Maturity Period:
      Within 3 months or less                                                                  $ 2,542,000
      Over 3 months through 6 months                                                             1,280,000
      Over 6 months through 12 months                                                            3,099,000
      Over 12 months                                                                             4,579,000
                                                                                               -----------
                                                                                               $11,500,000
                                                                                               ===========


At December 31, 1998, the scheduled maturities of certificates of deposits are as follows:

Year Ending December 31,                                                                         Amount
------------------------                                                                      ------------
1999                                                                                           $38,399,000
2000                                                                                            18,211,000
2001                                                                                             2,206,000
2002                                                                                               773,000
2003 and thereafter                                                                              1,254,000
                                                                                               -----------
                                                                                               $60,843,000
                                                                                               ===========


Interest expense on deposits for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:


                                                          1998                 1997               1996
                                                      ----------------------------------------------------
NOW and money market                                  $  329,000            $  241,000          $  220,000
Passbook savings                                         298,000               401,000             322,000
Certificates of deposit                                3,469,000             4,081,000           4,082,000
                                                      ----------------------------------------------------
                                                      $4,096,000            $4,723,000          $4,624,000
                                                      ====================================================


Eligible savings accounts are insured up to $100,000 by the SAIF which is administered by the FDIC.

The Bank has $100,000 of U. S. Government and federal agency obligations pledged as security for public deposits at December 31, 1998.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6. Employee Benefit Plans

The Bank had a defined benefit pension plan covering substantially all of its employees, which was terminated during 1997. Upon termination, the Bank made contributions to the plan so that it was fully funded, and the participants were then paid out of the plan assets. All participants were paid by December 31, 1997, therefore there is no prepaid or accrued pension cost at December 31, 1997. Pension expense was $-0-, $378,000, and $109,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The expense for 1997 is net of a curtailment gain of $297,000. The Company adopted FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, during 1998. The Statement revises employers' disclosures about pensions, but does not change the measurement or recognition criteria.

The following table sets forth the Plan's funded status and amounts recognized in the statement of financial condition as of December 31, 1998 and 1997:


                                                                          1998                1997
                                                                    ----------------------------------
Change in benefit obligation:
 Benefit obligation, beginning                                      $          -        $    2,021,000
 Service cost                                                                  -                61,000
 Interest cost                                                                 -               139,000
 Actuarial gain                                                                -              (297,000)
 Benefits paid                                                                 -            (1,924,000)
                                                                    ----------------------------------
 Benefit obligation, ending                                                    -                    -
                                                                    ----------------------------------

Change in plan assets:
 Fair value of plan assets, beginning                                          -             1,464,000
 Actual return on plan assets                                                  -               109,000
 Employer contribution                                                         -               275,000
 Benefits paid                                                                 -            (1,848,000)
                                                                    ----------------------------------
 Fair value of plan assets, ending                                  $          -        $           -
                                                                    ==================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6.      Employee Benefit Plans (Continued)

The components of net periodic benefit cost for the years ended December 31, 1998, 1997 and 1996 are as follows:


                                                          1998                1997                1996
                                                    ---------------------------------------------------------
Service cost                                        $              -    $        61,000      $        66,000
Interest cost                                                      -            139,000              131,000
Expected return on plan assets                                     -           (109,000)             (95,000)
Amortization of prior service cost                                 -             12,000                7,000
Additional cost to fully fund the plan upon
 termination                                                       -            275,000                   -
                                                    ---------------------------------------------------------
                  Net periodic benefit cost         $              -    $       378,000      $       109,000
                                                    =========================================================


Weighted-average assumptions used to develop the net periodic pension cost as of December 31, 1998, 1997 and 1996 were:


 Discount rate                                                                  7.0%
 Expected rate of return on plan assets                                         7.0
 Rate of compensation increase                                                  5.0


The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $72,000, $79,000 and $70,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

The Bank has also entered into unfunded deferred compensation agreements and a salary continuation agreement providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligation under such agreements in the event of death. The cash surrender value of these policies is $1,075,000 and $971,000 at December 31, 1998 and 1997, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued is $2,491,000 and $2,270,000 at December 31, 1998 and 1997, respectively. The expense related to the agreements for the years ended December 31, 1998, 1997 and 1996 amounted to $391,000, $350,000 and
$333,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at December 31, 1998 and 1997, respectively.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7. Stockholders' Equity


On December 30, 1997, the Company completed and closed its stock offering.
Gross proceeds from the sale of 674,475 shares amounted to $33,724,000 and were reduced by conversion costs of $1,230,000. $4,216,000 of these net proceeds were loaned to the ESOP to purchase 53,958 shares in the open market. The Company transferred $14,134,000 of the net proceeds to the Bank for the purchase of its common stock and retained the remaining net proceeds.

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

Subject to applicable law, the Board of Directors of the Company or the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. The Company converted to stock form on December 30, 1997 and has declared dividends of $622,000 and $-0- for the years ended December 31, 1998 and December 31, 1997, respectively.

For a period of five years after its conversion from mutual to stock form, the Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. During 1998, the Bank paid $675,000 in regular dividends to the Company.

In connection with the Conversion, the Bank has agreed with the FDIC that, within the first three years after completion of the Conversion, neither the Company nor the Bank will pay any taxable dividend or make any taxable distribution in excess of their current earnings and retained earnings. The Company and the Bank have agreed to notify the FDIC before making a return of capital during the first three years following the Conversion.

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

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any other common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at December 31, 1998 and 1997.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at December 31, 1998 and 1997:

                                  --------------------------------------------------------------------------------
                                                                      1998 - Bank Only
                                   --------------------------------------------------------------------------------
                                        Leverage             Tier I                                    N.C.
                                        Ratio of         Risk-Adjusted         Risk-Based          Savings Bank
                                     Tier I Capital         Capital              Capital             Capital
                                  --------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)

Equity (GAAP)                        $      30,305     $      30,305         $     30,305         $    30,305
Unrealized gain on securities
 available for sale                            (33)              (33)                 (33)                (33)
Supplemental capital items:

 General valuation allowance                    --                --                  895                 895
                                  --------------------------------------------------------------------------------
Regulatory capital                          30,272            30,272               31,167              31,167
Minimum capital requirement                  3,924             2,089                5,570               6,540
                                  --------------------------------------------------------------------------------
Excess regulatory capital            $      26,348     $      28,183         $     25,597         $    24,627
                                  ================================================================================
Total assets at December 31, 1998    $     130,808                                                $   130,808
                                  ==================                                              ================
Risk-weighted assets at
 December 31, 1998                                     $      69,623         $     69,623
                                                    ===========================================
Capital as a percentage of assets:
 Actual                                      23.14%            43.48%               44.77%              23.83%
 Required                                     3.00              3.00                 8.00                5.00
                                  -------------------------------------------------------------------------------------
Excess                                       20.14%            40.48%               36.77%              18.83%
                                  =====================================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.      Stockholders' Equity (Continued)

                                  --------------------------------------------------------------------------------
                                                                      1997 - Bank Only
                                  --------------------------------------------------------------------------------
                                        Leverage             Tier I                                    N.C.
                                        Ratio of         Risk-Adjusted         Risk-Based          Savings Bank
                                     Tier I Capital         Capital              Capital             Capital
                                  --------------------------------------------------------------------------------
                                                                (Dollars in Thousands)
Equity (GAAP)                        $  29,210         $  29,210               $  29,210          $ 29,210
Unrealized gain on securities
 available for sale                        (25)              (25)                    (25)              (25)
Supplemental capital items:
 General valuation allowance                 -                 -                     693               693
                                  --------------------------------------------------------------------------------
Regulatory capital                      29,185            29,185                  29,878            29,878
Minimum capital requirement              5,983             2,783                   5,565             7,479
                                  --------------------------------------------------------------------------------
Excess regulatory capital            $  23,202          $ 26,402                $ 24 313          $ 22,399
                                  ================================================================================
Total assets at December 31, 1997    $ 149,585                                                    $149,585
                                  ============                                               =============
Risk-weighted assets at
 December 31, 1997                                      $ 69,566                $ 69,566
                                                    =========================================
Capital as a percentage of assets:
 Actual                                     19.51%            41.95%                  42.95%             19.97%
 Required                                    4.00              4.00                    8.00               5.00
                                  -------------------------------------------------------------------------------------
Excess                                      15.51%            37.95%                  34.95%             14.97%
                                  ======================================================================================


A ratio of 4% of total assets was used for purposes of computing the minimum required leverage ratio of Tier I Capital.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $6,962,000, $4,177,000 and $6,540,000 respectively. There are no conditions or events since the notification that management believes have changed the Bank's category.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.    Income Tax Matters


Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. Through 1995, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation was passed in 1996 that eliminated this percentage of taxable income method as an option for computing bad debt deductions for 1996 and all future years. The Bank is still permitted to take deductions for bad debts, but is required to compute such deductions using an experience method. The Bank's tax bad debt deduction was $31,000, $30,000 and $8,000 in 1998, 1997 and 1996, respectively.

In conjunction with the change in computing the tax bad debt deduction, the Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve recaptured and associated tax were $11,000 and $4,000, respectively, for the year ended December 31, 1998.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 1998 and 1997, retained earnings contain certain historical additions to the bad debt reserve for income tax purposes of approximately $3,816,000, the balance prior to 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If this pre-1988 reserve is used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of December 31, 1998 and 1997.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.   Income Tax Matters (Continued)


The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset in the statement of financial condition were as follows at December 31:


                                                                           1998               1997
                                                                       -------------------------------
Deferred tax assets:
 Interest income on non performing assets                              $   15,000           $   18,000
 Deferred compensation                                                    966,000              884,000
 Allowance for loan losses                                                347,000              270,000
 Pension plan contribution                                                158,000              149,000
 Accrued expenses                                                          42,000                    -
                                                                       -------------------------------
                                                                        1,528,000            1,321,000
                                                                       -------------------------------
Deferred tax liabilities:
 Property and equipment                                                   109,000              105,000
 FHLB stock dividends                                                     136,000              136,000
 Section 401 (k) contribution                                                  -                 6,000
 Deferred loan fees                                                        35,000               17,000
 Tax bad debt reserves                                                     22,000               26,000
 Unrealized gains on securities                                            26,000               16,000
 FHLB accrued dividend                                                      7,000                7,000
                                                                       -------------------------------
                                                                          335,000              313,000
                                                                       -------------------------------
    Net deferred tax asset                                             $1,193,000           $1,008,000
                                                                       ===============================


At December 31, 1998 and 1997, no valuation allowance was recorded for deferred tax assets.

Income tax expense (credits) for the year ended December 31, 1998, 1997 and 1996 consists of the following:


                                                          1998                1997                1996
                                                 ---------------------------------------------------------
Current                                             $    1,234,000      $    667,000      $     426,000
Deferred                                                  (195,000)         (293,000)           (72,000)
                                                 ---------------------------------------------------------
                                                    $    1,039,000      $    374,000      $     354,000
                                                 =========================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.   Income Tax Matters (Continued)


A reconciliation of the federal income tax rate to the effective tax rate for the year ended December 31, 1998, 1997 and 1996 is as follows:

                                                          1998                  1997               1996
                                                -----------------------------------------------------------
Statutory federal income tax rate                           34.0%                 34.0%                34.0%
Increases (decreases) in taxes resulting from:
 Nontaxable income                                          (4.5)                 (2.1)               (2.50)
 Nondeductible expense                                                             1.2                   -
 State income tax, net of federal benefit                    2.3                   1.6                 1.20
 Underaccrual                                                0.2                   1.1                   -
 Other                                                        -                    0.1                 0.20
                                                -----------------------------------------------------------
Effective tax rate                                          32.0%                 35.9%                32.9%
                                                ===========================================================


Note 9.    Employee Stock Ownership Plan


The Bank has established an employee stock ownership plan (ESOP) to benefit all qualified employees. The ESOP purchased 53,958 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on December 31 of each year through December 31, 2012. Interest is based upon the prime rate, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. The note receivable is presented as a reduction of stockholders' equity and had an outstanding balance of $4,021,000 and $577,000 at December 31, 1998 and December 31, 1997, respectively.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. The amount allocated to compensation expense in 1998 was $40,000. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements.

At December 31, 1998, 3,887 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $3,100,000 at December 31, 1998.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.    Employee Stock Ownership Plan (Continued)

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option is $241,000 at December 31, 1998 based on the fair value of the shares released of $62.00 per share. This commitment will fluctuate based on the fair value of the shares.

Note 10.   Commitments, Contingencies and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at December 31, 1998. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds is as follows:

                                                       Fixed Rate         Variable Rate            Total
                                                ------------------------------------------------------------
Commitments to extend credit, mortgage loans       $     4,401,000      $          -         $     4,401,000
Unused home equity loans and lines of credit                  -               4,958,000            4,958,000


The Bank has made loans to its officers and directors in the normal course of business. The following is an analysis of the loans to officers and directors for the year ended December 31, 1998:


    Balance, beginning                                                                  $      664,000
    Originations                                                                                57,000
    Payments                                                                                  (247,000)
                                                                                     -----------------
    Balance, ending                                                                     $      474,000
                                                                                     =================


Additionally, officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $1,448,000 at December 31, 1998.

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

The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing a remediation plan to resolve the Year 2000 Issue.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.  Commitments, Contingencies and Related Party Transactions (Continued)


The Year 2000 Issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is heavily dependent on computer processing in the conduct of business activities.

Based on the review of the computer systems, management believes the cost of the remediation effort to make the systems Year 2000 ready is approximately $150,000. Management expects the cost will be incurred primarily in 1999. Such costs are primarily related to the purchase of new equipment, which will be capitalized.

Note 11.   Fair Value of Financial Instruments


The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of December 31, 1998 and 1997:


                                                    1998                                     1997
                                 --------------------------------------------------------------------------------
                                        Carrying              Fair              Carrying              Fair
                                          Value               Value               Value               Value
                                 --------------------------------------------------------------------------------
Financial assets:
 Cash
  Interest-bearing deposits         $    7,806,000      $    7,806,000      $   3,6649,000      $   3,6649,000
  Noninterest-bearing deposits             439,000             439,000             422,000             422,000
 Certificates of deposit                   100,000             100,000             100,000             100,000
 Investments                            11,625,000          11,674,000           5,762,000           5,788,000
 Loans receivable                      110,578,000         115,351,000         101,982,000         104,571,000
 Accrued interest receivable               908,000             908,000             755,000             755,000
 FHLB stock                                964,000             964,000             930,000             930,000

Financial liabilities:
 Deposits                               87,569,000          85,238,000          99,382,000          99,251,000
 Advances from borrowers for
   taxes and insurance                     110,000             110,000             105,000             105,000


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11.  Fair Value of Financial Instruments (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and Certificates of Deposits:  The carrying amounts for cash and short-term
----------------------------------
instruments approximate their fair values.

Investment securities:  Fair values for securities are based on quoted market
----------------------
prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar securities.

Loans receivable:  The fair value of fixed rate loans is estimated by
-----------------
discounting the future cash flows, adjusted for prepayments, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the s ame remaining maturities. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are equal to carrying amounts. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and has been deducted from the estimated fair value of loans.

Accrued interest receivable and advances from borrowers for taxes and insurance:
-------------------------------------------------------------------------------
The fair value of accrued interest receivable and advances from borrowers for taxes and insurance is the amount receivable on demand at the statement of financial condition date.


Deposits:  The fair value of demand deposits, savings accounts, and certain
---------
money market deposits is the amount payable on demand at the statement of financial condition. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.


Off-statement of financial condition instruments:  Fair values for the Bank's
-------------------------------------------------
off-statement of financial condition instruments (loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The fair value for such commitments is nominal.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13.   Parent Company Financial Data


The following are condensed financial statements for Coddle Creek Financial Corp. as of December 31, 1998 and 1997 and for the year ended December 31, 1998. The Company had no operations during the period from December 30, 1997 through December 31, 1997.

                   Condensed Statement of Financial Condition
                           December 31, 1998 and 1997

                                                                             1998                1997
                                                                 ----------------------------------------
Assets:
 Cash                                                                   $    9,976,000     $    9,371,000
 Investment in Mooresville Savings Bank, S.S.B.                             30,305,000         29,210,000
 Securities available for sale                                               4,929,000                 -
 Due from Mooresville Savings Bank, S.S.B.                                          -           8,989,000
 Other assets                                                                  101,000                 -
                                                                         --------------------------------
       Total assets                                                      $  45,311,000      $  47,570,000
                                                                         ================================

Accounts payable and other liabilities                                   $     192,000       $    577,000
                                                                         --------------------------------
Stockholders' Equity:
   Additional paid-in capital                                               32,461,000         32,494,000
   Unrealized gain on securities available for sale, net of tax                 46,000             25,000
   Unearned ESOP shares                                                     (4,021,000)          (577,000)
   Retained earnings                                                        16,633,000         15,051,000
                                                                         --------------------------------
       Total stockholders' equity                                           45,119,000         46,993,000
                                                                         --------------------------------
       Total liabilities and stockholders' equity                        $  45,311,000      $  47,570,000
                                                                         ================================


                         Condensed Statement of Income
                      For the Year Ended December 31, 1998


Equity in earnings of Mooresville Savings Bank, S.S.B.                                       $  1,790,000
Interest income                                                                                   657,000
Other expense                                                                                     (66,000)
Income tax expense                                                                               (177,000)
                                                                                             ------------
     Net income                                                                              $  2,204,000
                                                                                             ============

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13.  Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows
   Year Ended December 31, 1998 and the Period from December 30, 1997 through
                               December 31, 1997


                                                                        1998                1997
                                                                     -------------    -----------
Cash Flows from Operating Activities:
Net income                                                           $   2,204,000    $         -
Adjustments to reconcile net income to net cash provided
 by operating activities:
 Equity in earnings of Mooresville Savings Bank, S.S.B.                 (1,790,000)             -
 Changes in assets and liabilities:
   Increase in:
    Other assets                                                          (101,000)             -
    Accounts payable and other liabilities                                  11,000              -
                                                                     -------------    ------------
       Net cash provided by operating activities                           324,000              -
                                                                     -------------    ------------
Cash Flows from Investing Activities:
 Initial investment in Mooresville Savings Bank, S.S.B.                         -      (14,134,000)
 Due from Mooresville Savings Bank, S.S.B.                               8,989,000      (8,989,000)
 Upstream dividend from Mooresville Savings Bank, S.S.B.                   675,000              -
 Purchases of securities available for sale                             (9,459,000)             -
 Proceeds from maturities of securities available for sale               4,550,000              -
 Loan to ESOP for purchase of common stock                              (4,216,000)             -
 Principal payment received on note receivable from ESOP                   195,000              -
                                                                     -------------    ------------
       Net cash provided by (used in) investing activities                 734,000     (23,123,000)
                                                                     -------------    ------------
Cash Flows from Financing Activities:
 Net proceeds from issuance of common stock                                     -       32,494,000
 Cash dividends paid                                                      (453,000)             -
                                                                     -------------    ------------
       Net cash provided by (used in) financing activities                (453,000)     32,494,000
                                                                     -------------    ------------
Net increase in cash                                                       605,000       9,371,000
 Cash - beginning                                                        9,371,000              -
                                                                     -------------    ------------
 Cash - ending                                                       $   9,976,000    $  9,371,000
                                                                     -------------    ------------
Supplemental Disclosures of Noncash Transactions
 Loan to ESOP for purchase of stock                                  $          -     $    577,000
 Account payable to ESOP                                                        -         (577,000)
 Dividends accrued                                                         169,000              -

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 14.   Earnings Per Share


Earnings per share has been calculated in accordance with FASB Statement No. 128, Earnings Per Share. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding.

                                                          For the Year Ended December 31, 1998
                                      --------------------------------------------------------------------------
                                                   Income                   Shares                 Per Share
                                                (Numerator)             (Denominator)               Amount
                                      --------------------------------------------------------------------------
Basic and Diluted EPS                    $        2,204,000           $      622,839       $                3.54
                                      ==========================================================================


Note 15.   Future Reporting Requirements


The FASB has issued SFAS No. 123, Accounting for Awards of Stock-Based Compensation to Employees. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.

On December 4, 1998, the FASB announced that it will issue an Exposure Draft during the first quarter of 1999 which will include an interpretation of APB Opinion No. 25. This interpretation is anticipated to be final in September, 1999, and if adopted, it will be effective for events that occur after December 15, 1998. Under the interpretation, certain transactions should they occur would cause an entity to adopt fair value accounting for stock options.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15.   Future Reporting Requirements (Continued)

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 1998. This Statement, which is effective for fiscal years beginning after June 15, 1998, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

The FASB has issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of December 31, 1998. Statement No. 65, as amended by FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 16.   Subsequent Event


The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan (the "MRP") on January 26, 1999. The Stock Option Plan reserves for issuance up to 67,447 stock options to officers, directors, and employees at the time of the adoption either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. See Note 15 for further information.

The MRP reserved for issuance 26,979 shares of common stock to officers, directors, and employees at the time of the adoption. The Bank issued shares to fund the MRP on January 26, 1999. The restricted common stock under the MRP vests 25% immediately at the date of grant and 25% annually beginning on the one year anniversary of the date of grant.

                              CORPORATE INFORMATION

                                                        EXECUTIVE OFFICERS:

George W. Brawley, Jr.                                Dale W. Brawley                          Billy R. Williams
  President and CEO                              Executive Vice President                     Secretary/Controller

                                                            DIRECTORS:

     George W. Brawley, Jr.                            Dale W. Brawley                         Claude U. Voils, Jr.
Chairman of the Board, President and       Executive Vice President of Moorseville               Retired Chemist
  CEO of Moorseville Savings Bank                         Savings Bank                          of National Starch

         Jack G. Lawler                                  Willis Barnette                        Donald R. Belk
        Retired President of                    President of Custom Products, Inc.          President of E.F. Belk & Son
             Taltronics                                                                       Electrical Contractors

         Stock Transfer Agent                                                    Annual Meeting
   Registrar and Transfer Company                                   The 1999 annual meeting of stockholders of
           10 Commerce Drive                                       Coddle Creek Financial Corp. will be held at
           Cranford, NJ  07016                                    11:00 A.M. on April 21, 1999 at the Company's
                                                                     corporate office at 347 North Main Street,
                                                                                  Mooresville, NC.

  Special Legal Counsel                                                          Form 10-K
Brooks, Pierce, McLendon,                                A copy of Form 10-K, including the financial statements
 Humphrey & Leonard, LLP                                for the year ended December 31, 1998, as filed with
 2000 Renaissance Plaza                                 the Securities and Exchange Commission will be
  230 North Elm Street                                  furnished without charge to the Company's stockholders
  Greensboro, NC  27420                                 upon written request to Coddle Creek Financial Corp., 347
                                                        Main Street, P.O. Box 117, Mooresville, NC 28115
                                                        Attn: George Brawley, President

     Independent Auditors
    McGladrey & Pullen, LLP                                           Corporate Office
      One Morrocroft Centre                                         347 North Main Street
6805 Morrison Boulevard, Suite 200                                      P.O. Box 117
      Charlotte, NC 28211                                            Mooresville, NC 28115

                            Common Stock Information

On December 30, 1997, the Company issued 674,475 shares of common stock. The Company's common stock began trading on December 31, 1997 and is traded on the over the counter market with quotations available through the OTC Electronic Bulletin Board under the symbol "CDLC". At December 31, 1998, there were approximately 462 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 1998 and 1997.


                                                                                     Stock Price
                                                                     ----------------------------------------
                                                          Dividends             High                 Low
                                                 ------------------------------------------------------------
1998
First Quarter                                       $    0.25           $   82.75           $   70.00
Second Quarter                                           0.25               89.00               74.25
Third Quarter                                            0.25               73.25               42.00
Fourth Quarter                                           0.25               62.00               52.00

1997
First Quarter                                       $     N/A           $     N/A           $     N/A
Second Quarter                                            N/A                 N/A                 N/A
Third Quarter                                             N/A                 N/A                 N/A
Fourth Quarter                                              -               70.00               50.00