Form 10-K, Exhibit 13
period 1999-12-31
CODDLE CREEK FINANCIAL CORP
filed 2000-03-29
CIK 1045944

                                TABLE OF CONTENTS

                                                                                       Page
---------------------------------------------------------------------------------------------
Report to Stockholders                                                                      1
Selected Consolidated Financial Data                                                    2 - 3
Management's Discussion and Analysis                                                   4 - 17
Independent Auditor's Report                                                               19
Consolidated Financial Statements:
  Statements of financial condition at December 31, 1999 and 1998                          20
  Statements of income and comprehensive income for the years ended                        21
    December 31, 1999, 1998 and 1997
  Statements of stockholders' equity for the years ended December 31, 1999, 1998      22 - 23
    and 1997
  Statements of cash flows for the years ended December 31, 1999, 1998 and 1997       24 - 26
Notes to Consolidated Financial Statements                                            27 - 55
Corporate Information                                                                 56 - 57

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

                             Report to Stockholders

Dear Stockholder:

December 31, 1999 marked the end of our second complete year of operations as a public company. On December 30, 1997, Mooresville Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp.

The Company's consolidated total assets totaled $143.9 million at December 31, 1999 compared to $135.8 million a year earlier, representing a 5.9% increase. Total stockholders' equity amounted to $34.4 million at December 31, 1999, resulting in a book value per share of $49.29. The Company paid cash dividends totaling $19.23 per share, including a return of capital in the form of a special dividend of $17.18 per share, during 1999. A detail of financial results and other information is contained in the accompanying 1999 Annual Report.

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


                                        Sincerely,

                                        /s/ George W. Brawley, Jr.

                                        George W. Brawley, Jr.
                                        President and CEO

                  CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                            December 31,
                                            -------------------------------------------------------------------------
                                              1999             1998            1997            1996            1995
                                            -------------------------------------------------------------------------
                                                          (Dollars In Thousands, Except Per Share Data)
Financial Condition Data:
Total assets                                $143,867         $135,811        $149,585        $112,552        $108,033
Investments securities (1)                    12,667           20,495          43,441          10,889          13,903
Loans receivable, net (4)                    123,486          118,057         102,198          97,951          90,555
Deposits                                      90,563           87,569          99,382          93,785          92,103
Stockholders' equity (2)                      34,445           45,119          46,993          14,412          13,726
Book value per share (2)                       49.29            66.89           69.67               -               -

                                                                          For the Years Ended
                                                                              December 31,
                                            -------------------------------------------------------------------------
                                               1999             1998           1997           1996              1995
                                            -------------------------------------------------------------------------
Operating Data:                                           (Dollars in Thousands, Except Per Share Data)
Interest and dividend income                $ 10,188         $ 10,316        $  8,997        $  8,679        $  7,946
Interest expense                               4,195            4,096           4,820           4,658           4,416
                                            -------------------------------------------------------------------------
Net interest income                            5,993            6,220           4,177           4,021           3,530
Provision for loan losses                          -              205             335               -              12
Noninterest income                               217              185             192             200             190
Noninterest expense                            4,007            2,957           2,993           3,146           2,624
                                            -------------------------------------------------------------------------
Income before income taxes                     2,203            3,243           1,041           1,075           1,084
Income tax expense                               817            1,039             374             354             304
                                            -------------------------------------------------------------------------
Net income                                     1,386            2,204             667             721             780
Other comprehensive income (loss),
  net of tax:
Unrealized gains (losses) on
securities, net of tax                           (67)              21              (3)            (35)             63
                                            -------------------------------------------------------------------------
Comprehensive income                        $  1,319         $  2,225        $    664        $    686        $    843
                                            =========================================================================

Basic earnings per share (2)                $   2.20         $   3.54         $     -         $     -         $     -
Diluted earnings per share (2)                  2.20             3.54               -               -               -
Dividends per share (2)                         2.05             1.00               -               -               -
Return of capital dividends per share          17.18                -               -               -               -
Dividend payout ratio (6)                     874.09%           28.25%              -               -               -

                                   (Continued)


                                                                         At or For the Years Ended
                                                                                December 31,
                                                -----------------------------------------------------------------------------
                                                   1999(5)         1998(5)         1997(5)         1996(5)         1995(5)
                                                -----------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
Selected Other Data:
  Number of outstanding loans                        2,474           2,397           2,482           2,476           2,432
  Number of deposit accounts                         6,880           7,109           7,957           7,752           7,730
  Number of full-service offices                         3               3               3               3               3
Return on average assets                              1.00%           1.62%           0.58%           0.66%           0.75%
Return on average equity                              3.40%           4.98%           4.55%           5.37%           6.05%
Average equity to average assets                     29.25%          32.59%          12.87%          12.27%          12.37%
Interest rate spread                                  2.89%           3.11%           2.87%           3.08%           2.85%
Net yield on average interest-earning
  assets                                              4.38%           4.70%           3.68%           3.74%           3.49%
Average interest-earning assets to
  average interest-earning liabilities              148.65%         151.32%         119.06%         115.21%         114.59%
Ratio of noninterest expense to
  average total assets                                2.88%           2.18%           2.62%           2.88%           2.52%
Nonperforming assets to total assets (3)              1.01%           1.02%           1.02%           1.11%           1.11%
Nonperforming loans to total loans (3)                1.06%           1.20%           1.36%           1.23%           1.25%
Allowance for loan losses to
  nonperforming loans (3)                            64.98%          64.57%          47.83%          31.11%          32.95%
Allowance for loan losses to total loans
  receivable                                          0.69%           0.78%           0.65%           0.38%           0.41%
Provision for loan losses to total
  loans receivable, net                               0.00%           0.19%           0.33%           0.00%           0.01%
Net charge-offs to average loans
  outstanding                                         0.00%           0.00%           0.03%           0.01%           0.01%
Stockholders' equity to total assets                 23.94%          33.22%          31.42%          12.80%          12.71%

(1) Includes interest-earning deposits, federal funds sold, certificates of deposit, FHLB stock and investment securities.
(2) On December 30, 1997, Mooresville Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.
(3) Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in settlement of loans. Non performing loans include nonaccrual loans and accruing loans past due 90 days or more.
(4) "Loans receivable, net," represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.
(5) Ratios other than period-end ratios are based on monthly balances. Management does not believe the use of month-end balances has caused a material difference in the information provided.
(6) The dividend payout ratio represents dividends per share, including the return of capital dividend, as a percent of basic earnings per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

     The following discussion and analysis of financial condition and the results of operations is intended to assist in understanding the financial condition and changes therein and results of operations of the Company. This discussion and analysis is intended to compliment, and should be read in conjunction with, the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

     The Company did not commence operations until December 30, 1997; therefore, the consolidated entity did not have any operations for the year ended December 31, 1997. The following discussion and analysis contains consolidated financial results for the years ended December 31, 1999 and 1998 and the financial results for Mooresville Savings for the year ended December 31, 1997. Because the Company had no operations and conducted no business other than as described above prior to December 31, 1997, the "Management's Discussion and Analysis" concerns primarily the business of the Bank for 1997. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank are collectively referred to herein as the "Company" unless otherwise noted.

Comparison of Financial Condition at December 31, 1999, 1998 and 1997

     Total assets of the Company amounted to $143.9 million, $135.8 million, and $149.6 million at December 31, 1999, 1998 and 1997 respectively. The increase during 1999 is attributable increased loan demand, which was funded by short-term borrowings and an increase in deposits. The decrease from December 31, 1997 to December 31, 1998 was primarily due to the Company returning cash deposits to potential investors who did not receive stock in the Conversion due to an oversubscription of the shares offered.

     The principal category of earnings assets is loans receivable, which amounted to $124.9 million $110.6 million, and $102.0 million at December 31, 1999, 1998 and 1997, respectively. The Bank was able to increase the size of its loan portfolio during 1999 and 1998 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages, residential construction and home equity loans. All other categories of the Bank's loan portfolio have remained fairly constant from 1997 to 1999. Loan originations for the year ended December 31, 1999 totaled $44.3 million, other net changes totaled $0.2 million, while loan principal repayments totaled $30.2 million as the loan portfolio increased by $14.3 million. Loan originations for the year ended December 31, 1998 totaled $51.3 million, other net changes totaled $0.1 million, while principal repayments totaled $42.8 million for a net increase in the loan portfolio of $8.6 million over 1997. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 1999, 1998 and 1997 totaled $1,382,000, $1,386,000, and $1,449,000, respectively, and were 1.06%, 1.20%, and 1.36% of total loans, respectively.

     In addition to loans, the Company invests in U. S. Treasury, Government and federal agency, municipal and equity securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists of securities designated as available for sale or held to maturity. Investment securities, including interest-bearing deposits, at December 31, 1999, 1998 and 1997 totaled $12.7 million, $20.5 million, and $43.4 million, respectively. The securities portfolio decreased by $7.8 million for the year ended December 31, 1999 from December 31, 1998 as maturing securities were used to fund loan growth. The securities portfolio decreased by $22.9 million for the year ended December 31, 1998 from December 31, 1997 as cash held in interest-bearing deposits was returned to investors due to the oversubscription in connection with the Conversion.

     Savings deposits amounted to $90.6 million at December 31, 1999, an increase of $3.0 million from $87.6 million at December 31, 1998, due to an increase in transaction accounts with competitive interest rates. At December 31, 1998, deposits decreased by $11.8 million from $99.4 million at December 31, 1997, which was attributed to the return of deposits by the Bank in 1998 due to the oversubscription of the stock offering. The Bank has focused its marketing efforts on building depositor relationships and setting its deposit rates in the local market to compete favorably with rates offered by competitors.

     Stockholders' equity decreased by $10.7 million during 1999 due to paying a special return of capital dividend totaling $11.7 million and the adoption of the Management Recognition Plan ("MRP"), offset by net income of $1.4 million. Stockholders' equity decreased by $1.9 million during 1998 due to the full funding of the $4.2 million note receivable to the ESOP, offset by net income of $2.2 million. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $(21,000), $46,000 and $25,000 at December 31, 1999, 1998
and 1997, respectively.

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

     When adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long and short term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long-and short-term interest rates.

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


                                                                          December 31, 1999
                                                                        Loans Receivable (A)
                                                                       Expected Maturity Date
                                                                      Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2000        2001        2002         2003         2004      Thereafter       Total       Value
                                                                      (Dollars In Thousands)
Fixed Rate                       $ 4,150      $4,106      $3,990       $4,089       $3,689       $78,884       $98,908      $97,756
  Average interest rate             9.25 %     10.47 %     10.14 %       8.41 %       7.92 %        7.48 %
Variable Rate                    $26,853      $    -      $    -       $    -       $    -       $     -       $26,853      $26,853
  Average interest rate             8.88 %         - %         - %          - %          - %           - %

                                                                    Investment Securities (B)
                                                                      Expected Maturity Date
                                                                    Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2000        2001        2002         2003         2004      Thereafter       Total       Value
                                                                      (Dollars In Thousands)
Interest-bearing cash            $ 6,912      $    -      $    -       $    -       $    -       $     -       $ 6,912      $ 6,912
  Average interest rate             4.25 %         - %         - %          - %          - %           - %
Certificates of deposit          $   100      $    -      $    -       $    -       $    -       $     -       $   100      $   100
  Average interest rate             5.31 %         - %         - %          - %          - %           - %
Securities available for sale    $   873      $  509      $  843       $  876       $    -       $   313       $ 3,414      $ 3,414
  Average interest rate             4.29 %      7.75 %      5.34 %       6.02 %          - %        6.25 %
Securities held to maturity      $     -      $    -      $  150       $    -       $    -       $ 1,031       $ 1,181      $ 1,157
  Average interest rate                - %         - %      4.80 %          - %          - %        4.62 %
Nonmarketable equity securities  $     -      $    -      $    -       $    -       $    -       $ 1,060       $ 1,060      $ 1,060
  Average interest rate                - %         - %         - %          - %          - %        7.75 %

                                                                   Expected Maturity Date (C)
                                                                    Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2000        2001        2002         2003         2004      Thereafter       Total       Value
                                                                      (Dollars In Thousands)
Deposits                         $74,291      $10,382     $1,504       $1,101       $1,303       $     -       $88,581      $85,698
  Average interest rate             4.43 %       5.32 %     5.27 %       5.30 %       5.11 %           - %
Note payable and FHLB advances   $ 5,000      $10,500     $    -       $    -       $    -       $     -       $15,500      $15,500
  Average interest rate             6.24 %       7.25 %        - %          - %          - %           - %

(A) For loans receivable the table presents expected principal cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments but excluding estimated prepayments for fixed rate loans. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change. The table presents fair values at December 31, 1999 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented as due in the one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values for securities available for sale and amortized costs for all other investment securities at December 31, 1999 and weighted average interest rates by maturity dates.
(C) For deposits the table presents principal cash flows and weighted average interest rates by contractual maturity dates.


                                                                        December 31, 1998
                                                                       Loans Receivable (A)
                                                                      Expected Maturity Date
                                                                    Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   1999        2000        2001         2002         2003      Thereafter       Total       Value
                                                                      (Dollars In Thousands)
Fixed Rate                       $ 2,129      $ 3,768     $3,770       $3,893       $3,791       $66,416       $83,767      $88,540
        Average interest rate       9.28 %       9.84 %    10.51 %       8.87 %       8.30 %        7.60 %
Variable Rate                    $27,706      $     -     $    -       $    -       $    -       $     -       $27,706      $27,706
      Average interest rate         8.17 %          - %        - %          - %          - %           - %

                                                                    Investment Securities (B)
                                                                      Expected Maturity Date
                                                                     Year Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   1999        2000        2001         2002         2003      Thereafter       Total       Value
                                                                      (Dollars In Thousands)
Interest-bearing cash            $ 7,806      $     -     $    -       $    -       $    -       $     -       $ 7,806      $ 7,806
     Average interest rate          4.90 %          - %        - %          - %          - %           - %
Certificates of deposit          $   100      $     -     $    -       $    -       $    -       $     -       $   100      $   100
    Average interest rate           5.85 %          - %        - %          - %          - %           - %
Securities available for sale    $ 5,689      $   750     $1,390       $1,056       $1,036       $   323       $10,244      $10,244
     Average interest rate          5.55 %       5.73 %     6.79 %       5.71 %       5.80 %        6.25 %
Securities held to maturity      $   202      $     -     $    -       $  150       $    -       $ 1,029       $ 1,381      $ 1,430
     Average interest rate          5.99 %          - %        - %       4.80 %          - %        4.62 %
Nonmarketable equity securities  $     -      $     -     $    -       $    -       $    -       $   964       $   964      $   964
     Average interest rate             - %          - %        - %          - %          - %        7.50 %

                                                                    Expected Maturity Date (C)
                                                                     Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   1999        2000        2001         2002         2003      Thereafter       Total       Value
                                                                      (Dollars In Thousands)
Deposits                         $62,336      $18,211     $2,206       $  773       $1,236       $    18       $84,780      $82,499
     Average interest rate          4.23 %       6.00 %     5.37 %       5.48 %       5.31 %        6.66 %


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

Comparison of Operating Results for the Years Ended December 31, 1999, 1998, and 1997

     Net Income. Net income for the years ended December 31, 1999, 1998, and 1997 amounted to $1.4 million, $2.2 million, and $667,000, respectively. Net income decreased in 1999 primarily due to expenses associated with the adoption of the MRP, as discussed below. Net income increased in 1998 primarily due to an increase in interest income as proceeds received in the Conversion were invested in securities and funded loan growth.

     Net Interest Income. Net interest income amounted to $6.0 million, $6.2 million, and $4.2 million during the years ended December 31, 1999, 1998, and 1997, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities amounted to $44.7 million, $44.8 million, and $18.2 million during 1999, 1998 and 1997, respectively. The Bank's interest rate spread increased from 2.87% in 1997 to 3.11% in 1998, but decreased to 2.89% in 1999. The decrease in the interest rate spread in 1999 was due to a decrease in the average yield on interest-earning assets, offset by a lesser decrease in the cost of funds. The average balances of interest-earning assets over interest-bearing liabilities remained constant from 1998 to 1999. The increase in the interest rate spread in 1998 was due to the decrease in the Bank's cost of funds. The average yield on interest-bearing liabilities dropped from 5.06% in 1997 to 4.69% in 1998. The 24 basis point increase in interest rate spread in 1998, coupled with a $26.6 million increase in net average balances of interest-earning assets over interest-bearing liabilities, increased net interest income by $2.0 million.

     Interest Income. Interest income amounted to $10.2 million, $10.3 million, and $9.0 million for the years ended December 31, 1999, 1998, and 1997, respectively. The Company's average yield on interest-earning assets decreased from 7.93% in 1997 to 7.80% in 1998 and 7.45% in 1999. The primary interest-earning asset is loans receivable, which experienced a decrease in average yield of 51 and 6 basis points during 1999 and 1998, respectively. However, the average outstanding loan balance increased from $100.5 million in 1997 to $108.3 million in 1998, and to $120.9 million in 1999. The other significant interest-earning asset is investment securities, for which the average outstanding balance increased from $7.9 million in 1997 to $14.3 million in 1998, and then decreased to $6.8 million in 1999. The increase in loan volume, offset by a decrease in investment securities volume, resulted in a stable total interest income in 1999 and 1998.

     Interest Expense. Interest expense amounted to $4.2 million, $4.1 million, and $4.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. The modest increase in interest expense in 1999 is due to increases in the average outstanding balances of interest-bearing liabilities, including short-term borrowings, offset by a 13 basis point decrease in the cost of funds. The $7.9 million decrease in the average outstanding balance of interest-bearing liabilities, coupled with the 37 basis point decrease in the Bank's cost of funds from 5.06% in 1997 to 4.69% in 1998, is the primary reason for the $724,000 decrease in interest expense in 1998.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 1999, 1998 and 1997. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earnings balance). Management does not believe the use of month-end balances has caused a material difference in the information provided.


                                                     At December 31,                For the Year Ended December 31,
                                                          1999                   1999                            1998
                                                    --------------------------------------------------------------------------------
                                                     Average Yield/   Average               Average    Average             Average
                                                          Rate        Balance  Interest   Yield/Rate   Balance  Interest  Yield/Rate
                                                    --------------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)
Interest-earning assets:
  Interest-bearing deposits                               4.25%      $  9,007  $    430      4.77%    $  9,646  $    476     4.93%
  Investments (1)                                         4.96%         6,756       389      5.76%      14,310       896     6.26%
  Loans receivable, net (4)                               7.71%       120,908     9,369      7.75%     108,255     8,944     8.26%
                                                                     --------  --------               --------  --------
  Total interest-earning assets                           7.35%       136,671    10,188      7.45%     132,211    10,316     7.80%
                                                                               --------                         --------
Other assets                                                            2,622                            3,487
                                                                     --------                         --------
    Total assets                                                     $139,293                         $135,698
                                                                     ========                         ========

Interest-bearing liabilities:
  NOW and Money market                                    3.41%      $ 18,840  $    544      2.89%    $ 13,858  $    329     2.37%
  Passbook accounts                                       2.47%        10,495       251      2.47%      11,192       298     2.66%
  Certificates of deposit                                 5.31%        59,440     3,192      5.37%       6,232     3,469     5.56%
  Note payable and FHLB advances                          6.92%         3,167       208      6.57%           -         -        -
                                                                     --------  --------               --------  --------
Total interest-bearing liabilities                        4.65%        91,942     4,195      4.56%      87,372     4,096     4.69%
                                                                               --------                         --------
Other liabilities                                                       6,607                            4,097
Stockholders' equity                                                   40,744                           44,229
                                                                     --------                         --------
    Total liabilities and stockholders' equity                       $139,293                         $135,698
                                                                     ========                         ========
Net interest income and interest rate spread (2)          2.69%                $  5,993      2.89%              $  6,220     3.11%
                                                                               ========                         ========
Net yield on interest-earning assets (3)                                                     4.38%                           4.70%
Ratio of average interest-earning assets to average
  interest-earning liabilities interest-bearing
   liabilities                                                         148.65%                         151.32%

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

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rates (changes in rate multiplied by the prior period's volume), and (iii) changes in rate/volume (change in rate multiplied the change in volume).


                                            Year Ended December 31,                     Year Ended December 31,
                                                1999 vs. 1998                               1998 vs. 1997
                                           Increase (Decrease) Due to                 Increase (Decrease) Due to
                                   ------------------------------------------------------------------------------------
                                                          Rate/                                       Rate/
                                    Volume      Rate      Volume       Net      Volume      Rate      Volume      Net
                                   --------    ------    --------     -----    --------    ------    --------    -----
                                                                       (In Thousands)
Interest income:
   Interest-bearing deposits       $   (31)   $   (15)   $     -    $   (46)   $   137    $    99    $    92    $   328
   Investments                        (473)       (72)        38       (507)       394         11          9        414
   Loans receivable                  1,045       (553)       (67)       425        645        (60)        (8)       577
                                   ------------------------------------------------------------------------------------
         Total interest income     $   541    $  (640)   $   (29)   $  (128)   $ 1,176    $    50    $    93    $ 1,319
                                   ------------------------------------------------------------------------------------

Interest expense:
   NOW and money market
     accounts                      $   118    $    72    $    25    $   215    $    44    $    38    $     6    $    88
   Passbook accounts                   (19)       (30)         2        (47)       (16)       (91)         4       (103)
   Certificates of deposit            (160)      (119)         2       (277)      (482)      (148)        18       (612)
   Note payable and FHLB advances      208          -          -        208        (97)         -          -        (97)
                                   ------------------------------------------------------------------------------------
         Total interest income     $   147    $   (77)   $    29    $    99    $  (551)   $  (201)   $    28    $  (724)
                                   ------------------------------------------------------------------------------------

Net Interest Income                $   394    $  (563)   $   (58)   $  (227)   $ 1,727    $   251    $    65    $ 2,043
                                   ====================================================================================

     Provision for Loan Losses and Asset Quality. The Bank's provision for loan losses amounted to $-0-, $205,000, and $335,000 in 1999, 1998 and 1997. The
provision, which is charged to operations, and the resulting loan loss allowances are amounts Mooresville Savings' management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the years ended December 31, 1998 and 1997, management determined that its allowance for loan losses should be increased to more closely reflect the credit risk inherent in the loan portfolio resulting from the increase in the number of mortgage loans collateralized by lakefront properties. These loans are inherently riskier, because they are often the borrower's second residence. The Bank has adopted policies to monitor, and increase when necessary, levels of loan loss allowances. At December 31, 1999, the Bank's level of general valuation allowances for loan losses amounted to $898,000 which management believes is adequate to absorb potential losses in its loan portfolio.

     The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $1.4 million at December 31, 1999 and December 31, 1998. Real estate acquired in settlement of loans amounted to $65,000 and $-0- at December 31, 1999 and 1998, respectively.

     Noninterest Income. Noninterest income amounted to $217,000, $185,000, and $192,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

     Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $4.0 million for the year ended December 31, 1999, and $3.0 million for each of the years ended December 31, 1998 and 1997. Compensation and employee benefits increased by $1.0 million in 1999 due to the adoption and vesting of the MRP. The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees. The Company issued shares to fund the MRP on January 26, 1999, and the restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $1.1 million for the year ended December 31, 1999. Compensation and employee benefits decreased by $158,000 during 1998, primarily due to recording a $275,000 charge to compensation expense in 1997 as a result of the termination of the Bank's defined benefit pension plan. All other expenses changed nominally during the years ended December 31, 1999, 1998 and 1997.

     Income Taxes. The Company's effective income tax rate was 37.1%, 32.0%, and 35.9% for the years ended December 31, 1999, 1998 and 1997, respectively. The lower effective income rates for 1998 was due to permanent differences of nontaxable interest income. The effective rates for 1999 and 1997 reflects normal expected rates on taxable income.

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

     Significant liquidity sources for the Bank are proceeds from the sale of stock, cash provided by new savings deposits, operating activities, sale or maturity of investments, principal and interest payments on loans receivable and advances from the Federal Home Loan Bank ("FHLB"). Advances from the FHLB have not historically been a primary source of liquidity for the Bank.

     Operating activities provided $2.0 million, $1.9 million, and $819,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. Financing activities provided $5.4 million and $36.1 million for the years ended December 31, 1999 and 1997, respectively. The large increase in 1997 was due to $32.5 million in net proceeds received from the issuance of common stock in connection with the Conversion. For the year ended December 31, 1998, $12.2 million was used in financing activities, primarily due to the return of excess deposits from the Conversion and cash dividends paid.

     Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. During 1999, 1998 and 1997, loans outstanding increased $14.3 million, $8.6 million and $4.0 million, respectively.

     As a state chartered savings bank, Mooresville Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at December 31, 1999, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

     The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice during the same period, will have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to affect the Bank's net interest income adversely under circumstances when the Bank has a negative gap. At December 31, 1999, the Bank had a negative gap position of 29.19% as it reinvested its large interest-bearing cash balances into long-term investments and loans which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases

     In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. The program emphasizes the investment of excess cash in (i) short or intermediate term interest-earning assets, (ii) the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and (iii) to a lesser extent, the origination of adjustable rate mortgage loans.

     In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $44.5 million in certificates maturing in 2000 and management believes that substantially all of the maturing certificates will be renewed.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB stock must be maintained at certain regulatory levels and is classified in the more than ten years category. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                  Terms to Repricing at December 31, 1999
                                                     ------------------------------------------------------------------
                                                                   More than     More than
                                                       1 Year      1 Year to    3 Years to     More than
                                                      or Less       3 Years       5 Years       5 Years       Total
                                                     ------------------------------------------------------------------
                                                                          (Dollars in Thousands)
Interest-earning assets (1):
  Loans Receivable (2):
    Adjustable rate residential 1-4 family           $ 12,194      $      -      $      -      $      -     $ 12,194
    Fixed rate residential 1-4 family                   2,580         7,680         7,379        74,835       92,474
    Other real estate loans - adjustable                8,633             -             -             -        8,633
    Other real estate loans fixed                          48           144           138         1,404        1,734
    Construction                                        6,026             -             -             -        6,026
    Other loans                                         1,522           272           261         2,645        4,700
                                                     ---------------------------------------------------------------
      Total loans                                      31,003         8,096         7,778        78,884      125,761
Interest-bearing deposits                               6,912             -             -             -        6,912
Investments                                               973         1,502           876         1,344        4,695
FHLB Stock                                                  -             -             -         1,060        1,060
                                                     ---------------------------------------------------------------
      Total interest-earning assets                  $ 38,888      $  9,598      $  8,654      $ 81,288     $138,428
                                                     ===============================================================
Interest-bearing liabilities:
  Deposits:
    Certificates of deposit                          $ 44,473      $ 11,886      $  2,404          $  -     $ 58,763
    Money market deposit accounts                      13,332             -             -             -       13,332
    NOW accounts                                        6,424             -             -             -        6,424
    Passbook savings                                   10,062             -             -             -       10,062
                                                     ---------------------------------------------------------------
      Total deposits                                   74,291        11,886         2,404             -       88,581
                                                     ---------------------------------------------------------------
Note payable and FHLB advances                          5,000        10,500             -             -       15,500
                                                     ---------------------------------------------------------------
Total interest-bearing liabilities                   $ 79,291      $ 22,386      $  2,404       $     -     $104,081
                                                     ===============================================================

Interest sensitivity gap per report                  $(40,403)     $(12,788)     $  6,250      $ 81,288     $ 34,347
Cumulative interest sensitivity gap
Cumulative gap as a percentage of                     (40,403)      (53,191)      (46,941)       34,347       34,347
  total interest-earning assets                        (29.19)%      (38.43)%      (33.91)%       24.81%       24.81%
Cumulative interest-earning assets
  as a percentage of interest-bearing liabilities       49.04%        47.69%        54.90%       133.00%      133.00%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2) Based upon amortization schedules of loan maturities using a weighted average interest rate for the entire loan portfolio.

Impact of Inflation and Changing Prices

     The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on its performance than the effects of inflation, which has not had a significant impact on the Company during the years ended December 31, 1999, 1998 and 1997.

Impact of New Accounting Standards

     The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 1999. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency- denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

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

     The Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserves is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserves recaptured and associated tax were $11,000 and $4,000, respectively, for each of the years ended December 31, 1999 and 1998.

Impact of the Year 2000

The Company's most critical external exposure to year 2000 system problems is with its data processing provider, Fiserv, which has certified its systems as year 2000 compliant. In addition, the Company has contacted its major customers and vendors to inquire about their progress in addressing the year 2000 problem and has noted no significant problems.

The year 2000 problems can affect the Company's operation in a number of ways but the mission critical issue is maintaining customers' account information including tracking deposits, interest accruals and loan payments. The Company is dependent upon electricity, telephone lines, computer hardware and Fiserv's data processing capability.

The Company is pleased to report that no significant year 2000 difficulties have been encountered during the first part of 2000.

                      (This page intentionally left blank)

                    [LETTERHEAD OF MCGLADREY & PULLEN, LLP]


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Coddle Creek Financial Corp.
Mooresville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coddle Creek Financial Corp. and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                       /s/ McGladry & Pullen, LLP


Charlotte, North Carolina
January 20, 2000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED Statements of Financial Condition
December 31, 1999 and 1998



ASSETS                                                                1999             1998
--------------------------------------------------------------------------------------------------
Cash
  Interest-bearing deposits (Note 2)                             $   6,912,000     $   7,806,000
  Noninterest-bearing deposits                                       1,502,000           439,000
Certificates of deposit (Note 2)                                       100,000           100,000
Securities available for sale (Note 2)                               3,414,000        10,244,000
Securities held to maturity (Fair value 1999 $1,157000;
  1998 $1,430,000) (Note 2)                                          1,181,000         1,381,000
Federal Home Loan Bank stock (Notes 2 and 6)                         1,060,000           964,000
Loans receivable, net (Note 3)                                     124,863,000       110,578,000
Office properties and equipment, net (Note 4)                        1,112,000           999,000
Accrued interest receivable:
  Investment securities                                                 85,000           216,000
  Loans receivable                                                     740,000           692,000
Cash value of life insurance (Note 7)                                1,176,000         1,075,000
Real estate owned                                                       65,000                 -
Deferred income taxes (Note 9)                                       1,219,000         1,193,000
Income tax refund claim receivable                                     386,000            36,000
Prepaid expenses and other assets                                       52,000            88,000
                                                                 -------------------------------
     Total assets                                                $ 143,867,000     $ 135,811,000
                                                                 ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------
Liabilities:
  Deposits (Note 5)                                              $  90,563,000     $  87,569,000
  Note payable (Note 6)                                             10,500,000                 -
  Federal Home Loan Bank advances (Note 6)                           5,000,000                 -
  Advances from borrowers for taxes and insurance                       76,000           110,000
  Accounts payable and other liabilities                               807,000           522,000
  Deferred compensation (Note 7)                                     2,476,000         2,491,000
                                                                 -------------------------------
     Total liabilities                                             109,422,000        90,692,000
                                                                 -------------------------------
Commitments (Notes 7 and 13)
Stockholders' Equity: (Notes 6 and 8)
  Preferred stock, authorized 5,000,000 shares; none issued                  -                 -
  Common stock, no par value, authorized 20,000,000 shares;
    issued 698,756 shares in 1999 and 674,475 shares in 1998                 -                 -
  Additional paid-in capital                                        23,057,000        32,461,000
  Accumulated other comprehensive income (loss) (Note 2)               (21,000)           46,000
  Unearned ESOP shares (Note 10)                                    (3,725,000)       (4,021,000)
  Management recognition plan (Note 11)                               (728,000)                -
  Unearned compensation (Note 10)                                     (839,000)                -
  Retained earnings, substantially restricted (Notes 8 and 9)       16,701,000        16,633,000
                                                                 -------------------------------
     Total stockholders' equity                                     34,445,000        45,119,000
                                                                 -------------------------------
     Total liabilities and stockholders' equity                  $ 143,867,000     $ 135,811,000
                                                                 ===============================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years Ended December 31, 1999, 1998 and 1997

                                                                     1999               1998              1997
---------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                          $  9,369,000       $  8,944,000      $  8,367,000
  Investment securities                                               389,000            896,000           482,000
  Other                                                               430,000            476,000           148,000
                                                                 ---------------------------------------------------
                                                                   10,188,000         10,316,000         8,997,000
                                                                 ---------------------------------------------------
Interest expense:
  Deposits (Note 5)                                                 3,987,000          4,096,000         4,723,000
  Federal Home Loan Bank advances and
    note payable (Note 6)                                             208,000                  -            97,000
                                                                 ---------------------------------------------------
                                                                    4,195,000          4,096,000         4,820,000
                                                                 ---------------------------------------------------
       Net interest income                                          5,993,000          6,220,000         4,177,000
Provision for loan losses (Note 3)                                          -            205,000           335,000
                                                                 ---------------------------------------------------
       Net interest income after
         provision for loan losses                                  5,993,000          6,015,000         3,842,000
                                                                 ---------------------------------------------------
Noninterest income                                                    217,000            185,000           192,000
                                                                 ---------------------------------------------------
Other expenses:
  Compensation and employee benefits (Note 7)                       2,992,000          1,973,000         2,131,000
  Net occupancy                                                       146,000            318,000           191,000
  Deposit insurance premiums                                           56,000             59,000            45,000
  Data processing                                                     202,000            186,000           168,000
  Other                                                               611,000            421,000           458,000
                                                                 ---------------------------------------------------
                                                                    4,007,000          2,957,000         2,993,000
                                                                 ---------------------------------------------------
       Income before income taxes                                   2,203,000          3,243,000         1,041,000
Income taxes (Note 9)                                                 817,000          1,039,000           374,000
                                                                 ---------------------------------------------------
Net income                                                          1,386,000          2,204,000           667,000
Other comprehensive income (loss), net of tax:
  Unrealized gains (loss) on securities, net
    of tax 1999 ($32,000); 1998 $10,000;
    1997 ($2,000) (Note 2)                                            (67,000)            21,000            (3,000)
                                                                 ---------------------------------------------------
       Comprehensive income                                      $  1,319,000       $  2,225,000      $    664,000
                                                                 ===================================================

Basic earnings per share (Note 12)                               $       2.20       $       3.54      $          -
                                                                 ===================================================
Diluted earnings per share (Note 12)                             $       2.20       $       3.54      $          -
                                                                 ===================================================
Regular dividends per share                                      $       2.05       $       1.00      $          -
                                                                 ===================================================
Return of capital dividend per share                             $      17.18       $          -      $          -
                                                                 ===================================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998 and 1997


                                                                      Additional           Other                 Unearned
                                                                       Paid-in         Comprehensive               ESOP
                                                                       Capital          Income (Loss)             Shares
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                          $          -         $     28,000         $          -
  Net proceeds from issuance of
    common stock                                                      32,494,000
  Purchase of common stock by the ESOP                                         -                    -             (577,000)
  Net income                                                                   -                    -                    -
  Net change in unrealized gain on
    securities available for sale, net                                         -               (3,000)                   -
                                                                    --------------------------------------------------------
Balance, December 31, 1997                                            32,494,000               25,000             (577,000)
  Purchase of common stock by the ESOP                                         -                    -           (3,639,000)
  Principal payment received on note
    receivable from ESOP                                                       -                    -              195,000
  Cash dividends
  Net income
  ESOP contribution                                                      (33,000)                   -                    -
  Net change in unrealized gain on
    securities available for sale, net                                         -               21,000                    -
                                                                    --------------------------------------------------------
Balance, December 31, 1998                                            32,461,000               46,000           (4,021,000)
  Adoption of management recognition plan                              1,542,000                    -                    -
  Vesting of management recognition plan
  Principal payment received on note
    receivable from ESOP                                                       -                    -              296,000
  Cash dividends
  Return of capital dividend                                         (10,849,000)                   -                    -
  Amortization of unearned compensation
  Net income
  ESOP contribution                                                     (144,000)                   -                    -
  Tax benefit of ESOP contribution                                        47,000                    -                    -
  Net change in unrealized gain (loss) on
    securities available for sale, net                                         -              (67,000)                   -
                                                                    --------------------------------------------------------
Balance, December 31, 1999                                          $ 23,057,000         $    (21,000)        $ (3,725,000)
                                                                    ========================================================

See Notes to Consolidated Financial Statements.


                                          Retained
  Management                              Earnings,            Total
  Recognition         Unearned          Substantially       Stockholders'
     Plan           Compensation         Restricted            Equity
--------------------------------------------------------------------------
$          -        $          -        $ 14,384,000        $ 14,412,000

           -                   -                   -          32,494,000
           -                   -                   -            (577,000)
           -                   -             667,000             667,000
           -                   -                   -              (3,000)
--------------------------------------------------------------------------
           -                   -          15,051,000          46,993,000
           -                   -                   -          (3,639,000)
           -                   -                   -             195,000
           -                   -            (622,000)           (622,000)
           -                   -           2,204,000           2,204,000
           -                   -                   -             (33,000)

           -                   -                   -              21,000
--------------------------------------------------------------------------
           -                   -          16,633,000          45,119,000
  (1,542,000)                  -                   -                   -
     814,000                   -                   -             814,000

           -                   -                   -             296,000
           -                   -          (1,318,000)         (1,318,000)
           -            (860,000)                  -         (11,709,000)
           -              21,000                   -              21,000
           -                   -           1,386,000           1,386,000
           -                   -                   -            (144,000)
           -                   -                   -              47,000

           -                   -                   -             (67,000)
--------------------------------------------------------------------------
$   (728,000)       $   (839,000)       $ 16,701,000        $ 34,445,000
==========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999, 1998 and 1997


                                                         1999              1998                1997
--------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                         $ 1,386,000        $ 2,204,000        $   667,000
  Adjustments to reconcile net income to net
    cash provided by operating
    activities:
    Provision for loan losses                                  -            205,000            335,000
    Provision for depreciation                           102,000             64,000             72,000
    Provision for deferred income taxes                    6,000           (195,000)          (293,000)
    ESOP contribution                                    (97,000)           (33,000)                 -
    Amortization of deferred loan fees                  (202,000)          (232,000)          (162,000)
    Loss on sale of real estate owned                          -             10,000                  -
    Vesting of management recognition plan               814,000                  -                  -
    Amortization of unearned compensation                 21,000                  -                  -
    Dividends on unvested management
      recognition plan shares                            295,000                  -                  -
    Changes in assets and liabilities:
      (Increase) decrease in:
        Interest receivable                               83,000           (153,000)           (41,000)
        Cash value of life insurance                    (101,000)          (104,000)          (133,000)
        Income tax refund claim receivable              (350,000)           (35,000)            41,000
        Prepaid expenses and other assets                 36,000            (55,000)            28,000
      Increase (decrease) in:
        Interest payable                                 (19,000)           (91,000)            27,000
        Accounts payable and other liabilities             7,000             95,000             13,000
        Deferred compensation                            (15,000)           221,000            265,000
                                                     ---------------------------------------------------
          Net cash provided by
            operating activities                     $ 1,966,000        $ 1,901,000        $   819,000
                                                     ===================================================

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1999, 1998 and 1997

                                                               1999              1998              1997
-------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Proceeds from maturities of
    certificates of deposit                                $    100,000      $    100,000      $    100,000
  Purchases of certificates of deposit                         (100,000)         (100,000)         (100,000)
  Purchases of securities available for sale                   (500,000)      (16,013,000)                -
  Proceeds from maturities of securities
    available for sale                                          723,100         8,854,000           900,000
  Proceeds from maturities of securities
    held to maturity                                            200,000         1,327,000         1,000,000
  Purchase of Federal Home Loan Bank stock                      (96,000)          (34,000)          (61,000)
  Originations and principal payments on
  loans receivable, net                                     (14,148,000)       (8,501,000)       (4,303,000)
  Loan to ESOP for purchase of common stock                           -        (4,216,000)                -
  Principal payment received on note receivable
    from ESOP                                                   296,000           195,000                 -
  Purchases of office properties and equipment                 (215,000)         (172,000)          (41,000)
  Proceeds from the sale of real estate owned                         -             3,000            18,000
                                                           --------------------------------------------------
      Net cash used in
        investing activities                                 (7,232,000)      (18,557,000)       (2,487,000)
                                                           --------------------------------------------------
Cash Flows From Financing Activities
  Net increase (decrease) in deposits                         3,013,000       (11,722,000)        5,570,000
  Proceeds from Federal Home
    Loan Bank advances                                        5,000,000                 -         4,000,000
  Payments on Federal Home
    Loan Bank advances                                                -                 -        (6,000,000)
  Proceeds from note payable                                 12,000,000                 -                 -
  Payments on note payable                                   (1,500,000)                -                 -
  Increase (decrease) in advances from
    borrowers for taxes and insurance                           (34,000)           (5,000)                -
  Cash dividends paid                                       (13,044,000)         (453,000)                -
  Net proceeds from issuance of common stock                          -                 -        32,494,000
                                                           --------------------------------------------------
      Net cash provided by (used in)
        financing activities                                  5,435,000       (12,170,000)       36,064,000
                                                           --------------------------------------------------
      Increase (decrease) in cash equivalents
        and cash equivalents                                    169,000       (28,826,000)       34,396,000
Cash and cash equivalents:
  Beginning                                                   8,245,000        37,071,000         2,675,000
                                                           --------------------------------------------------
  Ending                                                   $  8,414,000      $ (8,245,000)     $ 37,071,000
                                                           ==================================================

                                   (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1999, 1998 and 1997

                                                          1999              1998            1997
-------------------------------------------------------------------------------------------------------
Supplemental Schedule of Cash and
  Cash Equivalents
    Interest-bearing                                  $  6,912,000      $  7,806,000     $ 36,649,000
    Noninterest-bearing                                  1,502,000           439,000          422,000
                                                      -------------------------------------------------
                                                      $  8,414,000      $  8,245,000     $ 37,071,000
                                                      =================================================
Supplemental Schedule of
  Cash Flow Information
  Cash payments for:
    Interest                                          $  4,214,000      $  4,187,000     $  4,793,000
    Income taxes                                         1,161,000         1,269,000          624,000
Supplemental Disclosures of Noncash
  Transactions
  Change in unrealized gain (loss) on
    available for sale securities, net of
    deferred taxes                                         (67,000)           21,000           (3,000)
  Real estate acquired in the settlement of loans           65,000            12,000           99,000
  Loan to ESOP for purchase of stock                             -                 -          577,000
  Account payable to ESOP                                        -                 -         (577,000)
  Loans originated to finance the sale of real
    estate acquired in the settlement of loans                   -            80,000                -
  Change in dividends accrued                              278,000           169,000                -
  Adoption of management recognition plan                1,542,000                 -                -

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

Principles of consolidation: The consolidated financial statements include the
---------------------------
accounts of Coddle Creek Financial Corp. and its wholly-owned subsidiary, Mooresville Savings Bank, S.S.B., for the year ended December 31, 1999 and 1998. The Company was capitalized on December 30, 1997, therefore, the consolidated financial statements for the year ended December 31, 1997 include the operations of the Bank only. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
-------------------------
flows, the Company includes all interest and noninterest-bearing cash accounts, which are not subject to withdrawal restrictions or penalties, as cash equivalent and considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. The Company also maintains deposits with financial institutions which are in excess of the federally-insured amounts. Cash flows from loans and deposits are reported on a net basis.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment in debt securities: The Company and the Bank have investments in debt
-----------------------------
securities, which consist of obligations of the U. S. Government and federal agencies and municipal obligations.

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

Securities held to maturity: Securities classified as held to maturity are those securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Company and the Bank's financial position and liquidity, management believes the Company and the Bank have the ability to hold these securities to maturity.

Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Loans receivable: Loans receivable are stated at unpaid principal balances, less
----------------
undisbursed loan funds, the allowance for loan losses, and net deferred loan-origination fees and discounts. The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property, nonresidential property and land. Interest income is accrued and credited to interest income as it is earned, using the interest method.

Allowance for loan losses: The allowance for loan losses is increased by charges
-------------------------
to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. Allocated and unallocated portions are determined in the same manner. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Impaired loans: The Bank assesses loans delinquent greater than 90 days for
--------------
impairment. SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

Real estate owned: Real estate owned is initially recorded at the estimated fair
-----------------
value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Interest Income: The Bank continues to accrue interest on loans, including loans
---------------
delinquent 90 days or more, when collectibility of interest is not in doubt. At the time a loan becomes nonperforming and collectibility of principal is in doubt, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. When a loan is on nonaccrual status interest income is recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan-origination fees and related costs: Loan fees and certain direct loan
---------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Office properties and equipment: Office properties and equipment are stated at
-------------------------------
cost less accumulated depreciation, which is computed principally by the straight-line method.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Income taxes: Deferred taxes are provided on a liability method whereby deferred
------------
tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: SFAS No. 128, Earnings Per Share, requires the presentation
------------------
of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. Basic per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The activity from the date of Conversion, December 30, 1997, to the end of the 1997 fiscal year is insufficient to compute a per share amount for the that fiscal year. See Note 12 for further information.

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

The fair value estimates presented are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented here.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Notes 2. Securities

The amortized cost and fair values of securities as of December 31, 1999 and 1998 are summarized as follows:

                                                                     1999
                                     ------------------------------------------------------------------------
                                                           Gross               Gross
                                       Amortized         Unrealized         Unrealized             Fair
                                         Cost              Gains               Losses              Value
                                     ------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
  agencies obligations               $  1,903,000       $          -        $    (21,000)       $  1,882,000
Municipal Obligations                   1,038,000                  -              (6,000)          1,032,000
Equity securities                         500,000                  -                   -             500,000
                                     ------------------------------------------------------------------------
                                     $  3,441,000       $          -        $    (27,000)       $  3,414,000
                                     ========================================================================
Securities held to maturity:
Municipal obligations                $  1,181,000       $          -        $    (24,000)       $  1,157,000
                                     ========================================================================
Other investments:
Interest-earning deposits            $  6,912,000       $          -        $          -        $  6,912,000
Certificates of deposit                   100,000                  -                   -             100,000
Federal Home Loan Bank stock            1,060,000                  -                   -           1,060,000
                                     ------------------------------------------------------------------------
                                     $  8,072,000       $          -        $          -        $  8,072,000
                                     ========================================================================
                                                                     1998
                                     ------------------------------------------------------------------------
                                                           Gross               Gross
                                       Amortized         Unrealized         Unrealized             Fair
                                         Cost              Gains               Losses              Value
                                     ------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
  agencies obligations               $  9,130,000       $     56,000        $          -        $  9,186,000
Municipal Obligations                   1,042,000             16,000                   -           1,058,000
                                     ------------------------------------------------------------------------
                                     $ 10,172,000       $     72,000        $          -        $ 10,244,000
                                     ========================================================================
Securities held to maturity:
U.S. Government and federal
  agencies obligations               $    100,000       $      1,000        $          -        $    101,000
Municipal obligations                   1,281,000             48,000                   -           1,329,000
                                     ------------------------------------------------------------------------
                                     $  1,381,000       $     49,000        $          -        $  1,430,000
                                     ========================================================================
Other investments:
Interest-earning deposits            $  7,806,000       $          -        $          -        $  7,806,000
Certificates of deposit                   100,000                  -                   -             100,000
Federal Home Loan Bank stock              964,000                  -                   -             964,000
                                     ------------------------------------------------------------------------
                                     $  8,870,000       $          -        $          -        $  8,870,000
                                     ========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

The amortized cost and fair value of securities at December 31, 1999 by contractual maturity are shown below:


                                              Amortized          Fair
                                                Cost             Value
                                             ----------------------------
Securities available for sale:
Due in one year or less                      $  368,000       $  373,000
Due after one year through five years         2,252,000        2,228,000
Due after five years through ten years          321,000          313,000
Due after ten years                                   -                -
Equity securities                               500,000          500,000
                                             ----------------------------
                                             $3,441,000       $3,414,000
                                             ============================

Securities held to maturity:
Due in one year or less                      $        -       $        -
Due after one year through five years           150,000          151,000
Due after five years through ten years        1,021,000          996,000
Due after ten years                              10,000           10,000
                                             ----------------------------
                                             $1,181,000       $1,157,000
                                             ============================

There were no sales of investment securities for the years ended December 31, 1999, 1998 and 1997.

The change in accumulated comprehensive income, which consists of unrealized gains (losses) on securities available for sale, for the years ended December 31, 1999, 1998 and 1997 is as shown below:

                                                 1999        1998         1997
                                               ---------------------------------
Balance, beginning                             $ 46,000    $ 25,000    $ 28,000
  Change in unrealized holding gains (losses)   (99,000)     31,000      (5,000)
  Change in deferred income taxes                32,000     (10,000)      2,000
                                               ---------------------------------
Balance, ending                                $(21,000)   $ 46,000    $ 25,000
                                               =================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.    Securities (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 1999:


                                                                 Carrying Value
                                    ----------------------------------------------------------------------
                                                    After One       After Five
                                                       Year           Years
                                                     Through         Through       After
                                       One Year     Five Years      Ten Years     Ten Years      Total
                                    ----------------------------------------------------------------------

Securities available for sale:
 U.S. government and
  agency securities                 $            -   $   509,000  $          -   $         -   $   509,000
 Federal Home Loan
  Bank bonds                                           1,373,000                           -     1,373,000
 Municipal bonds                           373,000       346,000       313,000             -     1,032,000
 Equity securities                         500,000             -             -             -       500,000
Securities held to maturity:
 Municipal bonds                                         150,000     1,021,000        10,000     1,181,000
Other investments:
 Interest-earning deposits               6,912,000             -             -             -     6,912,000
 Certificates of deposit                   100,000             -             -             -       100,000
 Federal Home Loan
  Bank stock                                                   -             -     1,060,000     1,060,000
                                    ----------------------------------------------------------------------
                                       $ 7,885,000   $ 2,378,000  $  1,334,000   $ 1,070,000   $12,667,000
                                    ======================================================================


The following table sets forth the weighted average yield by maturity (tax exempt obligations have not been computed on a tax equivalent basis) of the Company's investment portfolio at December 31, 1999:


                                                                 Carrying Value
                                    ----------------------------------------------------------------------
                                                    After One       After Five
                                                       Year           Years
                                                     Through         Through        After
                                       One Year     Five Years      Ten Years     Ten Years      Total
                                    ----------------------------------------------------------------------
Securities available for sale:
 U.S. government and
  agency securities                              -          7.75%            -             -          7.75%
 Federal Home Loan
  Bank bonds                                     -          5.99%            -             -          5.99%
 Municipal bonds                              4.29%         4.50%         6.25%            -          4.96%
 Equity securities                               -             -             -             -             -
Securities held to maturity:
 Municipal bonds                                 -          4.80%         4.62%         4.80%         4.65%
Other investments:
 Interest-earning deposits                    4.65%            -             -             -          4.25%
 Certificates of deposit                      4.31%            -             -             -          5.31%
 Federal Home Loan
  Bank stock                                     -             -             -          7.75%         7.75%
                                    ----------------------------------------------------------------------
                                              4.00%         5.77%         5.55%         7.75%         4.81%
                                    ======================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable

Loans receivable at December 31, 1999 and 1998 consist of the following:


                                                           1999                                 1998
                                            --------------------------------------------------------------------------
                                                                      Percentage                          Percentage
                                                   Amount             of Total            Amount           of Total
                                            --------------------------------------------------------------------------
Real estate loans:
 One-to-four family residential             $    104,331,000             83.55%    $    93,063,000             84.16%
 Multi-family residential                            850,000              0.68             894,000              0.81
 Nonresidential                                    3,391,000              2.72           3,980,000              3.60
 Construction                                      9,849,000              7.89           7,356,000              6.65
 Equity line                                       8,195,000              6.56           7,567,000              6.84
                                            --------------------------------------------------------------------------
  Total real estate loans                        126,616,000            101.40         112,860,000            102.06
                                            --------------------------------------------------------------------------
Consumer Loans:
 Installment loans                                 2,491,000              1.99           1,618,000              1.46
 Other                                             1,416,000              1.13             735,000              0.67
                                            --------------------------------------------------------------------------
  Total consumer loans                             3,907,000              3.12           2,353,000              2.13
                                            --------------------------------------------------------------------------
  Total gross loans                              130,523,000            104.52          11,521,300            104.19
                                            --------------------------------------------------------------------------
Less:
 Construction loans in process                    (3,823,000)            (3.05)         (2,960,000)            (2.68)
 Net deferred loan fees                             (939,000)            (0.75)           (780,000)            (0.70)
 Allowance for loan losses                          (898,000)            (0.72)           (895,000)            (0.81)
                                            --------------------------------------------------------------------------
                                                  (5,660,000)            (4.52)         (4,635,000)            (4.19)
                                            --------------------------------------------------------------------------
                                            $    124,863,000            100.00%    $    11,057,800            100.00%
                                            ==========================================================================

The following is an analysis of the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997:

                                                                 1999               1998               1997
                                                          --------------------------------------------------------
Balance at beginning of year                               $       895,000  $        693,000  $       388,000
                                                          --------------------------------------------------------
 Loans charged off:
  Real Estate                                                            -            (5,000)         (32,000)
  Consumer                                                               -                 -                -
                                                          --------------------------------------------------------
   Total loans charged off                                               -            (5,000)         (32,000)
                                                          --------------------------------------------------------
 Recoveries:
  Real Estate                                                        3,000             2,000            2,000
  Consumer                                                               -                 -                -
                                                          --------------------------------------------------------
   Total recoveries                                                  3,000             2,000            2,000
                                                          --------------------------------------------------------
  Provision for loan losses                                              -           205,000          335,000
                                                          --------------------------------------------------------
Balance at end of year                                     $       898,000  $        895,000  $       693,000
                                                          ========================================================
Ratio of net charge-offs to average loans
 outstanding                                                          0.00%             0.00%            0.03%
                                                          ========================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.      Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 1999 and 1998 is as follows:


                                                     1999
                               -------------------------------------------------
                                                  Percent of
                                                   Allowance       Percent of
                                   Amount of       to Total         Loans to
                                   Allowance       Allowance      Gross Loans
                               -------------------------------------------------
Real estate loans:
 One-to-four family residential $      334,000          37.19%           79.93%
 Multi-family residential                    -              -             0.65
 Nonresidential                              -              -             2.60
 Construction                                -              -             7.55
 Equity line                            26,000           2.90             6.28
                               -------------------------------------------------
  Total real estate loans              360,000          40.09            97.01
                               -------------------------------------------------
Consumer loans:
 Installment loans                      17,000           1.89             1.91
 Other                                   5,000           0.56             1.08
                               -------------------------------------------------
  Total consumer loans                  22,000           2.45             2.99
                               -------------------------------------------------
Unallocated                            516,000          57.46                -
                               -------------------------------------------------
                               $       898,000         100.00%          100.00%
                               =================================================

                                                    1998
                                -----------------------------------------------
                                                 Percent of
                                                  Allowance          Percent of
                                    Amount of     to Total            Loans to
                                    Allowance     Allowance         Gross Loans
                                -----------------------------------------------
Real estate loans:
 One-to-four family residential $      297,000        33.18%           80.78%
 Multi-family residential                    -            -             0.78
 Nonresidential                              -            -             3.45
 Construction                                -            -             6.38
 Equity line                            21,000         2.35             6.57
                                -----------------------------------------------
  Total real estate loans              318,000        35.53            97.96
                                -----------------------------------------------
Consumer loans:
 Installment loans                       9,000         1.01             1.40
 Other                                   3,000         0.33             0.64
                                -----------------------------------------------
  Total consumer loans                  12,000         1.34             2.04
                                -----------------------------------------------

Unallocated                            565,000        63.13
                                -----------------------------------------------
                               $       895,000       100.00%          100.00%
                                ===============================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.      Loans Receivable (Continued)

The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $1,382,000 and $1,386,000 at December 31, 1999 and 1998, respectively, and had an average outstanding balance of approximately $1,992,000 and $1,489,000 for the years ended December 31, 1999 and 1998, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans are not required.

Nonperforming loans for which interest has been reduced totaled approximately $1,237,000 and $996,000 at December 31, 1999 and 1998, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $44,000, $30,000 and $58,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated:


                                                                At December 31,
                                            ---------------------------------------------------------
                                                  1999                1998               1997
                                            ---------------------------------------------------------
Nonaccrual loans                            $     1,237,000    $        996,000   $      1,076,000
Accruing loans past due 90 days or more             145,000             390,000            373,000
Troubled debt restructuring                               -                   -                  -
Foreclosed real estate                               65,000                   -             81,000
                                            -------------------------------------------------------
Total nonperforming assets                  $     1,447,000    $      1,386,000   $      1,530,000
                                            =======================================================
Nonperforming loans to total gross loans               1.06%               1.20%              1.36%
                                            =======================================================
Nonperforming assets to total assets                   1.01%               1.02%              1.02%
                                            =======================================================
Total assets                                $   143,867,000    $    135,811,000   $    149,585,000

Total gross loans                           $   130,523,000    $    115,213,000   $    106,538,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4. Office Properties and Equipment

Office properties and equipment at December 31, 1999 and 1998 consist of the following:


                                           1999               1998
                                 --------------------------------------
Cost:
Land                             $         364,000    $        364,000
Buildings                                  879,000             879,000
Building improvements                      175,000             175,000
Furniture and fixtures                     747,000             743,000
Automobiles                                 47,000              47,000
                                 --------------------------------------
                                         2,212,000           2,208,000
Less accumulated depreciation            1,100,000           1,209,000
                                 --------------------------------------
                                 $       1,112,000    $        999,000
                                 ======================================


Note 5. Deposits

Deposits at December 31, 1999 and 1998 consist of the following:

                                                     1999                                       1998
                               ------------------------------------------------------------------------------------
                                                    Weighted                                    Weighted
                                                     Average                                     Average
                                      Amount          Rate         Percent        Amount           Rate     Percent
                               ------------------------------------------------------------------------------------
Noninterest-bearing deposits   $       1,652,000                     1.8 %   $      2,440,000                 2.8 %
NOW accounts                           6,424,000         0.89%       7.1            6,000,000       0.89%     6.9
Money market                          13,332,000         4.63%      14.8            7,715,000       4.40%     8.9
Passbook savings                      10,062,000         2.47%      11.2            1,022,200       2.47%    11.7
                               ------------------------------------------------------------------------------------
                                      31,470,000                    34.9            2,637,700                30.3
                               ------------------------------------------------------------------------------------
Certificates of deposit:
 2.00% to 3.99%                          646,000                     0.7              634,000                 0.7
 4.00% to 5.99%                       46,887,000                    52.0            4,595,900                52.7
 6.00% to 7.99%                       11,230,000                    12.4            1,425,000                16.3
                               ------------------------------------------------------------------------------------
                                      58,763,000         5.31%      65.1            6,084,300       5.46%    69.7
                               ------------------------------------------------------------------------------------
                                      90,233,000                   100.0 %          8,722,000               100.0 %
                                                                   =======                                  =======
Accrued interest payable                 330,000                                      349,000
                               -------------------------------               ----------------------------
                               $      90,563,000         4.49%               $      8,756,900       4.55%
                               ===============================               ============================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $11,196,000 and $11,500,000 at December 31, 1999 and
December 31, 1998, respectively.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5.     Deposits (Continued)

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at December 31, 1999 is as follows:


Maturity Period:
Within 3 months or less                      $       4,693,000
Over 3 months through 6 months                       1,281,000
Over 6 months through 12 months                      2,827,000
Over 12 months                                       2,395,000
                                             -----------------
                                             $      11,196,000
                                             =================


At December 31, 1999, the scheduled maturities of certificates of deposits are as follows:


Year Ending December 31,                          Amount
------------------------                    -------------------
2000                                        $        44,473,000
2001                                                 10,382,000
2002                                                  1,504,000
2003                                                  1,101,000
2004                                                  1,303,000
                                            -------------------
                                            $        58,763,000
                                            ===================



Interest expense on deposits for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:


                                  1999            1998             1997
                          -------------------------------------------------
NOW and money market      $      544,000    $     329,000     $     241,000
Passbook savings                 251,000          298,000           401,000
Certificates of deposit        3,192,000        3,469,000         4,081,000
                          -------------------------------------------------
                          $    3,987,000   $    4,096,000    $    4,723,000
                          =================================================


Eligible savings accounts are insured up to $100,000 by the SAIF which is administered by the FDIC.

The Bank has $100,000 of U. S. Government and federal agency obligations pledged as security for public deposits at December 31, 1999.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6. Note Payable and Federal Home Loan Bank Advances

The Company has a note payable outstanding for $10,500,000 and $-0- at December 31, 1999 and 1998, respectively. The note is due in quarterly interest only installments at the prime rate (8.5% at December 31, 1999) less 1.25%, with the principal balance due February 28, 2001. The note is collateralized by the Bank's common stock.

The Bank has advances from the FHLB outstanding for $5,000,000 and $-0- at December 31, 1999 and 1998, respectively. Interest is payable at 6.24% and the balance is due on November 30, 2000. Advances are collateralized by the Bank's stock in the FHLB and qualifying first mortgage loans.

Interest expense on the note payable and FHLB advances totaled $208,000, $-0-and $97,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 7. Employee Benefit Plans

The Bank had a defined benefit pension plan covering substantially all of its employees, which was terminated during 1997. Upon termination, the Bank made contributions to the plan so that it was fully funded, and the participants were then paid out of the plan assets. All participants were paid by December 31, 1997. Pension expense was $-0-, $-0-, and $378,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The expense for 1997 is net of a curtailment gain of $297,000. The Company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, during 1998. The Statement revises employers' disclosures about pensions, but does not change the measurement or recognition criteria.

The components of net periodic benefit cost for the years ended December 31, 1999, 1998 and 1997 are as follows:


                                                    1999            1998           1997
                                             ----------------------------------------------
Service cost                                 $          -     $        -      $    61,000
Interest cost                                           -              -          139,000
Expected return on plan assets                          -              -         (109,000)
Amortization of prior service cost                      -              -           12,000
Additional cost to fully fund the plan upon
 termination                                            -              -          275,000
                                             ----------------------------------------------
Net periodic benefit cost                    $          -     $        -      $   378,000
                                             ==============================================


Weighted-average assumptions used to develop the net periodic pension cost as of December 31, 1997 were:


Discount rate                                                       7.0 %
Expected rate of return on plan assets                              7.0
Rate of compensation increase                                       5.0

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7. Employee Benefit Plans (Continued)

The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $72,000, $72,000 and $79,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

The Bank has also entered into unfunded deferred compensation agreements and a salary continuation agreement providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The retirement age for these plans was changed from 65 to 70 years old during the year ended December 31, 1999. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligation under such agreements in the event of death. The cash surrender value of these policies is $1,176,000 and $1,075,000 at December 31, 1999 and 1998, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued is $2,476,000 and $2,491,000 at December 31, 1999 and 1998, respectively. The expense related to the agreements for the years ended December 31, 1999, 1998 and 1997 amounted to $44,000, $391,000 and $350,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at December 31, 1999 and 1998, respectively.

Note 8. Stockholders' Equity

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8. Stockholders' Equity (Continued)

Subject to applicable law, the Board of Directors of the Company or the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. The Company has declared regular dividends of $2.05 and $1.00 per share for the years ended December 31, 1999 and December 31, 1998, respectively. The Company also paid a return of capital dividend of $17.18 per share in 1999.

For a period of five years after its conversion from mutual to stock form, the Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. During 1999 and 1998, the Bank upstreamed $1,295,000 and $675,000, respectively, in regular dividends to the Company.

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

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any other common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at December 31, 1999 and 1998.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8. Stockholders' Equity  (Continued)

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at December 31, 1999 and 1998:

                                        -------------------------------------------------------------------------
                                                                      1999 - Bank Only
                                        -------------------------------------------------------------------------
                                           Leverage            Tier I                                N.C.
                                           Ratio of          Risk-Adjusted     Risk-Based         Savings Bank
                                         Tier I Capital        Capital           Capital            Capital
                                        -------------------------------------------------------------------------
                                                                   (Dollars in Thousands)
Equity (GAAP)                           $         31,353    $        31,353   $        31,353    $         31,353
Unrealized loss on securities
 available for sale                                   10                 10                10                  10
Supplemental capital items:
 General valuation allowance                           -                  -               898                 898
                                        -------------------------------------------------------------------------
Regulatory capital                                31,363             31,363            32,261              32,261
Minimum capital requirement                        4,257              2,340             6,240               7,094
                                        -------------------------------------------------------------------------
Excess regulatory capital               $         27,106    $        29,023   $        26,021    $         25,167
                                        =========================================================================
Average assets                          $        141,884                                         $        141,884
                                        ================                                         ================
Risk-weighted assets                                        $        77,996   $        77,996
                                                          ===================================
Capital as a percentage of assets:
 Actual                                            22.10  %           40.21 %           41.36  %            22.74 %
 Required                                           3.00               3.00              8.00                5.00
                                        ---------------------------------------------------------------------------
Excess                                             19.10  %           37.21 %           33.36  %            17.74 %
                                        ===========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8. Stockholders' Equity (Continued)


                                        -------------------------------------------------------------------------
                                                                      1998 - Bank Only
                                        ------------------------------------------------------------------------
                                           Leverage              Tier I                               N.C.
                                           Ratio of          Risk-Adjusted     Risk-Based         Savings Bank
                                        Tier I Capital           Capital         Capital            Capital
                                        ------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Equity (GAAP)                           $         30,305    $        30,305    $       30,305     $        30,305
Unrealized gain on securities
  available for sale                                 (33)               (33)              (33)                (33)
Supplemental capital items:
  General valuation allowance                          -                  -               895                 895
                                        -------------------------------------------------------------------------
Regulatory capital                                30,272             30,272            31,167              31,167
Minimum capital requirement                        3,924              2,089             5,570               6,540
                                        -------------------------------------------------------------------------
Excess regulatory capital               $         26,348    $        28,183    $       25,597     $        24,627
                                        =========================================================================
Average assets                          $        130,808                                          $       130,808
                                        ================                                          ===============
Risk-weighted assets                                        $        69,623    $       69,623
                                                            ===============    ==============
Capital as a percentage of assets:
  Actual                                           23.14  %           43.48 %           44.77  %            23.83 %
  Required                                          3.00               3.00              8.00                5.00
                                        ---------------------------------------------------------------------------
Excess                                             20.14  %           40.48 %           36.77  %            18.83 %
                                        ===========================================================================


A ratio of 4% of total assets was used for purposes of computing the minimum required leverage ratio of Tier I Capital.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $7,800,000, $4,680,000 and $7,094,000 respectively. There are no conditions or events since the notification that management believes have changed the Bank's category.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9. Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. The Bank is required to compute such deductions using an experience method. The Bank's tax bad debt deduction was $-0-, $3,000 and $30,000 in 1999, 1998 and 1997, respectively.

In conjunction with the change in computing the tax bad debt deduction, the Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve recaptured and associated tax were $11,000 and $4,000, respectively, for each of the years ended December 31, 1999 and 1998.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 1999 and 1998, retained earnings contain certain historical additions to the bad debt reserve for income tax purposes of approximately $3,816,000, the balance prior to 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If this pre-1988 reserve is used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of December 31, 1999 and 1998.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.   Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset in the statement of financial condition were as follows at December 31, 1999 and 1998:


                                                    1999            1998
                                             ------------------------------
Deferred tax assets:
Unrealized loss on securities                $       6,000 $            -
Interest income on non performing assets            19,000         15,000

Deferred compensation                              956,000        966,000
   Allowance for loan losses                       347,000        347,000
   Pension plan contribution                       147,000        158,000
   Accrued expenses                                      -         42,000
   Management recognition plan                      67,000              -
                                             ------------------------------
                                                 1,542,000      1,528,000
                                             ------------------------------
Deferred tax liabilities:
   Property and equipment                          115,000        109,000
   FHLB stock dividends                            136,000        136,000
   Deferred loan fees                               47,000         35,000
   Tax bad debt reserves                            18,000         22,000
   Unrealized gains on securities                        -         26,000
   FHLB accrued dividend                             7,000          7,000
                                             ------------------------------
                                                   323,000        335,000
                                             ------------------------------
      Net deferred tax asset                 $   1,219,000 $    1,193,000
                                             ==============================


At December 31, 1999 and 1998, no valuation allowance was recorded for deferred tax assets.

Income tax expense (credits) for the year ended December 31, 1999, 1998 and 1997 consists of the following:


                              1999        1998           1997
                         ----------------------------------------
Current                  $    811,000 $   1,234,000  $   667,000
Deferred                        6,000      (195,000)    (293,000)
                         ----------------------------------------
                         $    817,000 $   1,039,000  $   374,000
                         ========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.   Income Tax Matters (Continued)

A reconciliation of the federal income tax rate to the effective tax rate for the year ended December 31, 1999, 1998 and 1997 is as follows:


                                                            1999                 1998               1997
                                                        -------------------------------------------------------
Statutory federal income tax rate                               34.0  %              34.0 %             34.0  %
Increases (decreases) in taxes resulting from:
 Nontaxable income                                              (3.3)                (4.5)              (2.1)
 Nondeductible expense                                           3.0                                     1.2
 State income tax, net of federal benefit                        2.6                  2.3                1.6
 Other                                                           0.8                  0.2                1.2
                                                        -------------------------------------------------------
Effective tax rate                                              37.1  %              32.0 %             35.9  %
                                                        =======================================================


Note 10. Employee Stock Ownership Plan

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 53,958 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 21,240 additional shares with proceeds from the return of capital dividend paid by the Company in 1999.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on December 31 of each year through December 31, 2012. Interest is based upon the prime rate, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. The note receivable is presented as a reduction of stockholders' equity and had an outstanding balance of $3,725,000 and $4,021,000 at December 31, 1999 and December 31, 1998, respectively.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid in 1999 on 50,071 unallocated ESOP shares totaled $860,000 and are being amortized as compensation expense as ESOP shares are released to the participants. During the year ended December 31, 1999, $21,000 was amortized as compensation expense.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.    Employee Stock Ownership Plan (Continued)

Expenses of $173,000, $162,000 and $-0- have been incurred during 1999, 1998, and 1997, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(144,000), $(33,000) and $-0- for 1999, 1998, and 1997, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has debited this amount to paid-in capital and reduced the expense in accordance with the provisions of AICPA Statement of Position 93-6. The related income tax benefit of $47,000 and $-0- for 1999, 1998 and 1997, respectively have been credited to paid-in capital.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option is $272,000 at December 31, 1999 based on the fair value of the 9,135 shares released of $29.75 per share. The fair value of the unallocated shares is $1,965,000 at December 31, 1999. This commitment will fluctuate based on the fair value of the shares.

Note 11. Management Recognition Plan and Stock Option Plan

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the "MRP") on January 26, 1999. The Stock Option Plan reserves for issuance up to 67,447 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1999 and expire in 2009. Options granted to non-employee directors vested immediately on the date of grant. The weighted average fair value of the options on the grant date was $31.00 per share. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income would be as follows for the year ended December 31:


                                                                     1999
                                                            -------------------
Net income
 As reported                                                 $       1,386,000
 Pro forma                                                           1,179,000
Earnings per share
 As reported
  Basic                                                       $           2.20
  Diluted                                                                 2.20
 Pro forma
  Basic                                                                   1.86
  Diluted                                                                 1.86

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11. Management Recognition Plan and Stock Option Plan (Continued)

In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 6.65%, expected lives of 10 years, expected volatility of 54.56% and expected dividends of $2.00 per year.

At December 31, 1999, 58,136 options have been granted at an exercise price of $31.00, of which 22,120 options are currently exercisable. No options have been exercised to date and all options granted are outstanding at December 31, 1999.

The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Company issued 24,281 shares to fund the MRP on January 26, 1999. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $1,109,000 for the year ended December 31, 1999, which includes $295,000 for dividends paid in cash on unvested MRP shares.

Note 12. Earnings Per Share

Earnings per share has been calculated in accordance with FASB Statement No. 128, Earnings Per Share. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The following are reconciliations of the amounts used in the per share calculations for 1999 and 1998, which are the years the Company was in operation:

                                                              For the Year Ended December 31, 1999
                                             ----------------------------------------------------------------------
                                                       Income                 Shares                 Per Share
                                                    (Numerator)            (Denominator)              Amount
                                             ----------------------------------------------------------------------
Basis EPS
Income available to stockholders             $            1,386,000              630,442        $              2.20
                                                                                                ===================
Effect of dilutive securities
Stock options                                                    --                  233
                                             ----------------------------------------------
Dilutive EPS
Income available to stockholders             $            1,386,000              630,675        $              2.20

                                             ======================================================================
                                                              For the Year Ended December 31, 1998
                                             ----------------------------------------------------------------------
                                                       Income                 Shares                 Per Share
                                                    (Numerator)            (Denominator)              Amount
                                             ----------------------------------------------------------------------
Basic and Diluted EPS                        $            2,204,000              622,839        $              3.54
                                             ======================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13. Commitments, Contingencies and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at December 31, 1999. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds is as follows:

                                                    Fixed Rate          Variable Rate           Total
                                                ------------------------------------------------------------
Commitments to extend credit, mortgage loans    $         1,835,000  $               -   $         1,835,000
Unused home equity loans and lines of credit                      -          6,096,000             6,096,000

The Bank has made loans to its officers and directors in the normal course of business. The following is an analysis of the loans to officers and directors for the year ended December 31, 1999:


Balance, beginning                                                                       $         1,930,000
Originations                                                                                         184,000
Payments                                                                                            (667,000)
                                                                                         -------------------
Balance, ending                                                                          $         1,447,000
                                                                                         ===================

Additionally, officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $1,286,000 at December 31, 1999.

The Bank has entered into employment agreements with certain key employees in order to establish their duties and compensation and to provide for their continued employment with the Bank. The agreements will provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, each agreement may be extended for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors. In the event of a change in control of the Company, the employees are to receive a minimum 6% salary increase plus an amount equal to the average bonus from the two previous years.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 14. Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of December 31, 1999 and 1998:


                                                       1999                                    1998
                                      -------------------------------------------------------------------------
                                           Carrying             Fair            Carrying             Fair
                                            Value              Value              Value              Value
                                      -------------------------------------------------------------------------
Financial assets:
 Cash
  Interest-bearing deposits           $       6,912,000  $       6,912,000  $      7,806,000   $      7,806,000
  Noninterest-bearing deposits                1,502,000          1,502,000           439,000            439,000
 Certificates of deposit                        100,000            100,000           100,000            100,000
 Investments                                  4,595,000          4,571,000        11,625,000         11,674,000
 Loans receivable                           124,863,000        123,714,000       110,578,000        115,351,000
 Accrued interest receivable                    825,000            825,000           908,000            908,000
   FHLB stock                                 1,060,000          1,060,000           964,000            964,000

Financial liabilities:
 Deposits                                    90,563,000         87,680,000        87,569,000         85,238,000
 Advances from borrowers for
  taxes and insurance                            76,000             76,000           110,000            110,000
 Note payable                                10,500,000         10,500,000                 -                  -
 FHLB advances                                5,000,000          5,000,000                 -                  -
 Accounts payable and other
  liabilities                                   807,000            807,000           522,000            522,000
 Deferred compensation                        2,476,000          2,476,000         2,491,000          2,491,000


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

Note 14. Fair Value of Financial Instruments (Continued)

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

Accrued interest receivable, advances from borrowers for taxes and insurance,
-----------------------------------------------------------------------------
accounts payable and other liabilities and deferred compensation: The fair value
-----------------------------------------------------------------
is the amount receivable on demand at the statement of financial condition date.

Deposits: The fair value of demand deposits, savings accounts, and certain money
---------
market deposits is the amount payable on demand at the statement of financial condition. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Note payable and FHLB advances: The fair values of the note payable and FHLB
-------------------------------
advances are equal to their recorded book values due to the market rates of interest and short-term nature.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15. Parent Company Financial Data

The following are condensed financial statements for Coddle Creek Financial Corp. as of and for the years ended December 31, 1999 and 1998. The Company had no operations during the period from December 30, 1997 through December 31, 1997.

                   Condensed Statements of Financial Condition
                           December 31, 1999 and 1998

                                                                1999               1998
                                                       --------------------------------------
Assets:
  Cash                                                 $       12,113,000  $       9,976,000
  Investment in Mooresville Savings Bank, S.S.B.               31,353,000         30,305,000
  Securities available for sale                                 1,772,000          4,929,000
  Other assets                                                    154,000            101,000
                                                       --------------------------------------
           Total assets                                $       45,392,000  $      45,311,000
                                                       ======================================

Note payable                                           $       10,500,000  $
Accounts payable and other liabilities                            447,000            192,000
                                                       --------------------------------------
           Total liabilities                                   10,947,000            192,000
                                                       --------------------------------------
Stockholders' Equity:
    Additional paid-in capital                                 23,057,000         32,461,000
    Accumulated other comprehensive income (loss)                 (21,000)            46,000
    Unearned ESOP shares                                       (3,725,000)        (4,021,000)
    Management recognition plan                                  (728,000)                 -
    Unearned compensation                                        (839,000)                 -
    Retained earnings                                          16,701,000         16,633,000
                                                       --------------------------------------
           Total stockholders' equity                          34,445,000         45,119,000
                                                       --------------------------------------
           Total liabilities and stockholders' equity  $       45,392,000  $      45,311,000
                                                       ======================================

                         Condensed Statements of Income
                 For the Years Ended December 31, 1999 and 1998

Equity in earnings of Mooresville Savings Bank, S.S.B. $        1,352,000  $       1,790,000
Interest income                                                   427,000            657,000
Interest expense                                                 (208,000)           (66,000)
Other expense                                                    (185,000)          (177,000)
                                                       --------------------------------------
           Net income                                  $        1,386,000  $       2,204,000
                                                       ======================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15. Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 1999 and 1998


                                                                                    1999                1998
                                                                            --------------------------------------
Cash Flows from Operating Activities:
Net income                                                                  $        1,386,000  $       2,204,000
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
  Equity in earnings of Mooresville Savings Bank, S.S.B.                            (1,352,000)        (1,790,000)
  Changes in assets and liabilities:
    Increase in other assets                                                           (50,000)          (101,000)
    Increase (decrease) in accounts payable and other liabilities                      (17,000)            11,000
                                                                            --------------------------------------
           Net cash provided by (used in) operating activities                         (33,000)           324,000
                                                                            --------------------------------------
Cash Flows from Investing Activities:
  Due from Mooresville Savings Bank, S.S.B.                                                  -          8,989,000
  Upstream dividend from Mooresville Savings Bank, S.S.B.                            1,295,000            675,000
  Purchases of securities available for sale                                          (500,000)        (9,459,000)
  Proceeds from maturities of securities available for sale                          3,623,000          4,550,000
  Loan to ESOP for purchase of common stock                                                  -         (4,216,000)
  Principal payment received on note receivable from ESOP                              296,000            195,000
                                                                            --------------------------------------
           Net cash provided by investing activities                                 4,714,000            734,000
                                                                            --------------------------------------
Cash Flows from Financing Activities:
  Proceeds from note payable                                                        12,000,000                  -
  Payments on note payable                                                          (1,500,000)                 -
  Cash dividends paid                                                              (13,044,000)          (453,000)
                                                                            --------------------------------------
           Net cash used in financing activities                                    (2,544,000)          (453,000)
                                                                            --------------------------------------
Net increase in cash                                                                 2,137,000            605,000
  Cash - beginning                                                                   9,976,000          9,371,000
                                                                            --------------------------------------
  Cash - ending                                                             $       12,113,000  $       9,976,000
                                                                            ======================================
Supplemental Disclosures of Noncash Transactions
  Changes in dividends accrued                                              $          278,000  $         169,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 16. Future Reporting Requirements

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 1999. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS:

                             George W. Brawley, Jr.
                                President and CEO

                                 Dale W. Brawley
                            Executive Vice President

                                Billy R. Williams
                              Secretary/Controller


                                   DIRECTORS:

                             George W. Brawley, Jr.
                        Chairman of the Board, President
                         and CEO of Moorseville Savings
                                      Bank

                                 Dale W. Brawley
                           Executive Vice President of
                            Moorseville Savings Bank

                              Claude U. Voils, Jr.
                                 Retired Chemist
                               of National Starch

                                 Jack G. Lawler
                              Retired President of
                                   Taltronics

                                  Don E. Mills
                                   Optometrist
                           Optometric Eye Care Center

                                 Donald R. Belk
                          President of E.F. Belk & Son
                             Electrical Contractors


                              Stock Transfer Agent
                         Registrar and Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07016


                              Special Legal Counsel
                            Brooks, Pierce, McLendon,
                             Humphrey & Leonard, LLP
                             2000 Renaissance Plaza
                              230 North Elm Street
                              Greensboro, NC 27420


                              Independent Auditors
                             McGladrey & Pullen, LLP
                              One Morrocroft Centre
                       6805 Morrison Boulevard, Suite 200
                               Charlotte, NC 28211


                               Annual Meeting
                 The 1999 annual meeting of stockholders of
                Coddle Creek Financial Corp. will be held at
                11:00 A.M. on April 20, 2000 at the Company's
                 corporate office at 347 North Main Street,
                              Mooresville, NC.

                                  Form 10-K
               A copy of Form 10-K, including the financial statements for the year ended December 31, 1999, as filed with the Securities and Exchange Commission will be furnished without charge to the Company's stockholders upon written request to Coddle Creek Financial Corp., 347 Main Street, P.O. Box 117, Mooresville, NC 28115
               Attn: George Brawley, President


                                Corporate Office
                              347 North Main Street
                                  P.O. Box 117
                              Mooresville, NC 28115

                            Common Stock Information

The Company had 699,156 shares of common stock outstanding at March 1, 2000, which are held by 443 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The Company's common stock began trading on December 31, 1997 and is traded on the over the counter market with quotations available through the OTC Bulletin Board under the symbol "CDLC". Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum amount required by applicable federal and state regulations. In addition, for the five year period following the consummation of the Bank's stock conversion, which occurred on December 30, 1997, the Bank must obtain written approval from the Administrator of the Savings Institution Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable. Also, the Bank is not permitted to declare a cash dividend of the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form. In connection with such conversion, the Bank agreed with the FDIC that, during the first three years following the conversion, neither the Company nor the Bank will pay any taxable dividend in excess of current and retained earnings.

The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 1999 and 1998.


                                    Dividends                              Stock Price
                      ------------------------------------------------------------------------------
                           Regular             Special                High                 Low
                      ------------------------------------------------------------------------------
1999
First Quarter         $             0.25  $                -  $            69.00  $            58.00
Second Quarter                      0.53                   -               64.00               56.00
Third Quarter                       0.63               17.18               60.50               38.50
Fourth Quarter                      0.64                   -               41.00               29.00

1998
First Quarter         $             0.25  $                -  $            82.75  $            70.00
Second Quarter                      0.25                   -               89.00               74.25
Third Quarter                       0.25                   -               73.25               42.00
Fourth Quarter                      0.25                   -               62.00               52.00