Form 10-K, Exhibit 13
period 2000-12-31
CODDLE CREEK FINANCIAL CORP
filed 2001-03-26
CIK 1045944

                     [LOGO OF CODDLE CREEK FINANCIAL CORP.

                      2000 ANNUAL REPORT TO SHAREHOLDERS

                               TABLE OF CONTENTS

                                                                                    Page
-------------------------------------------------------------------------------------------
Report to Stockholders                                                                    1
Selected Consolidated Financial Data                                                  2 - 3
Management's Discussion and Analysis                                                 4 - 16
Independent Auditor's Report                                                             17
Consolidated Financial Statements:
 Statements of financial condition at December 31, 2000 and 1999                         18
 Statements of income for the years ended December 31, 2000, 1999 and 1998               19
 Statements of stockholders' equity for the years ended December 31, 2000, 1999     20 - 21
   and 1998
 Statements of cash flows for the years ended December 31, 2000, 1999 and 1998      22 - 24
Notes to Consolidated Financial Statements                                          25 - 53
Corporate Information                                                               54 - 55


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

                  [LETTERHEAD OF CODDLE CREEK FINANCIAL CORP.]

                            Report to Stockholders


Dear Stockholder:

December 31, 2000 marked the end of our third complete year of operations as a public company. On December 30, 1997, Mooresville Savings Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp.

The Company's consolidated total assets totaled $151.7 million at December 31, 2000 compared to $143.9 million a year earlier, representing a 5.5% increase. Total stockholders' equity amounted to $35.0 million at December 31, 2000, resulting in a book value per share of $50. During the 2000 fiscal year, the Company paid cash dividends totaling $1.91 per share. A detail of financial results and other information is contained in the accompanying 2000 Annual Report.

The Company is dedicated to providing high quality service for all of our customers. The Board of Directors continues to study various methods of increasing the value of your investment. In the future, the Board intends to consider such issues as regular cash dividends and the Company's repurchase of outstanding common stock.

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


                                             Sincerely,


                                             /s/ George W. Brawley, Jr.
                                             George W. Brawley, Jr.
                                             President and CEO

                  CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                                           December 31,
                                             ----------------------------------------------------------------------------
                                                  2000           1999          1998             1997             1996
                                             ----------------------------------------------------------------------------
                                                            (Dollars In Thousands, Except Per Share Data)
Financial Condition Data:
Total assets                                 $    151,732   $    143,867   $     135,811    $    149,585    $     112,552
Investments securities/(1)/                        15,942         12,667          20,495          43,441           10,889
Loans receivable, net /(4)/                       130,518        124,863         110,578         101,982           97,951
Deposits                                          104,369         90,563          87,569          99,382           93,785
Stockholders' equity/(2)/                          35,008         34,445          45,119          46,993           14,412
Book value per share/(2)/                           50.07          49.29           66.89           69.67                -


                                                                   For the Years Ended December 31,
                                             ----------------------------------------------------------------------------
                                                  2000           1999          1998             1997             1996
                                             ----------------------------------------------------------------------------
                                                            (Dollars In Thousands, Except Per Share Data)
Operating Data:
Interest and dividend income                 $     11,405   $     10,188   $      10,316    $      8,997    $       8,679
Interest expense                                    5,964          4,195           4,096           4,820            4,658
                                             ----------------------------------------------------------------------------
Net interest income                                 5,441          5,993           6,220           4,177            4,021
Provision for loan losses                               -              -             205             335                -
Noninterest income                                    307            217             185             192              200
Noninterest expense                                 3,741          4,007           2,957           2,993            3,146
                                             ----------------------------------------------------------------------------
Income before income taxes                          2,007          2,203           3,243           1,041            1,075
Income tax expense                                    757            817           1,039             374              354
                                             ----------------------------------------------------------------------------
Net income                                          1,250          1,386           2,204             667              721
Other comprehensive income (loss),
   net of tax:
Unrealized gains (losses) on securities,
   net of tax                                          20            (67)             21              (3)             (35)
                                             ----------------------------------------------------------------------------
Comprehensive income                         $      1,270   $      1,319   $       2,225    $        664    $         686
                                             ============================================================================

Basic earnings per share/(2)/                $       1.99   $       2.20   $        3.54    $          -    $           -
Diluted earnings per share/(2)/                      1.97           2.20            3.54               -                -
Dividends per share/(2)/                             1.91           2.05            1.00               -                -
Return of capital dividends per share                   -          17.18               -               -                -
Dividend payout ratio/(6)/                          95.98%        874.09%          28.25%              -                -

                                  (Continued)

                                                                       At or For the Years Ended
                                                                               December 31,
                                                  ---------------------------------------------------------------------
                                                     2000/(5)/    1999/(5)/     1998/(5)/     1997/(5)/     1996/(5)/
                                                  ---------------------------------------------------------------------
                                                                         (Dollars in Thousands)
Selected Other Data:
   Number of outstanding loans                        2,571          2,474         2,397         2,482         2,476
   Number of deposit accounts                         7,152          6,880         7,109         7,957         7,752
   Number of full-service offices                         3              3             3             3             3
Return on average assets                               0.83%          1.00%         1.62%         0.58%         0.66%
Return on average equity                               3.61%          3.40%         4.98%         4.55%         5.37%
Average equity to average assets                      23.05%         29.25%        32.59%        12.87%        12.27%
Interest rate spread                                   2.41%          2.89%         3.11%         2.87%         3.08%
Net yield on average interest-earning
   assets                                              3.69%          4.38%         4.70%         3.68%         3.74%
Average interest-earning assets to
   average interest-earning liabilities              131.82%        148.65%       151.32%       119.06%       115.21%
Ratio of noninterest expense to
   average total assets                                2.49%          2.88%         2.18%         2.62%         2.88%
Nonperforming assets to total assets/(3)/              1.38%          1.01%         1.02%         1.02%         1.11%
Nonperforming loans to total loans/(3)/                1.55%          1.06%         1.20%         1.36%         1.23%
Allowance for loan losses to
   nonperforming loans/(3)/                           43.24%         64.98%        64.57%        47.83%        31.11%
Allowance for loan losses to total loans
   receivable                                          0.67%          0.69%         0.78%         0.65%         0.38%
Provision for loan losses to total
   loans receivable, net                               0.00%          0.00%         0.19%         0.33%         0.00%
Net charge-offs to average loans
   outstanding                                         0.00%          0.00%         0.00%         0.03%         0.01%
Stockholders' equity to total assets                  23.07%         23.94%        33.22%        31.42%        12.80%

/(1)/   Includes interest-earning deposits, federal funds sold, certificates of deposit, FHLB stock and investment securities.
/(2)/   On December 30, 1997, Mooresville Savings Bank, S.S.B. converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.
/(3)/   Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in settlement of loans. Non performing loans include nonaccrual loans and accruing loans past due 90 days or more.
/(4)/   "Loans receivable, net," represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.
/(5)/   Ratios other than period-end ratios are based on monthly balances.
          Management does not believe the use of month-end balances has caused a material difference in the information provided.
/(6)/   The dividend payout ratio represents dividends per share, including the return of capital dividend, as a percent of basic earnings per share.

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

Description of Business

     Coddle Creek Financial Corp. (the "Company") was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Mooresville Savings Bank, Inc. S.S.B. (the "Bank," or "Mooresville Savings") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"), pursuant to the Plan of Holding Company Conversion of Mooresville Savings Bank, Inc. S.S.B. (the "Plan of Conversion"). The Company was organized to acquire all of the common stock of Mooresville Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on December 30, 1997, at which time the Company acquired all of the shares of the Bank and commenced operations.

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

Comparison of Financial Condition at December 31, 2000 and 1999

     Total assets of the Company amounted to $151.7 million, $143.9 million, and $135.8 million at December 31, 2000, 1999 and 1998 respectively. The increase during 2000 is a result of continued loan demand, funded by increased deposits. The increase during 1999 was also attributable to increased loan demand, which was funded by short-term borrowings and an increase in deposits.

     The principal category of earnings assets is loans receivable, which amounted to $130.5 million $124.9 million, and $110.6 million at December 31, 2000, 1999 and 1998, respectively. The Bank was able to increase the size of its loan portfolio during 2000 and 1999 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages, residential construction and home equity loans. All other categories of the Bank's loan portfolio have remained fairly constant from 1998 to 2000. Loan originations for the year ended December 31, 2000 totaled $26.1 million, other net changes totaled $.3 million, while loan principal repayments totaled $20.7 million as the loan portfolio increased by $5.7 million. Loan originations for the year ended December 31, 1999 totaled $44.3 million, other net changes totaled $0.2 million, while loan principal repayments totaled $30.2 million as the loan portfolio increased by $14.3 million. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 2000, 1999 and 1998 totaled $2,093,000, $1,382,000, and $1,386,000, respectively, and were 1.55%, 1.06%, and 1.20% of total loans, respectively. Management believes that the increase in nonperforming loans is primarily due to a downturn in the economy resulting in more slow paying borrowers.

     In addition to loans, the Company invests in U. S. Treasury, Government and federal agency, municipal and equity securities. Management does not engage in the practice of trading securities; rather, the Company's investment portfolio consists of securities designated as available for sale or held to maturity. Investment securities, including interest-bearing deposits, at December 31, 2000, 1999 and 1998 totaled $15.9 million, $12.7 million, and $20.5 million, respectively. The securities portfolio increased by $3.2 million for the year ended December 31, 2000 from December 31, 1999 due to the increase in interest-bearing cash from an increase in deposits. The securities portfolio decreased by $7.8 million for the year ended December 31, 1999 from December 31, 1998 primarily due to maturing securities being used to fund loan growth.

     Savings deposits amounted to $104.4 million at December 31, 2000, an increase of $13.8 million from $90.6 million at December 31, 1999, due to an increase in certificates of deposits with competitive interest rates. Savings deposits amounted to $90.6 million at December 31, 1999, an increase of $3.0 million from $87.6 million at December 31, 1998, due to an increase in transaction accounts with competitive interest rates. The Bank has focused its marketing efforts on building depositor relationships and setting its deposit rates in the local market to compete favorably with rates offered by competitors.

     Stockholder's equity increased by $0.6 million during 2000 due in part to vesting of additional MRP shares and net income of $1.3 million, offset by regular dividends of $1.2 million. Stockholders' equity decreased by $10.7 million during 1999 due to paying a special return of capital dividend totaling $11.7 million and the adoption of the Management Recognition Plan ("MRP"). The decrease in 1999 was offset slightly by net income of $1.4 million. Stockholders' equity decreased by $1.9 million during 1998 due to the full funding of the $4.2 million note receivable to the ESOP, as offset by net income of $2.2 million. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $(1,000), $(21,000) and $46,000 at December 31, 2000,
1999 and 1998, respectively.

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

     When adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on (i) the level of general interest rates, (ii) the relationship between long and short term interest rates, (iii) market conditions and (iv) competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long-and short-term interest rates.

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

                                                                     December 31, 2000
                                                                    Loans Receivable (A)
                                                                   Expected Maturity Date
                                                                  Years Ending December 31,
                                    -------------------------------------------------------------------------------------------
                                                                                                                        Fair
                                       2001      2002         2003        2004        2005     Thereafter    Total      Value
                                                                      (Dollars In Thousands)
Fixed Rate                          $  9,846    $  4,231    $  4,283    $  3,869    $  3,892    $ 84,650    $110,771   $113,281
   Average interest rate                9.31%       9.54%       9.40%       8.99%       9.47%       7.62%
Variable Rate                       $ 20,652    $      -    $      -    $      -    $      -    $      -    $ 20,652   $ 20,652
   Average interest rate                9.38%          -%          -%          -%          -%          -%

                                                                  Investment Securities (B)
                                                                    Expected Maturity Date
                                                                  Years Ending December 31,
                                    -------------------------------------------------------------------------------------------
                                                                                                                        Fair
                                       2001      2002         2003        2004        2005     Thereafter    Total      Value
                                                                      (Dollars In Thousands)
Interest-bearing cash               $ 10,405    $      -    $      -    $      -    $      -   $       -    $ 10,405   $ 10,405
   Average interest rate                6.05%          -%          -%          -%          -%          -%
Certificates of deposit             $      -    $    100    $      -    $      -    $      -   $       -    $    100   $  1,000
   Average interest rate                   -%       6.67%          -%          -%          -%          -%
Securities available for sale       $  1,000    $    725    $  1,025    $      -    $      -   $     317    $  3,067   $  3,067
   Average interest rate                7.75%       5.50%       5.84%          -%          -%       6.25%
Securities held to maturity         $      -    $    150    $      -    $      -    $      -   $   1,032    $  1,182   $  1,203
   Average interest rate                   -%       4.80%          -%          -%          -%       4.62%
Nonmarketable equity securities     $      -    $      -    $      -    $      -    $      -   $   1,188    $  1,188   $  1,188
   Average interest rate                   -%          -%          -%          -%          -%       7.75%

                                                                 Expected Maturity Date (C)
                                                                  Years Ending December 31,
                                    -------------------------------------------------------------------------------------------
                                                                                                                        Fair
                                       2001      2002         2003        2004        2005     Thereafter    Total      Value
                                                                      (Dollars In Thousands)
Deposits                            $ 87,535    $ 12,430    $  1,262    $  1,236    $    218   $       -    $102,681   $103,128
   Average interest rate                5.95%       6.37%       5.82%       5.70%       6.15%          -%
Note payable and FHLB advances      $  9,000    $      -    $      -    $      -    $      -   $       -    $  9,000   $  9,000
   Average interest rate                7.29%          -%          -%          -%          -%          -%

(A) For loans receivable the table presents expected principal cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments but excluding estimated prepayments for fixed rate loans. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change. The table presents fair values at December 31, 2000 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented as due in the one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values for securities available for sale and amortized costs for all other investment securities at December 31, 2000 and weighted average interest rates by maturity dates.
(C) For deposits the table presents principal cash flows and weighted average interest rates by contractual maturity dates.

                                                                     December 31, 1999
                                                                    Loans Receivable (A)
                                                                   Expected Maturity Date
                                                                  Years Ending December 31,
                                    -------------------------------------------------------------------------------------------
                                                                                                                        Fair
                                       2001      2002         2003        2004        2005     Thereafter    Total      Value
                                                                      (Dollars In Thousands)
Fixed Rate                          $  4,150    $  4,106    $  3,990    $  4,089    $  3,689   $ 78,884     $ 98,908   $ 96,861
   Average interest rate                9.25%      10.47%      10.14%       8.41%       7.92%      7.48%
Variable Rate                       $ 26,853    $      -    $      -    $      -    $      -   $      -     $ 26,853   $ 26,853
   Average interest rate                8.88%          -%          -%          -%          -%         -%           -%

                                                                  Investment Securities (B)
                                                                   Expected Maturity Date
                                                                  Years Ending December 31,
                                    -------------------------------------------------------------------------------------------
                                                                                                                        Fair
                                       2001      2002         2003        2004        2005     Thereafter    Total      Value
                                                                      (Dollars In Thousands)
Interest-bearing cash               $  6,912    $      -    $      -    $      -    $      -   $      -     $  6,912   $  6,912
   Average interest rate                4.25%          -%          -%          -%          -%         -%           -%
Certificates of deposit             $    100    $      -    $      -    $      -    $      -   $      -     $    100   $    100
   Average interest rate                5.31%          -%          -%          -%          -%         -%           -%
Securities available for sale       $    873    $    509    $    843    $    876    $      -   $    313     $  3,414   $  3,414
   Average interest rate                4.29%       7.75%       5.34%       6.02%                  6.25%
Securities held to maturity         $      -    $      -    $    150    $      -    $      -   $  1,031     $  1,181   $  1,157
   Average interest rate                   -%          -%       4.80%          -%          -%      4.62%
Nonmarketable equity securities     $      -    $      -    $      -    $      -    $      -   $  1,060     $  1,060   $  1,060
   Average interest rate                   -%          -%          -%          -%          -%      7.75%

                                                                 Expected Maturity Date (C)
                                                                  Years Ending December 31,
                                    -------------------------------------------------------------------------------------------
                                                                                                                        Fair
                                       2001      2002         2003        2004        2005     Thereafter    Total      Value
                                                                      (Dollars In Thousands)
Deposits                            $ 74,291    $ 10,382    $  1,504    $  1,101    $  1,303   $      -     $ 88,581   $ 85,698
Average interest rate                   4.43%       5.32%       5.27%       5.30%       5.11%
Note payable and FHLB advances      $  5,000    $ 10,500    $      -    $      -    $      -   $      -     $ 15,500   $ 15,500
Average interest rate                   6.24%       7.25%

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

Comparison of Operating Results for the Years Ended December 31, 2000, 1999, and 1998

     Net Income. Net income for the years ended December 31, 2000, 1999, and 1998 amounted to $1.3 million, $1.4 million, and $2.2 million, respectively. Net income decreased in 2000 primarily due to increased interest expense on FHLB advances and notes payable, offset in part by the decrease in compensation expense from 1999's adoption of the MRP. Net income decreased in 1999 primarily due to expenses associated with the adoption of the MRP, as discussed below. Net income increased in 1998 primarily due to an increase in interest income as proceeds received in the Conversion were invested in securities and funded loan growth.

     Net Interest Income. Net interest income amounted to $5.4 million, $6.0 million, and $6.2 million during the years ended December 31, 2000, 1999, and 1998, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities amounted to $35.6 million, $44.7 million, and $44.8 million during 2000, 1999 and 1998, respectively. The Bank's interest rate spread decreased from 3.11% in 1998 to 2.89% in 1999 and increased to 2.41% in 2000. The decrease in interest rate spread from 1999 to 2000 was due to the greater increase in the average balances of interest-bearing liabilities (due mainly to the increase in notes payable and advances for which funds were used in part to pay the return of capital dividend late in 1999) over interest-earning assets and the cost of funds over the average yield in interest-earning assets. The decrease in the interest rate spread in 1999 was due to a decrease in the average yield on interest-earning assets, offset by a lesser decrease in the cost of funds. The average balances of interest-earning assets over interest-bearing liabilities remained constant from 1998 to 1999.

     Interest Income. Interest income amounted to $11.4 million, $10.2 million, and $10.3 million for the years ended December 31, 2000, 1999, and 1998, respectively. The Company's average yield on interest-earning assets decreased from 7.80% in 1998 to 7.45% in 1999 and increased to 7.74% in 2000. The primary interest-earning asset is loans receivable, which experienced an increase of 16 basis points during 2000 along with a $12 million increase to $132.9 million. The average yield decreased 51 and 6 basis points during 1999 and 1998, respectively. However, the average outstanding loan balance increased from $108.3 million in 1998 to $120.9 million in 1999. The other significant interest-earning asset is investment securities, for which the average outstanding balance decreased from $14.3 million in 1998 to $6.8 million in 1999, and $4.9 million in 2000. The increase in loan volume and average yield, along with the increase in average investment yield was offset slightly by the decrease in average investments to produce a $1.2 million increase in interest income in 2000. The increase in loan volume, offset by a decrease in investment securities volume, resulted in a stable total interest income in 1999 and 1998.

     Interest Expense. Interest expense amounted to $6.0 million, $4.2 million, and $4.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. Interest expense increased in 2000 due to both an increase in average interest-bearing liabilities and an increase of 77 basis points in the cost of funds. The increase in average interest-bearing liabilities is a result of both strong deposit growth and the notes payable agreement which was entered into late in 1999 to fund the return of capital dividend. The cost of this note impacted interest expense for the whole year in 2000. The modest increase in interest expense in 1999 is due to increases in the average outstanding balances of interest-bearing liabilities, including short-term borrowings, offset by a 13 basis point decrease in the cost of funds.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 2000 and 1999. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earnings balance). Management does not believe the use of month-end balances has caused a material difference in the information provided.

                                                 At December 31,                  For the Year Ended December 31,
                                                      2000                   2000                               1999
                                                 ----------------------------------------------------------------------------------
                                                 Average Yield/  Average                Average    Average                Average
                                                      Rate       Balance   Interest   Yield/Rate   Balance    Interest   Yield/Rate
                                                 ----------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing deposits                          6.05%     $   9,706 $     585       6.03%   $   9,007   $    430      4.77%
   Investments (1)                                    5.62%         4,868       308       6.33%       6,756        389      5.76%
   Loans receivable, net (4)                          8.00%       132,862    10,512       7.91%     120,908      9,369      7.75%
                                                                -------------------               --------------------
   Total interest-earning assets                      7.79%       147,436    11,405       7.74%     136,671     10,188      7.45%
                                                                          ---------                           --------
Other assets                                                        2,816                             2,622
                                                                ---------                         ---------
   Total assets                                                 $ 150,252                         $ 139,293
                                                                =========                         =========

Interest-bearing liabilities:
   NOW and Money market                               3.85%     $  20,432 $     682       3.34%   $  18,840   $    544      2.89%
   Passbook accounts                                  2.47%         9,848       230       2.34%      10,495        251      2.47%
   Certificates of deposit                            6.26%        63,439     3,652       5.76%      59,440      3,192      5.37%
   Note payable and FHLB advances                     7.29%        18,129     1,400       7.72%       3,167        208      6.57%
                                                                -------------------               --------------------
   Total interest-bearing liabilities                 5.65%       111,848     5,964       5.33%      91,942      4,195      4.56%
                                                                          ---------                           --------
Other liabilities                                                   3,774                             6,607
Stockholders' equity                                               34,630                            40,744
                                                                ---------                         ---------
     Total liabilities and stockholders' equity       2.14%     $ 150,252                         $ 139,293
                                                                =========                         =========
Net interest income and interest rate spread (2)                          $   5,441       2.41%               $  5,993      2.89%
                                                                          =========                           ========
Net yield on interest-earning assets (3)                                                  3.69%                             4.38%
Ratio of average interest-earning assets to
   average interest-earning liabilities
   interest-bearing liabilities                                                         131.82%                           148.65%

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

                                             Year Ended December 31,                           Year Ended December 31,
                                                  2000 vs.1999                                       1999 vs. 1998
                                           Increase (Decrease) Due to                         Increase (Decrease) Due to
                                ------------------------------------------------------------------------------------------------
                                                           Rate/                                              Rate/
                                  Volume       Rate       Volume        Net        Volume         Rate       Volume        Net
                                ------------------------------------------------------------------------------------------------
                                                                                 (In Thousands)
Interest income:
  Intererst-bearing deposits    $      33   $     113    $      9    $     155    $    (31)    $     (15)   $      -    $    (46)
  Investments                        (109)         39         (11)         (81)       (473)          (72)         38        (507)
   Loans receivable                   926         193          24        1,143       1,045          (553)        (67)        425
                                ------------------------------------------------------------------------------------------------
       Total interest income    $     850   $     345    $     22    $   1,217    $    541     $    (640)   $    (29)   $   (128)
                                ------------------------------------------------------------------------------------------------

Interest expense:
  NOW and money market
   accounts                     $      46   $      85    $      7    $     138    $    118     $      72    $     25    $    215
  Passbook accounts                   (16)        (14)          9          (21)        (19)          (30)          2         (47)
  Certificates of deposit             215         232          13          460        (160)         (119)          2        (277)
   payable and FHLB advances          983          36         173        1,192         208             -           -         208
                                ------------------------------------------------------------------------------------------------
       Total interest expense   $   1,228   $     339    $    202    $   1,769    $    147     $     (77)   $     29    $     99
                                ------------------------------------------------------------------------------------------------

Net Interest Income             $    (378)  $       6    $   (180)   $    (552)   $    394     $    (563)   $    (58)   $   (227)
                                ================================================================================================

     Provision for Loan Losses and Asset Quality. The Bank's provision for loan losses amounted to $-0-, $-0-, and $205,000 in 2000, 1999 and 1998. The
provision, which is charged to operations, and the resulting loan loss allowances are amounts Mooresville Savings' management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the year ended December 31, 1998, management determined that its allowance for loan losses should be increased to more closely reflect the credit risk inherent in the loan portfolio resulting from the increase in the number of mortgage loans collateralized by lakefront properties. These loans are inherently riskier, because they are often the borrower's second residence. The Bank has adopted policies to monitor, and increase when necessary, levels of loan loss allowances. At December 31, 2000, the Bank's level of general valuation allowances for loan losses amounted to $905,000 which management believes is adequate to absorb potential losses in its loan portfolio.

     The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $2.1, $1.4 and $1.4 million at December 31, 2000, 1999 and 1998. The increase in 2000 was due primarily to an increase in the number of slow payers as the economy experienced a slight downturn from 1999. Real estate acquired in settlement of loans amounted to $-0-, $65,000 and $-0- at December 31, 2000, 1999 and 1998, respectively.

     Noninterest Income. Noninterest income amounted to $307,000, $217,000, and $185,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

     Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $3.7 million, $4.0 million, and $3.0 million for the years ended December 31, 2000, 1999 and 1998 respectively. Compensation expense decreased by $.5 million in 2000 as the Company did not incur as much expense as it did in 1999, when the MRP was adopted. This decrease was offset by a slight increase in other non-interest expense. Compensation and employee benefits increased by $1.0 million in 1999 due to the adoption and vesting of the MRP. The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees. The Company issued shares to fund the MRP on January 26, 1999, and the restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $1.1 million for the year ended December 31, 1999. Compensation and employee benefits decreased by $158,000 during 1998, primarily due to recording a $275,000 charge to compensation expense in 1997 as a result of the termination of the Bank's defined benefit pension plan. All other expenses changed nominally during the years ended December 31, 2000, 1999 and 1998.

     Income Taxes. The Company's effective income tax rate was 37.7%, 37.1%, and 32.0% for the years ended December 31, 2000, 1999 and 1998, respectively. The lower effective income rates for 1998 was due to permanent differences of nontaxable interest income. The effective rates for 2000 and 1999 reflects normal expected rates on taxable income.

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

     Operating activities provided cash equal to $1.5 million, $2.0 million, and $1.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. Financing activities provided $5.9 and $5.4 million for the years ended December 31, 2000 and 1999, respectively. For the year ended December 31, 1998, $12.2 million was used in financing activities, primarily due to the return of excess deposits from the Conversion and cash dividends paid.

     Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. During 2000, 1999 and 1998, loans outstanding increased $5.7 million, $14.3 million and $8.6 million, respectively.

     In January 2001, the Company declared a $20 per share return of capital dividend and borrowed an additional $12,000,000 on its note payable to fund the dividend. As a result of the additional borrowing, the Company will incur additional interest expense, thereby reducing its net interest income.

     As a state chartered savings bank, Mooresville Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at December 31, 2000, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

     The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice during the same period, will have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to affect the Bank's net interest income adversely under circumstances when the Bank has a negative gap. At December 31, 2000, the Bank had a negative gap position of 37.07% as it reinvested its large interest-bearing cash balances into long-term loans which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases

     In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. This program emphasizes the investment of excess cash in (i) short or intermediate term interest-earning assets, (ii) the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and (iii) to a lesser extent, the origination of adjustable rate mortgage loans.

     In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $59.9 million in certificates maturing in 2001, and management believes that substantially all of the maturing certificates will be renewed.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB stock must be maintained at certain regulatory levels and is classified in the more than ten years category. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                      Terms to Repricing at December 31, 2000
                                                       -----------------------------------------------------------------------
                                                                       More than      More than
                                                          1 Year       1 Year to     3 Years to     More than
                                                         or Less        3 Years        5 Years       5 Years          Total
                                                       -----------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Interest-earning assets (1):
  Loans Receivable (2):
    Adjustable rate residential 1-4 family             $   10,639     $        -     $        -     $        -     $   10,639
    Fixed-rate residential 1-4 family                       4,570          8,075          7,361         80,281        100,287
    Other real estate loans - adjustable                   10,742              -              -              -         10,742
    Other real estate loans fixed                             143            252            230          2,510          3,135
    Construction                                            4,298              -              -              -          4,298
    Other loans                                               106            187            170          1,859          2,322
                                                       ----------------------------------------------------------------------
          Total loans                                      30,498          8,514          7,761         84,650        131,423
Interest-bearing deposits                                  10,405              -              -              -         10,405
Investments                                                 1,000            975          1,025          1,349          4,349
FHLB Stock                                                      -              -              -          1,188          1,188
                                                       ----------------------------------------------------------------------
          Total interest-earning assets                $   41,903     $    9,489     $    8,786     $   87,187     $  147,365
                                                       ======================================================================

Interest-bearing liabilities:
  Deposits
    Certificates of deposit                            $   59,866     $   13,692     $    1,454     $        -     $   75,012
    Money market deposit accounts                          11,381              -              -              -         11,381
    NOW accounts                                            6,736              -              -              -          6,736
    Passbook savings                                        9,552              -              -              -          9,552
                                                       ----------------------------------------------------------------------
          Total deposits                                   87,535         13,692          1,454              -        102,681
                                                       ----------------------------------------------------------------------
   Note payable and FHLB advances                           9,000              -              -              -          9,000
                                                       ----------------------------------------------------------------------
          Total interest-bearing liabilities           $   96,535     $   13,692     $    1,454     $        -     $  111,681
                                                       ======================================================================

Interest sensitivity gap per report                    $  (54,632)    $   (4,203)    $    7,332     $   87,187
Cumulative interest sensitivity gap                       (54,632)       (58,835)       (51,503)        35,684
Cumulative gap as a percentage of
  total interest-earning assets                            -37.07%        -39.92%        -34.95%         24.21%
Cumulative interest-earning assets
   as a percentage of interest-bearing liabilities          43.41%         46.62%         53.88%        131.95%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of scheduled rate adjustments and contractual maturities.
(2) Based upon amortization schedules of loan maturities using a weighted average interest rate for the entire loan portfolio.

Impact of Inflation and Changing Prices

     The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on its performance than the effects of inflation, which has not had a significant impact on the Company during the years ended December 31, 2000, 1999 and 1998.

Impact of New Accounting Standards

     The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 2000. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

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

     The Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserves is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserves recaptured and associated tax were $11,000 for each of the years ended December 31, 2000 and 1999.

                    [LETTERHEAD OF MCGLADREY & PULLEN LLP]


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Coddle Creek Financial Corp.
Mooresville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coddle Creek Financial Corp. and subsidiary as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen, LLP
Charlotte, North Carolina
January 19, 2001

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2000 and 1999

ASSETS                                                                             2000                  1999
------------------------------------------------------------------------------------------------------------------
Cash
   Interest-bearing deposits (Note 2)                                         $   10,405,000        $    6,912,000
   Noninterest-bearing deposits                                                      407,000             1,502,000
Certificates of deposit (Note 2)                                                     100,000               100,000
Securities available for sale (Note 2)                                             3,067,000             3,414,000
Securities held to maturity (Fair value 2000 $1,203,000;
   1999 $1,157,000) (Note 2)                                                       1,182,000             1,181,000
Federal Home Loan Bank stock (Notes 2 and 6)                                       1,188,000             1,060,000
Loans receivable, net (Notes 3 and 6)                                            130,518,000           124,863,000
Office properties and equipment, net (Note 4)                                      1,059,000             1,112,000
Accrued interest receivable:
   Investment securities                                                              86,000                85,000
   Loans receivable                                                                  888,000               740,000
Cash value of life insurance (Note 7)                                              1,335,000             1,176,000
Real estate owned                                                                          -                65,000
Deferred income taxes (Note 9)                                                     1,200,000             1,219,000
Income tax refund receivable                                                         223,000               386,000
Prepaid expenses and other assets                                                     74,000                52,000
                                                                              ------------------------------------
          Total assets                                                        $  151,732,000        $  143,867,000
                                                                              ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits (Note 5)                                                          $  104,369,000        $   90,563,000
   Note payable (Note 6)                                                           4,000,000            10,500,000
   Federal Home Loan Bank advances (Note 6)                                        5,000,000             5,000,000
   Advances from borrowers for taxes and insurance                                    96,000                76,000
   Accounts payable and other liabilities                                            755,000               807,000
   Deferred compensation (Note 7)                                                  2,504,000             2,476,000
                                                                              ------------------------------------
          Total liabilities                                                      116,724,000           109,422,000
                                                                              ------------------------------------
Commitments (Notes 7 and 13)
   Stockholders' Equity: (Notes 6 and 8)
     Preferred stock, authorized 5,000,000 shares; none issued                             -                     -
     Common stock, no par value, authorized 20,000,000 shares;
        issued 699,156 shares in 2000 and 698,756 shares in 1999                           -                     -
     Additional paid-in capital                                                   22,889,000            23,057,000
     Accumulated other comprehensive income (loss) (Note 2)                           (1,000)              (21,000)
     Unearned ESOP shares (Note 10)                                               (3,468,000)           (3,725,000)
     Management recognition plan (Note 11)                                          (370,000)             (728,000)
     Unearned compensation (Note 10)                                                (774,000)             (839,000)
     Retained earnings, substantially restricted (Notes 8 and 9)                  16,732,000            16,701,000
                                                                              ------------------------------------
          Total stockholders' equity                                              35,008,000            34,445,000
                                                                              ------------------------------------
          Total liabilities and stockholders' equity                          $  151,732,000        $  143,867,000
                                                                              ====================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2000, 1999 and 1998

                                                             2000              1999              1998
----------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                 $  10,512,000     $   9,369,000     $   8,944,000
   Investment securities                                       308,000           389,000           896,000
   Other                                                       585,000           430,000           476,000
                                                         -------------------------------------------------
                                                            11,405,000        10,188,000        10,316,000
                                                         -------------------------------------------------
Interest expense:
   Deposits (Note 5)                                         4,564,000         3,987,000         4,096,000
   Federal Home Loan Bank advances and
     note payable (Note 6)                                   1,400,000           208,000                 -
                                                         -------------------------------------------------
                                                             5,964,000         4,195,000         4,096,000
                                                         -------------------------------------------------
        Net interest income                                  5,441,000         5,993,000         6,220,000
Provision for loan losses (Note 3)                                   -                 -           205,000
                                                         -------------------------------------------------
        Net interest income after
          provision for loan losses                          5,441,000         5,993,000         6,015,000
                                                         -------------------------------------------------
Noninterest income                                             307,000           217,000           185,000
                                                         -------------------------------------------------
Other expenses:
   Compensation and employee
     benefits (Note 7)                                       2,539,000         2,992,000         1,973,000
   Net occupancy                                               210,000           146,000           318,000
   Deposit insurance premiums                                   21,000            56,000            59,000
   Data processing                                             202,000           202,000           186,000
   Other                                                       769,000           611,000           421,000
                                                         -------------------------------------------------
                                                             3,741,000         4,007,000         2,957,000
                                                         -------------------------------------------------
        Income before income taxes                           2,007,000         2,203,000         3,243,000
Income taxes (Note 9)                                          757,000           817,000         1,039,000
                                                         -------------------------------------------------
        Net income                                       $   1,250,000     $   1,386,000     $   2,204,000
                                                         =================================================

Basic earnings per share (Note 12)                       $        1.99     $        2.20     $        3.54
                                                         =================================================
Diluted earnings per share (Note 12)                     $        1.97     $        2.20     $        3.54
                                                         =================================================
Regular dividends per share                              $        1.91     $        2.05     $        1.00
                                                         =================================================
Return of capital dividend per share                     $           -     $       17.18     $           -
                                                         =================================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2000, 1999 and 1998

                                                                                 Accumulated
                                                             Additional             Other            Unearned
                                                               Paid-in          Comprehensive          ESOP
                                                               Capital          Income (Loss)         Shares
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                  $    32,494,000     $      25,000       $    (577,000)
   Purchase of common stock by the ESOP                                   -                 -          (3,639,000)
   Principal payment received on note
     receivable from ESOP                                                 -                 -             195,000
   Cash dividends                                                         -                 -                   -
   ESOP contribution                                                (33,000)                -                   -
   Net income                                                             -                 -                   -
   Other comprehensive income, net of tax:
     Unrealized gain on securities, net of tax
        $10,000 (Note 2)                                                  -            21,000                   -
   Comprehensive income
                                                            -----------------------------------------------------
Balance, December 31, 1998                                       32,461,000            46,000          (4,021,000)
   Adoption of management recognition plan                        1,542,000
   Vesting of management recognition plan                                 -                 -                   -
   Principal payment received on note
     receivable from ESOP                                                 -                 -             296,000
   Cash dividends                                                         -                 -                   -
   Return of capital dividend                                   (10,849,000)                -                   -
   Amortization of unearned compensation                                  -                 -                   -
   ESOP contribution                                               (144,000)                -                   -
   Tax benefit of ESOP contribution                                  47,000                 -                   -
   Net income                                                             -                 -                   -
   Other comprehensive income, net of tax:
     Unrealized loss on securities, net of tax
        $(32,000) (Note 2)                                                -           (67,000)                  -
   Comprehensive income
                                                            -----------------------------------------------------
Balance, December 31, 1999                                       23,057,000           (21,000)         (3,725,000)
   Issuance of shares for management recognition plan                13,000                 -                   -
   Vesting of management recognition plan                                 -                 -                   -
   Principal payment received on note
     receivable from ESOP                                                 -                 -             257,000
   Cash dividends                                                         -                 -                   -
   Amortization of unearned compensation                                  -                 -                   -
   ESOP contribution                                               (255,000)                -                   -
   Tax benefit of ESOP contribution                                  74,000                 -                   -
   Net income                                                             -                 -                   -
   Other comprehensive income (loss), net of tax:
     Unrealized loss on securities, net of tax
        $6,000 (Note 2)                                                   -            20,000                   -
   Comprehensive income
                                                            -----------------------------------------------------
Balance, December 31, 2000                                  $    22,889,000     $      (1,000)      $  (3,468,000)
                                                            =====================================================

See Notes to Consolidated Financial Statements.

                                       Retained
  Management                           Earnings,          Total
  Recognition       Unearned        Substantially     Stockholders'
     Plan         Compensation        Restricted          Equity
--------------------------------------------------------------------
$           -     $          -       $ 15,051,000     $   46,993,000
            -                -                  -         (3,639,000)

            -                -                  -            195,000
            -                -           (622,000)          (622,000)
            -                -                  -            (33,000)
            -                -          2,204,000          2,204,000



            -                -                  -             21,000
                                                      --------------
                                                           2,225,000
--------------------------------------------------------------------
            -                -         16,633,000         45,119,000
   (1,542,000)               -                  -                  -
      814,000                -                  -            814,000

            -                -                  -            296,000
            -                -         (1,318,000)        (1,318,000)
            -         (860,000)                 -        (11,709,000)
            -           21,000                  -             21,000
            -                -                  -           (144,000)
            -                -                  -             47,000
            -                -          1,386,000          1,386,000


            -                -                  -            (67,000)
                                                      --------------
                                                           1,319,000
--------------------------------------------------------------------
     (728,000)        (839,000)        16,701,000         34,445,000
      (13,000)               -                  -                  -
      371,000                -                  -            371,000

            -                -                  -            257,000
            -                -         (1,219,000)        (1,219,000)
            -           65,000                  -             65,000
            -                -                  -           (255,000)
            -                -                  -             74,000
            -                -          1,250,000          1,250,000


            -                -                  -             20,000
                                                      --------------
                                                           1,270,000
--------------------------------------------------------------------
$    (370,000)    $   (774,000)      $ 16,732,000     $   35,008,000
====================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000, 1999 and 1998

                                                                        2000           1999           1998
--------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                                       $ 1,250,000    $ 1,386,000     $ 2,204,000
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Provision for loan losses                                                -              -         205,000
     Provision for depreciation                                         125,000        102,000          64,000
     Provision for deferred income taxes                                 13,000          6,000        (195,000)
     ESOP contribution                                                 (181,000)       (97,000)        (33,000)
     Amortization of deferred loan fees                                (140,000)      (202,000)       (232,000)
     Gain on sale of equipment                                          (13,000)             -               -
     (Gain) loss on sale of real estate owned                            (4,000)             -          10,000
     Vesting of management recognition plan                             371,000        814,000               -
     Amortization of unearned compensation                               65,000         21,000               -
     Dividends on unvested management
        recognition plan shares                                               -        295,000               -
     Changes in assets and liabilities:
        (Increase) decrease in:
          Interest receivable                                          (149,000)        83,000        (153,000)
          Cash value of life insurance                                 (159,000)      (101,000)       (104,000)
          Income tax refund claim receivable                            163,000       (350,000)        (35,000)
          Prepaid expenses and other assets                             (22,000)        36,000         (55,000)
        Increase (decrease) in:
          Interest payable                                              121,000        (19,000)        (91,000)
          Accounts payable and other liabilities                         (8,000)         7,000          95,000
          Deferred compensation                                          28,000        (15,000)        221,000
                                                                    ------------------------------------------
             Net cash provided by
               operating activities                                   1,460,000      1,966,000       1,901,000
                                                                    ------------------------------------------

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2000, 1999 and 1998

                                                                         2000             1999             1998
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Proceeds from maturities of
     certificates of deposit                                        $    100,000   $       100,000    $     100,000
   Purchases of certificates of deposit                                 (100,000)         (100,000)        (100,000)
   Purchases of securities available for sale                                  -          (500,000)     (16,013,000)
   Proceeds from maturities of securities
     available for sale                                                  372,000         7,231,000        8,854,000
   Proceeds from maturities of securities
     held to maturity                                                          -           200,000        1,327,000
   Purchase of Federal Home Loan Bank stock                             (128,000)          (96,000)         (34,000)
   Originations and principal payments on
     loans receivable, net                                            (5,515,000)      (14,148,000)      (8,501,000)
   Proceeds from the sale of equipment                                    21,000                 -                -
   Loan to ESOP for purchase of common stock                                   -                 -       (4,216,000)
   Principal payment received on note receivable
     from ESOP                                                           257,000           296,000          195,000
   Purchases of office properties and equipment                          (80,000)         (215,000)        (172,000)
   Proceeds from the sale of real estate owned                            69,000                 -            3,000
                                                                    -----------------------------------------------
        Net cash used in
          investing activities                                        (5,004,000)       (7,232,000)     (18,557,000)
                                                                    -----------------------------------------------
Cash Flows From Financing Activities
   Net increase (decrease) in deposits                                13,717,000         3,013,000      (11,722,000)
   Proceeds from Federal Home
     Loan Bank advances                                                8,000,000         5,000,000                -
   Payments on Federal Home
     Loan Bank advances                                               (8,000,000)                -                -
   Proceeds from note payable                                                  -        12,000,000
   Payments on note payable                                           (6,500,000)       (1,500,000)               -
   Increase (decrease) in advances from
     borrowers for taxes and insurance                                    20,000           (34,000)           5,000
   Cash dividends paid                                                (1,295,000)      (13,044,000)        (453,000)
                                                                    -----------------------------------------------
        Net cash provided by (used in)
          financing activities                                         5,942,000         5,435,000      (12,170,000)
                                                                    -----------------------------------------------
        Increase (decrease) in cash
          and cash equivalents                                         2,398,000           169,000      (28,826,000)
Cash and cash equivalents:
   Beginning                                                           8,414,000         8,245,000       37,071,000
                                                                    -----------------------------------------------
   Ending                                                           $ 10,812,000    $    8,414,000    $   8,245,000
                                                                    ===============================================

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2000, 1999 and 1998

                                                                         2000             1999             1998
-------------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Cash and
   and Cash Equivalents
        Interest-bearing                                            $ 10,405,000    $    6,912,000    $   7,806,000
        Noninterest-bearing                                              407,000         1,502,000          439,000
                                                                    -----------------------------------------------
                                                                    $ 10,812,000    $    8,414,000    $   8,245,000
                                                                    ===============================================
Supplemental Schedule of
   Cash Flow Information
     Cash payments for:
        Interest                                                    $  5,843,000    $    4,214,000    $   4,187,000
        Income taxes                                                     581,000         1,161,000        1,269,000
Supplemental Disclosures of Noncash
   Transactions
   Change in unrealized gain (loss) on
        available for sale securities, net of
        deferred taxes                                                    20,000           (67,000)          21,000
   Real estate acquired in the settlement of loans                             -            65,000           12,000
   Loans originated to finance the sale of real estate
        estate acquired in the settlement of loans                             -                 -           80,000
   Change in dividends accrued                                            76,000           278,000          169,000
   Adoption of management recognition plan                                     -         1,542,000                -
   Additional shares purchased under management
        recognition plan                                                  13,000                 -                -

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

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

Principles of consolidation: The consolidated financial statements include the
---------------------------
accounts of Coddle Creek Financial Corp. and its wholly-owned subsidiary, Mooresville Savings Bank, S.S.B. All significant intercompany transactions and balances have been eliminated in consolidation.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment securities: The Company and the Bank have investments in debt and
---------------------
equity securities, which consist primarily of obligations of the U. S. Government and federal agencies and municipal obligations.

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

Securities held to maturity: Securities classified as held to maturity are those
---------------------------
securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Company and the Bank's financial position and liquidity, management believes the Company and the Bank have the ability to hold these securities to maturity.

Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
------------------------------------------
Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

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

Impaired loans: The Bank assesses loans delinquent greater than 90 days for
---------------
impairment. SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

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

Benefit plans: The Bank has a 401(k) plan covering substantially all of its
-------------
employees. The Bank matches 50% of the qualified employees contributions, limited to 6% of the employee's salary.

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

Additionally, the Company has implemented a non-qualified stock option plan authorizing the grant of up to 67,447 stock options to certain officers, directors and employers, either in the form of incentive stock options or nonqualified stock options. The bank has also implemented a management recognition plan by reserving 26,979 shares of common stock for issuance to certain officers, directors and employees.

Advance payments by borrowers for taxes and insurance: Certain borrowers make
-----------------------------------------------------
monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

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

Comprehensive income: SFAS No. 130, Reporting Comprehensive Income, establishes
--------------------
standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

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

The fair value estimates presented are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Off-statement of financial condition risk: The Company is a party to financial
-----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL  STATEMENTS
________________________________________________________________________________

Note 2.   Securities

The amortized cost and fair values of securities as of December 31, 2000 and 1999 are summarized as follows:

                                                                             2000
                                           -------------------------------------------------------------------------
                                                                  Gross                Gross
                                             Amortized         Unrealized           Unrealized             Fair
                                               Cost               Gains                Losses              Value
                                           -------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
  agencies obligations                     $   1,900,000      $           -       $            -       $   1,900,000
Municipal Obligations                            668,000                  -               (1,000)            667,000
Equity securities                                500,000                  -                    -             500,000
                                           -------------------------------------------------------------------------
                                           $   3,068,000      $           -       $       (1,000)      $   3,067,000
                                           =========================================================================
Securities held to maturity:
Municipal obligations                      $   1,182,000      $           -       $       21,000       $   1,203,000
                                           =========================================================================

Other investments:
Interest-earning deposits                  $  10,405,000      $           -       $            -       $  10,405,000
Certificates of deposit                          100,000                  -                    -             100,000
Federal Home Loan Bank stock                   1,188,000                  -                    -           1,188,000
                                           -------------------------------------------------------------------------
                                           $  11,693,000      $           -       $            -       $  11,693,000
                                           =========================================================================

                                                                             1999
                                           -------------------------------------------------------------------------
                                                                  Gross                Gross
                                             Amortized         Unrealized           Unrealized             Fair
                                               Cost               Gains                Losses              Value
                                           -------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
  agencies obligations                     $   1,903,000      $           -       $      (21,000)      $   1,882,000
Municipal Obligations                          1,038,000                  -               (6,000)          1,032,000
Equity securities                                500,000                  -                    -             500,000
                                           -------------------------------------------------------------------------
                                           $   3,441,000      $           -       $      (27,000)      $   3,414,000
                                           =========================================================================
Securities held to maturity:
Municipal obligations                      $   1,181,000      $           -       $      (24,000)      $   1,157,000
                                           =========================================================================

Other investments:
Interest-earning deposits                  $   6,912,000      $           -       $            -       $   6,912,000
Certificates of deposit                          100,000                  -                    -             100,000
Federal Home Loan Bank stock                   1,060,000                  -                    -           1,060,000
                                           -------------------------------------------------------------------------
                                           $   8,072,000      $           -       $            -       $   8,072,000
                                           =========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 2.   Securities (Continued)

The amortized cost and fair value of securities at December 31, 2000 by contractual maturity are shown below:

                                                                           Amortized         Fair
                                                                              Cost           Value
                                                                           --------------------------
Securities available for sale:
Due in one year or less                                                    $   500,000     $  500,000
Due after one year through five years                                        1,750,000      1,750,000
Due after five years through ten years                                         318,000        317,000
Equity securities                                                              500,000        500,000
                                                                           --------------------------
                                                                           $ 3,068,000     $3,067,000
                                                                           ==========================

Securities held to maturity:
Due in one year or less                                                    $         -     $        -
Due after one year through five years                                          150,000        151,000
Due after five years through ten years                                       1,024,000      1,044,000
Due after ten years                                                              8,000          8,000
                                                                           --------------------------
                                                                           $ 1,182,000     $1,203,000
                                                                           ==========================

The Company has one municipal obligation with a carrying value of $225,000 pledged to the Mooresville Fireman's relief fund at December 31, 2000.

There were no sales of investment securities for the years ended December 31, 2000, 1999 and 1998.

The change in accumulated comprehensive income, which consists of unrealized gains (losses) on securities available for sale, for the years ended December 31, 2000, 1999 and 1998 is as shown below:

                                                              2000             1999           1998
                                                          -------------------------------------------
Balance, beginning                                        $   (21,000)     $    46,000     $   25,000
   Change in unrealized holding gains (losses)                 26,000          (99,000)        31,000
   Change in deferred income taxes                             (6,000)          32,000        (10,000)
                                                          -------------------------------------------
Balance, ending                                           $    (1,000)     $   (21,000)    $   46,000
                                                          ===========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 2.   Securities (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 2000:

                                                                                 Carrying Value
                                              ------------------------------------------------------------------------------------
                                                                  After One        Five After
                                                                 Year Through    Years Through          After
                                                  One Year        Five Years        Ten Year          Ten Years         Total
                                              ------------------------------------------------------------------------------------
Securities available for sale:
  U.S. government and agency securities       $     500,000    $            -    $            -    $            -    $     500,000
  Federal Home Loan
    Bank bonds                                            -         1,400,000                 -                 -        1,400,000
  Municipal bonds                                         -           350,000           317,000                            667,000
  Equity securities                                 500,000                 -                 -                 -          500,000
Securities held to maturity:
  Municipal bonds                                         -           150,000         1,024,000             8,000        1,182,000
Other investments:
  Interest-earning deposits                      10,405,000                 -                 -                 -       10,405,000
  Certificates of deposit                                 -           100,000                 -                 -          100,000
  Federal Home Loan
    Bank stock                                            -                 -                 -         1,188,000        1,188,000
                                              ------------------------------------------------------------------------------------
                                              $  11,405,000    $    2,000,000    $    1,341,000    $    1,196,000    $  15,942,000
                                              ====================================================================================

The following table sets forth the weighted average yield by maturity (tax exempt obligations have not been computed on a tax equivalent basis) of the Company's investment portfolio at December 31, 2000:

                                                                                 Carrying Value
                                              ------------------------------------------------------------------------------------
                                                                  After One        Five After
                                                                 Year Through    Years Through          After
                                                  One Year        Five Years        Ten Year          Ten Years         Total
                                              ------------------------------------------------------------------------------------
Securities available for sale:
  U.S. government and agency securities                7.75%                -                 -                 -             7.75%
  Federal Home Loan
    Bank bonds                                            -              5.99%                -                 -             5.99%
  Municipal bonds                                         -              4.50%             6.25%                -             5.31%
  Equity securities                                       -                 -                 -                 -                -
Securities held to maturity:
  Municipal bonds                                         -              4.80%             4.62%                -             4.61%
Other investments:
  Interest-earning deposits                            6.05%                -                 -                 -             6.05%
  Certificates of deposit                                 -              6.67%                -                 -             6.67%
  Federal Home Loan
    Bank stock                                            -                 -                 -              7.75%            7.75%
                                              ------------------------------------------------------------------------------------
                                                       6.13%             5.67%             5.00%             7.75%            5.90%
                                              ====================================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 3.   Loans Receivable

Loans receivable at December 31, 2000 consist of the following: and 1999

                                                      2000                             1999
                                         -------------------------------------------------------------
                                                            Percentage                      Percentage
                                               Amount        of Total           Amount       of Total
                                         -------------------------------------------------------------
Real estate loans:
  One-to-four family residential         $   109,631,000       84.00%      $    104,331,000     83.55%
  Multi-family residential                       909,000        0.70                850,000      0.68
  Nonresidential                               3,857,000        2.95              3,391,000      2.72
  Construction                                 6,970,000        5.34              9,849,000      7.89
  Equity line                                 10,088,000        7.73              8,195,000      6.56
                                         -------------------------------------------------------------
            Total real estate loans          131,455,000      100.72            126,616,000    101.40
                                         -------------------------------------------------------------
Consumer Loans:
  Installment loans                            2,455,000        1.88              2,491,000      1.99
  Other                                        1,144,000        0.88              1,416,000      1.13
                                         -------------------------------------------------------------
            Total consumer loans               3,599,000        2.76              3,907,000      3.12
                                         -------------------------------------------------------------
            Total gross loans                135,054,000      103.48            130,523,000    104.52
                                         -------------------------------------------------------------
Less:
  Construction loans in process               (2,672,000)      (2.05)            (3,823,000)    (3.05)
  Net deferred loan fees                        (959,000)      (0.74)              (939,000)    (0.75)
  Allowance for loan losses                     (905,000)      (0.69)              (898,000)    (0.72)
                                         -------------------------------------------------------------
                                              (4,536,000)      (3.48)            (5,660,000)    (4.52)
                                         -------------------------------------------------------------
                                         $   130,518,000      100.00%      $    124,863,000    100.00%
                                         =============================================================

The following is an analysis of the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998:

                                                               2000           1999             1998
                                                           -------------------------------------------
Balance at beginning of year                               $   898,000    $   895,000     $    693,000
                                                           -------------------------------------------
  Loans charged off:
          Real Estate                                                -              -           (5,000)
          Consumer                                                   -              -                -
                                                           -------------------------------------------
            Total loans charged off                                  -              -           (5,000)
                                                           -------------------------------------------
  Recoveries:
          Real Estate                                            7,000          3,000            2,000
          Consumer                                                   -              -                -
                                                           -------------------------------------------
            Total recoveries                                     7,000          3,000            2,000
                                                           -------------------------------------------
       Provision for loan losses                                     -              -          205,000
                                                           -------------------------------------------
Balance at end of year                                     $   905,000    $   898,000     $    895,000
                                                           ===========================================
Ratio of net charge-offs to average loans
  outstanding                                                     0.00%          0.00%            0.00%
                                                           ===========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 3.   Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 2000 and 1999 is as follows:

                                                             2000
                                        -------------------------------------------
                                                          Percent of
                                                          Allowance     Percent of
                                          Amount of       to Total       Loans to
                                          Allowance       Allowance     Gross Loans
                                        -------------------------------------------
Real estate loans:
  One-to-four family residential        $    403,000          44.53%          81.18%
  Multi-family residential                         -              -            0.67
  Nonresidential                                   -              -            2.86
  Construction                                     -              -            5.16
  Equity line                                 40,000           4.42            7.47
                                        -------------------------------------------
     Total real estate loans                 443,000          48.95           97.34
                                        -------------------------------------------
Consumer loans:
  Installment loans                           25,000           2.77            1.82
  Other                                        7,000           0.77            0.84
                                        -------------------------------------------
     Total consumer loans                     32,000           3.54            2.66
                                        -------------------------------------------
Unallocated                                  430,000          47.51               -
                                        -------------------------------------------
                                        $    905,000         100.00%         100.00%
                                        ===========================================

                                                             1999
                                        -------------------------------------------
                                                          Percent of
                                                          Allowance     Percent of
                                          Amount of       to Total       Loans to
                                          Allowance       Allowance     Gross Loans
                                        -------------------------------------------
Real estate loans:
  One-to-four family residential        $    334,000          37.19%          79.93%
  Multi-family residential                         -              -            0.65
  Nonresidential                                   -              -            2.60
  Construction                                     -              -            7.55
  Equity line                                 26,000           2.90            6.28
                                        -------------------------------------------
     Total real estate loans                 360,000          40.09           97.01
                                        -------------------------------------------
Consumer loans:
  Installment loans                           17,000           1.89            1.91
  Other                                        5,000           0.56            1.08
                                        -------------------------------------------
     Total consumer loans                     22,000           2.45            2.99
                                        -------------------------------------------
Unallocated                                  516,000          57.46               -
                                        -------------------------------------------
                                        $    898,000         100.00%         100.00%
                                        ===========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 3.   Loans Receivable (Continued)

The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $2,093,000 and $1,382,000 at December 31, 2000 and 1999, respectively, and had an average outstanding balance of approximately $1,540,000 and $1,492,000 for the years ended December 31, 2000 and 1999, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans are not required.

Nonperforming loans for which interest has been reduced totaled approximately $1,436,000 and $1,237,000 at December 31, 2000 and 1999, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $41,000, $44,000 and $30,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated:

                                                                  At December 31,
                                               -----------------------------------------------------
                                                    2000               1999               1998
                                               -----------------------------------------------------
Nonaccrual loans                               $    1,436,000    $     1,237,000     $       996,000
Accruing loans past due 90 days or more               657,000            145,000             390,000
Troubled debt restructuring
Foreclosed real estate                                      -             65,000                   -
                                               -----------------------------------------------------
Total nonperforming assets                     $    2,093,000    $     1,447,000     $     1,386,000
                                               =====================================================

Nonperforming loans to total gross loans                 1.55%              1.06%               1.20%
                                               =====================================================

Nonperforming assets to total assets                     1.38%              1.01%               1.02%
                                               =====================================================
Total assets                                   $  151,732,000    $   143,867,000     $   135,811,000

Total gross loans                              $  135,054,000    $   130,523,000     $   115,213,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 4.   Office Properties and Equipment

Office properties and equipment at December 31, 2000 and 1999 consist of the following:

                                                       2000              1999
                                                  ---------------------------------
Cost:
  Land                                            $     364,000      $      364,000
  Buildings                                             879,000             879,000
  Building improvements                                 175,000             175,000
  Furniture and fixtures                                764,000             747,000
  Automobiles                                            54,000              47,000
                                                  ---------------------------------
                                                      2,236,000           2,212,000
Less accumulated depreciation                         1,177,000           1,100,000
                                                  ---------------------------------
                                                  $   1,059,000      $    1,112,000
                                                  =================================

Note 5.   Deposits

Deposits December 31, 2000 and 1999 consist of at the following:

                                                     2000                                           1999
                               --------------------------------------------------------------------------------------------
                                                   Weighted                                        Weighted
                                                   Average                                         Average
                                    Amount           Rate     Percent              Amount           Rate           Percent
                               --------------------------------------------------------------------------------------------
Noninterest-bearing deposits   $    1,269,000           -         1.2%     $        1,652,000          -                1.8%
NOW accounts                        6,736,000        0.89%        6.5%              6,424,000       0.89%               7.1%
Money market                       11,381,000        5.46%       10.9%             13,332,000       4.63%              14.8%
Passbook savings                    9,552,000        2.47%        9.2%             10,062,000       2.47%              11.2%
                               --------------------------------------------------------------------------------------------
                                   28,938,000                    27.8%             31,470,000                          34.9%
                               --------------------------------------------------------------------------------------------
Certificates of deposit:
  2.00% to 3.99%                      801,000                     0.8%                646,000                           0.7%
  4.00% to 5.99%                   27,098,000                    26.1%             46,887,000                          52.0%
  6.00% to 7.99%                   47,113,000                    45.3%             11,230,000                          12.4%
                               --------------------------------------------------------------------------------------------
                                   75,012,000        6.26%       72.2%             58,763,000       5.31%              65.1%
                               --------------------------------------------------------------------------------------------
                                  103,950,000                   100.0%             90,233,000                         100.0%
                                                            =========                                             =========
Accrued interest  payable             419,000                                         330,000
                               --------------------------                  -----------------------------
                               $  104,369,000        5.40%                 $       90,563,000       4.49%
                               ==========================                  =============================

The aggregate amount of certificates of deposit with a minimum denomination of$ 100,000 was approximately $17,701,000 and $11,196,000 at December 31, 2000 and
December 31, 1999, respectively.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 5.   Deposits (Continued)

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at December 31, 2000 is as follows:

Maturity Period:
  Within 3 months or less                                           $  3,013,000
  Over 3 months through 6 months                                       3,256,000
  Over 6 months through 12 months                                      7,696,000
  Over 12 months                                                       3,736,000
                                                                    ------------
                                                                    $ 17,701,000
                                                                    ============

At December 31, 2000, the scheduled maturities of certificates of deposits are as follows:

Year Ending December 31,                                               Amount
------------------------                                            ------------
2001                                                                $ 59,866,000
2002                                                                  12,430,000
2003                                                                   1,262,000
2004                                                                   1,236,000
2005                                                                     218,000
                                                                    ------------
                                                                    $ 75,012,000
                                                                    ============

Interest expense on deposits for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                   2000             1999                1998
                               -------------------------------------------------
NOW and money market           $    682,000      $    544,000       $    329,000
Passbook savings                    230,000           251,000            298,000
Certificates of deposit           3,652,000         3,192,000          3,469,000
                               -------------------------------------------------
                               $  4,564,000      $  3,987,000       $  4,096,000
                               =================================================

Eligible savings accounts are insured up to $100,000 by the SAIF which is administered by the FDIC.

The Bank has $100,000 of U. S. Government and federal agency obligations pledged as security for public deposits at December 31, 2000.

Note 6.   Note Payable and Federal Home Loan Bank Advances

The Company has a note payable outstanding for $4,000,000 and $10,500,000 at December 31, 2000 and 1999, respectively. The note is due in quarterly interest only installments at the prime rate (9.50% at December 31, 2000) less 1.25%, with the principal balance due February 1, 2001. The note is collateralized by the Bank's common stock.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 6.   Note Payable and Federal Home Loan Bank Advances (Continued)

The Bank has advances from the FHLB outstanding for $5,000,000 at December 31, 2000 and 1999. Interest is payable at 6.52% and the balance is due on September 17, 2001, 2000. Advances are collateralized by the Bank's stock in the FHLB and qualifying first mortgage loans.

Interest expense on the note payable and FHLB advances totaled $1,400,000, $208,000 and $-0- for the years ended December 31, 2000, 1999 and 1998, respectively.

Note 7.   Employee Benefit Plans

The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $86,000, $72,000 and $72,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

The Bank has also entered into unfunded deferred compensation agreements and a salary continuation agreement providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The retirement age for these plans was changed from 65 to 70 years old during the year ended December 31, 1999. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligation under such agreements in the event of death. The cash surrender value of these policies is $1,335,000 and $1,176,000 at December 31, 2000 and 1999, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued is $2,504,000 and $2,476,000 at December 31, 2000 and 1999, respectively. The expense related to the agreements for the years ended December 31, 2000, 1999 and 1998 amounted to $109,000, $44,000 and $391,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at December 31, 2000 and 1999, respectively.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 8.   Stockholders' Equity (Continued)

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

Subject to applicable law, the Board of Directors of the Company or the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. The Company has declared regular dividends totaling $1.91, $2.05 and $1.00 per share for the years ended December 31, 2000, 1999 and 1998, respectively.

For a period of five years after its conversion from mutual to stock form, the Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. During 2000, 1999 and 1998, the Bank upstreamed $1,407,000, $1,295,000 and $675,000, respectively, in regular dividends to the Company.

In connection with the Conversion, the Bank has agreed with the FDIC that, within the first three years after completion of the Conversion, neither the Company nor the Bank will pay any taxable dividend or make any taxable distribution in excess of their current earnings and retained earnings. The Company and the Bank agreed to notify the FDIC before making a return of capital during the first three years following the Conversion.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 8.   Stockholders' Equity (Continued)

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any other common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at December 31, 2000 and 1999.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at December 31, 2000 and 1999:

                                                               2000 - Bank Only
                                     -----------------------------------------------------------------
                                        Leverage           Tier I                             N.C.
                                        Ratio of        Risk-Adjusted     Risk-Based      Savings Bank
                                     Tier I Capital        Capital          Capital          Capital
                                     -----------------------------------------------------------------
                                                           (Dollars in Thousands)
Equity (GAAP)                        $       31,702    $      31,702    $       31,702    $     31,702
Unrealized loss on securities
   available for sale                             -                -                 -               -
Supplemental capital items:
   General valuation allowance                    -                -               905             905
                                     -----------------------------------------------------------------
Regulatory capital                           31,702           31,702            32,607          32,607
Minimum capital requirement                   4,571            2,459             6,557           7,619
                                     -----------------------------------------------------------------
Excess regulatory capital            $       27,131    $      29,243    $       26,050    $     24,988
                                     =================================================================
Average assets                       $      152,381                                       $    152,381
                                     ==============                                       ============
Risk-weighted assets                                   $      81,962    $       81,962
                                                       ===============================
Capital as a percentage
   of assets:
     Actual                                   20.80%           38.68%            39.78%          21.40%
     Required                                  3.00%            3.00%             8.00%           5.00%
                                     -----------------------------------------------------------------
Excess                                        17.80%           35.68%            31.78%          16.40%
                                     =================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 8.   Stockholders' Equity (Continued)

                                                                      1999 -   Bank Only
                                       --------------------------------------------------------------------------------
                                          Leverage             Tier I                                        N.C.
                                          Ratio of          Risk-Adjusted           Risk-Based           Savings Bank
                                       Tier I Capital          Capital                Capital               Capital
                                       --------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
Equity (GAAP)                          $       31,353       $        31,353       $         31,353      $        31,353
Unrealized loss on securities
  available for sale                               10                    10                     10                   10
Supplemental capital items:
  General valuation allowance                       -                     -                    898                  898
                                       --------------------------------------------------------------------------------
Regulatory capital                             31,363                31,363                 32,261               32,261
Minimum capital requirement                     4,257                 2,340                  6,240                7,094
                                       --------------------------------------------------------------------------------
Excess regulatory capital              $       27,106       $        29,023       $         26,021      $        25,167
                                       ================================================================================
Average assets                         $      141,884                                                   $       141,884
                                       ==============                                                   ===============
Risk-weighted assets                                        $        77,996       $         77,996
                                                            ===============       ================
Capital as a percentage
  of assets:
     Actual                                     22.10%                40.21%                 41.36%               22.74%
     Required                                    3.00%                 3.00%                  8.00%                5.00%
                                       --------------------------------------------------------------------------------
Excess                                          19.10%                37.21%                 33.36%               17.74%
                                       ================================================================================

A ratio of 4% of total assets was used for purposes of computing the minimum required leverage ratio of Tier I Capital.

As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $8,196,000, $4,918,000 and $7,299,000, respectively. There are no conditions or events since the notification that management believes have changed the Bank's category.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 9.   Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. The Bank is required to compute such deductions using an experience method. The Bank's tax bad debt deduction was $-0-, $-0-and $3,000 in 2000, 1999 and 1998, respectively.

The Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve was $11,000 for each of the years ended December 31, 2000 and 1999 and the $4,000 for the year ended December 31, 1998.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2000 and 1999, retained earnings contain certain historical additions to the bad debt reserve for income tax purposes of approximately $3,816,000, the balance prior to 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If this pre-1988 reserve is used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of December 31, 2000 and 1999.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 9.   Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset in the statement of financial condition were as follows at December 31, 2000 and 1999:

                                                     2000                 1999
                                               -------------------------------------
Deferred tax assets:
  Unrealized loss on securities                $             -      $          6,000
  Interest income on non performing assets              16,000                19,000
  Deferred compensation                                965,000               956,000
  Allowance for loan losses                            350,000               347,000
  Pension plan contribution                            105,000               147,000
  Accrued expenses                                       4,000                     -
  Management recognition plan                           97,000                67,000
                                               -------------------------------------
                                                     1,537,000             1,542,000
                                               -------------------------------------
Deferred tax liabilities:
  Property and equipment                               124,000               115,000
  FHLB stock dividends                                 135,000               136,000
  Deferred loan fees                                    55,000                47,000
  Tax bad debt reserves                                 14,000                18,000
  FHLB accrued dividend                                  9,000                 7,000
                                               -------------------------------------
                                                       337,000               323,000
                                               -------------------------------------
     Net deferred tax asset                    $     1,200,000      $      1,219,000
                                               =====================================

At December 31, 2000 and 1999, no valuation allowance was recorded for deferred tax assets.

Income tax expense (credits) for the year ended December 31, 2000, 1999 and 1998 consists of the following:

                                        2000              1999             1998
                                   -------------------------------------------------
Current                            $     744,000     $     811,000     $   1,234,000
Deferred                                  13,000             6,000          (195,000)
                                   -------------------------------------------------
                                   $     757,000     $     817,000     $   1,039,000
                                   =================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 9.   Income Tax Matters (Continued)

A reconciliation of the federal income tax rate to the effective tax rate for the year ended December 31, 2000, 1999 and 1998 is as follows:

                                                        2000        1999         1998
                                                       -------------------------------
Statutory federal income tax rate                       34.0%       34.0%        34.0%
Increases (decreases) in taxes resulting from:
Nontaxable income                                       -4.1%       -3.3%        -4.5%
Nondeductible expense                                    5.0%        3.0%           -
State income tax, net of federal benefit                 2.3%        2.6%         2.3%
Other                                                    0.5%        0.8%         0.2%
                                                       -------------------------------
Effective tax rate                                      37.7%       37.1%        32.0%
                                                       ===============================

Note 10.  Employee Stock Ownership Plan

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 53,958 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 21,240 additional shares with proceeds from the return of capital dividend paid by the Company in 2000.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on December 31 of each year through December 31, 2012. Interest is based upon the prime rate, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. The note receivable is presented as a reduction of stockholders' equity and had an outstanding balance of $3,468,000 and $3,725,000 at December 31, 2000 and December 31, 1999, respectively.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. During the years ended December 31, 2000 and 1999, $65,000 and $21,000, respectively, was amortized as compensation expense that related to the unearned compensation recorded as a result of the return of capital dividends paid on unallocated shares in 1999.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 10.  Employee Stock Ownership Plan (Continued)

Expenses of $67,000, $173,000 and $162,000 have been incurred during 2000, 1999, and 1998, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(255,000), $(144,000) and $(33,000) for 2000, 1999, and 1998, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has debited this amount to paid-in capital and reduced the expense in accordance with the provisions of AICPA Statement of Position 93-6. The related income tax benefit of $74,000, $47,000 and $-0- for 2000, 1999 and 1998, respectively have been credited to paid-in capital.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option is $681,000 at December 31, 2000 based on the fair value of the 16,805 shares released of $40.50 per share. The fair value of the unallocated shares is $2,365,000 at December 31, 2000. This commitment will fluctuate based on the fair value of the shares.

Note 11.  Management Recognition Plan and Stock Option Plan

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the "MRP") on January 26, 1999. The Stock Option Plan reserves for issuance up to 67,447 stock options to certain officers, directors, and employees either in the form of incentive stock options or nonqualified stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1999 and expire in 2009. Options granted to non-employee directors vested immediately on the date of grant. The weighted average fair value of the options on the grant date was $31.00 per share. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income would be as follows for the years ended December 31:

                                             2000              1999
                                        -----------------------------
Net income
   As reported                          $  1,250,000    $   1,386,000
   Pro forma                               1,127,000        1,179,000
Earnings per share
   As reported
     Basic                              $       1.99    $        2.20
     Diluted                                    1.97             2.20
   Pro forma
     Basic                              $       1.79    $        1.86
     Diluted                                    1.77             1.86

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 11.  Management Recognition Plan and Stock Option Plan (Continued)

In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 6.43%, expected lives of 10 years, expected volatility of 54.55% and expected dividends of $2.00 per year.

At December 31, 2000, 58,131 options have been granted at an exercise price of $31.00, of which 34,124 options are currently exercisable. No options have been exercised to date, and all options granted are outstanding at December 31, 2000.

The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Company issued 24,281 shares and 400 shares to fund the MRP on January 26, 1999 and January 26, 2000, respectively. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $371,000 for the year ended December 31, 2000 and $1,109,000 for the year ended December 31, 1999, which includes $295,000 for dividends paid in cash on unvested MRP shares in 1999.

Note 12.  Earnings Per Share

Earnings per share has been calculated in accordance with FASB Statement No. 128, Earnings Per Share. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The following are reconciliations of the amounts used in the per share calculations for 2000 and 1999, which are the years the Company was in operation:

                                          For the Year Ended December 31, 2000
                                      ---------------------------------------------
                                         Income           Shares         Per Share
                                       (Numerator)    (Denominator)       Amount
                                      ---------------------------------------------
Basis EPS
Income available to stockholders      $  1,250,000       629,049       $       1.99
                                                                       ============
Effect of dilutive securities
Stock options                                    -         6,137
                                      --------------------------
Dilutive EPS
Income available to stockholders      $  1,250,000       635,186       $       1.97
                                      =============================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 12.  Earnings Per Share (Continued)

                                        For the Year Ended December 31, 1999
                                      ----------------------------------------
                                         Income       Shares        Per Share
                                      (Numerator)  (Denominator)      Amount
                                      ----------------------------------------
Basis EPS
Income available to stockholders      $1,386,000        630,442    $      2.20
                                                                   ===========
Effect of dilutive securities
Stock options                                --             233
                                      -------------------------

Dilutive EPS
Income available to stockholders      $1,386,000        630,675    $      2.20
                                      ========================================

Note 13.  Commitments, Contingencies and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at December 31, 2000. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds is as follows:

                                               Fixed Rate   Variable Rate       Total
                                               -----------------------------------------
Commitments to extend credit, mortgage loans   $  394,000   $           -   $    394,000
Unused home equity loans and lines of credit            -       7,314,000      7,314,000

The Bank has made loans to its officers and directors in the normal course of business. The following is an analysis of the loans to officers and directors for the year ended December 31, 2000:

Balance, beginning                                               $    1,447,000
Originations                                                              7,000
Payments                                                                (43,000)
                                                                 --------------
Balance, ending                                                  $    1,411,000
                                                                 ==============

Additionally, officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $1,642,000 at December 31, 2000.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 13. Commitments, Contingencies and Related Party Transactions (Continued)

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

Note 14.  Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of December 31, 2000 and 1999:

                                                    2000                             1999
                                       --------------------------------------------------------------
                                           Carrying         Fair          Carrying          Fair
                                            Value          Value            Value          Value
                                       --------------------------------------------------------------
Financial assets:
   Cash
     Interest-bearing deposits         $  10,405,000  $   10,405,000   $    6,912,000  $    6,912,000
     Noninterest-bearing deposits            407,000         407,000        1,502,000       1,502,000
   Certificates of deposit                   100,000         100,000          100,000         100,000
   Investments                             4,249,000       4,270,000        4,595,000       4,571,000
   Loans receivable                      130,518,000     133,933,000      124,863,000     123,714,000
   Accrued interest receivable               974,000         974,000          825,000         825,000
   FHLB stock                              1,188,000       1,188,000        1,060,000       1,060,000

Financial liabilities:
   Deposits                              104,369,000     104,816,000       90,563,000      87,680,000
   Advances from borrowers
     for taxes and insurance                  96,000          96,000           76,000          76,000
   Note payable                            4,000,000       4,000,000       10,500,000      10,500,000
   FHLB advances                           5,000,000       5,000,000        5,000,000       5,000,000
   Accounts payable and other
     liabilities                             755,000         755,000          807,000         807,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 14.  Fair Value of Financial Instruments (Continued)

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

Loans receivable: The fair value of fixed rate loans is estimated by discounting
-----------------
the future cash flows, adjusted for prepayments, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are equal to carrying amounts. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and has been deducted from the estimated fair value of loans.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 15.  Parent Company Financial Data

The following are condensed financial statements for Coddle Creek Financial Corp. as of and for the years ended December 31, 2000 and 1999:

                   Condensed Statements of Financial Condition
                           December 31, 2000 and 1999

                                                                 2000                    1999
                                                           ----------------------------------------
Assets:
  Cash                                                     $     5,961,000        $      12,113,000
  Certificates of Deposit                                          100,000                        -
  Investment in Mooresville Savings Bank, S.S.B.                31,702,000               31,353,000
  Securities available for sale                                  1,418,000                1,772,000
  Other assets                                                     198,000                  154,000
                                                           ----------------------------------------
          Total assets                                     $    39,379,000        $      45,392,000
                                                           ========================================

Note payable                                               $     4,000,000        $      10,500,000
Accounts payable and other liabilities                             371,000                  447,000
                                                           ----------------------------------------
          Total liabilities                                      4,371,000               10,947,000
                                                           ----------------------------------------
Stockholders' Equity:
     Additional paid-in capital                                 22,889,000               23,057,000
     Accumulated other comprehensive income (loss)                  (1,000)                 (21,000)
     Unearned ESOP shares                                       (3,468,000)              (3,725,000)
     Management recognition plan                                  (370,000)                (728,000)
     Unearned compensation                                        (774,000)                (839,000)
     Retained earnings                                          16,732,000               16,701,000
                                                           ----------------------------------------
          Total stockholders' equity                            35,008,000               34,445,000
                                                           ----------------------------------------
          Total liabilities and stockholders' equity       $    39,379,000        $      45,392,000
                                                           ========================================

                         Condensed Statements of Income
                 For the Years Ended December 31, 2000 and 1999

Equity in earnings of Mooresville Savings Bank, S.S.B.     $     1,492,000        $       1,352,000
Interest income                                                    362,000                  427,000
Interest expense                                                  (647,000)                (208,000)
Other income                                                       134,000                        -
Other expense                                                      (91,000)                (185,000)
                                                           ----------------------------------------
       Net income                                          $     1,250,000        $       1,386,000
                                                           ========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 15.  Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 2000 and 1999

                                                                  2000             1999
                                                              ----------------------------
Cash Flows from Operating Activities:
Net income                                                    $  1,250,000    $  1,386,000
Adjustments to reconcile net income to net cash used in
  operating activities:
  Equity in earnings of Mooresville Savings Bank, S.S.B         (1,492,000)     (1,352,000)
  Changes in assets and liabilities:
     Increase in other assets                                      (44,000)        (50,000)
     Decrease in accounts payable and other liabilities                 --         (17,000)
                                                              ----------------------------
       Net cash used in operating activities                      (286,000)        (33,000)
                                                              ----------------------------
Cash Flows from Investing Activities:
  Upstream dividend from Mooresville Savings Bank, S.S.B         1,407,000       1,295,000
  Purchases of certificates of deposit                            (100,000)             --
  Purchases of securities available for sale                            --        (500,000)
  Proceeds from maturities of securities available for sale        365,000       3,623,000
  Principal payment received on note receivable from ESOP          257,000         296,000
                                                              ----------------------------
       Net cash provided by investing activities                 1,929,000       4,714,000
                                                              ----------------------------
Cash Flows from Financing Activities,
  Proceeds from note payable                                            --      12,000,000
  Payments on note payable                                      (6,500,000)     (1,500,000)
  Cash dividends paid                                           (1,295,000)    (13,044,000)
                                                              ----------------------------
       Net cash used in financing activities                    (7,795,000)     (2,544,000)
                                                              ----------------------------
Net increase (decrease) in cash                                 (6,152,000)      2,137,000
  Cash - beginning                                              12,113,000       9,976,000
                                                              ----------------------------
  Cash - ending                                               $  5,961,000    $ 12,113,000
                                                              ============================

Supplemental Disclosures of Noncash Transactions
  Changes in dividends accrued                                $     76,000    $    278,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 16. Selected Quarterly Financial Data (Unaudited)

The following tables present years summarized quarterly data for the years ended December 31, 2000 and 1999:

                                          Year Ended December 31, 2000
                                               Three Months Ended
                        March 31           June 30       September 30       December 31
                       ----------------------------------------------------------------
Net interest income    $1,362,000        $1,411,000      $ 1,343,000        $ 1,325,000
Other income              117,000            57,000           73,000             60,000
Other expense           1,148,000         1,197,000        1,120,000          1,033,000
                       ----------------------------------------------------------------
Net income             $  331,000        $  271,000      $   296,000        $   352,000
                       ================================================================

Earnings per share     $     0.53        $     0.43      $      0.47        $      0.56
                       ================================================================

                                          Year Ended December 31, 1999
                                               Three Months Ended
                         March 31          June 30       September 30       December 31
                       ----------------------------------------------------------------
Net interest income    $1,507,000 /(1)/  $1,506,000/(1)/ $ 1,587,000 /(1)/  $ 1,393,000
Other income               50,000            55,000           59,000             53,000
Other expense           1,357,000 /(2)/   1,119,000        1,309,000 /(3)/    1,039,000
                       ----------------------------------------------------------------
Net income             $  200,000        $  442,000      $   337,000        $   407,000
                       ================================================================

Earnings per share     $     0.32        $     0.69      $      0.53        $      0.66
                       ================================================================

(1) Net interest income decreased subsequent to the quarter ended September 30, 1999 due to additional interest expense incurred on borrowings to fund a special return of capital dividend that was declared on September 14, 1999.

(2) Management Recognition Plan adopted on January 26, 1999 with 25% of shares issued vesting immediately upon adoption resulting in additional compensation expense.

(3) Compensation expense for the quarter ended September 30, 1999 included $295,000 related to the special return of capital dividends that were paid on unvested MRP shares.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

Note 17.  Future Reporting Requirements

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 2000. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

Note 18.  Subsequent Event

On January 2, 2001, the Company declared a special cash return of capital dividend in the amount of $20.00 per share. The dividend is payable on January 24, 2001 to shareholders of record as of the close of business on January 19, 2001. The Company borrowed an additional $12,000,000 on its note payable to fund the dividend.

                                                   CORPORATE INFORMATION
                                                     EXECUTIVE OFFICERS:
       George W. Brawley, Jr.                          Dale W. Brawley                         Billy R. Williams
         President and CEO                        Executive Vice President                    Secretary/Controller

                                                         DIRECTORS:
       George W. Brawley, Jr.                          Dale W. Brawley                        Claude U. Voils, Jr.
Chairman of the Board, President and       Executive Vice President of Mooresville               Retired Chemist
  CEO of Mooresville Savings Bank                        Savings Bank                          of National Starch

           Jack G. Lawler                                Don E. Mills                            Donald R. Belk
        Retired President of                             Optometrist                      President of E.F. Belk & Son
            Taltronics                             Optometric Eye Care Center                 Electrical Contractors

       Stock Transfer Agent                                                           Annual Meeting
  Registrar and Transfer Company                                       The 2000 annual meeting of stockholders of
        10 Commerce Drive                                              Coddle Creek Financial Corp. will be held
       Cranford, NJ 07016                                               at 11:00 A.M. on April 26, 2001 at the
                                                                   Company's corporate office at 347 North Main Street,
                                                                                     Mooresville, NC.

       Special Legal Counsel                                                       Form 10-K
     Brooks, Pierce, McLendon,                              A copy of Form 10-K, including the attached financial
      Humphrey & Leonard, LLP                               statements and financial statement schedules, for
      2000 Renaissance Plaza                                the year ended December 31, 2000, as filed with
       230 North Elm Street                                 the Securities and Exchange Commission will be
       Greensboro, NC 27420                                 furnished without charge to the Company's stockholders
                                                            upon written request to Coddle Creek Financial Corp., 347
                                                            Main Street, P.O. Box 117, Mooresville, NC 28115
      Independent Auditors                                  Attn: George Brawley, President
     McGladrey & Pullen, LLP
      One Morrocroft Centre                                                         Corporate Office
6805 Morrison Boulevard, Suite 200                                               347 North Main Street
       Charlotte, NC 28211                                                            P.O. Box 117
                                                                                 Mooresville, NC 28115

                            Common Stock Information

The Company had 699,156 shares of common stock outstanding at March 1, 2001, which are held by 424 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The Company's common stock began trading on December 31, 1997 and is traded on the over the counter market with quotations available through the OTC Bulletin Board under the symbol "CDLC". Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum amount required by applicable federal and state regulations. In addition, for the five year period following the consummation of the Bank's stock conversion, which occurred on December 30, 1997, the Bank must obtain written approval from the Administrator of the Savings Institution Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable. Also, the Bank is not permitted to declare a cash dividend of the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form. In connection with such conversion, the Bank agreed with the FDIC that, during the first three years following the conversion, neither the Company nor the Bank will pay any taxable dividend in excess of current and retained earnings.

The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 2000 and 1999.

                           Dividends           Stock Price
                      --------------------------------------
                      Regular    Special     High       Low
                      --------------------------------------
2000
First Quarter         $  0.34    $     -    $33.00    $39.50
Second Quarter           0.61          -     34.00     31.00
Third Quarter            0.43          -     39.50     33.75
Fourth Quarter           0.53          -     41.25     37.00

1999

First Quarter         $  0.25    $     -    $69.00    $58.00
Second Quarter           0.53          -     64.00     56.00
Third Quarter            0.63      17.18     60.50     38.50
Fourth Quarter           0.64          -     41.00     29.00