Form 10-K, Exhibit 13
period 2001-12-31
CODDLE CREEK FINANCIAL CORP
filed 2002-03-27
CIK 1045944

                                   EXHIBIT 13

                                TABLE OF CONTENTS

                                                                                     Page
-------------------------------------------------------------------------------------------
Report to Stockholders                                                                    1
Selected Consolidated Financial Data                                                  2 - 3
Management's Discussion and Analysis                                                 4 - 17
Independent Auditor's Report                                                             19
Consolidated Financial Statements:
   Statements of financial condition at December 31, 2001 and 2000                       20
   Statements of operations for the years ended December 31, 2001, 2000 and 1999         21
   Statements of stockholders' equity for the years ended December 31, 2001, 2000   22 - 23
      and 1999
   Statements of cash flows for the years ended December 31, 2001, 2000 and 1999    24 - 26
Notes to Consolidated Financial Statements                                          27 - 55
Corporate Information                                                               56 - 57

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Coddle Creek Financial Corp. that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include, but are not limited to, changes in the national, regional and local market conditions, managements' business strategy, legislative and regulatory conditions, and an adverse interest rate environment.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date of this report. The Company takes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                             Report to Stockholders

Dear Stockholder:

December 31, 2001 marked the end of our fourth complete year of operations as a public company. On December 30, 1997, Mooresville Savings Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp.

The Company's consolidated total assets totaled $149.8 million at December 31, 2001. Total stockholders' equity amounted to $21.0 million at December 31, 2001, resulting in a book value per share of $30. During the 2001 fiscal year, the Company paid regular cash dividends totaling $0.41 per share and a return of capital dividend of $20 per share. A detail of financial results and other information is contained in the accompanying 2001 Annual Report.

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

                                            Sincerely,


                                            George W. Brawley, Jr.
                                            President and CEO

                   CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                        December 31,
                                               -------------------------------------------------------------
                                                 2001         2000          1999        1998         1997
                                               -------------------------------------------------------------
                                                      (Dollars In Thousands, Except Per Share Data)
Financial Condition Data:
Total assets                                   $ 149,849    $ 151,732    $ 143,867    $ 135,811    $ 149,585
Investments securities /(1)/                      25,478       15,942       12,667       20,495       43,441
Loans receivable, net /(4)/                      119,066      130,518      124,863      110,578      101,982
Deposits                                         112,899      104,369       90,563       87,569       99,382
Notes payable and FHLB advances                   12,700        9,000       11,000           --           --
Stockholders' equity /(2, 7)/                     20,998       35,008       34,445       45,119       46,993
Book value per share /(2, 7)/                      30.03        50.07        49.29        66.89        69.67

                                                             For the Years Ended December 31,
                                               -------------------------------------------------------------
                                                 2001         2000          1999         1998         1997
                                               -------------------------------------------------------------
Operating Data:                                       (Dollars in Thousands, Except Per Share Data)

Interest and dividend income                   $  10,889    $  11,405    $  10,188    $  10,316    $   8,997
Interest expense                                   6,497        5,964        4,195        4,096        4,820
                                               -------------------------------------------------------------
Net interest income                                4,392        5,441        5,993        6,220        4,177
Provision for loan losses                             --           --           --          205          335
Noninterest income                                   267          307          217          185          192
Noninterest expense                                5,209        3,741        4,007        2,957        2,993
                                               -------------------------------------------------------------
Income (loss) before income taxes (credits)         (550)       2,007        2,203        3,243        1,041
Income tax expense (credits)                        (119)         757          817        1,039          374
                                               -------------------------------------------------------------
Net income (loss)                                   (431)       1,250        1,386        2,204          667
Other comprehensive income (loss),
 net of tax:
Unrealized gains (losses) on securities,
 net of tax                                           24           20          (67)          21           (3)
                                               -------------------------------------------------------------
Comprehensive income (loss)                    $    (407)   $   1,270    $   1,319    $   2,225    $     664
                                               =============================================================
Basic earnings (loss) per share /(2)/          $   (0.68)   $    1.99    $    2.20    $    3.54    $      --
Diluted earnings (loss) per share /(2)/            (0.68)        1.97         2.20         3.54           --
Dividends per share /(2)/                           0.41         1.91         2.05         1.00           --
Return of capital dividends per share              20.00           --        17.18           --           --
Dividend payout ratio /(6)/                      (300.15%)      95.98%      874.09%       28.25%          --

                                                                   At or For the Years Ended
                                                                       December 31,
                                             --------------------------------------------------------------
                                             2001 /(5)/   2000 /(5)/   1999 /(5)/   1998 /(5)/   1997 /(5)/
                                             --------------------------------------------------------------
                                                                 (Dollars in Thousands)
Selected Other Data:
 Number of outstanding loans                    2,216        2,571        2,474        2,397        2,482
 Number of deposit accounts                     6,983        7,152        6,880        7,109        7,957
 Number of full-service offices                     3            3            3            3            3
Return on average assets                        (0.28%)       0.83%        1.00%        1.62%        0.58%
Return on average equity                        (2.08%)       3.61%        3.40%        4.98%        4.55%
Average equity to average assets                13.38%       23.05%       29.25%       32.59%       12.87%
Interest rate spread                             2.26%        2.41%        2.89%        3.11%        2.87%
Net yield on average interest-earning
 assets                                          2.94%        3.69%        4.38%        4.70%        3.68%
Average interest-earning assets to
 average interest-earning liabilities          115.56%      131.82%      148.65%      151.32%      119.06%
Ratio of noninterest expense to
 average total assets                            3.37%        2.49%        2.88%        2.18%        2.62%
Nonperforming assets to total assets /(3)/       1.08%        1.38%        1.01%        1.02%        1.02%
Nonperforming loans to total loans /(3)/         1.32%        1.55%        1.06%        1.20%        1.36%
Allowance for loan losses to
 nonperforming loans /(3)/                      55.27%       43.24%       64.98%       64.57%       47.83%
Allowance for loan losses to total loans
 receivable                                      0.75%        0.67%        0.69%        0.78%        0.65%
Provision for loan losses to total
 loans receivable, net                           0.00%        0.00%        0.00%        0.19%        0.33%
Net charge-offs to average loans
 outstanding                                     0.00%        0.00%        0.00%        0.00%        0.03%
Stockholders' equity to total assets            14.01%       23.07%       23.94%       33.22%       31.42%

/(1)/ Includes interest-earning deposits, federal funds sold, certificates of deposit, FHLB stock and investment securities.
/(2)/ On December 30, 1997, Mooresville Savings Bank, S.S.B. converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of Coddle Creek Financial Corp. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.
/(3)/ Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in settlement of loans. Non performing loans include nonaccrual loans and accruing loans past due 90 days or more.
/(4)/ "Loans receivable, net," represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.
/(5)/ Ratios other than period-end ratios are based on monthly balances.
      Management does not believe the use of month-end balances has caused a material difference in the information provided.
/(6)/ The dividend payout ratio represents dividends per share, including the return of capital dividend, as a percent of basic earnings per share. /(7)/ The sharp decline in stockholders equity and book value per share from
      2000 to 2001 is attributable in large part to the return of capital dividend paid in 2001.

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

Comparison of Financial Condition at December 31, 2001 and 2000

     Total assets of the Company amounted to $149.8 million, $151.7 million, and $143.9 million at December 31, 2001, 2000 and 1999 respectively. The decrease during 2001 is a result of a slowing economy and a related decrease in demand for new loans as well as a return of capital dividend paid to stockholders. The increase during 2000 was a result of increased loan demand, funded by increased deposits.

     The principal category of earnings assets is loans receivable, which amounted to $119.1 million $130.5 million, and $124.9 million at December 31, 2001, 2000 and 1999, respectively. The loan portfolio decreased in 2001 due to a decrease in permanent residential 1-4 family mortgages, the result of a slowing economy and the Bank choosing not to originate loans at very low interest rates. The Bank also saw a large number of loan payoffs during the year which contributed to the decrease in the loan portfolio. The Bank was able to increase the size of its loan portfolio during 2000 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages, residential construction and home equity loans. Loan originations for the year ended December 31, 2001 totaled $28.9 million, other net changes totaled $2.9 million, while loan principal repayments totaled $37.4 million as the loan portfolio decreased by $11.4 million. Loan originations for the year ended December 31, 2000 totaled $26.1 million, other net changes totaled $0.3 million, while loan principal repayments totaled $20.7 million as the loan portfolio increased by $5.7 million. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 2001, 2000 and 1999 totaled $1,621,000, $2,093,000, and $1,382,000, respectively, and were 1.32%, 1.55%, and 1.06% of total loans, respectively. Management believes that the increase in nonperforming loans is primarily due to a downturn in the economy resulting in an increase in slow paying borrowers.

     In addition to loans, the Company invests in U.S. Treasury, Government and federal agency, municipal and equity securities. Management does not engage in the practice of trading securities; rather, the Company's investment portfolio consists of securities designated as available for sale or held to maturity. Investment securities, including interest-bearing deposits, at December 31, 2001, 2000 and 1999 totaled $25.5 million, $15.9 million, and $12.7 million, respectively. The securities portfolio increased by $9.5 million during 2001 due to the increase in interest-bearing cash as a result of an increase in the deposit base as well as proceeds from loans that were refinanced at other institutions. The securities portfolio increased by $3.2 million during 2000 due to the increase in interest-bearing cash from an increase in deposits.

     Savings deposits amounted to $112.9 million at December 31, 2001, an increase of $8.5 million from $104.4 million at December 31, 2000, due primarily to an increase in money market deposits associated to the declining economy and customers changing investment strategies from investments in stocks to cash. Savings deposits increased $13.8 million during 2000 from $90.6 million at December 31, 1999, due primarily to an increase in certificates of deposits with competitive interest rates. The Bank has focused its marketing efforts on building depositor relationships and setting its deposit rates in the local market to compete favorably with rates offered by competitors.

     Stockholder's equity decreased by $14.0 million during 2001 primarily due to paying a special return of capital dividend totaling $14.0 million. Stockholders' equity increased by $0.6 million during 2000 due in part to vesting of additional MRP shares and net income of $1.3 million, offset by regular dividends of $1.2 million. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $23,000, $(1,000) and $(21,000) at December 31, 2001, 2000 and 1999, respectively.

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

     Consistent with the asset/liability management philosophy set forth above, the Company has taken several steps to manage its market rate risk. In order to mitigate and manage interest rate risk, the Company has adopted the following policies: (i) investing its excess liquidity in shorter term or adjustable rate instruments with maturities or repricing periods of three years or less; (ii) promoting mortgage loans with ten-year balloons or 15 year amortizations; (iii) promoting adjustable rate equity line of credit loans; (iv) promoting longer term certificates of deposit; (v) increasing the level of interest-earning assets relative to interest-bearing liabilities; and (vi) maintaining a relatively low level of operating expenses and non-earning assets.

     The following tables provide further information about the Company's financial instruments that are sensitive to changes in interest rates.

                                                                        December 31, 2001
                                                                        Loans Receivable (A)
                                                                       Expected Maturity Date
                                                                      Years Ending December 31,
                                   ----------------------------------------------------------------------------------------------
                                                                                                                          Fair
                                     2002         2003        2004        2005       2006       Thereafter     Total      Value
                                                                         (Dollars In Thousands)
Fixed Rate                         $  7,309    $   4,647    $  4,183    $ 4,096    $   3,750    $  78,311    $102,296    $103,933
 Average interest rate                 8.72%        9.03%       8.97%                                8.90%       7.72%       6.80%
Variable Rate                      $ 17,666    $      --    $     --    $    --    $      --    $      --    $ 17,666    $ 17,666
 Average interest rate                6.89%           --%         --%        --%          --%          --%

                                                                       Investment Securities (B)
                                                                        Expected Maturity Date
                                                                       Years Ending December 31,
                                   ----------------------------------------------------------------------------------------------
                                                                                                                          Fair
                                     2002         2003        2004        2005       2006       Thereafter     Total      Value
                                                                         (Dollars In Thousands)
Interest-bearing cash              $ 20,869    $      --    $     --    $    --    $      --    $      --    $ 20,869    $ 20,869
 Average interest rate                 3.48%          --%         --%        --%          --%          --%
Certificates of deposit            $    100    $      --    $     --    $    --    $      --    $      --    $    100    $    100
 Average interest rate                 6.67           --%         --%        --%          --%          --%
Securities available for sale      $  1,230    $     858    $     --    $    --    $      --    $      --    $  2,088    $  2,088
 Average interest rate                 5.50%        5.80%         --%        --%          --%          --%
Securities held to maturity        $    150    $      --    $     --    $    --    $     124    $     906    $  1,180    $  1,212
 Average interest rate                 4.80%          --%         --%        --%        4.50%        4.64%
Nonmarketable equity securities    $     --    $      --    $     --    $    --    $      --    $   1,241    $  1,241    $  1,241
 Average interest rate                   --%          --%         --%        --%          --%        6.82%

                                                                       Expected Maturity Date (C)
                                                                        Years Ending December 31,
                                   ----------------------------------------------------------------------------------------------
                                                                                                                          Fair
                                     2002         2003        2004        2005        2006       Thereafter     Total     Value
                                                        (Dollars In Thousands)
Deposits                           $ 95,503    $  10,186    $  1,161    $   834     $   3,093    $      --    $110,777   $109,473
 Average interest rate                 3.69%        4.41%       5.70%      5.03%         3.98%          --%
Note payable and FHLB advances     $ 12,700    $      --    $     --    $    --     $      --    $      --    $ 12,700   $ 12,700
 Average interest rate                4.00%           --%         -- %       --%           --%          --%

(A) For loans receivable the table presents expected principal cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments but excluding estimated prepayments for fixed rate loans. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change. The table presents fair values at December 31, 2001 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented as due in the one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values for securities available for sale and amortized costs for all other investment securities at December 31, 2001 and weighted average interest rates by maturity dates.
(C) For deposits the table presents principal cash flows and weighted average interest rates by contractual maturity dates.

                                                                         Loans Receivable (A)
                                                                        Expected Maturity Date
                                                                       Years Ending December 31,
                                   ---------------------------------------------------------------------------------------------
                                                                                                                         Fair
                                     2001         2002        2003        2004       2005       Thereafter     Total     Value
                                                                         (Dollars In Thousands)
Fixed Rate                         $  9,846    $   4,231    $  4,283    $ 3,869    $   3,892    $  84,650    $110,771   $113,281
 Average interest rate                 9.31%        9.54%       9.40%      8.99%        9.47%        7.62%
Variable Rate                      $ 20,652    $      --    $     --    $    --    $      --    $      --    $ 20,652   $ 20,652
 Average interest rate                 9.38%          --%         --%        --%          --%          --%

                                                                       Investment Securities (B)
                                                                        Expected Maturity Date
                                                                       Years Ending December 31,
                                   ---------------------------------------------------------------------------------------------
                                                                                                                         Fair
                                     2001         2002        2003        2004       2005       Thereafter     Total     Value
                                                                         (Dollars In Thousands)
Interest-bearing cash              $ 10,405    $      --    $     --    $    --    $      --    $      --    $ 10,405   $ 10,405
 Average interest rate                 6.05%          --%         --%        --%          --%          --%
Certificates of deposit            $     --    $     100    $     --    $    --    $      --    $      --    $    100   $    100
 Average interest rate                   --%        6.67%         --%        --%          --%          --%
Securities available for sale      $  1,000    $     725    $  1,025    $    --    $      --    $     317    $  3,067   $  3,067
 Average interest rate                 7.75%        5.50%       5.84%        --%          --%        6.25%
Securities held to maturity        $     --    $     150    $     --    $    --    $      --    $   1,032    $  1,182   $  1,203
 Average interest rate                   --%        4.80%         --%        --%          --%        4.62%
Nonmarketable equity securities    $     --    $      --    $     --    $    --    $      --    $   1,188    $  1,188   $  1,188
 Average interest rate                   --%          --%         --%        --%          --%        7.75%

                                                                      Expected Maturity Date (C)
                                                                       Years Ending December 31,
                                   ---------------------------------------------------------------------------------------------
                                                                                                                         Fair
                                     2001        2002         2003        2004       2005       Thereafter     Total     Value
                                                                         (Dollars In Thousands)
Deposits                           $ 87,535    $  12,430    $  1,262    $ 1,236    $     218    $      --    $102,681   $103,128
 Average interest rate                 5.95%        6.37%       5.82%      5.70%        6.15%          --%
Note payable and FHLB advances     $  9,000    $      --    $     --    $    --    $      --    $      --    $  9,000   $  9,000
 Average interest rate                 7.29%          --%         --%        --%          --%          --%

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

Comparison of Operating Results for the Years Ended December 31, 2001, 2000, and 1999

     Net Income (Loss). Net income (loss) for the years ended December 31, 2001, 2000 and 1999 amounted to $(0.4) million, $1.3 million and $1.4 million respectively. The net loss in 2001 is primarily due to a decrease in net interest income and an increase of compensation expense. Net income decreased in 2000 primarily due to increased interest expense on FHLB advances and notes payable, offset in part by the decrease in compensation expense from 1999's adoption of the Management Recognition Plan ("MRP"). Net income decreased in 1999 primarily due to expenses associated with the adoption of the MRP, as discussed below.

     Net Interest Income. Net interest income amounted to $4.4 million, $5.4 million and $6.0 million during the years ended December 31, 2001, 2000 and 1999, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities amounted to $20.1 million, $35.6 million and $44.7 million during 2001, 2000, and 1999, respectively. The decrease in 2001 was due primarily to the Company incurring additional interest expense from borrowing $12.0 million through a note payable to finance the return of capital dividend approved in 2001. The Bank's interest rate spread decreased from 2.89% in 1999 to 2.41% in 2000 and to 2.26% in 2001. The decrease in interest rate spread from 2000 to 2001 was due to a significant increase in the average balance of certificates of deposit within the deposit base, as well as a reduction in rates on all interest-earning assets. The decrease in interest rate spread from 1999 to 2000 was due to the greater increase in the average balances of interest-bearing liabilities (due mainly to the increase in notes payable and advances for which funds were used in part to pay the return of capital dividend late in 1999) over interest-earning assets and the cost of funds over the average yield in interest-earning assets. The decrease in the interest rate spread in 1999 was due to a decrease in the average yield on interest-earning assets, offset by a lesser decrease in the cost of funds.

     Interest Income. Interest income amounted to $10.9, $11.4 million, and $10.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's average yield on interest-earning assets increased from 7.45% in 1999 to 7.74% in 2000 and decreased to 7.29% in 2001. The primary interest-earning asset is loans receivable, which experienced a stable average yield during 2001 along with a decrease of the average outstanding loan balance of $6.3 million to $126.6 million. The average yield increased 16 basis points during 2001 and decreased 51 basis points during 2000 and 1999, respectively. The other significant interest-earning asset in 2001 is interest-bearing deposits for which the average outstanding balance increased from $9.0 million in 1999 to $9.7 million in 2000 to $18.6 million in 2001. The average yield on interest-bearing deposits was 3.4% in 2001 as compared to 6.0% and 4.8% in 2000 and 1999, respectively. The decrease in loan volume was offset in part by an increase in interest bearing deposits bearing a lower yield resulting in a $0.5 million reduction in interest income in 2001. The increase in loan volume and average yield, along with the increase in average investment yield was offset slightly by the decrease in average investments to produce a $1.2 million increase in interest income in 2000. The increase in loan volume, offset by a decrease in investment securities volume, resulted in a stable total interest income in 1999.

     Interest Expense. Interest expense amounted to $6.5 million, $6.0 million and $4.2 million, for the years ended December 31, 2001, 2000 and 1999, respectively. Interest expense increased in 2001 due to an increase in average interest bearing liabilities, which was slightly offset by a 30 basis point reduction in the cost of funds. Interest expense increased in 2000 due to both an increase in average interest-bearing liabilities and an increase of 77 basis points in the cost of funds. The increase in average interest-bearing liabilities in 2000 is a result of both strong deposit growth and the notes payable agreement which was entered into late in 1999 to fund the return of capital dividend approved in fiscal 1999. The modest increase in interest expense in 1999 is due to increases in the average outstanding balances of interest-bearing liabilities, including short-term borrowings, offset by a 13 basis point decrease in the cost of funds.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 2001 and 2000. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earnings balance). Management does not believe the use of month-end balances has caused a material difference in the information provided.

                                           At December 31,                    For the Year Ended December 31,
                                                2001                      2001                               2000
                                           --------------------------------------------------------------------------------------
                                            Average Yield/    Average               Average     Average                Average
                                                 Rate         Balance   Interest   Yield/Rate   Balance    Interest    Yield/Rate
                                            -------------------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Interest-earning assets:
 Interest-bearing deposits                       3.48%       $ 18,591   $    636      3.42%     $  9,706    $   585      6.03%
 Investments (1)                                 5.73%          4,141        229      5.53%        4,868        308      6.33%
 Loans receivable, net (4)                       7.39%        126,570     10,024      7.92%      132,862     10,512      7.91%
                                                             -------------------                -------------------
 Total interest-earning assets                   6.78%        149,302     10,889      7.29%      147,436     11,405      7.74%
                                                                        --------                            -------
Other assets                                                    5,433                              2,816
                                                             --------                           --------
Total assets                                                 $154,735                           $150,252
                                                             ========                           ========

Interest-bearing liabilities:
 NOW and Money market                            1.68%       $ 24,438   $    650      2.66%     $ 20,432    $   682      3.34%
 Passbook accounts                               1.99%          9,595        219      2.28%        9,848        230      2.34%
 Certificates of deposit                         4.70%         78,226      4,657      5.95%       63,439      3,652      5.76%
 Note payable and FHLB advances                  4.00%         16,942        971      5.73%       18,129      1,400      7.72%
                                                             -------------------                -------------------
 Total interest-bearing liabilities              3.73%        129,201      6,497      5.03%      111,848      5,964      5.33%
                                                                        --------                            -------
Other liabilities                                               4,833                              3,774
Stockholders' equity                                           20,701                             34,630
                                                             --------                           --------
   Total liabilities and stockholders'
    equity                                                   $154,735                           $150,252
                                                             ========                           ========
Net interest income and interest rate
 spread (2)                                      3.05%                  $  4,392      2.26%                 $ 5,441      2.41%
                                                                        ========                            =======
Net yield on interest-earning assets (3)                                              2.94%                              3.69%
Ratio of average interest-earning assets
to average interest-earning liabilities
 interest-bearing liabilities                                                       115.56%                            131.82%

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

                                        Year Ended December 31,                      Year Ended December 31,
                                            2001 vs. 2000                                 2000 vs. 1999
                                       Increase (Decrease) Due to                   Increase (Decrease) Due to
                                    ------------------------------------------------------------------------------
                                                         Rate/                                    Rate/
                                    Volume     Rate     Volume     Net      Volume      Rate     Volume       Net
                                    ------------------------------------------------------------------------------
                                                                   (In Thousands)
Interest income:
   Interest-bearing deposits        $  536    $ (253)   $(232)   $    51    $    33    $  113    $    9    $   155
   Investments                         (46)      (39)       6        (79)      (109)       39       (11)       (81)
    Loans receivable                  (559)       80       (9)      (488)       926       193        24      1,143
                                    ------------------------------------------------------------------------------
        Total interest income       $  (69)   $ (212)   $(235)   $  (516)   $   850    $  345    $   22    $ 1,217
                                    ------------------------------------------------------------------------------
Interest expense:
   NOW and money market
       accounts                     $  134    $ (139)   $ (27)   $   (32)   $    46    $   85    $    7    $   138
   Passbook accounts                    (6)       (6)       1        (11)       (16)      (14)        9        (21)
   Certificates of deposit             852       121       32      1,005        215       232        13        460
   Note payable and FHLB advances      (92)     (361)      24       (429)       983        36       173      1,192
                                    ------------------------------------------------------------------------------
        Total interest expense      $  888    $ (385)   $  30    $   533    $ 1,228    $  339    $  202    $ 1,769
                                    ------------------------------------------------------------------------------

Net Interest Income                 $ (957)   $  173    $(265)   $(1,049)   $  (378)   $    6    $ (180)   $  (552)
                                    ==============================================================================

     Provision for Loan Losses and Asset Quality. There was no provision for loan losses in 2001, 2000 or 1999. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Mooresville Savings' management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. The Bank has adopted polices to monitor, and increase when necessary, levels of loan loss allowances. At December 31, 2001, the Bank's level of general valuation allowances for loan losses amounted to $896,000, which management believes is currently adequate to absorb potential losses in its loan portfolio.

     The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Nonperforming loans outstanding were approximately $2.0 million, $2.1 million, and $1.4 million at December 31, 2001, 2000 and 1999. There was no real estate acquired in settlement of loans at December 31, 2001, 2000, or 1999.

     Noninterest Income. Noninterest income amounted to $267,000, $307,000 and $217,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

     Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $5.2 million, $3.7 million and $4.0 million for the years ended December 31, 2001, 2000 and 1999 respectively. Compensation expense increased $1.3 million in 2001 due primarily to the return of capital dividend also being paid to stock option and MRP holders as well as payments to stock option holders in an amount equal to the return of capital dividend each option held. Compensation expense decreased by $0.5 million in 2000 as the Company did not incur as much expense as it did in 1999, when the MRP was adopted. This decrease was offset by a slight increase in other non-interest expense. Compensation and employee benefits increased by $1.0 million in 1999 due to the adoption and vesting of the MRP. The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees. The Company issued shares to fund the MRP on January 26, 1999, and the restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $1.1 million for the year ended December 31, 1999. All other expenses changed nominally during the years ended December 31, 2001, 2000 and 1999.

     Income Taxes. The Company's effective income tax rate was 21.6 %, 37.7%, and 37.1% for the years ended December 31, 2001, 2000 and 1999, respectively. The lower effective income tax rate for 2001 was due to nondeductible expenses incurred by the Company. The effective rates for 2000 and 1999 reflects normal expected rates on taxable income.

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

     Operating activities used cash equal to $0.3 million and provided cash equal to $1.5 million and $1.7 million for the years ended December 31, 2001, 2000 and 1999, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. However, financing activities used cash of $2.0 million during 2001, primarily due to the special return of capital dividend paid to stockholders amounting to $14.0 million offset by net additional borrowings of $7.0 million and an increase in the deposit base of $8.9 million. Financing activities provided $5.7 million and $5.4 million for the years ended December 31, 2000 and 1999, respectively.

     Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. However, during 2001 loans repayments exceeded originations by $11.6 million resulting from a decrease in demand for new loans due to a slowing economy. During 2000 and 1999, loans outstanding increased by $5.7 million and $14.3 million, respectively.

     In January 2002, the Company paid in full the $12.7 million note payable incurred in 2001 to fund the return of capital dividend. As a result, the Company is expected to decrease interest expense, thereby increasing its net interest income.

     As a state chartered savings bank, Mooresville Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at December 31, 2001, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

     The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice during the same period, will have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to affect the Bank's net interest income adversely under circumstances when the Bank has a negative gap. At December 31, 2001, the Bank had a negative gap position of 41.86% as it reinvested its large interest-bearing cash balances into long-term loans which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases

     In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. This program emphasizes the investment of excess cash in (i) short or intermediate term interest-earning assets, (ii) the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and (iii) to a lesser extent, the origination of adjustable rate mortgage loans.

     In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $59.7 million in certificates maturing in 2002, and management believes that substantially all of the maturing certificates will be renewed.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB stock must be maintained at certain regulatory levels and is classified in the more than ten years category. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                             Terms to Repricing at December 31, 2001
                                                   ---------------------------------------------------------
                                                               More than   More than
                                                    1 Year     1 Year to   3 Years to   More than
                                                    or Less     3 Years     5 Years      5 Years     Total
                                                   ---------------------------------------------------------
                                                                        (Dollars in Thousands)
Interest-earning assets (1):
  Loans Receivable (2):
    Adjustable rate residential 1-4 family         $   7,472   $     --     $     --    $     --    $  7,472
    Fixed rate residential 1-4 family                  4,136      8,340        7,411      73,965      93,852
    Other real estate loans - adjustable              10,937         --           --          --      10,937
    Other real estate loans fixed                        142        287          255       2,545       3,229
    Construction                                       2,188         --           --          --       2,188
    Other loans                                          100        203          180       1,801       2,284
                                                   ---------------------------------------------------------
            Total loans                               24,975      8,830        7,846      78,311     119,962
Interest-bearing deposits                             20,869                      --          --      20,869
Investments                                            1,480        857          125         906       3,368
FHLB Stock                                                --         --           --       1,241       1,241
                                                   ---------------------------------------------------------
            Total interest-earning assets          $  47,324   $  9,687     $  7,971    $ 80,458    $145,440
                                                   =========================================================

Interest-bearing liabilities:
  Deposits:
    Certificates of deposit                        $  59,677   $ 11,347     $  3,927    $     --    $ 74,951
    Money market deposit accounts                     18,702         --           --          --      18,702
    NOW accounts                                       7,447         --           --          --       7,447
    Passbook savings                                   9,677         --           --          --       9,677
                                                   ---------------------------------------------------------
            Total deposits                            95,503     11,347        3,927          --     110,777
                                                   ---------------------------------------------------------
Note payable and FHLB advances                        12,700         --           --          --      12,700
                                                   ---------------------------------------------------------
            Total interest-bearing liabilities     $ 108,203   $ 11,347     $  3,927    $     --    $123,477
                                                   =========================================================

Interest sensitivity gap per report                $ (60,879)  $ (1,660)    $  4,044    $ 80,458
Cumulative interest sensitivity gap                  (60,879)   (62,539)     (58,495)     21,963
Cumulative gap as a percentage of
 total interest-earning assets                        -41.86%    -43.00%      -40.22%      15.10%
Cumulative interest-earning assets
 as a percentage of interest-bearing liabilities       38.33%     46.17%       52.63%     117.79%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of scheduled rate adjustments and contractual maturities.
(2) Based upon amortization schedules of loan maturities using a weighted average interest rate for the entire loan portfolio.

Impact of Inflation and Changing Prices

     The financial statements and accompanying footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature, and changes in market interest rates have a greater impact on its performance than the effects of inflation, which has not had a significant impact on the Company during the years ended December 31, 2001, 2000 and 1999.

Impact of New Accounting Standards

     In July, 2001, the Financial Standards Board issued two statements -- Statement 141, Business Combinations, and Statement 142, Goodwill and Other Intangible Assets -- which will potentially impact the Company's accounting for its reported goodwill and other intangible assets.

Statement 141:

     . Eliminates the pooling method for accounting for business combinations.
     . Requires that intangible assets that meet certain criteria be reported separately from goodwill.
     . Requires negative goodwill arising from a business combination to be recorded as an extraordinary gain.

Statement 142:

     . Eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life.
     . Requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

Upon adoption of these Statements, the Company is required to:

     . Re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangibles assets do not meet the criteria for recognition, they should be reclassified to goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill.
     . Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.
     .    Write-off any remaining negative goodwill.

These statements are not expected to have a significant impact on the Company. The standards will be required to be implemented by the Company on January 1, 2002.

Recapture of Tax Bad Debt Reserves

     Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income before such bad debt deduction (the "PTI Method"), subject to certain limitations. Under the 1996 Act, the PTI Method was repealed, and the Bank is required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after December 31, 1995.

     The Bank is also recapturing its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserves was approximately $26,000. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserves recaptured and associated tax were $11,000 and $4,000 for each of the years ended December 31, 2001, 2000, and 1999.

                      (This page intentionally left blank)

[LOGO] McGLADREY & PULLEN, LLP                                        [LOGO] RSM

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Coddle Creek Financial Corp.
Mooresville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coddle Creek Financial Corp. and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ McGladrey & Pullen, LLP
---------------------------
Charlotte, North Carolina
January 18, 2002

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2001 and 2000

ASSETS                                                                    2001            2000
--------------------------------------------------------------------------------------------------
Cash
 Interest-bearing deposits (Note 2)                                   $ 20,869,000    $ 10,405,000
 Noninterest-bearing deposits and cash on hand                             504,000         407,000
Certificates of deposit (Note 2)                                           100,000         100,000
Securities available for sale (Note 2)                                   2,088,000       3,067,000
Securities held to maturity (Fair value 2001 $1,212,000;
 2000 $1,203,000) (Note 2)                                               1,180,000       1,182,000
Federal Home Loan Bank stock (Notes 2 and 6)                             1,241,000       1,188,000
Loans receivable, net (Notes 3 and 6)                                  119,066,000     130,518,000
Office properties and equipment, net (Note 4)                              964,000       1,059,000
Accrued interest receivable:
 Investment securities                                                      59,000          86,000
 Loans receivable                                                          690,000         888,000
Cash value of life insurance (Note 7)                                    1,538,000       1,335,000
Deferred income taxes (Note 9)                                           1,362,000       1,200,000
Income tax refund receivable                                               110,000         223,000
Prepaid expenses and other assets                                           78,000          74,000
                                                                      ----------------------------
          Total assets                                                $149,849,000    $151,732,000
                                                                      ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
Liabilities:
 Deposits (Note 5)                                                    $112,899,000    $104,369,000
 Note payable (Note 6)                                                  12,700,000       4,000,000
 Federal Home Loan Bank advances (Note 6)                                       --       5,000,000
 Advances from borrowers for taxes and insurance                            94,000          96,000
 Accounts payable and other liabilities                                    592,000         755,000
 Deferred compensation (Note 7)                                          2,566,000       2,504,000
                                                                      ----------------------------
          Total liabilities                                            128,851,000     116,724,000
                                                                      ----------------------------
Commitments (Notes 7 and 13)
Stockholders' Equity (Notes 6 and 8):
 Preferred stock, authorized 5,000,000 shares; none issued                      --              --
 Common stock, no par value, authorized 20,000,000 shares;
 issued 699,156 shares                                                          --              --
 Additional paid-in capital                                              9,816,000      22,889,000
 Accumulated other comprehensive income (loss)                              23,000          (1,000)
 Unearned ESOP shares (Note 10)                                         (3,107,000)     (3,468,000)
 Management recognition plan (Note 11)                                      (2,000)       (370,000)
 Unearned compensation (Note 10)                                        (1,780,000)       (774,000)
 Retained earnings, substantially restricted (Notes 8 and 9)            16,048,000      16,732,000
                                                                      ----------------------------
          Total stockholders' equity                                    20,998,000      35,008,000
                                                                      ----------------------------
          Total liabilities and stockholders' equity                  $149,849,000    $151,732,000
                                                                      ============================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2001, 2000 and 1999

                                                   2001            2000            1999
------------------------------------------------------------------------------------------
Interest income:
  Loans                                        $ 10,024,000    $ 10,512,000    $ 9,369,000
  Investment securities                             229,000         308,000        389,000
  Other                                             636,000         585,000        430,000
                                               -------------------------------------------
                                                 10,889,000      11,405,000     10,188,000
                                               -------------------------------------------
Interest expense:
  Deposits (Note 5)                               5,526,000       4,564,000      3,987,000
  Federal Home Loan Bank advances and
   note payable (Note 6)                            971,000       1,400,000        208,000
                                               -------------------------------------------
                                                  6,497,000       5,964,000      4,195,000
                                               -------------------------------------------
       Net interest income                        4,392,000       5,441,000      5,993,000
Provision for loan losses (Note 3)                       --              --             --
                                               -------------------------------------------
       Net interest income after
        provision for loan losses                 4,392,000       5,441,000      5,993,000
                                               -------------------------------------------
Noninterest income                                  267,000         307,000        217,000
                                               -------------------------------------------
Other expenses:
  Compensation and employee
   benefits (Note 7)                              3,869,000       2,539,000      2,992,000
  Net occupancy                                     319,000         210,000        146,000
  Deposit insurance premiums                         21,000          21,000         56,000
  Data processing                                   210,000         202,000        202,000
  Other                                             790,000         769,000        611,000
                                               -------------------------------------------
                                                  5,209,000       3,741,000      4,007,000
                                               -------------------------------------------
       Income (loss) before income taxes
        (credits)                                  (550,000)      2,007,000      2,203,000

Income taxes (credits) (Note 9)                    (119,000)        757,000        817,000
                                               -------------------------------------------
       Net income (loss)                       $   (431,000)   $  1,250,000    $ 1,386,000
                                               ===========================================

Basic earnings (loss) per share (Note 12)      $      (0.68)   $       1.99    $      2.20
                                               ===========================================
Diluted earnings (loss) per share (Note 12)    $      (0.68)   $       1.97    $      2.20
                                               ===========================================
Regular dividends per share                    $       0.41    $       1.91    $      2.05
                                               ===========================================
Return of capital dividend per share           $      20.00    $         --    $     17.18
                                               ===========================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2001, 2000 and 1999

                                                                            Accumulated
                                                             Additional        Other           Unearned
                                                              Paid-in       Comprehensive        ESOP
                                                              Capital       Income (Loss)       Shares
---------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                  $ 32,461,000      $ 46,000       $ (4,021,000)
 Adoption of management recognition plan                       1,542,000            --                 --
 Vesting of management recognition plan                               --            --                 --
 Principal payment received on note receivable from ESOP              --            --            296,000
 Cash dividends                                                       --            --                 --
 Return of capital dividend                                  (10,849,000)           --                 --
 Amortization of unearned compensation                                --            --                 --
 ESOP contribution                                              (144,000)           --                 --
 Tax benefit of ESOP contribution                                 47,000            --                 --
 Net income                                                           --            --                 --
 Other comprehensive income, net of tax:
  Unrealized loss on securities, net of tax $(32,000)                 --       (67,000)                --
 Comprehensive income
                                                            ---------------------------------------------
Balance, December 31, 1999                                    23,057,000       (21,000)        (3,725,000)
 Issuance of shares for management recognition plan               13,000            --                 --
 Vesting of management recognition plan                               --            --                 --
 Principal payment received on note receivable from ESOP              --            --            257,000
 Cash dividends                                                       --            --                 --
 Amortization of unearned compensation                                --            --                 --
 ESOP contribution                                              (255,000)           --                 --
 Tax benefit of ESOP contribution                                 74,000            --                 --
 Net income                                                           --            --                 --
 Other comprehensive income, net of tax:
  Unrealized gain on securities, net of tax $6,000                    --        20,000                 --
 Comprehensive income
                                                            ---------------------------------------------
Balance, December 31, 2000                                    22,889,000        (1,000)        (3,468,000)
 Vesting of management recognition plan                               --            --                 --
 Principal payment received on note receivable from ESOP              --            --            361,000
 Cash dividends                                                       --            --                 --
 Return of capital dividend                                  (12,824,000)           --                 --
 Amortization of unearned compensation                                --            --                 --
 ESOP contribution                                              (308,000)           --                 --
 Tax benefit of ESOP contribution                                 59,000            --                 --
 Net loss                                                             --            --                 --
 Other comprehensive income, net of tax:
  Unrealized gain on securities, net of tax $13,000                   --        24,000                 --
 Comprehensive loss
                                                            ---------------------------------------------
Balance, December 31, 2001                                  $  9,816,000      $ 23,000       $ (3,107,000)
                                                            =============================================

See Notes to Consolidated Financial Statements.

                                Retained
 Management                     Earnings,         Total
Recognition     Unearned     Substantially    Stockholders'
    Plan      Compensation     Restricted         Equity
-----------------------------------------------------------
$        --   $        --     $ 16,633,000    $ 45,119,000
 (1,542,000)           --               --              --
    814,000            --               --         814,000
         --            --               --         296,000
         --            --       (1,318,000)     (1,318,000)
         --      (860,000)              --     (11,709,000)
         --        21,000               --          21,000
         --            --               --        (144,000)
         --            --               --          47,000
         --            --        1,386,000       1,386,000

         --            --               --         (67,000)
                                             -------------
                                                 1,319,000
----------------------------------------------------------
   (728,000)     (839,000)      16,701,000      34,445,000
    (13,000)           --               --              --
    371,000            --               --         371,000
         --            --               --         257,000
         --            --       (1,219,000)     (1,219,000)
         --        65,000               --          65,000
         --            --               --        (255,000)
         --            --               --          74,000
         --            --        1,250,000       1,250,000

         --            --               --          20,000
                                             -------------
                                                 1,270,000
----------------------------------------------------------
   (370,000)     (774,000)      16,732,000      35,008,000
    368,000            --               --         368,000
         --            --               --         361,000
         --            --         (253,000)       (253,000)
         --    (1,159,000)     (13,983,000)
         --       153,000               --         153,000
         --            --               --        (308,000)
         --            --               --          59,000
         --            --         (431,000)       (431,000)

         --            --               --          24,000
                                             -------------
                                                  (407,000)
----------------------------------------------------------
$    (2,000)  $(1,780,000)    $ 16,048,000    $ 20,998,000
==========================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2000 and 1999

                                                        2001        2000         1999
----------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income (loss)                                   $(431,000)  $1,250,000   $1,386,000
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Provision for loan losses                                 --           --           --
  Provision for depreciation                           127,000      125,000      102,000
  Provision for deferred income taxes                 (175,000)      13,000        6,000
  ESOP contribution, net of tax                       (249,000)    (181,000)     (97,000)
  Amortization of deferred loan fees                  (134,000)    (140,000)    (202,000)
  Amortization of premiums and discounts on
   investments                                          18,000           --           --
Gain on sale of equipment                                   --      (13,000)          --
Gain on sale of real estate owned                           --       (4,000)          --
Vesting of management recognition plan                 368,000      371,000      814,000
Amortization of unearned compensation                  153,000       65,000       21,000
Changes in assets and liabilities:
  (Increase) decrease in:
   Interest receivable                                 225,000     (149,000)      83,000
   Cash value of life insurance                       (203,000)    (159,000)    (101,000)
   Income tax refund claim receivable                  113,000      163,000     (350,000)
   Prepaid expenses and other assets                    (4,000)     (22,000)      36,000
  Increase (decrease) in:
   Interest payable                                   (419,000)     121,000      (19,000)
   Accounts payable and other liabilities              208,000       (8,000)       7,000
   Deferred compensation                                62,000       28,000      (15,000)
                                                     -----------------------------------
     Net cash provided by (used in)
      operating activities                            (341,000)   1,460,000    1,671,000
                                                     -----------------------------------

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2001, 2000 and 1999

                                                    2001           2000          1999
------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
 Proceeds from maturities of
   certificates of deposit                       $         --   $   100,000   $    100,000
 Purchases of certificates of deposit                      --      (100,000)      (100,000)
 Purchases of securities available for sale                --            --       (500,000)
 Proceeds from maturities of securities
   available for sale                               1,000,000       372,000      7,231,000
 Proceeds from maturities of securities
   held to maturity                                        --            --        200,000
 Purchase of Federal Home Loan Bank stock             (53,000)     (128,000)       (96,000)
 (Originations) and principal payments on
   loans receivable, net                           11,586,000    (5,515,000)   (14,148,000)
 Proceeds from the sale of equipment                       --        21,000             --
 Purchases of office properties and equipment         (32,000)      (80,000)      (215,000)
 Proceeds from the sale of real estate owned               --        69,000             --
                                                 -----------------------------------------
   Net cash provided by (used in)
     investing activities                          12,501,000    (5,261,000)    (7,528,000)
                                                 -----------------------------------------
Cash Flows From Financing Activities
 Net increase in deposits                           8,949,000    13,717,000      3,013,000
 Proceeds from Federal Home
  Loan Bank advances                                       --     8,000,000      5,000,000
 Payments on Federal Home
  Loan Bank advances                               (5,000,000)   (8,000,000)            --
 Proceeds from note payable                        12,000,000             -     12,000,000
 Payments on note payable                          (3,300,000)   (6,500,000)    (1,500,000)
 Increase (decrease) in advances from
  borrowers for taxes and insurance                    (2,000)       20,000        (34,000)
 Principal payment received on note receivable
  from ESOP                                           361,000       257,000        296,000
 Cash dividends paid                              (14,607,000)   (1,295,000)   (12,749,000)
                                                 -----------------------------------------
   Net cash provided by (used in)
     financing activities                          (1,599,000)    6,199,000      6,026,000
                                                 -----------------------------------------
   Increase  in cash
     and cash equivalents                          10,561,000     2,398,000        169,000
Cash and cash equivalents:
 Beginning                                         10,812,000     8,414,000      8,245,000
                                                 -----------------------------------------
 Ending                                          $ 21,373,000   $10,812,000   $  8,414,000
                                                 =========================================

                                   (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2001, 2000 and 1999

                                                     2001          2000         1999
----------------------------------------------------------------------------------------
Supplemental Schedule of Cash and
 and Cash Equivalents
   Interest-bearing                               $20,869,000   $10,405,000   $6,912,000
   Noninterest-bearing                                504,000       407,000    1,502,000
                                                  --------------------------------------
                                                  $21,373,000   $10,812,000   $8,414,000
                                                  ======================================
Supplemental Schedule of
 Cash Flow Information
   Cash payments for (receipt of):
   Interest                                       $ 6,916,000   $ 5,843,000   $4,214,000
   Income taxes                                       (57,000)      581,000    1,161,000
Supplemental Disclosures of Noncash
 Transactions
 Change in unrealized gain (loss) on
   available for sale securities, net of
   deferred taxes                                      24,000        20,000      (67,000)
 Real estate acquired in the settlement of loans           --            --       65,000
 Change in dividends accrued                         (371,000)       76,000      278,000
 Adoption of management recognition plan                   --            --    1,542,000
 Additional shares purchased under management
   recognition plan                                        --        13,000           --

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies

Conversion and organization of holding company: On December 30, 1997, pursuant
----------------------------------------------
to a Plan of Conversion which was approved by its members and regulators, Mooresville Savings Bank, S.S.B. ("Mooresville Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion") and became a wholly-owned subsidiary of Coddle Creek Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning the Bank, investing capital which originated as net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

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

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Company conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment securities: The Company and the Bank have investments in debt and
---------------------
equity securities, which consist primarily of obligations of the U.S. Government and federal agencies and municipal obligations.

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

Securities available for sale: Securities classified as available for sale are
-----------------------------
those securities that the Company and the Bank intend to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale could be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company and the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at their fair market value. Premiums and discounts are amortized using a method that approximates the interest method over the contractual lives. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those
---------------------------
securities that the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Company and the Bank's financial position and liquidity, management believes the Company and the Bank have the ability to hold these securities to maturity.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Loans receivable: Loans receivable are stated at unpaid principal balances, less
----------------
undisbursed loan funds and the allowance for loan losses, and net deferred loan-origination fees and discounts. The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property, nonresidential property and land. Interest income is accrued and credited to interest income as it is earned, using the interest method.

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

Real estate owned: Real estate owned is initially recorded at the estimated fair
-----------------
value at the date of foreclosure, which establishes a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Interest income: The Bank continues to accrue interest on loans, including loans
---------------
delinquent 90 days or more, when collectibility of interest is not in doubt. At the time a loan becomes nonperforming and collectibility of principal is in doubt, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. When a loan is on nonaccrual status, interest income is recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank accounts for interest on impaired loans in a similar fashion.

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

The Bank has deferred compensation and retirement agreements for the benefit of the Board of Directors and several key employees. The plans are unfounded, and the liabilities are being accrued over the term of active service of the participants. The Bank has also purchased life insurance policies in amounts sufficient to discharge its obligation under the agreements in the event of death.

The Bank has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirement of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans.

Accounting for Stock Based Compensation: SFAS No. 123, Accounting for
---------------------------------------
Stock-Based Compensation, defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The Bank has elected to continue to measure compensation cost for its stock option plans under the provisions in APB Opinion 25.

Advance payments by borrowers for taxes and insurance: Certain borrowers make
-----------------------------------------------------
monthly payments, in addition to principal and interest payments, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

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

Earnings per share: SFAS No. 128, Earnings Per Share, requires the presentation
------------------
of earnings per share by all entities that have common stock or potential common stock (such as options, warrants and convertible securities) outstanding that trade in a public market. Basic per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP which have not been allocated to participant accounts are not assumed to be outstanding.

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

The fair value estimates presented are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Off-statement of financial condition risk: The Company is a party to financial
-----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Such financial instruments are recorded when they are funded.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities

The amortized cost and fair values of securities as of December 31, 2001 and 2000 are summarized as follows:

                                                        2001
                                 ---------------------------------------------------
                                                  Gross        Gross
                                  Amortized    Unrealized   Unrealized       Fair
                                    Cost          Gains       Losses        Value
                                 ---------------------------------------------------
Securities available for sale:
U.S. Government and federal
 agencies obligations            $ 1,202,000    $33,000     $      --    $ 1,235,000
Municipal obligations                350,000      3,000            --        353,000
Equity securities                    500,000         --            --        500,000
                                 ---------------------------------------------------
                                 $ 2,052,000    $36,000     $      --    $ 2,088,000
                                 ===================================================
Securities held to maturity:
Municipal obligations            $ 1,180,000    $32,000     $      --    $ 1,212,000
                                 ===================================================
Other investments:
Interest-earning deposits        $20,869,000    $    --     $      --    $20,869,000
Certificates of deposit              100,000         --            --        100,000
Federal Home Loan Bank stock       1,241,000         --            --      1,241,000
                                 ---------------------------------------------------
                                 $22,210,000    $    --     $      --    $22,210,000
                                 ===================================================

                                                        2000
                                 ---------------------------------------------------
                                                 Gross        Gross
                                  Amortized    Unrealized   Unrealized      Fair
                                    Cost          Gains       Losses        Value
                                 ---------------------------------------------------
Securities available for sale:
U.S. Government and federal
 agencies obligations            $ 1,900,000    $    --     $      --    $ 1,900,000
Municipal obligations                668,000         --        (1,000)       667,000
Equity securities                    500,000         --            --        500,000
                                 ---------------------------------------------------
                                 $ 3,068,000    $    --     $  (1,000)   $ 3,067,000
                                 ===================================================
Securities held to maturity:
Municipal obligations            $ 1,182,000    $21,000     $      --    $ 1,203,000
                                 ===================================================

Other investments:
Interest-earning deposits        $10,405,000    $    --     $      --    $10,405,000
Certificates of deposit              100,000         --            --        100,000
Federal Home Loan Bank stock       1,188,000         --            --      1,188,000
                                 ---------------------------------------------------
                                 $11,693,000    $    --     $      --    $11,693,000
                                 ===================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

The amortized cost and fair value of securities at December 31, 2001 by contractual maturity are shown below:

                                                        Amortized       Fair
                                                           Cost         Value
                                                        ------------------------
Securities available for sale:
Due in one year or less                                 $  727,000    $  730,000
Due after one year through five years                      825,000       858,000
Due after five years through ten years                          --            --
Equity securities                                          500,000       500,000
                                                        ------------------------
                                                        $2,052,000    $2,088,000
                                                        ========================

Securities held to maturity:
Due in one year or less                                 $  150,000    $  151,000
Due after one year through five years                      124,000       128,000
Due after five years through ten years                     898,000       925,000
Due after ten years                                          8,000         8,000
                                                        ------------------------
                                                        $1,180,000    $1,212,000
                                                        ========================

The Company has investments with a carrying value of $325,000 pledged at December 31, 2001.

There were no sales of investment securities for the years ended December 31, 2001, 2000 and 1999.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 2001:

                                                                  Carrying Value
                                   ---------------------------------------------------------------------------
                                                    After One       After Five
                                                   Year Through    Years Through       After
                                    One Year        Five Years       Ten Years       Ten Years        Total
                                   ---------------------------------------------------------------------------
Securities available for sale:
 Federal Home Loan
   Bank bonds                      $   504,000       $731,000        $     --       $       --     $ 1,235,000
 Municipal bonds                       226,000        127,000              --               --         353,000
 Equity securities                     500,000             --              --               --         500,000
Securities held to maturity:
 Municipal bonds                       150,000        124,000         898,000            8,000       1,180,000
Other investments:
 Interest-earning deposits          20,869,000             --              --               --      20,869,000
 Certificates of deposit               100,000             --              --               --         100,000
 Federal Home Loan
   Bank stock                               --             --              --        1,241,000       1,241,000
                                   ---------------------------------------------------------------------------
                                   $22,349,000       $982,000        $898,000       $1,249,000     $25,478,000
                                   ===========================================================================

The following table sets forth the weighted average yield by maturity (tax exempt obligations have not been computed on a tax equivalent basis) of the Company's investment portfolio at December 31, 2001:

                                                                  Carrying Value
                                   ---------------------------------------------------------------------------
                                                    After One       After Five
                                                   Year Through    Years Through       After
                                    One Year        Five Years       Ten Years       Ten Years        Total
                                   ---------------------------------------------------------------------------
Securities available for sale:
 Federal Home Loan
   Bank bonds                         5.95%            6.03%             --              --           6.00%
 Municipal bonds                      4.50%            4.50%             --              --           4.50%
 Equity securities                      --               --              --              --             --
Securities held to maturity:
 Municipal bonds                      4.80%            4.50%           4.64%             --           4.61%
Other investments:
 Interest-earning deposits            3.48%              --              --              --           3.48%
 Certificates of deposit              6.67%              --              --              --           6.67%
 Federal Home Loan
   Bank stock                           --               --              --            6.82%          6.82%
                                   ---------------------------------------------------------------------------
                                      3.57%            5.64%           4.64%           6.82%          3.78%
                                   ===========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable

Loans receivable at December 31, 2001 and 2000 consist of the following:

                                              2001                        2000
                                   -------------------------------------------------------
                                                   Percentage                   Percentage
                                       Amount       of Total        Amount       of Total
                                   -------------------------------------------------------
Real estate loans:
 One-to-four family residential    $ 100,697,000      84.57%    $ 109,631,000     84.00%
 Multi-family residential              1,002,000       0.87           909,000      0.70
 Nonresidential                        3,563,000       2.95         3,857,000      2.95
 Construction                          4,126,000       3.47         6,970,000      5.34
 Equity line                          10,079,000       8.47        10,088,000      7.73
                                   -------------------------------------------------------
     Total real estate loans         119,467,000     100.33       131,455,000    100.72
                                   -------------------------------------------------------
Consumer Loans:
 Installment loans                     2,394,000       2.01         2,455,000      1.88
 Other                                   864,000       0.73         1,144,000      0.88
                                   -------------------------------------------------------
     Total consumer loans              3,258,000       2.74         3,599,000      2.76
                                   -------------------------------------------------------
     Total gross loans               122,725,000     103.07       135,054,000    103.48
                                   -------------------------------------------------------
Less:
 Construction loans in process        (1,938,000)     (1.63)       (2,672,000)    (2.05)
 Net deferred loan fees                 (825,000)     (0.69)         (959,000)    (0.74)
 Allowance for loan losses              (896,000)     (0.75)         (905,000)    (0.69)
                                   -------------------------------------------------------
                                      (3,659,000)     (3.07)       (4,536,000)    (3.48)
                                   -------------------------------------------------------
                                   $ 119,066,000     100.00%    $ 130,518,000    100.00%
                                   =======================================================

The following is an analysis of the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999:

                                                  2001        2000       1999
                                                -------------------------------
Balance at beginning of year                    $905,000    $898,000   $895,000
                                                -------------------------------
 Loans charged off:
   Real Estate                                        --          --         --
   Consumer                                       (9,000)         --         --
                                                -------------------------------
     Total loans charged off                      (9,000)         --         --
                                                -------------------------------
 Recoveries:
   Real Estate                                        --       7,000      3,000
   Consumer                                           --          --         --
                                                -------------------------------
     Total recoveries                                 --       7,000      3,000
                                                -------------------------------
 Provision for loan losses                            --          --         --
                                                -------------------------------
Balance at end of year                          $896,000    $905,000   $898,000
                                                ===============================
Ratio of net charge-offs to average loans
 outstanding                                        0.01%       0.00%      0.00%
                                                ===============================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 2001 and 2000 is as follows:

                                                           2001
                                            ------------------------------------
                                                        Percent of
                                                        Allowance    Percent of
                                            Amount of    to Total      Loans to
                                            Allowance   Allowance    Gross Loans
                                            ------------------------------------
Real estate loans:
 One-to-four family residential              $832,000      92.86%      82.06%
 Multi-family residential                          --         --        0.82
 Nonresidential                                    --         --        2.90
 Construction                                      --         --        3.36
 Equity line                                   23,000       2.57        8.21
                                            ------------------------------------
   Total real estate loans                    855,000      95.43       97.35
                                            ------------------------------------
Consumer loans:
 Installment loans                             32,000       3.57        1.95
 Other                                          9,000       1.00        0.70
                                            ------------------------------------
   Total consumer loans                        41,000       4.57        2.65
                                            ------------------------------------
                                             $896,000     100.00%     100.00%
                                            ====================================

                                                           2000
                                            ------------------------------------
                                                        Percent of
                                                        Allowance    Percent of
                                            Amount of    to Total     Loans to
                                            Allowance   Allowance    Gross Loans
                                            ------------------------------------
Real estate loans:
 One-to-four family residential              $403,000      44.53%      81.18%
 Multi-family residential                          --         --        0.67
 Nonresidential                                    --         --        2.86
 Construction                                      --         --        5.16
 Equity line                                   40,000       4.42        7.47
                                            ------------------------------------
   Total real estate loans                    443,000      48.95       97.34
                                            ------------------------------------
Consumer loans:
 Installment loans                             25,000       2.77        1.82
 Other                                          7,000       0.77        0.84
                                            ------------------------------------
   Total consumer loans                        32,000       3.54        2.66
                                            ------------------------------------
Unallocated                                   430,000      47.51          --
                                            ------------------------------------
                                             $905,000     100.00%     100.00%
                                            ====================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $1,621,000 and $2,093,000 at December 31, 2001 and 2000, respectively, and had an average outstanding balance of approximately $2,351,000 and $1,540,000 for the years ended December 31, 2001 and 2000, respectively. These loans are primarily collateral dependent, and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans are not required.

Nonperforming loans for which interest has been reduced totaled approximately $985,000 and $1,436,000 at December 31, 2001 and 2000, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $70,000, $41,000 and $44,000 for the years ended December 31, 2001, 2000 and
1999, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated:

                                                          At December 31,
                                           --------------------------------------------
                                               2001            2000            1999
                                           --------------------------------------------
Nonaccrual loans                           $    985,000    $  1,436,000    $  1,237,000
Accruing loans past due 90 days or more         636,000         657,000         145,000
Troubled debt restructuring                          --              --              --
Foreclosed real estate                               --              --          65,000
                                           --------------------------------------------
Total nonperforming assets                 $  1,621,000    $  2,093,000    $  1,447,000
                                           ============================================

Nonperforming loans to total gross loans           1.32%           1.55%           1.06%
                                           ============================================

Nonperforming assets to total assets               1.08%           1.38%           1.01%
                                           ============================================

Total assets                               $149,849,000    $151,732,000    $143,867,000

Total gross loans                          $122,725,000    $135,054,000    $130,523,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4. Office Properties and Equipment

Office properties and equipment at December 31, 2001 and 2000 consist of the following:

                                                       2001              2000
                                                    ----------------------------
Cost:
 Land                                               $  364,000        $  364,000
 Buildings                                             879,000           879,000
 Building improvements                                 175,000           175,000
 Furniture and fixtures                                796,000           764,000
 Automobiles                                            54,000            54,000
                                                    ----------------------------
                                                     2,268,000         2,236,000
Less accumulated depreciation                        1,304,000         1,177,000
                                                    ----------------------------
                                                    $  964,000        $1,059,000
                                                    ============================

Note 5. Deposits

Deposits at December 31, 2001 and 2000 consist of the following:

                                              2001                                2000
                               ---------------------------------------------------------------------
                                              Weighted                            Weighted
                                              Average                              Average
                                  Amount       Rate      Percent      Amount         Rate    Percent
                               ---------------------------------------------------------------------
Noninterest-bearing deposits   $  2,122,000       --       1.9%    $  1,269,000       --        1.2%
NOW accounts                      7,447,000     0.50%      6.7%       6,736,000     0.89%       6.5%
Money market                     18,702,000     2.42%     16.6%      11,381,000     5.46%      10.9%
Passbook savings                  9,677,000     1.99%      8.5%       9,552,000     2.47%       9.2%
                               ---------------------------------------------------------------------
                                 37,948,000               33.7%      28,938,000                27.8%

Certificates of deposit          74,951,000     4.70%     66.3%      75,012,000     6.26%      72.2%
                               ---------------------------------------------------------------------
                                112,899,000              100.0%     103,950,000               100.0%
                                                         =======                              ======
Accrued interest payable                 --                             419,000
                               -----------------------             -----------------------
                               $112,899,000     3.72%              $104,369,000     5.40%
                               =======================             =======================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $17,045,000 and $17,701,000 at December 31, 2001 and
December 31, 2000, respectively.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5. Deposits (Continued)

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at December 31, 2001 is as follows:

Maturity Period:
 Within 3 months or less                                            $  3,241,000
 Over 3 months through 6 months                                        2,679,000
 Over 6 months through 12 months                                       6,685,000
 Over 12 months                                                        4,440,000
                                                                    ------------
                                                                    $ 17,045,000
                                                                    ============

At December 31, 2001, the scheduled maturities of certificates of deposits are as follows:

Year Ending December 31,                                                Amount
------------------------                                            ------------
2002                                                                $ 59,677,000
2003                                                                  10,186,000
2004                                                                   1,161,000
2005                                                                     834,000
2006                                                                   3,093,000
                                                                    ------------
                                                                    $ 74,951,000
                                                                    ============

Interest expense on deposits for the years ended December 31, 2001, 2000 and 1999 is summarized as follows:

                                             2001          2000          1999
                                          --------------------------------------
NOW and money market                      $  651,000    $  682,000    $  544,000
Passbook savings                             219,000       230,000       251,000
Certificates of deposit                    4,656,000     3,652,000     3,192,000
                                          --------------------------------------
                                          $5,526,000    $4,564,000    $3,987,000
                                          ======================================

Eligible savings accounts are insured up to $100,000 by the SAIF which is administered by the FDIC.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6. Note Payable and Federal Home Loan Bank Advances

The Company has a note payable outstanding for $12,700,000 and $4,000,000 at December 31, 2001 and 2000, respectively. The note is due in monthly interest only installments at the prime rate (5.0% at December 31, 2001) less 1.00%, with the principal balance due July 24, 2003. The average balance was $13,608,000, and the maximum amount outstanding at any month end was $16,000,000 during the year ended December 31, 2001. The note is collateralized by the Bank's common stock, which is owned by the Company. The note was paid in full in January 2002.

The Bank has advances from the FHLB outstanding of $-0- and $5,000,000 at December 31, 2001 and 2000, respectively. Advances are collateralized by the Bank's stock in the FHLB and qualifying first mortgage loans.

Interest expense on the note payable and FHLB advances totaled $971,000, $1,400,000 and $208,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 7. Employee Benefit Plans

The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $103,000, $86,000 and $72,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The Bank has also entered into unfunded deferred compensation agreements and a salary continuation agreement providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The retirement age for these plans was changed from 65 to 70 years old during the year ended December 31, 1999. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligation under such agreements in the event of death. The collective cash surrender value of these policies is $1,538,000 and $1,335,000 at December 31, 2001 and 2000, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued was $2,566,000 and $2,504,000 at December 31, 2001 and 2000, respectively. The expense related to the agreements for the years ended December 31, 2001, 2000 and 1999 amounted to $165,000, $109,000 and $44,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at December 31, 2001 and 2000, respectively.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Concurrent with the Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition contained in the definitive prospectus used in connection with the Company's initial public offering. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held. This payment will be made before any liquidation distribution may be made with respect to common stockholders. Dividends paid by the Bank subsequent to the Conversion cannot be paid from this liquidation account.

Subject to applicable law, the Board of Directors of the Company or the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. The Company has declared regular dividends totaling $0.41, $1.91 and $2.05 per share for the years ended December 31, 2001, 2000 and 1999, respectively.

For a period of five years after its conversion from mutual to stock form, the Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. During 2001, 2000 and 1999, the Bank upstreamed $287,000, $1,407,000 and $1,295,000, respectively, in regular dividends to the Company.

The Company paid return of capital dividends in 2001 and 1999 in the amounts of $20.00 per share and $17.18 per share, respectively. These dividends resulted in $12,824,000 and $10,849,000 decreases in equity in 2001 and 1999, respectively.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8. Stockholders' Equity (Continued)

The FDIC requires the Company (on a consolidated basis) and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any other common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Company and the Bank complied with all of the capital requirements at December 31, 2001 and 2000.

The Company's and Bank's capital amount and ratio compared to required regulatory amounts and ratios are presented below:

                                                                                  Minimum To Be Well
                                                                  Minimum         Capitalized Under
                                                                  Capital         Prompt Corrective
                                                 Actual         Requirement       Action Provisions
                                            ---------------   -----------------   ------------------
                                             Amount   Ratio   Amount      Ratio   Amount   Ratio
                                                            (Dollars in thousands)
December 31, 2001:
-----------------
Total Capital to Risk
   Weighted Assets:
      Consolidated                          $21,871           $6,605        8%       N/A    N/A
      Mooresville Savings Bank               32,583            6,589        8%    $8,237    10%
Tier 1 Capital to Risk
   Weighted Assets:
      Consolidated                          $20,975           $3,303        4%       N/A    N/A
      Mooresville Savings Bank               31,687            3,295        4%    $4,942     6%
Tier 1 Capital to
   Average Assets:
      Consolidated                          $20,975           $6,189        4%       N/A    N/A
      Mooresville Savings Bank               31,687            4,642        3%    $7,737     5%

December 31, 2000:
-----------------
Total Capital to Risk
   Weighted Assets:
      Consolidated                          $35,913           $6,581        8%       N/A    N/A
      Mooresville Savings Bank               32,607            6,557        8%    $8,196    10%
Tier 1 Capital to Risk
   Weighted Assets:
      Consolidated                          $35,008           $3,290        4%       N/A    N/A
      Mooresville Savings Bank               31,702            3,278        4%    $4,918     6%
Tier 1 Capital to
   Average Assets:
      Consolidated                          $35,008           $6,010        4%       N/A    N/A
      Mooresville Savings Bank               31,702            4,571        3%    $7,619     5%

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8. Stockholders' Equity (Continued)

As of December 31, 2001, the most recent notification from the FDIC categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to average assets of 5% or $8,237,000, $4,942,000 and $7,737,000, respectively. There are no conditions or events since the notification that management believes have changed the Company or the Bank's category.

Note 9. Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. The Bank is required to compute such deductions using an experience method. The Bank did not receive a tax bad debt deduction 2001, 2000 or 1999.

The Bank is also recapturing its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve was approximately $26,000. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve recaptured was $11,000, and the associated tax was $4,000 for each of the years ended December 31, 2001, 2000, and 1999.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2001 and 2000, retained earnings contain certain historical additions to the bad debt reserve for income tax purposes of approximately $3,816,000, the balance prior to 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If this pre-1988 reserve is used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of December 31, 2001 and 2000.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9. Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset in the statement of financial condition were as follows at December 31, 2001 and 2000:

                                                        2001          2000
                                                     ------------------------
Deferred tax assets:
  Interest income on non performing assets           $    16,000   $   16,000
  Deferred compensation                                  989,000      965,000
  Allowance for loan losses                              346,000      350,000
  Pension plan contribution                              139,000      105,000
  Accrued expenses                                            --        4,000
  Management recognition plan                             55,000       97,000
  AMT credit carryforward                                  9,000           --
  NOL carryforward                                       182,000           --
  State NEL carryforward                                  29,000           --
                                                     ------------------------
                                                       1,765,000    1,537,000

  Valuation allowance                                    (29,000)          --
                                                     ------------------------
                                                       1,736,000    1,537,000
                                                     ------------------------
Deferred tax liabilities:
  Unrealized gain on securities                           13,000           --
  Property and equipment                                 164,000      124,000
  FHLB stock dividends                                   135,000      135,000
  Deferred loan fees                                      47,000       55,000
  Tax bad debt reserves                                    7,000       14,000
  FHLB accrued dividend                                    8,000        9,000
                                                     ------------------------
                                                         374,000      337,000
                                                     ------------------------
     Net deferred tax asset                          $ 1,362,000   $1,200,000
                                                     ========================

A valuation allowance has been provided for the amount of the deferred tax assets the Company does not consider more likely than not to be realized. The increase in the valuation allowance was $29,000 and $-0- for the years ended December 31, 2001 and 2000, respectively.

Income tax expense (credits) for the year ended December 31, 2001, 2000 and 1999 consists of the following:

                                           2001         2000          1999
                                         ------------------------------------
Current                                  $  56,000   $   744,000   $  811,000
Deferred                                  (175,000)       13,000        6,000
                                         ------------------------------------
                                         $(119,000)  $   757,000   $  817,000
                                         ====================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9. Income Tax Matters (Continued)

A reconciliation of the federal income tax rate to the effective tax rate for the year ended December 31, 2001, 2000 and 1999 is as follows:

                                                    2001    2000    1999
                                                   ---------------------
Statutory federal income tax rate                   34.0%   34.0%   34.0%
Increases (decreases) in taxes resulting from:
Nontaxable income                                  (10.8%)  (4.1%)  (3.3%)
Nondeductible expense                                1.6%    5.0%    3.0%
State income tax, net of federal benefit             0.4%    2.3%    2.6%
Other                                               (3.6%)   0.5%    0.8%
                                                   ---------------------
Effective tax rate                                  21.6%   37.7%   37.1%
                                                   =====================

The effective income tax rate is lower than expected in 2001, primarily due to the tax expense recorded in relation to the fair market value adjustment on ESOP shares.

Note 10. Employee Stock Ownership Plan

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 53,958 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 40,327 and 21,240 additional shares with proceeds from the return of capital dividends paid by the Company in 2001 and 1999, respectively.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on December 31 of each year through December 31, 2012. Interest is based upon the prime rate, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. The note receivable is presented as a reduction of stockholders' equity and had an outstanding balance of $3,107,000 and $3,468,000 at December 31, 2001 and December 31, 2000, respectively.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. During the years ended December 31, 2001, 2000 and 1999, $153,000, $65,000 and $21,000, respectively, was amortized as compensation expense that related to the unearned compensation recorded as a result of the return of capital dividends paid on unallocated shares in 2001 and 1999.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10. Employee Stock Ownership Plan (Continued)

Expenses of $206,000, $67,000 and $173,000 have been incurred during 2001, 2000, and 1999, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(308,000), $(255,000) and $(144,000) for 2001, 2000, and 1999, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has debited this amount to paid-in capital and reduced the expense in accordance with the provisions of AICPA Statement of Position 93-6. The related income tax benefit of $59,000, $74,000 and $47,000 for 2001, 2000 and 1999, respectively, has been credited to paid-in capital.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option is $824,000 at December 31, 2001 based on the fair value of the 27,451 shares released at $30.00 per share. The fair value of the unallocated shares is $2,642,000 at December 31, 2001. This commitment will fluctuate based on the fair value of the shares.

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

                                     2001           2000          1999
                                  -----------------------------------------
Net income (loss)
 As reported                      $  (431,000)  $  1,250,000   $  1,386,000
 Pro forma                           (546,000)     1,127,000      1,179,000
Earnings (loss) per share
 As reported
  Basic                           $     (0.68)  $       1.99   $       2.20
  Diluted                               (0.68)          1.97           2.20
 Pro forma
  Basic                           $     (0.87)  $       1.79   $       1.86
  Diluted                               (0.87)          1.77           1.86

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

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

At December 31, 2001, 58,131 options have been granted at an exercise price of $31.00, of which 46,125 options are currently exercisable. No options have been exercised to date, and all options granted are outstanding at December 31, 2001.

The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Company issued 24,281 shares and 400 shares to fund the MRP on January 26, 1999 and January 26, 2000, respectively. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $603,000, $371,000 and $1,109,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The expense includes $235,000 and $295,000 for return of capital dividends paid in cash on unvested MRP shares in 2001 and 1999, respectively.

Note 12. Earnings Per Share

Earnings per share has been calculated in accordance with FASB Statement No. 128, Earnings Per Share. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The following are reconciliations of the amounts used in the per share calculations for 2001, 2000, and 1999, which are the years the Company was in operation:

                                     For the Year Ended December 31, 2001
                                    ---------------------------------------
                                    Income (Loss)     Shares      Per Share
                                     (Numerator)   (Denominator)   Amount
                                    ---------------------------------------
Basic and Dilutive EPS
Loss available to stockholders       $(431,000)       630,768      $(0.68)
                                    ======================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 12. Earnings Per Share (Continued)

                                         For the Year Ended December 31, 2000
                                       -----------------------------------------
                                         Income          Shares        Per Share
                                       (Numerator)    (Denominator)     Amount
                                       -----------------------------------------
Basic EPS
Income available to stockholders       $ 1,250,000        629,049       $ 1.99
                                                                        ======
Effect of dilutive securities
Stock options                                   --          6,137
                                       --------------------------
Dilutive EPS
Income available to stockholders       $ 1,250,000        635,186       $ 1.97
                                       =======================================

                                        For the Year Ended December 31, 1999
                                       -----------------------------------------
                                         Income          Shares        Per Share
                                       (Numerator)    (Denominator)     Amount
                                       -----------------------------------------
Basic EPS
Income available to stockholders       $ 1,386,000        630,442       $ 2.20
                                                                        ======
Effect of dilutive securities
Stock options                                   --            233
                                       --------------------------
Dilutive EPS
Income available to stockholders       $ 1,386,000        630,675       $ 2.20
                                       =======================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13. Commitments, Contingencies and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at December 31, 2001. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds, is as follows:

                                               Fixed Rate   Variable Rate     Total
                                               ---------------------------------------
Commitments to extend credit, mortgage loans   $ 589,400    $        --     $  589,400
Unused home equity loans and lines of credit          --      7,744,000      7,744,000

The Bank has made loans to its officers and directors in the normal course of business. The following is an analysis of the loans to officers and directors for the year ended December 31, 2001:

Balance, beginning                                           $ 1,411,000
Originations                                                      30,000
Payments                                                         (50,000)
                                                             -----------
Balance, ending                                              $ 1,391,000
                                                             ===========

Additionally, officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $2,445,000 at December 31, 2001.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 14. Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of December 31, 2001 and 2000:

                                              2001                         2000
                                  ---------------------------------------------------------
                                    Carrying         Fair         Carrying         Fair
                                     Value          Value          Value          Value
                                  ---------------------------------------------------------
Financial assets:
  Cash
   Interest-bearing deposits      $ 20,869,000   $ 20,869,000   $ 10,405,000   $ 10,405,000
   Noninterest-bearing deposits        504,000        504,000        407,000        407,000
  Certificates of deposit              100,000        100,000        100,000        100,000
  Investments                        3,268,000      3,300,000      4,249,000      4,270,000
  Loans receivable                 119,066,000    121,599,000    130,518,000    133,933,000
  Accrued interest receivable          749,000        749,000        974,000        974,000
  Cash surrender value of life
   insurance                         1,538,000      1,538,000      1,335,000      1,335,000
  FHLB stock                         1,241,000      1,241,000      1,188,000      1,188,000

Financial liabilities:
  Deposits                         112,899,000    111,595,000    104,369,000    104,816,000
  Advances from borrowers
   for taxes and insurance              94,000         94,000         96,000         96,000
  Note payable                      12,700,000     12,700,000      4,000,000      4,000,000
  FHLB advances                             --             --      5,000,000      5,000,000
  Accounts payable and other
   liabilities                         592,000        592,000        755,000        755,000

The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent the market or liquidation value of the Company.

CODDLE CREEK FINANCIAL CORP.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 14. Fair Value of Financial Instruments (Continued)

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

Accrued interest receivable, advances from borrowers for taxes and insurance,
----------------------------------------------------------------------------
accounts payable and other liabilities: The fair value is the amount receivable
--------------------------------------
or payable on demand at the statement of financial condition date.

Deposits: The fair value of demand deposits, savings accounts, and certain money
--------
market deposits is the amount payable on demand at the statement of financial condition. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Note payable and FHLB advances: The fair values of the note payable and FHLB
------------------------------
advances are equal to their recorded book values due to the market rates of interest and short-term nature.

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

CODDLE CREEK FINANCIAL CORP.AND SUBSIDIARY

NOTE TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 15. Parent Company Financial Data

The following are condensed financial statements for Coddle Creek Financial Corp. as of and for the years ended December 31, 2001 and 2000:

                   Condensed Statements of Financial Condition
                           December 31, 2001 and 2000

                                                       2001            2000
                                                   ----------------------------
Assets:
 Cash                                              $    771,000    $  5,961,000
 Certificates of Deposit                                100,000         100,000
 Investment in Mooresville Savings Bank, S.S.B       31,687,000      31,702,000
 Securities available for sale                          911,000       1,418,000
 Other assets                                           229,000         198,000
                                                   ----------------------------
    Total assets                                   $ 33,698,000    $ 39,379,000
                                                   ============================

Note payable                                       $ 12,700,000    $  4,000,000
Accounts payable and other liabilities                       --         371,000
                                                   ----------------------------
    Total liabilities                                12,700,000       4,371,000
                                                   ----------------------------
Stockholders' Equity:
 Additional paid-in capital                           9,816,000      22,889,000
 Accumulated other comprehensive income (loss)           23,000          (1,000)
 Unearned ESOP shares                                (3,107,000)     (3,468,000)
 Management recognition plan                             (2,000)       (370,000)
 Unearned compensation                               (1,780,000)       (774,000)
 Retained earnings                                   16,048,000      16,732,000
                                                   ----------------------------
    Total stockholders' equity                       20,998,000      35,008,000
                                                   ----------------------------
    Total liabilities and stockholders' equity     $ 33,698,000    $ 39,379,000
                                                   ============================

                       Condensed Statements of Operations
                 For the Years Ended December 31, 2001 and 2000

Equity in earnings (loss) of Mooresville Savings Bank, S.S.B    $ (20,000)   $ 1,492,000
Interest income                                                   299,000        362,000
Interest expense                                                 (810,000)      (647,000)
Other income                                                      206,000        134,000
Other expense                                                    (106,000)       (91,000)
                                                                ------------------------
Net income (loss)                                               $(431,000)   $ 1,250,000
                                                                ========================

CODDLE CREEK FINANCIAL CORP.AND SUBSIDIARY

NOTE TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 15.      Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 2001 and 2000

                                                                    2001            2000
                                                                ----------------------------
Cash Flows from Operating Activities:
Net income (loss)                                               $   (431,000)   $  1,250,000
Adjustments to reconcile net income to net cash used in
 operating activities:
 Equity in (earnings) loss of Mooresville Savings Bank, S.S.B         20,000      (1,492,000)
 Changes in assets and liabilities:
  Increase in other assets                                           (31,000)        (44,000)
                                                                ----------------------------
    Net cash used in operating activities                           (442,000)       (286,000)
                                                                ----------------------------
Cash Flows from Investing Activities:
 Upstream dividend from Mooresville Savings Bank, S.S.B              287,000       1,407,000
 Purchases of certificates of deposit                                     --        (100,000)
 Proceeds from maturities of securities available for sale           515,000         365,000
                                                                ----------------------------
    Net cash provided by investing activities                        802,000       1,929,000
                                                                ----------------------------
Cash Flows from Financing Activities,
 Proceeds from note payable                                       12,000,000              --
 Payments on note payable                                         (3,300,000)     (6,500,000)
 Cash dividends paid                                             (14,607,000)     (1,295,000)
 Principal payment received on note receivable from ESOP             361,000         257,000
                                                                ----------------------------
    Net cash used in financing activities                         (5,907,000)     (7,795,000)
                                                                ----------------------------
Net increase decrease in cash                                     (5,547,000)     (6,152,000)
 Cash - beginning                                                  5,961,000      12,113,000
                                                                ----------------------------
 Cash - ending                                                  $    414,000    $  5,961,000
                                                                ============================
Supplemental Disclosures of Noncash Transactions
 Changes in dividends accrued                                   $   (371,000)   $     76,000

CODDLE CREEK FINANCIAL CORP.AND SUBSIDIARY

NOTE TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 16. Selected Quarterly Financial Data (Unaudited)

The following tables present summarized quarterly data for the years ended December 31, 2001 and 2000:

                                           Year Ended December 31, 2001
                                               Three Months Ended
                              March 31         June 30      September 30   December 31
                            ----------------------------------------------------------
Net interest income         $ 1,108,000       $1,075,000     $1,127,000     $1,082,000
Other income                     60,000           60,000         63,000         84,000
Other expense                 1,861,000/(1)/   1,027,000      1,040,000      1,162,000
                            ----------------------------------------------------------
Net income (loss)           $  (693,000)      $  108,000     $  150,000     $    4,000
                            ==========================================================
Earnings (loss) per share   $     (1.09)      $     0.17     $     0.24     $     0.01
                            ==========================================================


                                           Year Ended December 31, 2000
                                               Three Months Ended
                              March 31         June 30      September 30   December 31
                            ----------------------------------------------------------
Net interest income         $ 1,362,000       $1,411,000     $1,343,000     $1,325,000
Other income                    117,000           57,000         73,000         60,000
Other expense                 1,148,000        1,197,000      1,120,000      1,033,000
                            ----------------------------------------------------------
Net income                  $   331,000       $  271,000     $  296,000     $  352,000
                            ==========================================================
Earnings per share          $      0.53       $     0.43     $     0.47     $     0.56
                            ==========================================================

/(1)/Compensation expense for the quarter ended March 31, 2001 included $1.2 million and $235,000, respectively, related to in-kind payments comparable to the special return of capital dividends that were paid on unexercised stock options and unvested MRP shares. The quarter also includes a $400,000 income tax benefit in other expense.

CODDLE CREEK FINANCIAL CORP.AND SUBSIDIARY

NOTE TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 17. Future Reporting Requirements

In July, 2001, the Financial Standards Board issued two statements, Statement 141, Business Combinations, and Statement 142, Goodwill and Other Intangible Assets, which will potentially impact the Company's accounting for its reported goodwill and other intangible assets.

Statement 141:
     . Eliminates the pooling method for accounting for business combinations.
     . Requires that intangible assets that meet certain criteria be reported separately from goodwill. o Requires negative goodwill arising from a business combination to be recorded as an extraordinary gain.

Statement 142:
     . Eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life.
     . Requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

Upon adoption of these Statements, the Company is required to:
     . Re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangibles assets do not meet the criteria for recognition, they should be reclassified to goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill.
     . Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.
     .    Write-off any remaining negative goodwill.

These statements are not expected to have a significant impact on the Company. The standards will be required to be implemented by the Company on January 1, 2002.

                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS:

       George W. Brawley, Jr.                  Dale W. Brawley            Billy R. Williams
        President and CEO                 Executive Vice President       Secretary/Controller

                                               DIRECTORS:
       George W. Brawley, Jr.                Dale W. Brawley             Claude U. Voils, Jr.
Chairman of the Board, President and     Executive Vice President of        Retired Chemist
  CEO of Mooresville Savings Bank          Mooresville Savings Bank       of National Starch

          Jack G. Lawler                        Don E. Mills                 Donald R. Belk
       Retired President of                     Optometrist            President of E.F. Belk & Son
           Taltronics                    Optometric Eye Care Center       Electrical Contractors

       Stock Transfer Agent                                       Annual Meeting
   Registrar and Transfer Company                   The 2001 annual meeting of stockholders of
         10 Commerce Drive                         Coddle Creek Financial Corp. will be held at
        Cranford, NJ 07016                        11:00 A.M. on April 25, 2002 at the Company's
                                                    corporate office at 347 North Main Street,
                                                                  Mooresville, NC.

      Special Legal Counsel                                   Form 10-K
     Brooks, Pierce, McLendon,           A copy of Form 10-K, including the attached financial
     Humphrey & Leonard, LLP             statements and financial statement schedules, for
      2000 Renaissance Plaza             the year ended December 31, 2001, as filed with
       230 North Elm Street              the Securities and Exchange Commission will be
       Greensboro, NC 27420              furnished without charge to the Company's stockholders
                                         upon written request to Coddle Creek Financial Corp., 347
                                         Main Street, P.O. Box 117, Mooresville, NC 28115
       Independent Auditors              Attn: George Brawley, President
     McGladrey & Pullen, LLP
      One Morrocroft Centre                                  Corporate Office
  6805 Morrison Boulevard, Suite 200                      347 North Main Street
       Charlotte, NC 28211                                      P.O. Box 117
                                                           Mooresville, NC 28115

                            Common Stock Information

The Company had 699,156 shares of common stock outstanding at March 1, 2002, which are held by 414 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The Company's common stock began trading on December 31, 1997 and is traded on the over the counter market with quotations available through the OTC Bulletin Board under the symbol "CDLC". Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum amount required by applicable federal and state regulations. In addition, for the five year period following the consummation of the Bank's stock conversion, which occurred on December 30, 1997, the Bank must obtain written approval from the Administrator of the Savings Institution Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable. Also, the Bank is not permitted to declare a cash dividend of the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form.

The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 2001 and 2000.

                     Dividends        Stock Price (1)
                 -------------------------------------
                 Regular   Special     High      Low
                 -------------------------------------
2001
First Quarter    $    --   $ 20.00   $ 29.38   $ 24.25
Second Quarter        --        --     29.00     26.00
Third Quarter       0.17        --     29.50     26.10
Fourth Quarter      0.24        --     31.90     28.77

2000
First Quarter    $  0.34   $    --   $ 33.00   $ 39.50
Second Quarter      0.61        --     34.00     31.00
Third Quarter       0.43        --     39.50     33.75
Fourth Quarter      0.53        --     41.25     37.00

(1) Note that the stock prices listed above have been adjusted to reflect the return of capital dividend in 2001.