Form 10KSB, Exhibit 13
period 2002-12-31
CODDLE CREEK FINANCIAL CORP
filed 2003-03-26
CIK 1045944

                                   EXHIBIT 13

             SELECTED PORTIONS OF 2002 ANNUAL REPORT TO SHAREHOLDERS

                                TABLE OF CONTENTS

                                                                                                 Page
-------------------------------------------------------------------------------------------------------
Report to Stockholders                                                                                1
Selected Consolidated Financial Data                                                              2 - 3
Risk Factors                                                                                      4 - 5
Management's Discussion and Analysis                                                             6 - 19
Independent Auditor's Report                                                                         21
Consolidated Financial Statements:
   Statements of financial condition at December 31, 2002 and 2001                                   22
   Statements of operations for the years ended December 31, 2002, 2001 and 2000                     23
   Statements of stockholders' equity for the years ended December 31, 2002, 2001
      and 2000                                                                                  24 - 25
   Statements of cash flows for the years ended December 31, 2002, 2001 and 2000                26 - 28
Notes to Consolidated Financial Statements                                                      29 - 57
Corporate Information                                                                           58 - 59

This annual report to stockholders contains certain forward-looking statements with respect to the financial condition, results of operations and business of Coddle Creek Financial Corp. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of Coddle Creek Financial Corp. and on the information available to management at the time these disclosures were prepared. These statements can be identified by the use of words like "expect," anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as they reflect management's views only on the date of this report, and a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank's markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions which may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regularly changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in Coddle Creek Financial Corp.'s other filings with the Securities and Exchange Commission. Coddle Creek Financial Corp. undertakes no obligation to update any forward-looking statements.

                   CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                           December 31,
                                                            ------------------------------------------------------------------------
                                                              2002            2001            2000            1999            1998
                                                            ------------------------------------------------------------------------
                                                                          (Dollars In Thousands, Except Per Share Data)
Financial Condition Data:
Total assets                                                $138,950        $149,849        $151,732        $143,867       $135,811
Investments securities /(1)/                                  22,889          25,478          15,942          12,667         20,495
Loans receivable, net /(4)/                                  110,844         119,066         130,518         124,863        110,578
Deposits                                                     113,633         112,899         104,369          90,563         87,569
Notes payable and FHLB advances                                    -          12,700           9,000          11,000              -
Stockholders' equity /(2,7)/                                  21,756          20,998          35,008          34,445         45,119
Book value per share /(2,7)/                                   31.12           30.03           50.07           49.29          66.89

                                                                                 For the Years Ended December 31,
                                                            ------------------------------------------------------------------------
                                                              2002            2001            2000            1999            1998
                                                            ------------------------------------------------------------------------
Operating Data:                                                           (Dollars in Thousands, Except Per Share Data)
Interest and dividend income                                $  9,264        $ 10,889        $ 11,405        $ 10,188       $ 10,316
Interest expense                                               3,685           6,497           5,964           4,195          4,096
                                                            ------------------------------------------------------------------------
Net interest income                                            5,579           4,392           5,441           5,993          6,220
Provision for loan losses                                          -               -               -               -            205
Noninterest income                                               274             267             307             217            185
Noninterest expense                                            3,960           5,209           3,741           4,007          2,957
                                                            ------------------------------------------------------------------------
Income (loss) before income taxes (credits)                    1,893            (550)          2,007           2,203          3,243
Income tax expense (credits)                                     694            (119)            757             817          1,039
                                                            ------------------------------------------------------------------------
Net income (loss)                                              1,199            (431)          1,250           1,386          2,204
Other comprehensive income (loss),
   net of tax:
   Unrealized gains (losses) on securities,
     net of tax                                                   16              24              20             (67)            21
                                                            ------------------------------------------------------------------------
Comprehensive income (loss)                                 $  1,215        $   (407)       $  1,270        $  1,319       $  2,225
                                                            ========================================================================

Basic earnings (loss) per share /(2)/                       $   1.94        $  (0.68)       $   1.99        $   2.20       $   3.54
Diluted earnings (loss) per share /(2)/                         1.94           (0.68)           1.97            2.20           3.54
Dividends per share /(2)/                                       1.00            0.41            1.91            2.05           1.00
Return of capital dividends per share                              -           20.00               -           17.18              -
Dividend payout ratio /(6)/                                    51.54%        (300.15%)         95.98%         874.09%         28.25%

                                                                                  At or For the Years Ended
                                                                                         December 31,
                                                     ------------------------------------------------------------------------------
                                                         2002/(5)/         2001/(5)/        2000/(5)/        1999/(5)/    1998/(5)/
                                                     -------------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)
Selected Other Data:
   Number of outstanding loans                              2,273            2,216             2,571            2,474        2,397
   Number of deposit accounts                               6,897            6,983             7,152            6,880        7,109
   Number of full-service offices                               3                3                 3                3            3
Return on average assets                                     0.85%           (0.28%)            0.83%            1.00%        1.62%
Return on average equity                                     5.69%           (2.08%)            3.61%            3.40%        4.98%
Average equity to average assets                            15.03%           13.38%            23.05%           29.25%       32.59%
Interest rate spread                                         3.62%            2.26%             2.41%            2.89%        3.11%
Net yield on average interest-earning
   assets                                                    4.11%            2.94%             3.69%            4.38%        4.70%
Average interest-earning assets to
   average interest-earning liabilities                    117.83%          115.56%           131.82%          148.65%      151.32%
Ratio of noninterest expense to
   average total assets                                      2.82%            3.37%             2.49%            2.88%        2.18%
Nonperforming assets to total assets/(3)/                    1.68%            1.33%             1.38%            1.01%        1.02%
Nonperforming loans to total loans/(3)/                      2.06%            1.62%             1.55%            1.06%        1.20%
Allowance for loan losses to
   nonperforming loans/(3)/                                 37.03%           55.27%            43.24%           64.98%       64.57%
Allowance for loan losses to total loans
   Receivable                                                0.78%            0.75%             0.67%            0.69%        0.78%
Provision for loan losses to total
   loans receivable, net                                     0.00%            0.00%             0.00%            0.00%        0.19%
Net charge-offs to average loans
   Outstanding                                               0.03%            0.01%             0.00%            0.00%        0.00%
Stockholders' equity to total assets                        15.66%           14.01%            23.07%           23.94%       33.22%

/(1)/ Includes interest-earning deposits, federal funds sold, certificates of deposit, FHLB stock and investment securities.
/(2)/ Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share. Under FAS No. 128, basic EPS is based on net income for the year, divided by the weighted average number of shares outstanding for the year. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share.
/(3)/ Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in settlement of loans. Nonperforming loans include nonaccrual loans and accruing loans past due 90 days or more.

/(4)/ "Loans receivable, net," represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.

/(5)/ Ratios other than period-end ratios are based on monthly balances.
        Management does not believe the use of month-end balances has caused a material difference in the information provided.

/(6)/ The dividend payout ratio represents dividends per share, including the return of capital dividend, as a percent of basic earnings loss per share.

/(7)/ The sharp decline in stockholders equity and book value per share from 2000 to 2001 is attributable in large part to the return to capital dividend paid in 2001.

                                  RISK FACTORS

         The following is a brief discussion of some of the risk factors applicable to Coddle Creek Financial Corp. and your investment. This list is intended to highlight possible key issues specific to our Company, and is not intended to be an exhaustive discussion on these matters.

         The Company's Operation Concentrated in Mooresville Market Area. Currently, the Company's primary market area consists of the communities in approximately a 15 mile radius around its headquarters office in Mooresville, North Carolina. As a result of this geographic concentration, the Company's results may correlate to the economic conditions of this area. A deterioration in economic conditions in any of this market area, particularly in industries on which this geographic area depends, may adversely affect the quality of the loan portfolio and demand for products and services, and accordingly, results of operations. In addition, Mooresville is located thirty (30) miles north of Charlotte, North Carolina, and its economic growth might be affected by the economic conditions of Charlotte due to its close proximity to this major metropolitan area.

         The Company Competes with Much Larger Banks for Some of the Same Business. The banking and financial services business in the Bank's market area continues to be a competitive field and becomes more competitive with additional branches being constructed in the market area from time to time. The Company competes for loans, deposits and customers with various bank and non-bank financial services providers, some of which are much larger in total assets and capitalizations, have greater access to capital markets and offer a broader range of financial services.

         The Company is Exposed to Risks in Connection with the Loans it Makes. A significant source of risk for the Company arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Company has underwritten a credit monitoring procedure and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to minimize the risk by assessing the likelihood of non-performance, tracking loan performance and diversifying the loan portfolio. These policies and procedures are discussed elsewhere in this annual report. However, such policy and procedures may not prevent unexpected losses that could adversely affect the results of operations.

         The Company May Not Offer Competitive Interest Rate Loans. One result of the currently struggling economy is extremely low interest rates being offered by various banking and financial institutions. Due, in part, to the fact that the Company does not sell its mortgage loans, the Company has often elected not to offer mortgage loans and refinancing options at extremely low interest rates. As a result, interest rates offered by the Company on such loans may not be competitive from time to time, which may result in the loss of volume of loan proceeds.

         The Company's Trading Volume Has Been Low Compared with Other Institutions. The trading volume in the Company's stock on the OTC bulletin board may be comparable to other similarly sized banks trading on the OTC bulletin board. Nevertheless, this trading is relatively low when compared with more seasoned companies listed on the NASDAQ SmallCap Market, the NASDAQ National Market System, or other consolidated reporting systems or exchanges. Therefore, the market in the Company's common stock may be limited in scope relative to other companies.

         Technological Advances Impact the Company's Business. The banking industry is undergoing technological changes and frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases in efficiency and enables financial institutions to reduce cost. The Company's future success will depend, in part, on the Company's ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in its operations. Many competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology driven products and services or successfully market such products and services to customers.

         Government Regulations May Prevent or Impair the Company's Ability to Pay Dividends, Engage in Mergers, or Operate in Other Ways. Current and future legislation and policies established by federal and state regulatory authorities affect the Company's operations. The Bank is subject to the supervision and periodic examination by the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina State Banking Commission. Banking regulations, designed primarily for the protection of depositors, may limit growth and the return to shareholders by restricting certain business activities.

         Age of Outside Directors May Affect Policy Making. The Company's current Board of Directors is comprised of six members, two of whom also serve as officers of the Company. Of the four remaining outside directors, three are over the age of 70. No potential future Board nominees have been identified by existing directors, and the death, resignation or retirement of more than one of the existing directors may adversely affect the continuity of policy making and supervision at the Board level.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

         The following discussion and analysis of financial condition and the results of operations is intended to assist in understanding the financial condition and changes therein and results of operations of the Company. This discussion and analysis is intended to complement, and should be read in conjunction with, the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

Description of Business

         Coddle Creek Financial Corp. (the "Company") was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Mooresville Savings Bank, Inc. S.S.B. (the "Bank," or "Mooresville Savings") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"). The Company was organized to acquire all of the common stock of Mooresville Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on December 30, 1997, at which time the Company acquired all of the shares of the Bank and commenced operations.

         At the time of the Conversion, the Company issued 674,475 shares of common stock at the price of $50 per share which resulted in proceeds of $32,494,000, net of conversion costs. The Company transferred $14,134,000 of the net proceeds to Mooresville Savings for the purchase of all of the capital stock of the Bank.

         The nature of the Company's business operations during the fiscal year were substantially similar to its operations each year following the Conversion. The Company has no material operations and conducts no business of its own other than owning Mooresville Savings, investing funds originally received as net proceeds from the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The Bank is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. The Bank primarily makes one-to-four family residential real estate loans. It also makes loans secured by multi-family residential and commercial property, construction loans and equity line of credit loans. The Bank also makes loans which are not secured by real property, such as loans secured by pledged deposit accounts and various types of secured and unsecured consumer loans. The Bank's primary source of revenue is interest income from its lending activities. The Bank's other major sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transactions and fee income from its lending and deposit activities. The major expenses of the Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and office occupancy expenses.

         The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks, North Carolina Department of Commerce (the "Commissioner"). Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

         Mooresville Savings' results of operations continue to depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, and other general and administrative expenses.

         Currently, the Bank has chosen to accept loan payoffs from its customers in an attempt to reduce exposure to adverse interest rate risk in the future should interest rates begin to rise. Unlike its competitors, the Bank operates as a thrift extending mortgage maturity terms of fifteen, twenty and thirty years instead of shorter-term financing arrangements which will subject the Bank to more interest rate risk exposure should rates rise. Currently, deposit products are priced at competitive rates. The "gap" between originating longer-term mortgages funded with shorter-term deposits creates an environment conducive to adverse risks should a rising rate environment occur in the future.

         The Bank's primary market area is northern Mecklenburg and southern Iredell counties of North Carolina.

Comparison of Financial Condition at December 31, 2002 and 2001

         Total assets of the Company amounted to $139.0 million, $149.8 million, and $151.7 million at December 31, 2002, 2001 and 2000, respectively. The decrease during 2002 is primarily a result of the continuation of a slowing economy, the related decrease in demand for new loans and payments on existing loans which reduce outstanding and existing debt. The decrease during 2001 was primarily a result of a slowing economy and a related decrease in demand for new loans as well as a return of capital dividend paid to stockholders.

         The principal category of earning assets is loans receivable, which amounted to $110.8 million, $119.1 million, and $130.5 million at December 31, 2002, 2001 and 2000, respectively. The Bank's loan portfolio decreased in 2002 and 2001 due to a decrease in permanent residential 1-4 family mortgages, the result of a slowing economy and the Bank choosing not to originate loans at very low interest rates. The Bank also saw a large number of loan payoffs during both years which contributed to the decrease in the loan portfolio. Loan originations for the year ended December 31, 2002 totaled $30.4 million and other net changes totaled $0.6 million, while loan principal repayments totaled $39.3 million resulting in the loan portfolio decreasing by $8.3 million. Loan originations for the year ended December 31, 2001 totaled $28.9 million and other net changes totaled $2.9 million, while loan principal repayments totaled $37.4 million resulting in the loan portfolio decreasing by $11.4 million. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 2002, 2001 and 2000 totaled $2,336,000, $1,986,000, and $2,093,000, respectively, and were 2.06%, 1.62%, and
1.55% of total loans, respectively. Management believes that the increase in nonperforming loans is primarily due to a downturn in the economy resulting in an increase in slow paying borrowers.

         In addition to loans, the Company invests in U.S. Treasury, Government and federal agency, municipal and equity securities. Management does not engage in the practice of trading securities; rather, the Company's investment portfolio consists of securities designated as available for sale or held to maturity. Investment securities, including interest-bearing deposits, at December 31, 2002, 2001 and 2000 totaled $22.9 million, $25.5 million, and $15.9 million, respectively. The securities portfolio decreased by $2.6 million during 2002 primarily due to the decrease in interest-bearing cash. Interest-bearing cash decreased primarily due to cash being used to repay notes payable incurred with regard to the return of capital dividend in 2001 and partially offset by proceeds received from customers on loan payoffs. The securities portfolio increased by $9.6 million during 2001 primarily due to the increase in interest-bearing cash as a result of an increase in the deposit base as well as proceeds from loans that were refinanced at other institutions.

         Savings deposits increased $.7 million to $113.6 million at December 31, 2002, from $112.9 million at December 31, 2001. The change was due primarily to an increase in passbook savings accounts. Savings deposits amounted to $112.9 million at December 31, 2001, an increase of $8.5 million from $104.4 million at December 31, 2000, due primarily to an increase in money market deposits. Increases in deposits during 2002 and 2001 are a result of the declining economy and customers changing investment strategies from investments in stocks to cash deposits. The Bank has focused its marketing efforts on building depositor relationships and setting its deposit rates in the local market to compete favorably with rates offered by competitors.

         Stockholders' equity increased by $.8 million during 2002 primarily due to net income of $1.2 million, offset by regular dividends of $.6 million. Stockholder's equity decreased by $14.0 million during 2001 primarily due to paying a special return of capital dividend totaling $14.0 million. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $39,000, $23,000 and $(1,000) at December 31, 2002, 2001 and 2000, respectively.

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

         In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management meets on a regular basis to review the Company's interest rate risk position and profitability and recommends adjustments for consideration by the Board of Directors. Management also reviews the Company's securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have a material adverse effect on net income.

         When adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on (i) the level of general interest rates, (ii) the relationship between long and short term interest rates, (iii) market conditions and (iv) competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long-term and short-term interest rates.

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

                                                                         December 31, 2002
                                                                        Loans Receivable (A)
                                                                       Expected Maturity Date
                                                                     Years Ending December 31,
                              ------------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                    2003        2004        2005         2006           2007      Thereafter      Total       Value
                                                                       (Dollars In Thousands)
Fixed Rate                       $     8,255  $    4,326  $    3,985   $    3,696    $     3,616  $    69,503    $  93,381  $ 96,006
  Average interest rate                 7.60%       8.24%       9.43%        8.23%          7.60%        7.09%
Variable Rate                         18,328  $        -  $        -   $        -    $         -  $         -    $  18,328  $ 18,328
  Average interest rate                 5.97           -%          -%           -%             -%           -%

                                                                      Investment Securities (B)
                                                                        Expected Maturity Date
                                                                        Years Ending December 31,
                             -------------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                    2003        2004        2005         2006           2007      Thereafter      Total       Value
                                                                       (Dollars In Thousands)
Interest-bearing cash            $    18,528  $        -  $        -   $        -    $         -  $         -    $  18,528  $ 18,528
   Average interest rate                1.44%          -%          -%           -%             -%           -%
Certificates of deposit          $       200  $        -  $        -   $        -    $         -  $         -    $     200  $    200
   Average interest rate                2.98%          -%          -%           -%             -%           -%
Securities available for sale    $     1,890  $        -  $        -   $        -    $         -  $         -    $   1,890  $  1,890
   Average interest rate                5.80%          -%          -%           -%             -%           -%
Securities held to maturity      $         -  $        -  $        -   $      124    $       898  $         8    $   1,030  $  1,063
   Average interest rate                   -%          -%          -%        4.50%          4.67%           -%
Nonmarketable equity securities  $         -  $        -  $        -   $        -    $         -  $     1,241    $   1,241  $  1,241
   Average interest rate                   -%          -%          -%           -%             -%        5.36%

                                                                        Expected Maturity Date (C)
                                                                        Years Ending December 31,
                             -------------------------------------------------------------------------------------------------------
                                                                                                                               Fair
                                    2003        2004        2005         2006           2007      Thereafter      Total       Value
                                                                         (Dollars In Thousands)
Deposits                         $    80,097  $   22,209  $    3,698   $    3,823    $     2,014  $         -    $ 111,841  $112,799
   Average interest rate                2.43%       3.82%       4.04%        4.13%          3.72%           -%

(A) For loans receivable, the table presents expected principal cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments but excluding estimated prepayments for fixed rate loans. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change. The table presents fair values at December 31, 2002 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented as due in the one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values for securities available for sale and amortized costs for all other investment securities at December 31, 2002 and weighted average interest rates by maturity dates.
(C) For deposits, the table presents principal cash flows and weighted average interest rates by contractual maturity dates.

                                                                        December 31, 2001
                                                                       Loans Receivable (A)
                                                                      Expected Maturity Date
                                                                    Years Ending December 31,
                                ----------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                   2002         2003       2004       2005        2006        Thereafter        Total         Value
                                                                      (Dollars In Thousands)
Fixed Rate                       $    7,309  $     4,647  $   4,183  $   4,096  $    3,750  $    78,311      $   102,296 $   103,933
  Average interest rate                8.72%        9.03%      8.97%      8.90%       7.72%        6.80%
Variable Rate                    $   17,666  $         -  $       -  $       -  $        -  $         -      $    17,666 $    17,666
  Average interest rate                6.89%           -%         -%         -%          -%           -%

                                                                      Investment Securities (B)
                                                                        Expected Maturity Date
                                                                       Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                               Fair
                                   2002         2003       2004       2005        2006        Thereafter        Total          Value
                                                                       (Dollars In Thousands)
Interest-bearing cash            $   20,869  $         -  $       -  $       -  $        -  $         -      $    20,869 $    20,869
   Average interest rate               3.48%           -%         -%         -%          -%           -%
Certificates of deposit          $      100  $         -  $       -  $       -  $        -  $         -      $       100 $       100
   Average interest rate               6.67%           -%         -%         -%          -%           -%
Securities available for sale    $    1,230  $        858 $       -  $       -  $        -  $         -      $     2,088 $     2,088
   Average interest rate               5.50%        5.80%         -%         -%          -%           -%
Securities held to maturity      $      150  $         -  $       -  $       -  $      124  $       906      $     1,180 $     1,212
   Average interest rate               4.80%           -%         -%         -%       4.50%        4.64%
Nonmarketable equity securities  $        -  $         -  $       -  $       -  $        -  $     1,241      $     1,241 $     1,241
   Average interest rate                  -%           -%         -%         -%          -%        6.82%

                                                                     Expected Maturity Date(C)
                                                                     Years Ending December 31,
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                               Fair
                                   2002         2003       2004       2005        2006        Thereafter        Total          Value
                                                                       (Dollars In Thousands)
Deposits                         $   95,503  $    10,186  $   1,161  $     834  $    3,093  $         -      $   110,777 $   112,081
   Average interest rate               3.69%        4.41%      5.70%      5.03%       3.98%           -%
Note payable and FHLB advances   $   12,700  $         -  $       -  $       -  $        -  $         -      $    12,700 $    12,700
   Average interest rate               4.00%           -%         -%         -%          -%           -%

(A) For loans receivable, the table presents expected principal cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments but excluding estimated prepayments for fixed rate loans. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change. The table presents fair values at December 31, 2001 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-bearing cash is a due on demand financial instrument and is presented as due in the one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values for securities available for sale and amortized costs for all other investment securities at December 31, 2001 and weighted average interest rates by maturity dates.
(C) For deposits, the table presents principal cash flows and weighted average interest rates by contractual maturity dates.

Comparison of Operating Results for the Years Ended December 31, 2002, 2001, and 2000

                Consolidated Financial Highlights (In Thousands)

                            2002         % change      2001           % change          2000     % change
                         --------------------------------------------------------------------------------
Total assets             $ 138,950         (7.3)     $ 149,849            (1.2)      $ 151,732       5.5
Gross loans                113,372         (7.6)       122,725            (9.1)        135,054       3.5
Deposits                   113,633         (0.6)       112,899             8.2         104,369      15.2
Interest income              9,264        (14.9)        10,889            (4.5)         11,450      11.9
Interest expense             3,685        (43.3)         6,497             8.9           5,964      42.2
Net income (loss)            1,199        378.2           (431)         (134.4)          1,250      (9.8)

         Net Income (Loss). Net income (loss) for the years ended December 31, 2002, 2001 and 2000 amounted to $1.2 million, $(0.4) million and $1.3 million, respectively. Net income increased in 2002 primarily due to the increase in net interest income and a reduction in compensation expense. The increase in net interest income in 2002 is due to the payment in full of notes payable during January 2002 and, therefore, a reduction in the Bank's interest expense, and is also due to declining interest rates on deposit accounts that re-price faster than the loan portfolio. The net loss in 2001 is primarily due to a decrease in net interest income and an increase of compensation expense. Net income also decreased in 2000 for the prior fiscal year primarily due to increased interest expense on FHLB advances and notes payable, offset in part by the decrease in compensation expense from 2000's adoption of the Management Recognition Plan ("MRP").

         Net Interest Income. Net interest income amounted to $5.6 million, $4.4 million and $5.4 million during the years ended December 31, 2002, 2001 and 2000, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities amounted to $20.5 million, $20.1 million and $35.6 million during 2002, 2001, and 2000, respectively. The increase of net interest income in 2002 is primarily due to a decrease in interest expense resulting from both the payment in full of a note payable and an overall decline in interest rates. Rates paid on customer accounts generally re-priced faster than rates earned on loans receivable and investments. The decrease of net interest income during 2001 was due primarily to the Company incurring additional interest expense from borrowing $12.0 million through a note payable to finance the return of capital dividend approved and paid in 2001. The Bank's interest rate spread decreased from 2.41% in 2000 to 2.26% in 2001 and increased to 3.62% in 2002. The decrease in interest rate spread from 2000 to 2001 was due to a significant increase in the average balance of certificates of deposit within the deposit base, as well as a reduction in rates on all interest-earning assets.

         Interest Income. Interest income amounted to $9.3 million, $10.9 million, and $11.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company's average yield on interest-earning assets decreased from 7.74% in 2000 to 7.29% in 2001 to 6.82% in 2002. The primary interest-earning asset is loans receivable, which experienced a decline in yield during 2002 along with a $8.3 million decrease in the average outstanding loan balance. The average yield decreased 41 basis points during 2002, increased 16 basis points during 2001 and decreased 51 basis points during 2000 as a general response to market demand. The other significant interest-earning asset in 2002 is interest-bearing deposits for which the average outstanding balance increased from $9.7 million in 2000 to $18.6 million in 2001 and decreased to $14.1 million in 2002. The average yield on interest-bearing deposits was 1.4% in 2002 as compared to 3.4% and 6.0% in 2001 and 2000, respectively. The decrease in loan volume along with a decrease in interest-bearing deposits both bearing a lower yield resulted in a $1.6 million reduction in interest income in 2002. The decrease in loan volume was offset in part by an increase in interest-bearing deposits bearing a lower yield resulting in a $0.5 million reduction in interest income in 2001. During 2000, the increase in loan volume and average yield, along with the increase in average investment yield, was offset slightly by the decrease in average investments to produce a $1.2 million increase in interest income.

         Interest Expense. Interest expense amounted to $3.7 million, $6.5 million and $6.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. Interest expense decreased in 2002 due to both a decrease in the average interest-bearing liabilities and a decrease of 183 basis points in the cost of funds. The decrease in average interest-bearing liabilities in 2002 is a result of both the payment in full of a note payable and a $4.7 million reduction in the average balance of certificates of deposit. Interest expense increased in 2001 due to an increase in average interest-bearing liabilities, primarily due to debt incurred to pay the return of capital dividend declared for 2001, which was slightly offset by a 30 basis point reduction in the cost of funds. Interest expense increased in 2000 due to both an increase in average interest-bearing liabilities and an increase of 77 basis points in the cost of funds. The increase in average interest-bearing liabilities in 2000 is a result of both strong deposit growth and the notes payable agreement which was entered into in late 1999 to fund the return of capital dividend approved in fiscal 1999.

Net Interest Income

Net interest income represents the difference between interest income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 2002 and 2001. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earnings balance). Management does not believe the use of month-end balances has caused a material difference in the information provided.

                                                      At December 31,                       For the Year Ended December 31,
                                                           2002                        2002                                 2001
                                                    --------------------------------------------------------------------------------
                                                      Average Yield/     Average                  Average      Average
                                                           Rate          Balance     Interest    Yield/Rate    Balance    Interest
                                                    --------------------------------------------------------------------------------
                                                                                                (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing deposits                               1.44%       $   14,138  $        205    1.45%     $    18,591  $    636
   Investments (1)                                         4.93%            3,392           173    5.10%           4,141       229
   Loans receivable, net (4)                               6.98%          118,277         8,886    7.51%         126,570    10,024
                                                                       ------------------------              ---------------------
   Total interest-earning assets                           6.32%          135,807         9,264    6.82%         149,302    10,889
                                                                                   ------------                           --------
Other assets                                                                4,434                                  5,433
                                                                       ----------                            -----------
   Total assets                                                        $  140,241                            $   154,735
                                                                       ==========                            ===========

Interest-bearing liabilities:
   NOW and Money market                                    1.67%       $   27,530  $        447    1.62%     $    24,438  $    650
   Passbook accounts                                       1.74%           10,252           171    1.67%           9,595       219
   Certificates of deposit                                 3.49%           73,556         2,976    4.05%          78,226     4,657
   Note payable and FHLB advances                           N/A             3,922            91    2.32%          16,942       971
                                                                       ------------------------              ---------------------
   Total interest-bearing liabilities                      2.90%          115,260         3,685    3.20%         129,201     6,497
                                                                                   ------------                           --------
Other liabilities                                                           3,908                                  4,833
Stockholders' equity                                                       21,073                                 20,701
                                                                       ----------                            -----------
     Total liabilities and stockholders' equity                        $  140,241                            $   154,735
                                                                       ==========                            ===========
Net interest income and interest rate spread (2)           3.42%                   $      5,579    3.62%                  $  4,392
                                                                                   ============                           ========
Net yield on interest-earning assets (3)                                                           4.11%
Ratio of average interest-earning assets to average
   interest-bearing liabilities                                                                  117.83%

                                                    ------------
                                                      Average
                                                    Yield/Rate
                                                    ------------
Interest-earning assets:
   Interest-bearing deposits                           3.42%
   Investments (1)                                     5.53%
   Loans receivable, net (4)                           7.92%

   Total interest-earning assets                       7.29%

Other assets

   Total assets


Interest-bearing liabilities:
   NOW and Money market                                2.66%
   Passbook accounts                                   2.28%
   Certificates of deposit                             5.95%
   Note payable and FHLB advances                      5.73%

   Total interest-bearing liabilities                  5.03%

Other liabilities
Stockholders' equity

     Total liabilities and stockholders' equity

Net interest income and interest rate spread (2)       2.26%

Net yield on interest-earning assets (3)               2.94%
Ratio of average interest-earning assets to average
   interest-bearing liabilities                      115.56%

(1)  Includes investment securities and FHLB stock.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(4) Loans placed on nonaccrual status have been included in the computation of average balances.

  Rate/Volume Analysis

  The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rates (changes in rate multiplied by the prior period's volume), and (iii) changes in rate/volume (change in rate multiplied by the change in volume).

                                                       Year Ended December 31,                            Year Ended December 31,
                                                            2002 vs. 2001                                      2001 vs. 2000
                                                      Increase (Decrease) Due to                         Increase (Decrease) Due to
                                           -----------------------------------------------------------------------------------------
                                                                       Rate/                                               Rate/
                                             Volume      Rate         Volume        Net         Volume       Rate         Volume
                                           -----------------------------------------------------------------------------------------
                                                                                     (In Thousands)
Interest income:
   Interest-bearing deposits               $   (155)   $   (441)     $    165    $   (431)     $    536    $  (253)     $   (232)
   Investments                                  (43)        (33)           20         (56)          (46)       (39)            6
   Loans receivable                            (613)       (519)           (6)     (1,138)         (559)        80            (9)
                                           -----------------------------------------------------------------------------------------
              Total interest income            (811)       (993)          179      (1,625)          (69)      (212)         (235)
                                           -----------------------------------------------------------------------------------------

Interest expense:
   NOW and money market
        accounts                                 52          (2)         (253)       (203)          134       (139)          (27)
   Passbook accounts                             13         (24)          (37)        (48)           (6)        (6)            1
   Certificates of deposit                     (219)       (947)         (515)     (1,681)          852        121            32
   Note payable and FHLB advances              (521)       (678)          319        (880)          (92)      (361)           24
                                           -----------------------------------------------------------------------------------------
              Total interest expense           (675)     (1,651)         (486)     (2,812)          888       (385)           30
                                           -----------------------------------------------------------------------------------------

Net Interest Income                        $   (136)   $    700      $    623    $  1,187      $   (957)   $   173      $   (265)
                                           =========================================================================================

                                           -------------

                                                Net
                                           -------------

Interest income:
   Interest-bearing deposits                  $     51
   Investments                                     (79)
   Loans receivable                               (488)
                                           -------------
              Total interest income               (516)
                                           -------------

Interest expense:
   NOW and money market
        accounts                                   (32)
   Passbook accounts                               (11)
   Certificates of deposit                       1,005
   Note payable and FHLB advances                 (429)
                                           -------------
              Total interest expense               533
                                           -------------

Net Interest Income                           $ (1,049)
                                           =============

         Provision for Loan Losses and Asset Quality. There was no provision for loan losses in 2002, 2001 or 2000. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Mooresville Savings' management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility has been confirmed. The evaluation to increase or decrease the provision and resulting allowances is based on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. The Bank has adopted polices to monitor, and increase when necessary, levels of loan loss allowances. At December 31, 2002, the Bank's level of general valuation allowances for loan losses amounted to $865,000, which management believes is currently adequate to absorb potential losses in its loan portfolio.

         The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Nonperforming loans outstanding were approximately $2.3 million, $2.0 million, and $2.1 million at December 31, 2002, 2001 and 2000, respectively. Management believes that the increase in nonperforming loans is primarily due to a downturn in the economy resulting in an increase in slow paying customers. There was no real estate acquired in settlement of loans at December 31, 2002, 2001, or 2000.

         Noninterest Income. Noninterest income amounted to $274,000, $267,000 and $307,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

         Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $3.9 million, $5.2 million and $3.7 million for the years ended December 31, 2002, 2001 and 2000 respectively. Compensation expense decreased $1.2 million in 2002 and increased $1.3 million in 2001 because in 2001 the return of capital dividend was paid to MRP holders as well as payments to stock option holders in an amount equal to the return of capital dividend which would have been paid on shares for each option held, and no such payments were made in 2002 or 2000. Compensation expense decreased by $0.5 million in 2000 as the Company did not incur as much expense as it did in 1999, when the MRP was adopted. This decrease was offset by a slight increase in other noninterest expense. All other expenses changed nominally during the years ended December 31, 2002, 2001 and 2000.

         Income Taxes. The Company's effective income tax rate was 36.7%, 21.6%, and 37.7% for the years ended December 31, 2002, 2001 and 2000, respectively. The effective rates for 2002 and 2000 reflect normal expected rates on taxable income. The lower effective income tax rate for 2001 was due primarily to nontaxable municipal securities income earned by the Company.

Critical Accounting Policies

         In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes the following discussion addresses the Company's most critical accounting policies, which are those that are most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

         Allowance for Loan Losses. The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan loss experience and other factors which, in management's judgment, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loans losses, management obtains independent appraisals for significant properties which collateralize loans. With respect to loans that are deemed impaired, if any, the calculation of allowance for loan losses is based upon the discounted present value of expected cash flows received from the debtor or other measures of market prices or collateral values. Management believes it uses the best information available to make such determinations. If actual circumstances differ substantially form the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary, and results of operations will be affected. For example, a prolonged economic turndown will negatively impact its customers ability to repay in a timely manner their loans and could result in an adverse effect in the Company's net income. While the Company believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting the borrowers and collateral cannot be predicted with certainly, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

         The above is not intended to be a comprehensive list of all the Company's accounting policies.

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

         Significant liquidity sources for the Bank are cash provided by new savings deposits, operating activities, sale or maturity of investments, principal and interest payments on loans receivable and advances from the Federal Home Loan Bank ("FHLB"). Advances from the FHLB have not historically been a primary source of liquidity for the Bank.

         Operating activities provided cash equal to $1.8 million, used cash equal to $0.3 million and provided cash equal to $1.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The fiscal year 2001 used cash primarily as a result of the return of capital dividend which significantly increased compensation expense for the year. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. However, financing activities used cash of $12.4 million and $2.0 million during 2002 and 2001, respectively. The financing activities primary use of cash during 2002 was to repay a $12.7 million note payable. In 2001, the financing activities primarily used cash due to the special return of capital dividend paid to stockholders amounting to $14.0 million offset by net additional borrowings of $7.0 million and an increase in the deposit base of $8.9 million. Financing activities provided cash equal to $6.2 million for the year ended December 31, 2000.

         Cash provided by investing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. However, during 2002 and 2001, loan repayments exceeded originations by $8.2 million and $11.6 million, respectively, resulting from a decrease in demand for new loans due primarily to a slowing economy. During 2000, loans outstanding increased by $5.5 million.

         As a state chartered savings bank, Mooresville Savings must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. The Bank's liquidity ratio at December 31, 2002, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB, the Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

         The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice during the same period, will have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates over a sustained period of time will tend to affect the Bank's net interest income adversely under circumstances when the Bank has a negative gap. At December 31, 2002, the Bank had a negative gap position of 24.44% for maturing instruments within a one year period as the maturities of certificates of deposits lengthens as customers seek higher yields. The Bank's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases.

         In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. This program emphasizes the investment of excess cash in (i) short or intermediate term interest-earning assets, (ii) the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly and (iii) to a lesser extent, the origination of adjustable rate mortgage loans.

         In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. The Bank has approximately $43.3 million in certificates maturing in 2003, and management believes that substantially all of the maturing certificates will be renewed.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB stock must be maintained at certain regulatory levels and is classified in the more than ten years category. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                Terms to Repricing at December 31, 2002
                                                     -------------------------------------------------------------
                                                                 More than     More than
                                                      1 Year     1 Year to    3 Years to    More than
                                                     or Less      3 Years       5 Years      5 Years        Total
                                                     -------------------------------------------------------------
                                                                         (Dollars in Thousands)
Interest-earning assets (1):
   Loans Receivable (2):
     Adjustable rate residential 1-4 family          $  6,191     $      -     $      -     $      -      $  6,191
     Fixed rate residential 1-4 family                  7,161        7,748        6,817       64,798        86,524
     Other real estate loans - adjustable              10,937            -            -            -        10,937
     Other real estate loans fixed                        296          321          282        2,683         3,582
     Construction                                       1,774            -            -            -         1,774
     Other loans                                          224          242          213        2,022         2,701
                                                     -------------------------------------------------------------
               Total loans                             26,583        8,311        7,312       69,503       111,709
Interest-bearing deposits                              18,528            -            -            -        18,528
Investments                                             2,090            -        1,022            8         3,120
FHLB Stock                                                  -            -            -        1,241         1,241
                                                     -------------------------------------------------------------
               Total interest-earning assets         $ 47,201     $  8,311     $  8,334     $ 70,752      $134,598
                                                     =============================================================
Interest-bearing liabilities:
   Deposits:
     Certificates of deposit                         $ 43,255     $ 25,907     $  5,837     $      -      $ 74,999
     Money market deposit accounts                     19,015            -            -            -        19,015
     NOW accounts                                       7,417            -            -            -         7,417
     Passbook savings                                  10,410            -            -            -        10,410
                                                     -------------------------------------------------------------
               Total interest-bearing liabilities    $ 80,097     $ 25,907     $  5,837     $      -      $111,841
                                                     =============================================================

Interest sensitivity gap per report                  $(32,896)    $(17,596)    $  2,497     $ 70,752
Cumulative interest sensitivity gap                   (32,896)     (50,492)     (47,995)      22,757
Cumulative gap as a percentage of
   total interest-earning assets                       -24.44%      -37.51%      -35.66%       16.91%
Cumulative interest-earning assets
   as a percentage of interest-bearing liabilities      42.20%       49.63%       57.09%      120.35%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of scheduled rate adjustments and contractual maturities.
(2) Based upon amortization schedules of loan maturities using a weighted average interest rate for the entire loan portfolio.

Impact of Inflation and Changing Prices

         The following financial statements and accompanying footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature, and changes in market interest rates have a greater impact on its performance than the effects of inflation, which has not had a significant impact on the Company during the years ended December 31, 2002, 2001 and 2000.

Impact of New Accounting Standards

         In November 2002, the Financial Standards Board published Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The interpretation elaborates on the disclosure requirements for most guarantees and clarifies the accounting treatment for new guarantees, including, for example, loan sales that have buy-back scenarios. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, while the disclosure requirements are effective for financial statements for periods ending after December 15, 2002.

         In December 2002, the Financial Statements Board issued Statement 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which will potentially impact the Company's accounting for its stock-based employee compensation. This statement amended FASB Statement 123, and provides for an alternative method of transition for an entity that changes to the fair value based method of accounting for stock-based employee compensation. The amendment to Statement 123 is effective for financial statements for periods ending after December 15, 2002. See Notes 1 and 11 to Notes to Financial Statements.

         Statement 148 and Interpretation No. 45 did not have a significant impact on the Company at December 31, 2002.

Recapture of Tax Bad Debt Reserves

         Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income before such bad debt deduction (the "PTI Method"), subject to certain limitations. Under the 1996 Act, the PTI Method was repealed, and the Bank is required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after December 31, 1995. The Bank is currently utilizing the expertise method to determine its bad debt deduction

         The Bank is also recapturing its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserves was approximately $26,000. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserves recaptured and associated tax was $11,000 and $4,000, respectively, for each of the years ended December 31, 2002, 2001, and 2000, respectively.

                      (This page intentionally left blank)

McGladrey & Pullen
Certified Public Accountants



                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Coddle Creek Financial Corp.
Mooresville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coddle Creek Financial Corp. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
January 15, 2003

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2002 and 2001

ASSETS                                                                      2002                2001
----------------------------------------------------------------------------------------------------------
Cash
   Interest-bearing deposits (Note 2)                                  $  18,528,000       $  20,869,000
   Noninterest-bearing deposits and cash on hand                             601,000             504,000
Certificates of deposit (Note 2)                                             200,000             100,000
Securities available for sale (Note 2)                                     1,890,000           2,088,000
Securities held to maturity (Fair value 2002 $1,063,000;
   2001 $1,212,000) (Note 2)                                               1,030,000           1,180,000
Federal Home Loan Bank stock (Notes 2 and 6)                               1,241,000           1,241,000
Loans receivable, net of allowance for loan losses:
   $865,000 in 2002 and $896,000 in 2001 (Notes 3 and 6)                 110,844,000         119,066,000
Office properties and equipment, net (Note 4)                                850,000             964,000
Accrued interest receivable:
   Investment securities                                                      38,000              59,000
   Loans receivable                                                          790,000             690,000
Cash value of life insurance (Note 7)                                      1,726,000           1,538,000
Deferred income taxes (Note 9)                                             1,175,000           1,362,000
Income tax refund receivable                                                       -             110,000
Prepaid expenses and other assets                                             37,000              78,000
                                                                      ------------------------------------
                  Total assets                                         $ 138,950,000       $ 149,849,000
                                                                      ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits (Note 5)                                                   $ 113,633,000       $ 112,899,000
   Note payable (Note 6)                                                           -          12,700,000
   Advances from borrowers for taxes and insurance                            71,000              94,000
   Accounts payable and other liabilities                                    655,000             592,000
   Income taxes payable                                                       37,000                   -
   Deferred compensation (Note 7)                                          2,798,000           2,566,000
                                                                      ------------------------------------
                  Total liabilities                                      117,194,000         128,851,000
                                                                      ------------------------------------
Commitments (Notes 7 and 13)
Stockholders' Equity (Note 8):
   Preferred stock, authorized 5,000,000 shares; none issued                       -                   -
   Common stock, no par value, authorized 20,000,000 shares;
   issued 699,156 shares                                                           -                   -
   Additional paid-in capital                                              9,603,000           9,816,000
   Accumulated other comprehensive income                                     39,000              23,000
   Unearned ESOP shares (Note 10)                                         (2,898,000)         (3,107,000)

   Management recognition plan (Note 11)                                           -              (2,000)
   Unearned compensation (Note 10)                                        (1,618,000)         (1,780,000)
   Retained earnings, substantially restricted (Notes 8 and 9)            16,630,000          16,048,000
                                                                      ------------------------------------
                  Total stockholders' equity                              21,756,000          20,998,000
                                                                      ------------------------------------
                  Total liabilities and stockholders' equity           $ 138,950,000       $ 149,849,000
                                                                      ====================================

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2002, 2001 and 2000

                                                            2002                2001               2000
-------------------------------------------------------------------------------------------------------------
Interest and fee income:
   Loans                                               $   8,886,000       $  10,024,000      $  10,512,000
   Investment securities                                     173,000             229,000            308,000
   Other                                                     205,000             636,000            585,000
                                                     --------------------------------------------------------
                                                           9,264,000          10,889,000         11,405,000
                                                     --------------------------------------------------------
Interest expense:
   Deposits (Note 5)                                       3,594,000           5,526,000          4,564,000
   Federal Home Loan Bank advances and
      note payable (Note 6)                                   91,000             971,000          1,400,000
                                                     --------------------------------------------------------
                                                           3,685,000           6,497,000          5,964,000
                                                     --------------------------------------------------------
          Net interest income                              5,579,000           4,392,000          5,441,000
Provision for loan losses (Note 3)                                 -                   -                  -
                                                     --------------------------------------------------------
          Net interest income after
            provision for loan losses                      5,579,000           4,392,000          5,441,000
                                                     --------------------------------------------------------
Noninterest income                                           274,000             267,000            307,000
                                                     --------------------------------------------------------
Other expenses:
   Compensation and employee
      benefits (Note 7)                                    2,636,000           3,869,000          2,539,000
   Net occupancy                                             258,000             319,000            210,000
   Deposit insurance premiums                                 20,000              21,000             21,000
   Data processing                                           243,000             210,000            202,000
   Other                                                     803,000             790,000            769,000
                                                     --------------------------------------------------------
                                                           3,960,000           5,209,000          3,741,000
                                                     --------------------------------------------------------
          Income (loss) before income taxes
           (credits)                                       1,893,000            (550,000)         2,007,000

Income taxes (credits) (Note 9)                              694,000            (119,000)           757,000
                                                     --------------------------------------------------------
          Net income (loss)                            $   1,199,000       $    (431,000)     $   1,250,000
                                                     ========================================================

Basic earnings (loss) per share (Note 12)              $        1.94       $       (0.68)     $        1.99
                                                     ========================================================
Diluted earnings (loss) per share (Note 12)            $        1.94       $       (0.68)     $        1.97
                                                     ========================================================
Regular dividends per share                            $        1.00       $        0.41      $        1.91
                                                     ========================================================
Return of capital dividend per share                   $           -       $       20.00      $           -
                                                     ========================================================

See Notes to Consolidated Financial Statements.

  CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  Years Ended December 31, 2002, 2001 and 2000

                                                                                  Accumulated
                                                                 Additional          Other            Unearned
                                                                   Paid-in       Comprehensive          ESOP
                                                                   Capital       Income (Loss)         Shares
----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                      $ 23,057,000     $   (21,000)       $ (3,725,000)
   Issuance of shares for management recognition plan                 13,000               -                   -
   Vesting of management recognition plan                                  -               -                   -
   Principal payment received on note receivable from ESOP                 -               -             257,000
   Cash dividends                                                          -               -                   -
   Amortization of unearned compensation                                   -               -                   -
   ESOP contribution                                                (255,000)              -                   -
   Tax benefit of ESOP contribution                                   74,000               -                   -
   Net income                                                              -               -                   -
   Other comprehensive income, net of tax:
     Unrealized gain on securities, net of tax $6,000                      -          20,000                   -
   Comprehensive income
                                                                ------------------------------------------------
Balance, December 31, 2000                                        22,889,000          (1,000)         (3,468,000)
Vesting of management recognition plan                                     -               -                   -
   Principal payment received on note receivable from ESOP                 -               -             361,000
   Cash dividends                                                          -               -                   -
   Return of capital dividend                                    (12,824,000)              -                   -
   Amortization of unearned compensation                                   -               -                   -
   ESOP contribution                                                (308,000)              -                   -
   Tax benefit of ESOP contribution                                   59,000               -                   -
   Net loss                                                                -               -                   -
   Other comprehensive income, net of tax:
     Unrealized gain on securities, net of tax $13,000                     -          24,000                   -
   Comprehensive loss
                                                                ------------------------------------------------
Balance, December 31, 2001                                         9,816,000          23,000          (3,107,000)
   Vesting of management recognition plan                                  -               -                   -
   Principal payment received on note receivable from ESOP                 -               -             209,000
   Cash dividends                                                          -               -                   -
   Amortization of unearned compensation                                   -               -                   -
   ESOP contribution                                                (245,000)              -                   -
   Tax benefit of ESOP contribution                                   32,000               -                   -
   Net income                                                              -               -                   -
   Other comprehensive income, net of tax:
     Unrealized gain on securities, net of tax $13,000                     -          16,000                   -
   Comprehensive income
                                                                ------------------------------------------------
Balance, December 31, 2002                                      $  9,603,000     $    39,000        $ (2,898,000)
                                                                ================================================

  See Notes to Consolidated Financial Statements.

                                         Retained
   Management                            Earnings,             Total
  Recognition          Unearned        Substantially       Stockholders'
      Plan           Compensation       Restricted            Equity
------------------------------------------------------------------------
$    (728,000)       $  (839,000)      $ 16,701,000        $ 34,445,000
      (13,000)                 -                  -                   -
      371,000                  -                  -             371,000
            -                  -                  -             257,000
            -                  -         (1,219,000)         (1,219,000)
            -             65,000                  -              65,000
            -                  -                  -            (255,000)
            -                  -                  -              74,000
            -                  -          1,250,000           1,250,000

            -                  -                  -              20,000
                                                           -------------
                                                              1,270,000
------------------------------------------------------------------------
     (370,000)          (774,000)        16,732,000          35,008,000
      368,000                  -                  -             368,000
            -                  -                  -             361,000
            -                  -           (253,000)           (253,000)
            -         (1,159,000)                 -         (13,983,000)
            -            153,000                  -             153,000
            -                  -                  -            (308,000)
            -                  -                  -              59,000
            -                  -           (431,000)           (431,000)

            -                  -                  -              24,000
                                                           -------------
                                                               (407,000)
------------------------------------------------------------------------
       (2,000)        (1,780,000)        16,048,000          20,998,000
        2,000                  -                  -               2,000
            -                  -                  -             209,000
            -                  -           (617,000)           (617,000)
            -            162,000                  -             162,000
            -                  -                  -            (245,000)
            -                  -                  -              32,000
            -                  -          1,199,000           1,199,000

            -                  -                  -              16,000
                                                           -------------
                                                              1,215,000
------------------------------------------------------------------------
$           -        $(1,618,000)      $ 16,630,000        $ 21,756,000
========================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001 and 2000

                                                                 2002            2001           2000
--------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income (loss)                                           $ 1,199,000   $   (431,000)   $ 1,250,000
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Provision for depreciation                                    120,000        127,000        125,000
    Provision for deferred income taxes                           174,000       (175,000)        13,000
    ESOP contribution, net of tax benefit                        (213,000)      (249,000)      (181,000)
    Amortization of deferred loan fees                             74,000       (134,000)      (140,000)
    Amortization of premiums and discounts on
       investments                                                  2,000         18,000              -
    Gain (loss) on sale of equipment                               20,000              -        (13,000)
    Gain on sale of real estate owned                                   -              -         (4,000)
    Vesting of management recognition plan                          2,000         68,000        371,000
    Amortization of unearned compensation                         162,000        153,000         65,000
    Changes in assets and liabilities:
      (Increase) decrease in:
        Interest receivable                                       (79,000)       225,000       (149,000)
        Cash value of life insurance                             (188,000)      (203,000)      (159,000)
        Income tax refund claim receivable                        110,000        113,000        163,000
        Prepaid expenses and other assets                          41,000         (4,000)       (22,000)
      Increase (decrease) in:
        Interest payable                                            4,000       (419,000)       121,000
        Accounts payable and other liabilities                     63,000        208,000         (8,000)
        Income taxes payable                                       37,000              -              -
        Deferred compensation                                     232,000         62,000         28,000
                                                              ------------------------------------------
          Net cash provided by (used in)
             operating activities                               1,760,000       (341,000)     1,460,000
                                                              ------------------------------------------

                                  (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2002, 2001 and 2000

                                                                  2002           2001           2000
------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Proceeds from maturities of
      certificates of deposit                                 $    100,000   $          -    $    100,000
   Purchases of certificates of deposit                           (200,000)             -        (100,000)
   Purchases of securities available for sale                     (500,000)             -               -
   Proceeds from maturities of securities
      available for sale                                           725,000      1,000,000         372,000
   Proceeds from maturities of securities
      held to maturity                                             150,000              -               -
   Purchase of Federal Home Loan Bank stock                              -        (53,000)       (128,000)
   (Originations) and principal payments on loans
      receivable, net                                            8,148,000     11,586,000      (5,515,000)
   Proceeds from the sale of equipment                                   -              -          21,000
   Purchases of office properties and equipment                    (26,000)       (32,000)        (80,000)
   Proceeds from the sale of real estate owned                           -              -          69,000
                                                              ----------------------------------------------
         Net cash provided by (used in)
            investing activities                                 8,397,000     12,501,000      (5,261,000)
                                                              ----------------------------------------------
Cash Flows From Financing Activities
   Net increase in deposits                                        730,000      8,949,000      13,717,000
   Proceeds from Federal Home
      Loan Bank advances                                         5,000,000              -       8,000,000
   Payments on Federal Home
      Loan Bank advances                                        (5,000,000)    (5,000,000)     (8,000,000)
   Proceeds from note payable                                            -     12,000,000               -
   Payments on note payable                                    (12,700,000)    (3,300,000)     (6,500,000)
   Increase (decrease) in advances from
      borrowers for taxes and insurance                            (23,000)        (2,000)         20,000
   Principal payment received on note receivable
      from ESOP                                                    209,000        361,000         257,000
   Cash dividends paid                                            (617,000)   (14,607,000)     (1,295,000)
                                                              ----------------------------------------------
         Net cash provided by (used in)
            financing activities                               (12,401,000)    (1,599,000)      6,199,000
                                                              ----------------------------------------------
         Increase (decrease) in cash
            and cash equivalents                                (2,244,000)    10,561,000       2,398,000
Cash and cash equivalents:
   Beginning                                                    21,373,000     10,812,000       8,414,000
                                                              ----------------------------------------------
   Ending                                                     $ 19,129,000   $ 21,373,000    $ 10,812,000
                                                              ==============================================

                                   (Continued)

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2002, 2001 and 2000

                                                                  2002            2001            2000
------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Cash and
   and Cash Equivalents
      Interest-bearing                                        $ 18,528,000    $ 20,869,000   $  10,405,000
      Noninterest-bearing                                          601,000         504,000         407,000
                                                             -----------------------------------------------
                                                              $ 19,129,000    $ 21,373,000   $  10,812,000
                                                             ===============================================
Supplemental Schedule of
   Cash Flow Information
     Cash payments for (receipt of):
      Interest                                                $  3,681,000    $  6,916,000   $   5,875,000
      Income taxes                                                 373,000         (57,000)        581,000

Supplemental Disclosures of Noncash
   Transactions
      Change in unrealized gain on available for sale
         securities, net of deferred taxes                    $     16,000          24,000          20,000
      Real estate acquired in the settlement of loans                    -               -               -
      Change in dividends accrued                                        -        (371,000)         76,000
      Additional shares purchased under management
         recognition plan                                                -               -          13,000

See Notes to Consolidated Financial Statements.

CODDLE CREEK FINANCIAL CORP. SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1.  Nature of Business and Summary of Significant Accounting Policies

Conversion and organization of holding company: On December 30, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, Mooresville Savings Bank, S.S.B. ("Mooresville Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion") and became a wholly-owned subsidiary of Coddle Creek Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning the Bank, investing capital which originated as net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business: The Bank is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area of Northern Mecklenburg and Southern Iredell Counties. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements.

Principles of consolidation: The consolidated financial statements include the accounts of Coddle Creek Financial Corp. and its wholly-owned subsidiary, Mooresville Savings Bank, S.S.B. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the cash flows, the Company includes all interest and noninterest-bearing cash accounts, which are not subject to withdrawal restrictions or penalties, as cash equivalents and considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. The Company also maintains deposits with financial institutions which are in excess of the federally-insured amounts. Cash flows from loans and deposits are reported on a net basis.

CODDLE CREEK FINANCIAL CORP. SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment securities: The Company and the Bank have investments in debt and equity securities, which consist primarily of obligations of the U.S. Government and federal agencies and municipal obligations.

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

Securities available for sale: Securities classified as available for sale are those securities that the Company and the Bank intend to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale could be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company and the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at their fair market value. Premiums and discounts are amortized using a method that approximates the interest method over the contractual lives. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those securities that the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Company and the Bank's financial position and liquidity, management believes the Company and the Bank have the ability to hold these securities to maturity.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Loans receivable: Loans receivable are stated at unpaid principal balances, less undisbursed loan funds and the allowance for loan losses, and net deferred loan origination fees and discounts. The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property, nonresidential property and land. Interest income is accrued and credited to interest income as it is earned, using the interest method.

Allowance for loan losses: The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Impaired loans: The Bank assesses loans delinquent greater than 90 days for impairment. SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

Real estate owned: Real estate owned is initially recorded at the estimated fair value at the date of foreclosure, which establishes a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Interest income: The Bank continues to accrue interest on loans, including loans delinquent 90 days or more, when collectibility of interest is not in doubt. At the time a loan becomes nonperforming and collectibility of principal is in doubt, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. When a loan is on nonaccrual status, interest income is recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status, and the reserve for uncollected interest is reversed. The Bank accounts for interest on impaired loans in a similar fashion.

Loan-origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Office properties and equipment: Office properties and equipment are stated at cost less accumulated depreciation, which is computed principally by the straight-line method.

Benefit plans: The Bank has a 401(k) plan covering substantially all of its employees. The Bank matches 50% of the qualified employees contributions, limited to 6% of the employee's salary.

The Bank has deferred compensation and retirement agreements for the benefit of the Board of Directors and several key employees. The plans are unfunded, and the liabilities are being accrued over the term of active service of the participants. The Bank has also purchased life insurance policies in amounts sufficient to discharge its obligations under the agreements in the event of death.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Accounting for Stock Based Compensation: SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The Bank has elected to continue to measure compensation cost for its stock option plans under the provisions in APB Opinion 25. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income would be as follows for the years ended December 31:

                                                               2002             2001               2000
                                                          ------------------------------------------------
Net income (loss)
   As reported                                            $  1,199,000      $   (431,000)     $  1,250,000
   Deduct:  Total stock-based employee
      compensation expense determined under
      fair value based method for all awards                  (116,000)         (115,000)         (123,000)
                                                          ------------------------------------------------
   Pro forma                                              $  1,083,000      $   (546,000)     $  1,127,000
                                                          ================================================
Earnings (loss) per share
   As reported
      Basic                                               $       1.94      $      (0.68)     $       1.99
                                                          ================================================
      Diluted                                             $       1.94      $      (0.68)     $       1.97
                                                          ================================================
   Pro forma
      Basic                                               $       1.76      $      (0.87)     $       1.79
                                                          ================================================
      Diluted                                             $       1.76      $      (0.87)     $       1.77
                                                          ================================================

In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 6.43%, expected lives of 10 years, expected volatility of 54.55% and expected dividends of $2.00 per year.

Advance payments by borrowers for taxes and insurance: Certain borrowers make monthly payments, in addition to principal and interest payments, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: SFAS No. 128, Earnings Per Share, requires the presentation of earnings per share by all entities that have common stock or potential common stock (such as options, warrants and convertible securities) outstanding that trade in a public market. Basic per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP which have not been allocated to participant accounts are not assumed to be outstanding.

Comprehensive income: SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Fair value of financial instruments: The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Off-statement of financial condition risk: The Company is a party to financial instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Such financial instruments are recorded when they are funded.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities

The amortized cost and fair values of securities as of December 31, 2002 and 2001 are summarized as follows:

                                                                       2002
                                         -------------------------------------------------------------------
                                                             Gross              Gross
                                           Amortized       Unrealized       Unrealized           Fair
                                             Cost            Gains             Losses            Value
                                         -------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
   agencies obligations                  $     700,000   $      16,000    $            -     $     716,000
Municipal obligations                          125,000               -                 -           125,000
Equity securities                            1,001,000          48,000                 -         1,049,000
                                         -------------------------------------------------------------------
                                         $   1,826,000   $      64,000    $            -     $   1,890,000
                                         ===================================================================
Securities held to maturity:
Municipal obligations                    $   1,030,000   $      33,000    $            -     $   1,063,000
                                         ===================================================================

Other investments:
Interest-earning deposits                $  18,528,000   $           -    $            -     $  18,528,000
Certificates of deposit                        200,000               -                 -           200,000
Federal Home Loan Bank stock                 1,241,000               -                 -         1,241,000
                                         -------------------------------------------------------------------
                                         $  19,969,000   $           -    $            -     $  19,969,000
                                         ===================================================================

                                                                       2001
                                         -------------------------------------------------------------------
                                                             Gross              Gross
                                           Amortized       Unrealized       Unrealized           Fair
                                             Cost            Gains             Losses            Value
                                         -------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
   agencies obligations                  $   1,202,000   $      33,000    $            -     $   1,235,000
Municipal obligations                          350,000           3,000                 -           353,000
Equity securities                              500,000               -                 -           500,000
                                         -------------------------------------------------------------------
                                         $   2,052,000   $      36,000    $            -     $   2,088,000
                                         ===================================================================
Securities held to maturity:
Municipal obligations                    $   1,180,000   $      32,000    $            -     $   1,212,000
                                         ===================================================================

Other investments:
Interest-earning deposits                $  20,869,000   $           -    $            -     $  20,869,000
Certificates of deposit                        100,000               -                 -           100,000
Federal Home Loan Bank stock                 1,241,000               -                 -         1,241,000
                                         -------------------------------------------------------------------
                                         $  22,210,000   $           -    $            -     $  22,210,000
                                         ===================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

The amortized cost and fair value of securities at December 31, 2002 by contractual maturity are shown below:

                                                          Amortized            Fair
                                                            Cost              Value
                                                       --------------------------------
Securities available for sale:
Due in one year or less                                $      825,000     $     841,000
Due after one year through five years                               -                 -
Due after five years through ten years                              -                 -
Equity securities                                           1,001,000         1,049,000
                                                       --------------------------------
                                                       $    1,826,000     $   1,890,000
                                                       ================================

Securities held to maturity:
Due in one year or less                                $            -     $           -
Due after one year through five years                       1,022,000         1,055,000
Due after five years through ten years                              -                 -
Due after ten years                                             8,000             8,000
                                                       --------------------------------
                                                       $    1,030,000     $   1,063,000
                                                       ================================

The Company has investments with a carrying value of $124,000 pledged at December 31, 2002.

There were no sales of investment securities for the years ended December 31, 2002, 2001 and 2000.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 2002:

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
                                   ----------------------------------------------------------------------------
Securities available for sale:
   Federal Home Loan
     Bank bonds                    $    716,000  $            -   $             -  $           -   $   716,000
   Municipal bonds                      125,000               -                 -              -       125,000
   Equity securities                  1,049,000               -                 -              -     1,049,000
Securities held to maturity:
   Municipal bonds                            -       1,022,000                 -          8,000     1,030,000
Other investments:
   Interest-earning deposits         18,528,000               -                 -              -    18,528,000
   Certificates of deposit              200,000               -                 -              -       200,000
   Federal Home Loan
      Bank stock                              -               -                 -      1,241,000     1,241,000
                                   ----------------------------------------------------------------------------
                                   $ 20,618,000  $   1,022,000    $             -  $   1,249,000   $22,889,000
                                   ============================================================================

The following table sets forth the weighted average yield by maturity (tax exempt obligations have not been computed on a tax equivalent basis) of the Company's investment portfolio at December 31, 2002:

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
                                   ----------------------------------------------------------------------------
Securities available for sale:
   Federal Home Loan
     Bank bonds                            6.03%              -                 -              -          6.03%
   Municipal bonds                         4.50%              -                 -              -          4.50%
   Equity securities                          -               -                 -              -             -
Securities held to maturity:
   Municipal bonds                            -            4.62%                -              -          4.62%
Other investments:
   Interest-earning deposits              1.44%               -                 -              -          1.44%
   Certificates of deposit                2.98%               -                 -              -          2.98%
   Federal Home Loan
      Bank stock                              -               -                 -           5.36%         5.36%
                                   ----------------------------------------------------------------------------
                                           1.64%           4.62%                -           5.36%         1.99%
                                   ============================================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable

Loans receivable at December 31, 2002 and 2001 consist of the following:

                                                             2002                              2001
                                              -----------------------------------------------------------------------
                                                                   Percentage                         Percentage
                                                  Amount            of Total           Amount         of Total
                                              -----------------------------------------------------------------------
Real estate loans:
   One-to-four family residential             $    91,537,000             82.58%   $  100,697,000            84.57%
   Multi-family residential                         1,082,000              0.98         1,002,000             0.87
   Nonresidential                                   4,111,000              3.71         3,563,000             2.95
   Construction                                     2,539,000              2.29         4,126,000             3.47
   Equity line                                     10,386,000              9.37        10,079,000             8.47
                                              -----------------------------------------------------------------------
        Total real estate loans                   109,655,000             98.93       119,467,000           100.33
                                              -----------------------------------------------------------------------
Consumer Loans:
   Installment loans                                2,748,000              2.48         2,394,000             2.01
   Other                                              969,000              0.87           864,000             0.73
                                              -----------------------------------------------------------------------
        Total consumer loans                        3,717,000              3.35         3,258,000             2.74
                                              -----------------------------------------------------------------------
        Total gross loans                         113,372,000            102.28       122,725,000           103.07
                                              -----------------------------------------------------------------------
Less:
   Construction loans in process                     (764,000)            (0.69)       (1,938,000)           (1.63)
   Net deferred loan fees                            (899,000)            (0.81)         (825,000)           (0.69)
   Allowance for loan losses                         (865,000)            (0.78)         (896,000)           (0.75)
                                              -----------------------------------------------------------------------
                                                   (2,528,000)            (2.28)       (3,659,000)           (3.07)
                                              -----------------------------------------------------------------------
                                              $   110,844,000            100.00%   $  119,066,000           100.00%
                                              =======================================================================

The following is an analysis of the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000:

                                                               2002              2001           2000
                                                          -----------------------------------------------
Balance at beginning of year                               $   896,000    $     905,000    $    898,000
                                                          -----------------------------------------------
   Loans charged off:
      Real Estate                                                    -                -               -
      Consumer                                                 (31,000)          (9,000)              -
                                                          -----------------------------------------------
            Total loans charged off                            (31,000)          (9,000)              -
                                                          -----------------------------------------------
    Recoveries:
      Real Estate                                                    -                -           7,000
      Consumer                                                       -                -               -
                                                          -----------------------------------------------
            Total recoveries                                         -                -           7,000
                                                          -----------------------------------------------
     Provision for loan losses                                       -                -               -
                                                          -----------------------------------------------
Balance at end of year                                     $   865,000    $     896,000    $    905,000
                                                          ===============================================
Ratio of net charge-offs to average loans
   outstanding                                                    0.03%            0.01%           0.00%
                                                          ===============================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.   Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 2002 and 2001 is as follows:

                                                              2002
                                             ---------------------------------------
                                                          Percent of
                                                          Allowance      Percent of
                                             Amount of     to Total       Loans to
                                             Allowance    Allowance      Gross Loans
                                             ---------------------------------------
Real estate loans:
   One-to-four family residential            $ 685,000         79.19%          80.74%
   Multi-family residential                          -             -            0.95
   Nonresidential                                    -             -            3.63
   Construction                                      -             -            2.24
   Equity line                                  91,000         10.52            9.16
                                             ---------------------------------------
      Total real estate loans                  776,000         89.71           96.72
                                             ---------------------------------------
Consumer loans:
   Installment loans                            78,000          9.02            2.42
   Other                                        11,000          1.27            0.86
                                             ---------------------------------------
      Total consumer loans                      89,000         10.29            3.28
                                             ---------------------------------------
                                             $ 865,000        100.00%         100.00%
                                             =======================================

                                                              2001
                                             ---------------------------------------
                                                          Percent of
                                                          Allowance      Percent of
                                             Amount of     to Total       Loans to
                                             Allowance    Allowance      Gross Loans
                                             ---------------------------------------
Real estate loans:
   One-to-four family residential            $ 832,000         92.86%          82.06%
   Multi-family residential                          -             -            0.82
   Nonresidential                                    -             -            2.90
   Construction                                      -             -            3.36
   Equity line                                  23,000          2.57            8.21
                                             ---------------------------------------
      Total real estate loans                  855,000         95.43           97.35
                                             ---------------------------------------
Consumer loans:
   Installment loans                            32,000          3.57            1.95
   Other                                         9,000          1.00            0.70
                                             ---------------------------------------
      Total consumer loans                      41,000          4.57            2.65
                                             ---------------------------------------
                                             $ 896,000        100.00%         100.00%
                                             =======================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.   Loans Receivable (Continued)

The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $2,336,000 and $1,986,000 at December 31, 2002 and 2001, respectively, and had an average outstanding balance of approximately $2,353,000 and $2,351,000 for the years ended December 31, 2002 and 2001, respectively. These loans are primarily collateral dependent, and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans are not required.

Nonperforming loans for which interest has been reduced totaled approximately $1,697,000 and $1,330,000 at December 31, 2002 and 2001, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $120,000, $70,000 and $41,000 for the years ended December 31, 2002, 2001 and
2000, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated:

                                                                      At December 31,
                                                     ------------------------------------------------
                                                          2002               2001            2000
                                                     ------------------------------------------------
Nonaccrual loans                                     $   1,697,000     $   1,350,000    $   1,436,000
Accruing loans past due 90 days or more                    639,000           636,000          657,000
Troubled debt restructuring                                      -                 -                -
Foreclosed real estate                                           -                 -                -
                                                     ------------------------------------------------
Total nonperforming assets                           $   2,336,000     $   1,986,000    $   2,093,000
                                                     ================================================

Nonperforming loans to total gross loans                      2.06%             1.62%            1.55%
                                                     ================================================
Nonperforming assets to total assets                          1.68%             1.33%            1.38%
                                                     ================================================
Total assets                                         $ 138,950,000     $ 149,849,000    $ 151,732,000


Total gross loans                                    $ 113,372,000     $ 122,725,000    $ 135,054,000

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.         Office Properties and Equipment

Office properties and equipment at December 31, 2002 and 2001 consist of the following:

                                                    2002        2001
                                                -----------------------
Cost:
   Land                                         $  364,000   $  364,000
   Buildings                                       879,000      879,000
   Building improvements                           193,000      175,000
   Furniture and fixtures                          742,000      796,000
   Automobiles                                      54,000       54,000
                                                -----------------------
                                                 2,232,000    2,268,000
Less accumulated depreciation                    1,382,000    1,304,000
                                                -----------------------
                                                $  850,000   $  964,000
                                                =======================

Note 5.         Deposits

Deposits at December 31, 2002 and 2001 consist of the following:

                                                        2002                             2001
                                 -----------------------------------------------------------------------
                                                      Weighted                         Weighted
                                                      Average                           Average
                                    Amount              Rate     Percent     Amount      Rate    Percent
                                 -----------------------------------------------------------------------
Noninterest-bearing deposits     $  1,788,000              -       1.6%   $  2,122,000      -      1.9%
NOW accounts                        7,417,000           0.41%      6.5%      7,447,000   0.50%     6.7%
Money market                       19,015,000           2.16%     16.7%     18,702,000   2.42%    16.6%
Passbook savings                   10,410,000           1.74%      9.2%      9,677,000   1.99%     8.5%
                                 -----------------------------------------------------------------------
                                   38,630,000                     34.0%     37,948,000            33.7%

Certificates of deposit            74,999,000           3.49%     66.0%     74,951,000   4.70%    66.3%
                                 -----------------------------------------------------------------------
                                  113,629,000                    100.0%    112,899,000           100.0%
                                                                 =======                         =======
Accrued interest payable                4,000                                        -
                                 ----------------------------             --------------------
                                 $113,633,000           2.90%             $112,899,000   3.72%
                                 ============================             ====================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $19,216,000 and $17,045,000 at December 31, 2002 and
December 31, 2001, respectively.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5.       Deposits (Continued)

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at December 31, 2002 is as follows:

Maturity Period:
   Within 3 months or less                                         $  2,087,000
   Over 3 months through 6 months                                     3,317,000
   Over 6 months through 12 months                                    5,009,000
   Over 12 months                                                     8,803,000
                                                                   ------------
                                                                   $ 19,216,000
                                                                   ============

At December 31, 2002, the scheduled maturities of certificates of deposits are as follows:

Year Ending December 31,                                              Amount
------------------------                                           ------------
2003                                                               $ 43,255,000
2004                                                                 22,209,000
2005                                                                  3,698,000
2006                                                                  3,823,000
2007                                                                  2,014,000
                                                                   ------------
                                                                   $ 74,999,000
                                                                   ============

Interest expense on deposits for the years ended December 31, 2002, 2001 and 2000 is summarized as follows:

                                        2002           2001             2000
                                    -------------------------------------------
NOW and money market                $   447,000    $   650,000      $   682,000
Passbook savings                        171,000        219,000          230,000
Certificates of deposit               2,976,000      4,657,000        3,652,000
                                    -------------------------------------------
                                    $ 3,594,000    $ 5,526,000      $ 4,564,000
                                    ===========================================

Eligible savings accounts are insured up to $100,000 by the SAIF which is administered by the FDIC.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6.  Note Payable and Federal Home Loan Bank Advances

In January 2001, the Company borrowed funds from an outside bank primarily to fund the special return of capital dividend. During January 2002, the Company paid the note balance in full in the amount of $12,700,000. The note was due in monthly interest only installments at the prime rate less 1.00%.

The Bank had no advances outstanding with the FHLB at December 31, 2002 or 2001. FHLB advances during the year ended 2002 averaged $3.9 million.

Interest expense on the note payable and FHLB advances totaled $91,000, $971,000 and $1,400,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 7.  Employee Benefit Plans

The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $74,000, $103,000 and $86,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Bank has also entered into unfunded deferred compensation agreements, salary continuation agreements and other similar agreements providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The retirement age for most of these plans was changed from 65 to 70 years old during the year ended December 31, 2000. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligations under such agreements in the event of death. The collective cash surrender value of these policies is $1,726,000 and $1,538,000 at December 31, 2002 and 2001, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued was $2,798,000 and $2,566,000 at December 31, 2002 and 2001, respectively. The expense related to the agreements for the years ended December 31, 2002, 2001 and 2000 amounted to $397,000, $165,000 and $109,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at December 31, 2002 and 2001, respectively.

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

Subject to applicable law, the Board of Directors of the Company or the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Commissioner of Banks, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. In addition, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become "under capitalized" (as defined in applicable laws and regulations). The Company has declared regular dividends totaling $1.00, $0.41 and $1.91 per share for the years ended December 31, 2002, 2001 and 2000, respectively. During 2002, 2001 and 2000, the Bank upstreamed $699,000, $287,000 and $1,407,000, respectively, in regular dividends to the Company.

The Company paid no return of capital dividends in 2002. The Company paid a return of capital dividend in 2001 in the amount of $20.00 per share. This dividend resulted in a $12,824,000 decrease in equity in 2001.

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

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.   Stockholders' Equity (Continued)

The FDIC requires the Company (on a consolidated basis) and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any other common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Commissioner of Banks requires a net worth equal to at least 5% of total assets. The Company and the Bank complied with all of the capital requirements at December 31, 2002 and 2001.

The Company's and Bank's capital amount and ratio compared to required regulatory amounts and ratios are presented below:

                                                                                          Minimum To Be Well
                                                                         Minimum          Capitalized Under
                                                                         Capital          Prompt Corrective
                                                  Actual               Requirement        Action Provisions
                                             -----------------   ---------------------- ---------------------
                                              Amount    Ratio        Amount   Ratio      Amount        Ratio
                                                                 (Dollars in thousands)
December 31, 2002:
-----------------
Total Capital to Risk
   Weighted Assets:
       Consolidated                          $22,582      28%       $ 6,433    8%         N/A           N/A
       Mooresville Savings Bank               18,789      25%         6,063    8%       $ 7,579          10%
Tier 1 Capital to Risk
  Weighted Assets:
       Consolidated                          $21,717      27%       $ 3,217    4%         N/A           N/A
       Mooresville Savings Bank               17,924      24%         3,031    4%       $ 4,547           6%

Tier 1 Capital to
  Average Assets:
       Consolidated                          $21,717      15%       $ 5,609    4%         N/A           N/A
       Mooresville Savings Bank               17,924      14%         4,164    3%       $ 6,940           5%

December 31, 2001:
-----------------
Total Capital to Risk
   Weighted Assets:
       Consolidated                          $21,871      26%       $ 6,605    8%         N/A           N/A
       Mooresville Savings Bank               32,583      39%         6,589    8%       $ 8,237          10%
Tier 1 Capital to Risk
  Weighted Assets:
       Consolidated                          $20,975      25%       $ 3,303    4%         N/A           N/A
       Mooresville Savings Bank               31,687      38%         3,295    4%       $ 4,942           6%
Tier 1 Capital to
  Average Assets:
       Consolidated                          $20,975      14%       $ 6,189    4%         N/A           N/A
       Mooresville Savings Bank               31,687      20%         4,642    3%       $ 7,737           5%

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.  Stockholders' Equity (Continued)

As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to average assets of 5% or $7,579,000, $4,547,000 and $6,940,000, respectively. There are no conditions or events since the notification that management believes have changed the Bank's category.

Note 9.  Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. The Bank is required to compute such deductions using an experience method. The Bank received a tax bad debt deduction of $30,000, $-0- and $-0- for 2002, 2001 and 2000, respectively.

The Bank is also recapturing its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve was approximately $26,000. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve recaptured was $11,000, and the associated tax was $4,000 for each of the years ended December 31, 2002, 2001, and 2000.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2002, 2001 and 2000, retained earnings contain certain historical additions to the bad debt reserve for income tax purposes of approximately $3,816,000, the balance prior to 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If this pre-1988 reserve is used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of December 31, 2002, 2001 and 2000.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.   Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset in the statement of financial condition were as follows at December 31, 2002 and 2001:

                                                         2002         2001
                                                     --------------------------
Deferred tax assets:
   Interest income on non performing assets            $    46,000  $    16,000
   Deferred compensation                                 1,079,000      989,000
   Allowance for loan losses                               333,000      346,000
   Pension plan contribution                                76,000      139,000
   Management recognition plan                                   -       55,000
   AMT credit carryforward                                  10,000        9,000
   NOL carryforward                                              -      182,000
   State NEL carryforward                                   20,000       29,000
                                                       ------------------------
                                                         1,564,000    1,765,000
   Valuation allowance                                     (20,000)     (29,000)
                                                       ------------------------
                                                         1,544,000    1,736,000
                                                       ------------------------

Deferred tax liabilities:
   Unrealized gain on securities                            26,000       13,000
   Property and equipment                                  129,000      164,000
   FHLB stock dividends                                    135,000      135,000
   Deferred loan fees                                       71,000       47,000
   Tax bad debt reserves                                     2,000        7,000
   FHLB accrued dividend                                     6,000        8,000
                                                       ------------------------
                                                           369,000      374,000
                                                       ------------------------
      Net deferred tax asset                           $ 1,175,000  $ 1,362,000
                                                       ========================

A valuation allowance has been provided for the amount of the deferred tax assets the Company does not consider more likely than not to be realized. The increase (decrease) in the valuation allowance was $(9,000) and $29,000 for the years ended December 31, 2002 and 2001, respectively.

Income tax expense (credits) for the year ended December 31, 2002, 2001 and 2000 consists of the following:

                                         2002           2001           2000
                                       ----------------------------------------
Current                                $  520,000     $   56,000    $   744,000
Deferred                                  174,000       (175,000)        13,000
                                       -----------------------------------------
                                       $  694,000     $ (119,000)   $   757,000
                                       =========================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.   Income Tax Matters (Continued)

A reconciliation of the expected federal income tax rate to the effective tax rate for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                                            2002           2001        2000
                                                       ------------------------------------------
Statutory federal income tax rate                               34.0%          34.0%       34.0%
Increases (decreases) in taxes resulting from:
Nontaxable income                                               (1.6%)        (10.8%)      (4.1%)
Nondeductible expense                                              -            1.6%        5.0%
State income tax, net of federal benefit                         2.6%           0.4%        2.3%
Other                                                            1.7%          (3.6%)       0.5%
                                                       ------------------------------------------
Effective tax rate                                              36.7%          21.6%       37.7%
                                                       ==========================================

The effective income tax rate reflects normal expected rates on taxable income in 2002.

Note 10.  Employee Stock Ownership Plan

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 53,958 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 61,567 additional shares with proceeds from the return of capital dividends paid by the Company in 2001 and1999, respectively.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on December 31 of each year through December 31, 2012. Interest is based upon the prime rate, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. The note receivable is presented as a reduction of stockholders' equity and had an outstanding balance of $2,898,000 and $3,107,000 at December 31, 2002 and December 31, 2001, respectively.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. During the years ended December 31, 2002, 2001 and 2000, $162,000, $153,000 and $65,000, respectively, was amortized as compensation expense that related to the unearned compensation recorded as a result of the return of capital dividends paid on unallocated shares in 2001 and 1999.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.  Employee Stock Ownership Plan (Continued)

Expenses of $190,000, $206,000 and $67,000 have been incurred during 2002, 2001, and 2000, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(245,000), $(308,000) and $(255,000) for 2002, 2001, and 2000, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has debited this amount to paid-in capital and reduced the expense in accordance with the provisions of AICPA Statement of Position 93-6. The related income tax benefit of $32,000, $59,000 and $74,000 for 2002, 2001 and 2000, respectively, has been credited to paid-in capital.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option is $1,084,000 at December 31, 2002 based on the fair value of the 38,059 shares released at $28.50 per share. The fair value of the unallocated shares is $2,208,000 at December 31, 2002. This commitment will fluctuate based on the fair value of the shares.

Note 11.  Management Recognition Plan and Stock Option Plan

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the "MRP") on January 26, 1999. The Stock Option Plan reserved for issuance up to 67,447 stock options to certain officers, directors, and employees either in the form of incentive stock options or nonqualified stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1999 and expire in 2009. Options granted to non-employee directors vested immediately on the date of grant. The weighted average fair value of the options on the grant date was $31.00 per share. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11.  Management Recognition Plan and Stock Option Plan (Continued)

At December 31, 2002, 58,131 options have been granted at an exercise price of $31.00, of which 58,131 options are currently exercisable. No options have been exercised to date, and all options granted are outstanding at December 31, 2002.

The MRP reserved for issuance 26,979 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Company issued 24,281 shares and 400 shares to fund the MRP on January 26, 1999 and January 26, 2000, respectively. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $2,000, $603,000 and $371,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The expense includes $-0- and $235,000 for return of capital dividends paid in cash on unvested MRP shares in 2002 and 2001, respectively.

Note 12.  Earnings Per Share

Earnings per share has been calculated in accordance with FASB Statement No. 128, Earnings Per Share. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The following are reconciliations of the amounts used in the per share calculations for 2002, 2001, and 2000, which are the years the Company was in operation:

                                                        For the Year Ended December 31, 2002
                                               -----------------------------------------------------
                                                   Income              Shares            Per Share
                                                 (Numerator)        (Denominator)          Amount
                                               -----------------------------------------------------
Basic and Diluted EPS
Income available to stockholders               $    1,199,000            616,696       $       1.94
                                               =====================================================

                                                        For the Year Ended December 31, 2001
                                               -----------------------------------------------------
                                                   Income (loss)         Shares            Per Share
                                                   (Numerator)        (Denominator)          Amount
                                               -----------------------------------------------------
Basic and Diluted EPS
Loss available to stockholders                 $     (431,000)           630,768       $      (0.68)
                                               ====================================================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 12.  Earnings Per Share (Continued)

                                               For the Year Ended December 31, 2000
                                            -----------------------------------------
                                                 Income         Shares      Per Share
                                               (Numerator)  (Denominator)     Amount
                                            -----------------------------------------
Basic EPS
Income available to stockholders             $  1,250,000     629,049       $   1.99
                                                                            ========
Effect of diluted securities
Stock options                                           -       6,137
                                            --------------------------
Diluted EPS
Income available to stockholders             $  1,250,000     635,186       $   1.97
                                            ========================================

Note 13.  Commitments, Contingencies and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at December 31, 2002. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds, that are outstanding at December 31, 2002 and 2001, is as follows:

                                                                                 2002
                                                      ------------------------------------------------------
                                                            Fixed Rate        Variable Rate          Total
                                                      ------------------------------------------------------
Commitments to extend credit, mortgage loans           $ 1,180,000           $    53,000       $  1,233,000
Unused home equity loans and lines of credit                     -             8,360,000          8,360,000

                                                                                 2001
                                                      ------------------------------------------------------
                                                            Fixed Rate        Variable Rate          Total
                                                      ------------------------------------------------------
Commitments to extend credit, mortgage loans           $   589,400           $         -       $    589,400
Unused home equity loans and lines of credit                     -             7,744,000          7,744,000

The Bank has made loans to its officers and directors in the normal course of business. The following is an analysis of the loans to officers and directors for the year ended December 31, 2002:

Balance, beginning                                                $ 1,533,000
Originations                                                          280,000
Payments                                                             (304,000)
                                                                  -----------
Balance, ending                                                   $ 1,509,000
                                                                  ===========

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 13.  Commitments, Contingencies and Related Party Transactions (Continued)

Additionally, officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $2,372,763 at December 31, 2002.

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

Note 2.   Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of December 31, 2002 and 2001:

                                                    2002                                2001
                                     -----------------------------------------------------------------------
                                        Carrying            Fair            Carrying             Fair
                                         Value              Value            Value               Value
                                     -----------------------------------------------------------------------
Financial assets:
   Cash
      Interest-bearing deposits       $ 18,528,000        $ 18,528,000      $ 20,869,000       $ 20,869,000
      Noninterest-bearing deposits         601,000             601,000           504,000            504,000
   Certificates of deposit                 200,000             200,000           100,000            100,000
   Investments                           2,920,000           2,953,000         3,268,000          3,300,000
   Loans receivable                    110,844,000         114,334,000       119,066,000        121,599,000
   Accrued interest receivable             828,000             828,000           749,000            749,000
   Cash surrender value of life
      insurance                          1,726,000           1,726,000         1,538,000          1,538,000
   FHLB stock                            1,241,000           1,241,000         1,241,000          1,241,000

Financial liabilities:
   Deposits                            113,633,000         114,587,000       112,899,000        114,203,000
   Advances from borrowers
      for taxes and insurance               71,000              71,000            94,000             94,000
   Note payable                                  -                   -        12,700,000         12,700,000
   Accounts payable and other
      liabilities                          655,000             655,000           592,000            592,000

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

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and certificates of deposits: The carrying amounts for cash and short-term instruments approximate their fair values.

Investment securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar securities.

Loans receivable: The fair value of fixed rate loans is estimated by discounting the future cash flows, adjusted for prepayments, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are equal to carrying amounts. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and has been deducted from the estimated fair value of loans.

Accrued interest receivable, advances from borrowers for taxes and insurance, accounts payable and other liabilities: The fair value is the amount receivable or payable on demand at the statement of financial condition date.

Deposits: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the statement of financial condition date. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Note payable: The fair value of the note payable is equal to its recorded book value due to the market rates of interest and short-term nature.

Off-statement of financial condition instruments: Fair values for the Bank's off-statement of financial condition instruments (loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The fair value for such commitments is nominal.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Parent Company Financial Data

The following are condensed financial statements for Coddle Creek Financial Corp. as of and for the years ended December 31, 2002 and 2001:

                   Condensed Statements of Financial Condition
                           December 31, 2002 and 2001

                                                                    2002           2001
                                                               ----------------------------
Assets:
   Cash                                                        $  1,165,000    $    771,000
   Certificates of Deposit                                          200,000         100,000
   Investment in Mooresville Savings Bank, S.S.B                 18,994,000      31,687,000
   Securities available for sale                                  1,254,000         911,000
   Other assets                                                     143,000         229,000
                                                               ----------------------------
                  Total assets                                 $ 21,756,000    $ 33,698,000
                                                               ============================

Note payable                                                   $          -    $ 12,700,000
                                                               ----------------------------
                  Total liabilities                                       -      12,700,000
                                                               ----------------------------
Stockholders' Equity:
      Additional paid-in capital                                  9,603,000       9,816,000
      Accumulated other comprehensive income                         39,000          23,000
      Unearned ESOP shares                                       (2,898,000)     (3,107,000)
      Management recognition plan                                         -          (2,000)
      Unearned compensation                                      (1,618,000)     (1,780,000)
      Retained earnings                                          16,630,000      16,048,000
                                                               ----------------------------
                  Total stockholders' equity                     21,756,000      20,998,000
                                                               ----------------------------
                  Total liabilities and stockholders' equity   $ 21,756,000    $ 33,698,000
                                                               ============================

                       Condensed Statements of Operations
                 For the Years Ended December 31, 2002 and 2001

Equity in earnings (loss) of Mooresville Savings Bank, S.S.B   $  1,063,000    $    (20,000)
Interest income                                                     272,000         299,000
Interest expense                                                     (2,000)       (810,000)
Other income                                                              -         206,000
Other expense                                                      (134,000)       (106,000)
                                                               ----------------------------
               Net income (loss)                               $  1,199,000    $   (431,000)
                                                               ============================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15.  Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 2002 and 2001

                                                                                       2002            2001
                                                                                 ------------------------------
Cash Flows from Operating Activities:
Net income (loss)                                                                 $  1,199,000    $   (431,000)
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
   Equity in (earnings) loss of Mooresville Savings Bank, S.S.B                     (1,063,000)         20,000
   Changes in assets and liabilities:
      Decrease (increase) in other assets                                               70,000         (31,000)
                                                                                 ------------------------------
               Net cash provided by (used in) operating activities                     206,000        (442,000)
                                                                                 ------------------------------
Cash Flows from Investing Activities:
   Upstream dividend from Mooresville Savings Bank, S.S.B                              699,000         287,000
   Upstream return of capital from Mooresville Savings Bank, S.S.B                  12,997,000
   Purchases of certificates of deposit                                               (200,000)              -
   Proceeds from maturities of certificates of deposit                                 100,000               -
   Purchases of securities available for sale                                         (500,000)              -
   Proceeds from maturities of securities available for sale                           200,000         511,000
                                                                                 ------------------------------
               Net cash provided by investing activities                            13,296,000         798,000
                                                                                 ------------------------------
Cash Flows from Financing Activities:
   Proceeds from note payable                                                                -      12,000,000
   Payments on note payable                                                        (12,700,000)     (3,300,000)
   Cash dividends paid                                                                (617,000)    (14,607,000)
   Principal payment received on note receivable from ESOP                             209,000         361,000
                                                                                 ------------------------------
               Net cash used in financing activities                               (13,108,000)     (5,546,000)
                                                                                 ------------------------------
Net increase (decrease) in cash                                                        394,000      (5,190,000)
   Cash - beginning                                                                    771,000       5,961,000
                                                                                 ------------------------------
   Cash - ending                                                                  $  1,165,000    $    771,000
                                                                                 ==============================
Supplemental Disclosures of Noncash Transactions
   Changes in dividends accrued                                                   $          -    $   (371,000)
                                                                                 =============================

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 16.  Selected Quarterly Financial Data (Unaudited)

The following tables present summarized quarterly data for the years ended December 31, 2002 and 2001:

                                             Year Ended December 31, 2002
                                                  Three Months Ended

                             March 31             June 30    September 30   December 31
                          --------------------------------------------------------------
Net interest income         $1,508,000          $1,309,000     $1,266,000    $1,496,000
Other income                    59,000              87,000         57,000        71,000
Other expense                1,273,000           1,181,000      1,099,000     1,101,000
                          -------------------------------------------------------------
Net income                  $  294,000          $  215,000     $  224,000    $  466,000
                          =============================================================

Earnings per share          $     0.48          $     0.35     $     0.36    $     0.75
                          =============================================================

                                             Year Ended December 31, 2001
                                                  Three Months Ended

                             March 31             June 30     September 30  December 31
                          --------------------------------------------------------------
Net interest income         $ 1,108,000         $ 1,075,000    $ 1,127,000   $ 1,082,000
Other income                     60,000              60,000         63,000        84,000
Other expense                 1,861,000 /(1)/     1,027,000      1,040,000     1,162,000
                          --------------------------------------------------------------
Net income (loss)           $  (693,000)        $   108,000    $   150,000   $     4,000
                          ==============================================================
Earnings (loss) per share   $     (1.09)        $      0.17    $      0.24   $      0.01
                          ==============================================================

/(1)/ Compensation expense for the quarter ended March 31, 2001 included $1.2 million and $235,000, respectively, related to in-kind payments to the special return of capital dividends that were paid on unexercised stock options and unvested MRP shares. The quarter also includes a $400,000 income tax benefit in other expense.

CODDLE CREEK FINANCIAL CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 17.  Accounting Pronouncements

In November 2002, the Financial Standards Board published Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The interpretation elaborates on the disclosure requirements for most guarantees and clarifies the accounting treatment for new guarantees, including for example, loan sales that have buyback scenarios. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, while the disclosure requirements are effective for financial statements for periods ending after December 15, 2002.

In December 2002, the Financial Statements Board issued Statement 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which will potentially impact the Company's accounting for its stock-based employee compensation. This statement amended FASB Statement 123 and provides for an alternative method of transition for an entity that changes to the fair value based method of accounting for stock-based employee compensation. The amendment to Statement 123 is effective for financial statements for periods ending after December 15, 2002.

Statement 148 and Interpretation No. 45 did not have a significant impact on the Company at December 31, 2002.

                                              CORPORATE INFORMATION

                                               EXECUTIVE OFFICERS:
        George W. Brawley, Jr.                    Dale W. Brawley                    Billy R. Williams
          President and CEO                  Executive Vice President               Secretary/Controller

                                                    DIRECTORS:

        George W. Brawley, Jr.                    Dale W. Brawley                      Richard E. Woods
 Chairman of the Board, President and      Executive Vice President and               Vice President and
   CEO of Mooresville Savings Bank     Treasurer of Mooresville Savings Bank          Compliance Officer

            Jack G. Lawler                         Don E. Mills                       Claude U. Voils, Jr.
   Retired President of Taltronics                  Optometrist                 Retired Chemist of National Starch
  Electronic Component Manufacturer         Optometric Eye Care Center                Chemical Manufacturer

                                                  Donald R. Belk
                                           President of E.F. Belk & Son
                                               Electrical Contractors

     Stock Transfer Agent                         Annual Meeting
Registrar and Transfer Company      The 2002 annual meeting of stockholders of
       10 Commerce Drive           Coddle Creek Financial Corp. will be held at
      Cranford, NJ 07016           11:00 A.M. on April 24, 2003 at the Company's
                                    corporate office at 347 North Main Street,
                                                   Mooresville, NC.

   Special Legal Counsel                           Form 10-KSB
  Brooks, Pierce, McLendon,     A copy of Form 10-KSB, including the attached
   Humphrey & Leonard, LLP      financial statements and and financial statement
   2000 Renaissance Plaza       schedules, for the year ended December 31, 2002,
    230 North Elm Street        as filed with the Securities and Exchange
    Greensboro, NC 27420        Commission will be furnished without charge
                                to the Company's stockholders upon written request to Coddle Creek Financial Corp., 347
                                Main Street, P.O. Box 117, Mooresville, NC
                                28115, Attn: George Brawley, President

        Independent Auditors                            Corporate Office
       McGladrey & Pullen, LLP                        347 North Main Street
        One Morrocroft Centre                             P.O. Box 117
 6805 Morrison Boulevard, Suite 200                   Mooresville, NC 28115
         Charlotte, NC 28211

                            Common Stock Information

The Company had 699,156 shares of common stock outstanding at February 21, 2003, which are held by 395 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The Company's common stock began trading on December 31, 1997 and is traded on the over the counter market with quotations available through the OTC Bulletin Board under the symbol "CDLC". Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum amount required by applicable federal and state regulations. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividend, if, after making such distributions, the institution would become "undercapitalized" (as such term is defined in applicable laws and regulations). Also, the Bank is not permitted to declare a cash dividend if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form.

The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 2002 and 2001.


                           Dividends              Stock Price (1)
                   -------------------------------------------------
                     Regular      Special        High         Low
                   -------------------------------------------------

2002
First Quarter       $   0.25     $      -    $   32.00    $   30.50
Second Quarter          0.25            -        32.00        30.00
Third Quarter           0.25            -        33.00        29.15
Fourth Quarter          0.25            -        34.96        28.50

2001
First Quarter       $      -     $  20.00    $   29.38    $   24.25
Second Quarter             -            -        29.00        26.00
Third Quarter           0.17            -        29.50        26.10
Fourth Quarter          0.24            -        31.90        28.77

(1) Note that the stock prices listed above have been adjusted to reflect the return of capital dividend paid in 2001.